Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175115

PROSPECTUS

CLEAR CHANNEL COMMUNICATIONS, INC.

Exchange Offer for

$1,750,000,000 9.0% Priority Guarantee Notes due 2021

We are offering to exchange up to $1,750,000,000 aggregate principal amount of our new 9.0% Priority Guarantee Notes due 2021, which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $1,750,000,000 aggregate principal amount of our outstanding 9.0% Priority Guarantee Notes due 2021 (the “exchange offer”). We issued $1,000,000,000 aggregate principal amount of our outstanding 9.0% Priority Guarantee Notes due 2021 on February 23, 2011 and $750,000,000 aggregate principal amount of outstanding 9.0% Priority Guarantee Notes due 2021 on June 14, 2011. We refer to the outstanding 9.0% Priority Guarantee Notes due 2021 as the “outstanding notes” and we refer to the new 9.0% Priority Guarantee Notes due 2021 as the “exchange notes.” We sometimes refer to the outstanding notes and the exchange notes collectively as the “notes.”

Material Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on August 4, 2011, unless extended.

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We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer. You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

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The exchange of outstanding notes for exchange notes should not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

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We issued the outstanding notes in transactions not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the outstanding notes.

We are not asking you for a proxy and you are not requested to send us a proxy.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 19 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the outstanding notes. This prospectus is part of that registration statement.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

THE DATE OF THIS PROSPECTUS IS JULY 7, 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the exchange notes offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

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BASIS OF PRESENTATION

The financial statements and related footnotes included in this prospectus are those of Clear Channel Capital I, LLC (“Clear Channel Capital”), the direct parent of Clear Channel Communications, Inc. (“Clear Channel”), which is a guarantor of the notes. The financial statements included in this prospectus contain certain footnote disclosures regarding the financial information of Clear Channel and Clear Channel’s domestic wholly-owned subsidiaries that guarantee certain of Clear Channel’s outstanding indebtedness. Clear Channel Capital does not have any operations of its own, and, as a result, the financial statements of Clear Channel Capital reflect the financial condition and results of Clear Channel. All other data and information in this prospectus are that of Clear Channel and its subsidiaries, unless otherwise indicated.

Clear Channel Capital and Clear Channel are indirect wholly-owned subsidiaries of CC Media Holdings, Inc. (“CCMH”), which was formed in May 2007 by private equity funds managed by Bain Capital Partners, LLC (“Bain Capital”) and Thomas H. Lee Partners, L.P. (“THL,” and together with Bain Capital, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. On November 16, 2006, Clear Channel entered into a merger agreement with BT Triple Crown Merger Co. Inc., an entity formed by private equity funds sponsored by the Sponsors (“Merger Sub”), to effect the acquisition of Clear Channel by CCMH (the “Merger Agreement”). Clear Channel held a special meeting of its shareholders on July 24, 2008, at which time the proposed merger of Merger Sub into Clear Channel (the “Merger”) was approved, and the Merger was completed on July 30, 2008.

CCMH accounted for its acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.

Clear Channel Capital’s consolidated statements of operations and statements of cash flows included in this prospectus are presented for two periods: post-Merger and pre-Merger. The Merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows.

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Each of the periods beginning on and after July 31, 2008 reflects our post-Merger period. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of CCMH, and Clear Channel Capital’s business became that of Clear Channel and its subsidiaries.

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The period from January 1 through July 30, 2008 and the years ended December 31, 2006 and 2007 reflect our pre-Merger period. The consolidated financial statements for all pre-Merger periods were prepared using the historical basis of accounting for Clear Channel.

As a result of the Merger and the associated purchase accounting, the consolidated financial statements of the post-Merger periods are not comparable to periods preceding the Merger. We have also presented in this prospectus our results from 2008 on a basis that combines the pre-Merger and post-Merger periods for 2008. We believe that the presentation of 2008 on a combined basis is more meaningful as it allows the results of operations to be compared to the full year periods in 2009 and 2010. This combined financial information is for informational purposes only, is not being presented on a pro forma basis and should not be considered indicative of actual results that would have been achieved had the Merger not been completed during 2008 or been completed at the beginning of 2008. In particular, it does not reflect the full year effect of depreciation and amortization expense associated with valuations of property, plant and equipment and definite-lived intangible assets that were adjusted in the Merger, interest expense related to debt issued in conjunction with the Merger, issuance costs with respect to this indebtedness, the fair value adjustment to Clear Channel’s existing indebtedness or the related tax effects of these items. The combined financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Clear Channel Capital and the accompanying notes appearing elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those set forth under “Risk Factors.” The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below and under “Risk Factors,” could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to:

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;

•	risks associated with a global economic downturn and its impact on capital markets;

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other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	the outcome of pending and future litigation;

•	changes in interest rates;

•	taxes and tax disputes;

•	shifts in population and other demographics;

•	access to capital markets and borrowed indebtedness;

•	the risk that we may not be able to integrate the operations of acquired companies successfully;

•	the risk that our cost savings initiatives may not be entirely successful or that any cost savings achieved from those initiatives may not persist; and

•	the other factors described in this prospectus under the heading “Risk Factors.”

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this prospectus, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

INDUSTRY AND MARKET DATA

Market and industry data throughout this prospectus was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations and publications, Arbitron Inc. (“Arbitron”) and Nielsen Media Research, Inc. (“Nielsen”) rankings, comScore, Inc., the Veronis Suhler Stevenson Industry Forecast, SNL Kagan, the Radio Advertising Bureau, Media Dynamics, Ando Media, Omniture, BIA Financial Network Inc., eMarketer, the Outdoor Advertising Association of America and Universal McCann. While we believe our internal surveys, third-party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. Accordingly, we do not make any representations as to the accuracy or completeness of that data.

As of March 31, 2011, entities affiliated with THL beneficially owned approximately 15.5% of the outstanding shares of capital stock of The Nielsen Company B.V., an affiliate of Nielsen, and officers of THL are members of the governing bodies of Nielsen Finance LLC, The Nielsen Company B.V. and Nielsen Finance Co., each of which are affiliates of Nielsen. As of March 31, 2011, entities affiliated with David C. Abrams, a member of the board of directors of CCMH, beneficially owned approximately 11.2% of the outstanding shares of capital stock of Arbitron. Information provided by Arbitron or Nielsen is contained in reports that are available to all of the clients of Arbitron or Nielsen, as applicable, and were not commissioned by or prepared for THL, Bain Capital or Mr. Abrams.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks, such as “Clear Channel,” which are protected under applicable intellectual property laws and are the property of Clear Channel or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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SUMMARY

This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to participate in the exchange offer. You should read this entire prospectus, including the information set forth under “Risk Factors” and the financial statements and related notes, before participating in the exchange offer.

Unless otherwise indicated or required by the context, as used in this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Clear Channel Communications, Inc. and all of its subsidiaries that are consolidated under GAAP, and the term “Clear Channel” refers to Clear Channel Communications, Inc. and not to any of its subsidiaries. Clear Channel Communications, Inc., the issuer of the notes, is a direct, wholly-owned subsidiary of Clear Channel Capital I, LLC, one of the guarantors of the notes. All references in this prospectus to “Clear Channel Capital” refer to Clear Channel Capital I, LLC and not to any of its subsidiaries.

As an indirect, wholly-owned subsidiary of CCMH, the compensation of our officers and directors is governed by the policies and practices of CCMH. Accordingly, the information contained in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Relationship of Compensation Policies and Programs to Risk Management,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management” relates to the executive compensation, security ownership, director compensation and other arrangements between CCMH and our officers and directors and all references therein to the “Company,” “we,” “our” and “us” refer to CCMH.

Overview

We are the largest radio company and one of the largest outdoor media companies in the world (based on revenues) with leading market positions in each of our operating segments: Radio Broadcasting, Americas Outdoor Advertising and International Outdoor Advertising.

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Radio Broadcasting. We are the largest radio broadcaster in the United States (based on revenues). As of December 31, 2010, we owned 892 domestic radio stations, servicing approximately 150 U.S. markets, including 47 of the top 50 markets and 89 of the top 100 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of almost 120 million individuals based on Arbitron National Regional Database figures for the Spring 2010 ratings period. In addition to our radio broadcasting business, we operate Premiere Radio Networks, a national radio network that produces, distributes or represents approximately 90 syndicated radio programs, serves nearly 5,800 radio station affiliates and has over 213 million weekly listeners. Some of our more popular syndicated programs include Rush Limbaugh, Jim Rome, Steve Harvey, Ryan Seacrest and Delilah. For the year ended December 31, 2010, our Radio Broadcasting segment represented approximately 49% of our revenue.

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Americas Outdoor Advertising. We are the largest outdoor advertising company in the Americas (based on revenue), which includes the United States, Canada and Latin America. Approximately 89% of our 2010 revenue in our Americas Outdoor Advertising segment was derived from the United States. We own or operate approximately 188,000 displays in our Americas segment and have operations in 49 of the 50 largest markets in the United States, including all of the 20 largest markets. Our Americas outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars, which we own or operate under lease management agreements. Our Americas outdoor advertising business is focused on urban markets with dense populations. For the year ended December 31, 2010, our Americas Outdoor Advertising segment represented approximately 22% of our revenue.

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International Outdoor Advertising. Our International Outdoor Advertising business segment includes our operations in Asia, Australia and Europe, with approximately 37% of our 2010 revenue in this segment derived from France and the United Kingdom. As of December 31, 2010, we owned or operated approximately 634,000 displays in 29 countries. Our International outdoor assets consist of street furniture and transit displays, billboards, mall displays, Smartbike schemes, wallscapes and other spectaculars, which we own or operate under lease agreements. Our International business is focused on urban markets with dense populations. For the year ended December 31, 2010, our International Outdoor Advertising segment represented approximately 25% of our revenue.

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Other. Our other (“Other”) category includes our media representation business, Katz Media Group, Inc. (“Katz Media”), a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2010, Katz Media represented approximately 3,900 radio stations, approximately one-fifth of which were owned by us, as well as approximately 900 digital properties. Katz Media also represents approximately 600 television and digital multicast stations. Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot and online advertising. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length. For the year ended December 31, 2010, our Other category represented approximately 4% of our revenue.

For the year ended December 31, 2010, we generated consolidated net revenues of $5,866 million, operating income of $865 million and consolidated net loss of $463 million.

Our Strengths

Leading Positions in the U.S. Radio Broadcasting and Global Outdoor Market. We are a market leader in both the radio and outdoor media industries.

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We own the number one or number two ranked radio station clusters in eight of the top 10 and in 20 of the top 25 markets in the United States. With a total weekly listening base of almost 120 million individuals based on Arbitron National Regional Database figures for the Spring 2010 ratings period, our portfolio of 892 stations generated twice the revenue as our next largest radio broadcasting competitor in 2010.

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In the United States outdoor market, we believe we hold the number one market share in seven of the top 10 markets and are either number one or number two in 16 of the top 20 markets. Internationally, we believe we hold leading positions in France, the United Kingdom, Spain, Italy, Sweden, Belgium and Norway. In addition, we hold positions in several countries where we have experienced strong growth, including Australia, China and Turkey.

Global Scale in Radio Broadcasting and Outdoor Advertising. Based on revenues, we are the largest radio and one of the largest outdoor media companies in the world. As of December 31, 2010, we owned 892 domestic radio stations servicing approximately 150 U.S. markets, including 47 of the top 50 markets and 89 of the top 100 markets. We also operate more than 822,000 outdoor advertising displays worldwide, in what we believe are premier real estate locations. We believe that our scale provides us with the flexibility and resources to introduce new products and solutions in a cost effective manner.

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Our scale has enabled cost-effective investment in new technologies, such as digital billboards, HD radio and streaming technology, which we believe will continue to support future growth. Digital billboards, for example, enable us to transition from selling space on a display to a single advertiser to selling time on that display to multiple advertisers, creating new revenue opportunities from both new and existing clients. We have enjoyed significantly higher revenue per digital billboard than the revenue per vinyl billboard with modest capital costs.

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Our large distribution platform in our Radio Broadcasting segment allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling talent and programming across many stations throughout the United States.

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With more than 3,500 sales people in local markets across the globe, we believe we have one of the media industry’s largest local-based sales forces. Our scale has facilitated cost-effective investment in systems that allow us to maximize yield management and systems that improve the ability of our local salespeople to increase revenue. Additionally, our scale has allowed us to implement initiatives that we believe differentiate us from the rest of the radio and outdoor industries and position us to outperform our competitors across our markets.

Diversification Across Business Lines, Geographies, Markets and Format. Approximately half of our revenue is generated by our Radio Broadcasting segment, with the remaining half generated by our Americas Outdoor Advertising and International Outdoor Advertising segments, as well as other support services and initiatives. We offer advertisers a diverse platform of media assets across geographies, outdoor products and radio programming formats. Due to our multiple business units, we are not dependent upon any single source of revenue.

Strong Collection of Unique Assets. Through acquisitions and organic growth, we have aggregated a unique portfolio of assets. We believe the combination of our assets cannot be replicated.

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Ownership and operation of radio broadcast stations is governed by the Federal Communications Commission’s (“FCC”) licensing process, which limits the number of radio licenses available in any market. Any party seeking to acquire or transfer radio licenses must go through a detailed review process with the FCC. Over several decades, we have aggregated multiple licenses in local market clusters across the United States. A cluster of multiple radio stations in a market allows us to provide listeners with more diverse programming and advertisers with a more efficient means to reach those listeners. In addition, we are able to increase our efficiency by operating in clusters, which allows us to eliminate duplicative operating expenses and realize economies of scale.

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The domestic outdoor industry is regulated by the federal government as well as state and municipal governments. Statutes and regulations govern the construction, repair, maintenance, lighting, height, size, spacing and placement and permitting of outdoor advertising structures. Due to these regulations, it has become increasingly difficult to develop new outdoor advertising locations. Further, for many of our existing billboards, a competitor or landlord could not obtain a permit for replacement under existing laws and regulations due to their non-conforming status.

Attractive Businesses with High Margins and Low Capital Expenditure Requirements. Our global scale has enabled us to make productive and cost effective investments across our portfolio. As a result of our strong margins and low capital expenditure requirements, we have been able to convert a significant portion of our operating income into cash flow that can be utilized for debt service.

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We have strong operating margins, driven by our significant scale and leading market share in both radio broadcasting and outdoor advertising. For the year ended December 31, 2010, our consolidated operating margin (before corporate expenses) was 33%, with strong operating margins in our Radio Broadcasting (38%) and Americas Outdoor Advertising (37%) segments.

•	In addition, both radio broadcasting and outdoor media are low capital intensity businesses. For the year ended December 31, 2010, our total capital expenditures were 4% of total revenue.

Highly Effective Advertising Medium. We believe both radio broadcasting and outdoor advertising offer compelling value propositions to advertisers and valuable access to consumers when they are out of the home and therefore closer to purchase decisions. We also believe both the radio broadcasting and outdoor advertising industries are well positioned to benefit from the fragmentation of audiences of other media as they are able to reach mass audiences on a local market basis.

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Radio broadcasting and outdoor media offer compelling value propositions to advertisers by providing the number two and number one most cost effective media advertising outlets, respectively, as measured by cost per thousand persons reached.

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Both radio broadcasting and outdoor media reach potential consumers outside of the home, a valuable position as it is closer to the purchase decision. Today, consumers spend a significant portion of their day out-of-home, while out-of-home media (radio and outdoor) currently garner a disproportionately smaller share of media spending than in-home media. We believe this discrepancy represents an opportunity for growth.

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Additionally, radio programming reaches 93% of all consumers in the United States in a given week, with the average consumer listening for almost two hours per day. On a weekly basis, this represents nearly 240 million unique listeners.

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According to Nielsen, consumers in the United States listen to a significant amount of radio per day. In 2008, broadcast radio captured 109 minutes of user consumption per day, which compares favorably to the Internet at 77 minutes, newspapers at 41 minutes and magazines at 22 minutes.

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According to Arbitron, in 2009, 98% of U.S. residents traveled in a car each month, with an average of 224 miles traveled per week. The captive in-car audience is protected from media fragmentation and is subject to increasing out-of-home advertiser exposure as time and distance of commutes increase.

Significant Operating Leverage with Flexibility to Manage Cost Base As Necessary. We benefit from significant operating leverage, which leads to operating margin increases in a growth environment. Conversely, we have demonstrated our flexibility to effectively manage our cost base in a low growth or recessionary environment.

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In 2010, both gross domestic product and advertising revenue returned to growth in many of our markets, including in the United States, allowing us to realize the benefits of our significant operating leverage.

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By many accounts, the “Great Recession” was the worst economic downturn since the Great Depression. During this time, we demonstrated our flexibility to manage our cost base, announcing a cost savings initiative in January 2009. This initiative included significant cost savings derived from the renegotiation of lease agreements, display takedowns, workforce reductions and the elimination of overlapping functions.

Our Strategy

Radio

Our radio broadcasting strategy centers on providing effective programming, offering a wide range of services, and contributing to the local communities in which we operate. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers. Our radio broadcasting strategy also focuses on consistently improving the ongoing operations of our stations through effective programming, promotion, marketing, distribution, sales, and cost management.

Drive Local and National Advertising. We intend to drive growth in our radio business through effective programming, new and better solutions for large national advertisers and agencies, key relationships with advertisers and improvement of our national sales team. We seek to maximize revenue by closely managing on-air inventory of advertising time and adjusting prices to local market conditions. We operate price and yield information systems, which provide detailed inventory information. These systems enable our station managers and sales directors to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations (60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at what we believe are optimal prices given market conditions.

Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent. For example, our Premiere Radio Network offers more than 90 syndicated radio programs and services for nearly 5,800 radio station affiliates across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations.

Deliver Content via New Distribution Technologies. We are continually expanding content choices for our listeners, including utilization of new distribution technologies such as HD radio, streaming audio, mobile and other distribution channels. Some examples of these initiatives are as follows:

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HD Radio. HD radio enables crystal clear reception, data services and new applications. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. The capabilities of HD radio will potentially permit us to participate in commercial download services.

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Streaming Audio. We provide streaming audio via the Internet, mobile and other digital platforms and, accordingly, have increased listener reach and developed new listener applications as well as new advertising capabilities. We estimate that more than twelve million people visit Clear Channel Radio Online each month, with more than 750 stations streaming online. We rank among the top streaming networks in the U.S. with regards to Average Active Sessions (“AAS”), Session Starts (“SS”) and Average Time Spent Listening (“ATSL”) according to Ando Media. AAS and SS measure the level of activity while ATSL measures the ability to keep the audience engaged.

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Mobile. We have pioneered mobile applications such as the iheartradio smart phone application, which allows listeners to use their smart phones to interact directly with stations, find titles/artists, request songs and download station wallpapers. iheartradio is often in the top ten for free music application downloads on both Blackberry and iPhone.

Americas Outdoor Advertising

We seek to capitalize on our Americas outdoor network and diversified product mix to maximize revenue. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes in other markets in which we operate. Our outdoor strategy also focuses on leveraging our diversified product mix and long-standing presence in many of our existing markets, which provides us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.

Drive Overall Outdoor Media Spending. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending, which represented only 4% of total dollars spent on advertising in the United States in 2010, by utilizing our dedicated national sales team to highlight the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved audience metrics for outdoor advertising. For example, we have implemented the EYES ON audience measurement system which: (1) separately reports audiences for each of the nearly 400,000 units of inventory across the industry in the United States, (2) reports those audiences using the same demographics available and used by other media permitting reach and frequency measures, (3) provides the same audience measures across more than 200 markets, and (4) reports which advertisement is most likely to be seen. We believe that measurement systems such as EYES ON will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth.

Continue to Deploy Digital Billboards. Digital outdoor advertising provides significant advantages over traditional outdoor media. Our electronic displays are linked through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays, allowing us to sell more slots to advertisers. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. The advantages of digital allow us to penetrate new accounts and categories of advertisers as well as serve a broader set of needs for existing advertisers. We expect this trend to continue as we increase our quantity of digital inventory. As of March 31, 2011, we had deployed approximately 650 digital displays in 36 markets in the United States.

International Outdoor Advertising

Similar to our Americas outdoor advertising, we believe International outdoor advertising has attractive industry fundamentals including a broad audience reach and a highly cost effective media for advertisers as measured by cost per thousand persons reached compared to other traditional media. Our International strategy focuses on our competitive strengths to position the Company through the following strategies:

Promote Overall Outdoor Media Spending. Our strategy is to drive growth in outdoor advertising’s share of total media spending and leverage such growth with our international scale and local reach. We are focusing on developing and implementing better and improved outdoor audience delivery measurement systems to provide advertisers with tools to determine how effectively their message is reaching the desired audience.

Capitalize on Product and Geographic Opportunities. We are also focused on growing our business internationally by working closely with our advertising customers and agencies in meeting their needs, and through new product offerings, optimization of our current display portfolio and selective investments targeting promising growth markets. We have continued to innovate and introduce new products in international markets based on local demands. Our core business is our street furniture business and that is where we plan to focus much of our investment. We plan to continue to evaluate municipal contracts that may come up for bid and will make prudent investments where we believe we can receive attractive returns. We will also continue to invest in markets such as China, Turkey and Poland, where we believe there is high growth potential.

Corporate Structure

The following chart summarizes our corporate structure and principal indebtedness as of March 31, 2011, after giving effect to the issuance of $750 million aggregate principal amount of the outstanding notes in June 2011 and the voluntary paydown of our receivables based credit facility we made on June 8, 2011, but without giving effect to the application of any proceeds of the issuance of outstanding notes in June 2011, including the anticipated repayment at maturity of our legacy notes due in March 2012.

(1)	Our senior secured credit facilities and receivables based credit facility are guaranteed on a senior secured basis by Clear Channel Capital and by our material wholly-owned domestic restricted subsidiaries. As of March 31, 2011, our senior secured credit facilities consisted of a $1,928 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility, of which $1,780.5 million was outstanding, a $1,087.1 million term loan A, an $8,735.9 million term loan B, a $670.9 million term loan C—asset sale facility and $976.8 million of delayed draw term loans. Our receivables based credit facility provides for a revolving credit commitment of $625.0 million, subject to a borrowing base. As of March 31, 2011, after giving effect to the voluntary paydown of this facility using cash on hand on June 8, 2011, we had no outstanding borrowings under our receivables based credit facility and $625.0 million available for borrowing thereunder. The amount available under the term loan A facility and the receivables based credit facility are subject to adjustment as described under “Description of Other Indebtedness.”
(2)	The $1,000 million aggregate principal amount of outstanding notes issued in February 2011 and the $750 million aggregate principal amount of outstanding notes issued in June 2011 have identical terms and are treated as a single class of notes under the indenture governing the notes. The outstanding notes are, and the exchange notes offered hereby will be, guaranteed on a senior basis by Clear Channel Capital and by our wholly-owned domestic restricted subsidiaries. Our foreign subsidiaries and CCOH and its subsidiaries have not guaranteed any of our obligations under the outstanding notes and will not guarantee any of our obligations under the exchange notes offered hereby. As of March 31, 2011, our non-guarantor subsidiaries held approximately 47.4% of our assets and had $2,561 million in outstanding indebtedness, excluding intercompany obligations. During the three months ended March 31, 2011, our non-guarantor subsidiaries generated 49.7% of our revenue and 9.9% of our operating income.
(3)	As of March 31, 2011, we had $66.9 million of other indebtedness, consisting of $38.6 million of indebtedness at our International Outdoor Advertising segment, $22.2 million of indebtedness at our Americas Outdoor Advertising segment and $6.1 million of indebtedness at certain of our other subsidiaries.
(4)	The senior cash pay notes due 2016 and senior toggle notes due 2016 are guaranteed on a senior basis by Clear Channel Capital and by our wholly-owned domestic restricted subsidiaries that guarantee our senior secured credit facilities, except that those guarantees by our subsidiaries are subordinated to each such guarantor’s guarantee of such facilities and to the notes. For a description of the senior cash pay notes due 2016 and the senior toggle notes due 2016, see “Description of Other Indebtedness.”
(5)	As part of the day-to-day cash management services we provide to Clear Channel Outdoor Holdings, Inc. (“CCOH”), we maintain accounts that represent amounts payable to or due from CCOH, and the net amount is recorded as “Due from/to Clear Channel Communications” on CCOH’s consolidated balance sheet.
(6)	As of March 31, 2011, we had $2,218.6 million aggregate principal amount of legacy notes outstanding, all of which had been issued prior to the Merger. Our legacy notes bore interest at fixed rates ranging from 4.4% to 7.25%, have maturities through 2027 and contain provisions, including limitations on certain liens and sale and leaseback transactions, customary for investment grade debt securities. The legacy notes are not guaranteed by Clear Channel Capital or any of our subsidiaries. For a description of the material terms of the legacy notes, see “Description of Other Indebtedness.” On May 15, 2011, we repaid at maturity $250 million in aggregate principal amount of our legacy notes, of which $109.8 million was held by one of our subsidiaries.
(7)	CCOH became a publicly traded company on November 11, 2005 through an initial public offering in which CCOH sold 35 million shares, or 10%, of its common stock. Prior to CCOH’s public offering, it was an indirect wholly-owned subsidiary of Clear Channel. The senior notes (the “CCWH Notes”) were issued by Clear Channel Worldwide Holdings, Inc. (“CCWH”), an indirect wholly-owned subsidiary of CCOH, and are guaranteed by CCOH and certain of its subsidiaries but not by Clear Channel Capital or any of its wholly-owned subsidiaries. For a description of the material terms of the CCWH Notes, including limits on CCOH’s ability to pay dividends, see “Risk Factors—Risks Related to the Notes—Because we derive a substantial portion of operating income from our subsidiaries, our ability to repay our debt, including the notes, depends upon the performance of our subsidiaries and their ability to dividend or distribute funds to us” and “Description of Other Indebtedness.”

Equity Sponsors

Bain Capital, LLC

Bain Capital, LLC is a global private investment firm whose affiliates, including Bain Capital, manage several pools of capital, including private equity, venture capital, public equity, high-yield assets and mezzanine capital, with approximately $65 billion in assets under management. Bain Capital has a team of approximately 375 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, funds sponsored by Bain Capital have made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world. Headquartered in Boston, Bain Capital has offices in New York, Chicago, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai.

Thomas H. Lee Partners, L.P.

Thomas H. Lee Partners, L.P. is one of the world’s oldest and most experienced private equity firms. THL invests in growth-oriented companies across three broad sectors: Business & Financial Services, Consumer & Healthcare and Media & Information Services. THL’s investment and operating professionals partner with portfolio company management teams to identify and implement business model improvements that accelerate sustainable revenue and profit growth. The firm focuses on global businesses headquartered primarily in North America. Since the firm’s founding in 1974, THL has acquired more than 100 portfolio companies and has completed over 200 add-on acquisitions, representing a combined value of more than $125 billion. The firm’s two most recent private equity funds comprise more than $14 billion of aggregate committed capital.

Corporate Information

Clear Channel is a Texas corporation. Clear Channel was incorporated in 1974 and its principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209 (telephone: 210-822-2828). Our website is http://www.clearchannel.com. The information on our website is not deemed to be part of this prospectus, and you should not rely on it in connection with your decision whether to participate in the exchange offer.

Exchange Offer

On February 23, 2011, we completed a private offering of $1,000,000,000 aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 and on June 14, 2011 we completed a private offering of $750,000,000 aggregate principal amount of 9.0% Priority Guarantee Notes due 2021. With respect to each private offering, we entered into an exchange and registration rights agreement with the initial purchasers in which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information, please see “Exchange Offer.” Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

The Initial Offerings of Outstanding Notes	We sold $1,000,000,000 aggregate principal amount of outstanding notes on February 23, 2011 to Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, RBS Securities Inc. and Wells Fargo Securities, LLC. We refer to these parties in this prospectus collectively as the “initial purchasers.”

We sold $750,000,000 aggregate principal amount of outstanding notes on June 14, 2011 to the initial purchasers.

The issuances of outstanding notes have identical terms and are treated as a single class of notes.

The initial purchasers subsequently resold the outstanding notes (i) to qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

Exchange and Registration Rights Agreements	Simultaneously with the initial sales of the outstanding notes, we entered into two registration rights agreements, one with respect to each issuance of outstanding notes, pursuant to which we have agreed, among other things, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the applicable registration rights agreement. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued in the applicable private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, August 4, 2011, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange in the exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the outstanding notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes from the exchange offer at any time prior to 5:00 p.m., New York City time, on August 4, 2011.

U.S. Federal Income Tax Consequences	We believe that the exchange of outstanding notes should not be a taxable event for United States federal income tax purposes.

Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas, the collateral agent under the indenture governing the notes, is serving as the exchange agent in connection with the exchange offer.

Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes.

Issuer	Clear Channel Communications, Inc., a Texas corporation.

Notes Offered	$1,750,000,000 aggregate principal amount of 9.0% priority guarantee notes due March 1, 2021.

Maturity	March 1, 2021.

Interest	The exchange notes will bear interest at a rate of 9.0% per annum.

Interest on the exchange notes will be payable by Clear Channel Communications, Inc. semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2011. See “Description of the Exchange Notes—Principal, Maturity and Interest.”

Ranking	The exchange notes:

•	will be our senior obligations;

•	will rank equally in right of payment with all of our existing and future indebtedness that is not by its terms expressly subordinated in right of payment to the exchange notes;

•	will rank senior in right of payment to all of our existing and future indebtedness that is by its terms expressly subordinated in right of payment to the exchange notes;

•

will be effectively subordinated in right of payment to all of our existing and future indebtedness that is secured by assets that are not part of the collateral securing the exchange notes, to the extent of such assets; and

•	will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of ours that is not a guarantor of the exchange notes.

As of March 31, 2011, after giving effect to the issuance in June 2011 of $750 million aggregate principal amount of the outstanding notes and the voluntary paydown we made on June 8, 2011 using cash on hand of all amounts outstanding under our receivables based credit facility, of which $320.7 million was outstanding as of March 31, 2011, we would have had approximately $20,787 million of total indebtedness outstanding. As of March 31, 2011, our non-guarantor subsidiaries held approximately 47.4% of our consolidated assets and had $2,561 million in outstanding indebtedness, excluding intercompany obligations. During the three months ended March 31, 2011, our non-guarantor subsidiaries generated 49.7% of our revenue and 9.9% of our operating income.

Guarantors	The exchange notes will be fully and unconditionally guaranteed on a senior basis by Clear Channel Capital and each of our existing and future wholly-owned domestic restricted subsidiaries. CCOH, which is not a wholly-owned subsidiary of ours, and its subsidiaries will not guarantee the notes. The guarantee of the notes by Clear Channel Capital will rank equally in right of payment to all existing and future indebtedness of Clear Channel Capital that is not expressly subordinated in right of payment to such guarantee, including Clear Channel Capital’s guarantee of the senior cash pay notes due 2016 and the senior toggle notes due 2016. Each subsidiary guarantee:

•

will rank senior in right of payment to all existing and future indebtedness of the applicable subsidiary guarantor that is by its terms expressly subordinated in right of payment to such subsidiary guarantee, including such subsidiary guarantor’s guarantee of the senior cash pay notes due 2016 and the senior toggle notes due 2016;

•

will rank equally in right of payment with all existing and future indebtedness of the applicable subsidiary guarantor that is not by its terms expressly subordinated in right of payment to such subsidiary guarantee; and

•

will be effectively subordinated in right of payment to all existing and future indebtedness of the applicable subsidiary guarantor that is secured by assets that are not part of the collateral securing such subsidiary guarantee, to the extent of such assets.

Each guarantee will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of the applicable guarantor that is not also a guarantor of the exchange notes.

Security

Initially, our obligations under the exchange notes and the guarantors’ obligations under the guarantees will be secured, subject to prior liens permitted by the indenture governing the legacy notes, by (1) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the legacy notes), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities (collectively, “certain collateral securing our senior secured credit facilities”) and (2) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations under such receivables based credit facility (the “receivables-based collateral” and, together with certain collateral securing our senior secured credit facilities, the “collateral”). The collateral will also include (x) 100% of the capital stock of our wholly-owned domestic restricted subsidiaries and intercompany loans between the issuer and its restricted subsidiaries or between any restricted subsidiaries and (y) our assets that constitute “principal property” under the indenture governing the legacy notes if (A) the aggregate amount of legacy notes outstanding is $500 million or less, (B) the indenture governing the legacy notes has been amended or otherwise modified to remove or limit the applicability of the negative pledge covenant set forth in the indenture governing the legacy notes, (C) any legacy notes are secured or become required to be secured by a lien on any collateral with respect to the springing lien or (D) our senior secured credit facilities are secured by a lien on the assets described in this sentence (other than certain liens securing our senior secured credit facilities permitted under the indenture governing the legacy notes in effect on the issue date). See “Description of the Exchange Notes—Security.” The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. See “Risk Factors—Risks Related to the Notes.”

Intercreditor Agreements	The notes are subject to (i) an intercreditor agreement that establishes the relative priority of the liens securing our senior secured credit facilities and the notes and (ii) an intercreditor agreement that establishes the relative rights of the lenders under our senior secured credit facilities, our receivables based credit facility and the notes in the collateral securing our receivables based credit facility. See “Description of the Exchange Notes—Intercreditor Agreements.”

Optional Redemption	The notes are redeemable, in whole or in part, at any time on or after March 1, 2016, at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” At any time prior to March 1, 2014, we may redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at a price equal to 109.000% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to March 1, 2016, we may redeem the exchange notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date.

Mandatory Repurchase Offers	If we or our restricted subsidiaries engage in asset sales or sales of collateral under certain circumstances and do not use the proceeds for certain specified purposes, we must use all or a portion of such proceeds to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Additionally, upon the occurrence of a change of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, thereon. For more details, you should read “Description of the Exchange Notes—Repurchase of the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants that limit, among other things, our ability and the ability of the restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock;

•	make certain investments or other restricted payments;

•	sell certain assets;

•	create liens or use assets as security in other transactions;

•	merge, consolidate or transfer or dispose of substantially all of their assets;

•	engage in transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes.”

Risk Factors	In evaluating whether to participate in the exchange offer, you should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under “Risk Factors.”

Summary Historical Consolidated Financial Data

The following table sets forth summary historical consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008, and as of December 31, 2010 and 2009, is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2011 and 2010 and as of March 31, 2011 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

The summary historical consolidated financial data should be read in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The amounts in the tables may not add due to rounding.

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in millions)	2010 Post-Merger	2009 Post-Merger	2008 Combined (1)	2011 Post-Merger	2010 Post-Merger
Results of Operations Data:
Revenue	$5,866	$5,552	$6,689	$1,321	$1,264
Operating Expenses:
Direct operating expenses(2)	2,442	2,583	2,904	596	598
Selling, general and administrative expenses(2)	1,510	1,467	1,829	361	349
Corporate expenses(2)	284	254	228	52	65
Depreciation and amortization	733	765	697	184	181
Merger expenses	—	—	156	—	—
Impairment charges(3)	15	4,119	5,269	—	—
Other operating income (expense)—net	(17)	(51)	28	17	4

Operating income (loss)	865	(3,687)	(4,366)	145	75
Interest expense	1,533	1,501	929	370	386
Loss on marketable securities	(6)	(13)	(82)	—	—
Equity in earnings (loss) of nonconsolidated affiliates	5	(21)	100	3	2
Other income (expense)—net	46	680	126	(2)	58

Loss before income taxes	(623)	(4,542)	(5,151)	(224)	(251)
Income tax benefit	160	493	524	93	71

Loss before discontinued operations	(463)	(4,049)	(4,627)	(131)	(180)
Income from discontinued operations, net	—	—	638	—	—

Consolidated net loss	(463)	(4,049)	(3,989)	(131)	(180)
Amount attributable to noncontrolling interest	16	(15)	17	1	(5)

Net loss attributable to the Company	$(479)	$(4,034)	$(4,006)	$(132)	$(175)

	Year Ended December 31,			Three Months Ended March 31,
(Dollars in millions)	2010 Post-Merger	2009 Post-Merger	2008 Combined (1)	2011 Post-Merger	2010 Post-Merger
Cash Flow Data:
Capital expenditures(4)	$241	$224	$430	$64	$55
Net cash flows provided by (used for) operating activities	582	181	1,281	(125)	30
Net cash flows used for investing activities	(240)	(142)	(18,128)	(33)	(72)
Net cash flows provided by (used for) financing activities	(305)	1,605	15,908	(252)	(360)
Net cash flows provided by discontinued operations	—	—	1,033	—	—
Other Financial Data (total debt at end of period):
Total debt	20,607	20,702	19,504	20,404	20,377
Balance Sheet Data (at end of period):
Current assets	$3,603	$3,659	$2,067	$3,143	$3,168
Property, plant and equipment –net	3,146	3,332	3,548	3,118	3,260
Total assets	17,460	18,047	21,125	16,939	17,400
Current liabilities	2,099	1,544	1,846	1,498	1,889
Long-term debt, net of current maturities	19,740	20,303	18,941	20,000	19,577
Member’s/shareholders’ deficit	(7,205)	(6,845)	(2,916)	(7,280)	(7,055)

(1)	We have presented our 2008 financial results on a combined basis because we believe that this allows for a more meaningful comparison to the other full year periods. We have presented a reconciliation showing our combination of the post-Merger and pre-Merger periods in footnote 1 under “Selected Historical Consolidated Financial Data.” See also “Basis of Presentation.”
(2)	Includes non-cash compensation expense.
(3)	As a result of the global economic downturn that adversely affected advertising revenue across our businesses during 2008 and 2009, we performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009 on our indefinite-lived permits and goodwill. In addition, we performed our annual impairment test in the fourth quarter of 2009. The impairment tests resulted in our recognizing non-cash impairment charges of $5.3 billion in 2008 and $4.1 billion in 2009. We also recorded impairment charges of $15.4 million in the fourth quarter of 2010.
(4)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

RISK FACTORS

An investment in the notes is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this prospectus before participating in the exchange offer. Any of the following risks related to our business could materially and adversely affect our business, cash flows, financial condition or results of operations. In such a case, you may lose all or part of your original investment in your notes.

Risk Factors Related to the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offer.”

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to Our Business

Our results have been in the past, and could be in the future, adversely affected by deteriorations in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting economic conditions and budgeting and buying patterns. The recent global economic downturn resulted in a decline in advertising and marketing by our customers, which resulted in a decline in advertising revenues across our businesses. This reduction in advertising revenues had an adverse effect on our revenue, profit margins, cash flow and liquidity. Although we believe that global economic conditions are improving, if they do not continue to improve or if they deteriorate again, global economic conditions may once again adversely impact our revenue, profit margins, cash flow and liquidity. Furthermore, because a significant portion of our revenue is derived from local advertisers, our ability to generate revenues in specific markets is directly affected by local and regional conditions, and regional economic declines also may adversely impact our results. In addition, even in the absence of a downturn in general economic conditions, an individual business sector or market may experience a downturn, causing it to reduce its advertising expenditures, which may also adversely impact our results.

Our consolidated revenue increased $313.8 million during 2010 compared to 2009. However, primarily as a result of the recent global economic downturn, our consolidated revenue decreased $1.14 billion during 2009 compared to 2008. This decrease in 2009 was experienced by each of our Radio, Americas Outdoor Advertising and International Outdoor Advertising segments.

We performed impairment tests on our goodwill and other intangible assets during the fourth quarter of 2010 and recorded non-cash impairment charges of $15.4 million primarily related to a specific outdoor market for which the unfavorable impact of litigation has resulted in the impairment of certain advertising structures and declines in revenue. Additionally, we performed impairment tests in 2008 and 2009 on our indefinite-lived assets and goodwill and, as a result of the global economic downturn and the corresponding reduction in our revenues, we recorded non-cash impairment charges of $5.3 billion and $4.1 billion, respectively. Although we believe we have made reasonable estimates and used appropriate assumptions to calculate the fair value of our licenses, billboard permits and reporting units, it is possible a material change could occur. If actual market conditions and operational performance for the respective reporting units underlying the intangible assets were to deteriorate, or if facts and circumstances change that would more likely than not reduce the estimated fair value of the indefinite-lived assets or goodwill for these reporting units below their adjusted carrying amounts, we may also be required to recognize additional impairment charges in future periods, which could have a material impact on our financial condition and results of operations.

If we need additional cash to fund our working capital, debt service, capital expenditures or other funding requirements, we may not be able to access the credit markets.

Our primary source of liquidity is cash flow from operations, which improved during 2010 but was adversely impacted by the decline in our advertising revenues during 2008 and 2009 as a result of the global economic downturn. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next twelve months. However, our ability to fund our working capital needs, debt service and other obligations and to comply with the financial covenants under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. In addition, the purchase price of possible acquisitions, capital expenditures for deployment of digital billboards and/or other strategic initiatives could require additional indebtedness or equity financing on our part. Adverse securities and credit market conditions, such as those experienced during 2008 and 2009, could significantly affect the availability of equity or credit financing. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations or pursue strategic initiatives. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

Downgrades in our credit ratings may adversely affect our borrowing costs, limit our financing options, reduce our flexibility under future financings and adversely affect our liquidity, and also may adversely impact our business operations.

Our corporate credit ratings by Standard & Poor’s Ratings Services and Moody’s Investors Service are speculative-grade and have been downgraded and upgraded at various times during the past several years. Any reductions in our credit ratings could increase our borrowing costs, reduce the availability of financing to us or increase the cost of doing business or otherwise negatively impact our business operations.

Our financial performance may be adversely affected by certain variables which are not in our control.

Certain variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenues, the numbers of advertising customers, advertising fees, or profit margins include:

•

unfavorable economic conditions, both general and relative to the radio broadcasting, outdoor advertising and all related media industries, which may cause companies to reduce their expenditures on advertising;

•

an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, which we may be unwilling or unable to pass through to our customers;

•

technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising or listening alternatives than what we offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	the impact of potential new royalties charged for terrestrial radio broadcasting, which could materially increase our expenses;

•

unfavorable shifts in population and other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

•	unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract key employees; and

•

changes in governmental regulations and policies and actions of regulatory bodies, which could restrict the advertising media that we employ or restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

We face intense competition in the broadcasting and outdoor advertising industries.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current audience ratings and advertising and sales revenues. Our radio stations and outdoor advertising properties compete for audiences and advertising revenues with other radio stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, television, direct mail, iPods, smart mobile phones, satellite radio and Internet-based media, within their respective markets. Audience ratings and market shares are subject to change, which could have the effect of reducing our revenues in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It also is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Our business is dependent upon the performance of on-air talent and program hosts.

We employ or independently contract with many on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these persons will remain with us or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could have a material adverse effect on our ability to attract local and/or national advertisers and on our revenue and/or ratings, and could result in increased expenses.

Our business is dependent on our management team and other key individuals, many of whom are new to our company.

Our business is dependent upon the performance of our management team and other key individuals. A number of these individuals, including Robert W. Pittman, the Chairman of our Media and Entertainment Platforms pursuant to a consulting agreement, Thomas W. Casey, our Chief Financial Officer, Scott D. Hamilton, our Chief Accounting Officer, and Robert H. Walls, Jr., our General Counsel, joined us in 2010, and two of our three divisional CEOs, Ronald Cooper, the Chief Executive Officer of Outdoor Americas, and William Eccleshare, the Chief Executive Officer of Outdoor International, have joined us within the last two years. Although we have entered into agreements with some of these and other individuals, we can give no assurance that all or any of our management team or key individuals will remain with us. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us, and may decide to leave for a variety of personal or other reasons beyond our control.

Effective March 31, 2011, Mark P. Mays retired as CCMH’s and our Chief Executive Officer and President and as the Chief Executive Officer of CCOH in accordance with the announcement in June 2010 of his decision to do so. Mr. Mays continues to serve as the Chairman of the Board of Clear Channel, CCMH and CCOH and as our employee pursuant to the terms and conditions of his Amended and Restated Employment Agreement, effective as of June 23, 2010, by and between us, CCMH and Mr. Mays. We have been actively searching for a replacement but, to date, have not identified a permanent successor. We are unable to predict how long the search will take and when we will name a new Chief Executive Officer. Until such time as a permanent replacement for Mr. Mays is hired, the functions of the Chief Executive Officer and President are being served by the newly established “Office of the Chief Executive Officer.” Thomas W. Casey, the current Executive Vice President and Chief Financial Officer of Clear Channel, CCMH and CCOH, and Robert H. Walls, Jr., the current Executive Vice President, General Counsel and Secretary of Clear Channel, CCMH and CCOH, have been appointed to serve in the newly-created office in addition to their existing offices, which they have retained.

If we are unable to identify a suitable candidate to succeed Mr. Mays as President and Chief Executive Officer, if any other senior members of our management or key individuals decide to leave us in the future, or if we are not successful in attracting, motivating and retaining other key employees, our business could be adversely affected.

New technologies may increase competition with our broadcasting operations.

Our radio broadcasting business faces increasing competition from new technologies, such as broadband wireless, satellite radio and audio broadcasting by cable television systems, as well as new consumer products, such as portable digital audio players and smart mobile phones. These new technologies and alternative media platforms compete with our radio stations for audience share and advertising revenues. The FCC also has approved new technologies for use in the radio broadcasting industry, including the terrestrial delivery of digital audio broadcasting, which significantly enhances the sound quality of radio broadcasts. We are unable to predict the effect that such technologies and related services and products will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial. We cannot assure that we will continue to have the resources to acquire new technologies or to introduce new services to compete with other new technologies or services, and other companies employing such new technologies or services could increase competition with our businesses.

Extensive current government regulation, and future regulation, may limit our broadcasting operations or adversely affect our business and financial results.

Congress and several federal agencies, including the FCC, extensively regulate the domestic broadcasting industry. For example, as discussed in “Business—Federal Regulation of Radio Broadcasting,” the FCC could impact our profitability by imposing large fines on us if, in response to pending complaints, it finds that we broadcast indecent programming. Additionally, we cannot be sure that the FCC will approve renewal of the licenses we must have in order to operate our stations. Nor can we be assured that our licenses will be renewed without conditions and for a full term. The non-renewal, or conditioned renewal, of a substantial number of our FCC licenses could have a materially adverse impact on our operations. Furthermore, possible changes in interference protections, spectrum allocations and other technical rules may negatively affect the operation of our stations. For example, Congress has recently passed legislation that eliminates certain minimum distance separation requirements between full-power and low-power FM radio stations, and the FCC has recently adopted policies which, in certain circumstances, could make it more difficult for radio stations to relocate to increase their population coverage. In addition, Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, have an adverse effect on our business operations and financial performance. In particular, Congress is considering legislation that would impose an obligation upon all U.S. broadcasters to pay performing artists a royalty for use of their sound recordings (this would be in addition to payments already made by broadcasters to owners of musical work rights, such as songwriters, composers and publishers). We cannot predict whether this or other legislation affecting our radio broadcasting business will be adopted. Such legislation could have a material impact on our operations and financial results.

Government regulation of outdoor advertising may restrict our outdoor advertising operations.

U.S. federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations. Due to such regulations, it has become increasingly difficult to develop new outdoor advertising locations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including zoning ordinances, permit enforcement, condemnation and amortization. Amortization is the attempted forced removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads. Amortization has, however, been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. For example, recent court rulings have upheld regulations in the City of New York that have impacted our displays in certain areas within the city. Although the number of our billboards from which we have been required to remove commercial advertising as a result of these regulations is immaterial, from time to time in the future we may be required to remove billboards for alleged noncompliance with regulations. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated legislative billboard controls, including taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. In addition, a number of jurisdictions, including the City of Los Angeles, have implemented legislation or interpreted existing legislation to restrict or prohibit the installation of new digital billboards. While these controls have not had a material impact on our business and financial results to date, we expect states and local governments to continue these efforts. The increased imposition of these controls and our inability to overcome any such regulations could reduce our operating income if those outcomes require removal or restrictions on the use of preexisting displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.

Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products.

Out-of-court settlements between the major U.S. tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other U.S. territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenues from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Doing business in foreign countries exposes us to certain risks not found when doing business in the United States.

Doing business in foreign countries carries with it certain risks that are not found when doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of foreign exchange controls;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	difficulties collecting receivables and otherwise enforcing contracts with governmental agencies and others in some foreign legal systems;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	changes in tax structure and level; and

•	changes in laws or regulations or the interpretation or application of laws or regulations.

In addition, because we own assets in foreign countries and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk—Foreign Currency Exchange Rate Risk.”

Our international operations involve contracts with, and regulation by, foreign governments. We operate in many parts of the world that experience corruption to some degree. Although we have policies and procedures in place that are designed to promote legal and regulatory compliance (including with respect to the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010), our employees, subcontractors and agents could take actions that violate applicable anticorruption laws or regulations. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of the notes to decline.

The success of our street furniture and transit products is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and other governmental entities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging from three to 20 years and have revenue share and/or fixed payment components. Our inability to successfully negotiate, renew or complete these contracts due to governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

Future acquisitions and other strategic transactions could pose risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of broadcasting, outdoor advertising and other properties, we may need to:

•

recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and we cannot be certain that any of our recruiting efforts will succeed, and

•

expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	we may enter into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies or stations.

Additional acquisitions by us of radio stations and outdoor advertising properties may require antitrust review by federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the U.S. Department of Justice (“DOJ”), the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional radio stations or outdoor advertising properties in any market where we already have a significant position. The DOJ actively reviews proposed acquisitions of outdoor advertising properties and radio broadcasting assets. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international outdoor properties or radio broadcasting properties. Further, radio station acquisitions by us are subject to FCC approval. Such acquisitions must comply with the Communications Act and FCC regulatory requirements and policies, including with respect to the number of broadcast facilities in which a person or entity may have an ownership or attributable interest, in a given local market, and the level of interest that may be held by a foreign individual or entity. The FCC’s media ownership rules remain subject to ongoing agency and court proceedings. Future changes could restrict our ability to acquire new radio stations. See “Business—Federal Regulation of Radio Broadcasting.”

Our cost savings initiatives may not be entirely successful.

In the fourth quarter of 2008, CCMH initiated a restructuring program targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives. We incurred restructuring and other expenses under the program, including during 2010. We may incur additional expenses through ongoing cost-saving initiatives in the future. No assurance can be given that anticipated cost savings will be achieved in the timeframe expected or at all, or for how long any cost savings will persist.

Significant equity investors control us and may have conflicts of interest with us in the future.

Private equity funds sponsored by or co-investors with Bain Capital and THL indirectly own a majority of our outstanding capital stock and will exercise control over matters requiring approval of our shareholder and board of directors. The directors elected by THL and Bain Capital will have significant authority to effect decisions affecting us, including change of control transactions and the incurrence of additional indebtedness.

Additionally, the Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the entities advised by or affiliated with one or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as entities advised by or affiliated with THL and Bain Capital directly or indirectly own a significant amount of the voting power of our capital stock, even if such amount is less than 50%, THL and Bain Capital will continue to be able to strongly influence or effectively control our decisions.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

We have a substantial amount of indebtedness. At March 31, 2011, after giving effect to the issuance of $750 million aggregate principal amount of outstanding notes in June 2011 and the voluntary paydown we made on June 8, 2011, using cash on hand, of all amounts outstanding under our receivables based credit facility, of which $320.7 million was outstanding as of March 31, 2011, we would have had $20,787 million of total indebtedness outstanding, including (i) $11,471 million aggregate principal amount outstanding under our term loan credit facilities and delayed draw credit facility, which obligations mature at various dates from 2014 through 2016; (ii) $1,781 million aggregate principal amount outstanding under our revolving credit facility, which will be available through July 2014, at which time all outstanding principal amounts under the revolving credit facility will be due and payable; (iii) $1,007 million aggregate principal amount of other secured debt, including $1,000 million aggregate principal amount of outstanding notes issued in February 2011; (iv) $703.8 million aggregate principal amount of outstanding notes issued in June 2011, net of $46.2 million of discount; and (v) $5,826 million outstanding of unsecured senior debt and other long-term obligations, net of unamortized purchase accounting discounts of $579.3 million. This large amount of indebtedness could have negative consequences for us, including, without limitation:

•

dedicating a substantial portion of our cash flow to the payment of principal and interest on indebtedness, thereby reducing cash available for other purposes, including to fund operations and capital expenditures, invest in new technology and pursue other business opportunities;

•

limiting our liquidity and operational flexibility and limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing economic, business and competitive conditions;

•	requiring us to defer planned capital expenditures, reduce discretionary spending, sell assets, restructure existing indebtedness or defer acquisitions or other strategic opportunities;

•	limiting our ability to refinance any of our indebtedness or increasing the cost of any such financing in any downturn in our operating performance or decline in general economic conditions;

•	making us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions; and

•	making us more susceptible to changes in credit ratings, which could impact our ability to obtain financing in the future and increase the cost of such financing.

If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer. The terms of our credit facilities and other indebtedness allow us, under certain conditions, to incur further indebtedness, including secured indebtedness, which heightens the foregoing risks.

Our ability to make scheduled payments on our debt obligations, including the notes, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

For the year ended December 31, 2010, our earnings were not sufficient to cover our fixed charges by $617.5 million, and for the three months ended March 31, 2011, our earnings were not sufficient to cover our fixed charges by $221.6 million. After giving effect to the offerings of the outstanding notes and the use of proceeds therefrom and the voluntary paydown we made on June 8, 2011, using cash on hand, of all amounts outstanding under our receivables based credit facility, on a pro forma basis our 2010 earnings would have been insufficient to cover our fixed charges by $751.2 million, and for the three months ended March 31, 2011, our earnings would have been insufficient to cover our fixed charges by $247.6 million.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may sell assets that constitute collateral for the notes and may not be required to offer to repurchase the notes or reinvest in new assets that constitute collateral. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations. Furthermore, these actions may not be permitted under the terms of our existing or future debt agreements.

Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and increase our debt service obligations and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If we cannot make scheduled payments on our indebtedness we will be in default under one or more of our debt agreements and, as a result we could be forced into bankruptcy or liquidation.

Because we derive a substantial portion of operating income from our subsidiaries, our ability to repay our debt, including the notes, depends upon the performance of our subsidiaries and their ability to dividend or distribute funds to us.

We derive a substantial portion of operating income from our subsidiaries. As a result, our cash flow and the ability to service our indebtedness, including our ability to pay the interest and principal amount of the notes when due, depend on the performance of our subsidiaries and the ability of those entities to distribute funds to us. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes. Because only some of our subsidiaries guarantee the notes, the ability of our non-guarantor subsidiaries to distribute funds to us is the only mechanism for the noteholders to benefit from the performance of these subsidiaries. None of the subsidiaries in our Americas Outdoor Advertising or International Outdoor Advertising business segments guarantee the notes.

Accordingly, repayment of our indebtedness, including the notes, depends on the generation of cash flow by our subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. For the year ended December 31, 2010, and the three months ended March 31, 2011, approximately 48% and 49% of our consolidated net revenue and 38% and 23% of our operating income was generated by our Americas Outdoor Advertising and our International Outdoor Advertising business segments, which are part of CCOH, which is not a guarantor of the notes. CCOH is subject to limitations on its ability to pay dividends or otherwise make distributions to us. Those limitations are set forth in the indenture governing one series of its outstanding notes, and we would not anticipate that CCOH could meet the requirements necessary to pay a dividend or otherwise distribute money to us. In addition, the EBITDA of CCOH is included in the calculation of EBITDA of Clear Channel for purposes of calculating Clear Channel’s consolidated leverage ratio under the notes. The financial performance of CCOH may be taken into account to enable us to incur additional debt, pay dividends or make other restricted payments that we could not otherwise incur, pay or make without such results, even though CCOH’s ability to pay us dividends or make distributions to us is subject to limitations. Accordingly, investors should not place undue reliance on our outdoor advertising business as a means for repayment of the notes. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

In addition, any payment of interest, dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of distributions under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate or under arrangements with local partners.

If we default on our obligations to pay our other indebtedness, holders of such indebtedness may declare all the funds borrowed thereunder immediately due and payable, which may cause us to be unable to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of any such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans, require us to cash collateralize amounts outstanding under then existing letter of credit obligations and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

The notes are structurally subordinated to all of the debt and liabilities of our non-guarantor subsidiaries.

Some of our wholly owned subsidiaries do not guarantee the notes and none of our non-wholly owned subsidiaries, including CCOH and its subsidiaries, guarantee the notes. As of March 31, 2011, our non-guarantor subsidiaries held approximately 47.4% of our consolidated assets and had $2,561 million in outstanding indebtedness, excluding intercompany obligations. During the three months ended March 31, 2011, our non-guarantor subsidiaries generated 49.7% of our revenue and 9.9% of our operating income. As of March 31, 2011, CCOH and its subsidiaries, which do not guarantee the notes, had $7.1 billion of total assets and $4.3 billion in total liabilities. Generally, claims of creditors (both secured and unsecured) of a non-guarantor subsidiary, including trade creditors and claims of preference shareholders (if any) of the non-guarantor subsidiary (or the equivalent of any of the foregoing under local law), will have priority with respect to the assets and cash flow of the non-guarantor subsidiary over the claims of creditors of its parent entity. Accordingly, those claims, including those related to the CCWH Notes, will have priority with respect to the assets and cash flow of CCOH and its subsidiaries. As of March 31, 2011, there was $2.5 billion aggregate principal amount of CCWH Notes outstanding. In the event of a bankruptcy, liquidation or reorganization or other bankruptcy or insolvency proceeding of any of these non-guarantor subsidiaries (or the equivalent of any of the foregoing under local law), holders of the notes will participate with all other holders of our indebtedness in the assets remaining and dividended or otherwise paid to the issuer after the non-guarantor subsidiaries involved in such proceedings have paid all of their debts and liabilities. In any of these cases, the relevant subsidiaries may not have sufficient funds to make payments to us, and holders of the notes may receive less, ratably, than the holders of debt of such non-guarantor subsidiaries, including CCOH and its subsidiaries.

U.S. federal and state fraudulent transfer laws permit a court to void the notes and the guarantees and security interests, and, if that occurs, you may not receive any payments on the notes or may be required to return payments made on the notes.

The issuance of the notes, the guarantees and the security interests may be subject to review under U.S. federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws the payment of consideration in certain transactions could be considered a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing notes, a guarantee or a security interest and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of issuing notes or the guarantees;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on our or its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes, the guarantees or the related security agreements, further subordinate the notes or the payment obligations under such guarantee or security agreement to existing and future indebtedness of ours or such guarantor or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt. The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the laws of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantors’ other debt.

If the guarantees were legally challenged, any guarantee could be subject to the finding of a court that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. In particular, our use of proceeds of the offering of the outstanding notes in February 2011, which included the repayment at maturity of $500 million in aggregate principal amount of our outstanding legacy notes, none of which are guaranteed by the guarantors of the notes, could increase the risk of such a finding. In addition, a court may determine that the use of proceeds for the general corporate purposes of Clear Channel did not directly benefit the guarantors, which could also increase the risk of such a finding. A court could thus void the obligations under the guarantees and related security agreements, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The amount of our obligations under our senior secured credit facilities and the notes substantially exceeds the value of the collateral securing the notes.

The collateral securing the notes initially consists of (1) a lien on (i) 100% of the capital stock of Clear Channel and (ii) certain property and related assets that do not constitute “principal property” as defined in the indenture governing our legacy notes, in each case, that is equal in priority to the liens on such collateral securing the obligations under our senior secured credit facilities and (2) a lien on the accounts receivable and related assets pledged to secure our receivables based credit facility (the “receivables-based collateral”) that is junior in priority to the liens of the secured lenders under such receivables based credit facility and equal in priority to the liens of the lenders under our senior secured credit facilities on such collateral. Liens for the benefit of the notes are also, in the case of (1) and (2), subject to other liens permitted by the indenture governing the notes. On the issue dates of the outstanding notes, we did not pledge any of the capital stock of our subsidiaries as collateral securing the notes and we do not expect to pledge such capital stock, and the property and related assets that constitute principal property under the indenture governing the legacy notes will not secure the notes, unless certain conditions are satisfied. See “Description of the Exchange Notes—Security” and “Description of the Exchange Notes—Security—Limitations on Stock Collateral”. The property and related assets that constitute principal property under the indenture governing the legacy notes consist of our assets related to the operation of our radio broadcasting, television broadcasting, outdoor advertising and live entertainment properties, other than those determined by our board of directors to be, in the aggregate, immaterial to us and our subsidiaries as an entirety. Substantially all of our properties constitute principal properties and the value of such assets is significantly more than our assets that constitute the collateral securing the notes.

All of the assets securing the notes also secure, on an equal priority basis, our obligations under our senior secured credit facilities. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the proceeds from the sale of any collateral securing the notes will be used to pay, on a pari passu basis, our senior secured credit facilities, the notes and any other indebtedness with a lien on such collateral that is equal in priority to that of the notes. In addition, the proceeds of the receivables-based collateral (if any remain after satisfying claims of lenders under our receivables based credit facility) will be used to pay, on a pari passu basis, our senior secured credit facilities, the notes and any other indebtedness with an equal priority lien on the receivables-based collateral. After the proceeds of the collateral securing the notes have been used to satisfy our senior secured credit facilities, the notes and any other indebtedness with an equal priority lien on the collateral securing the notes, and the proceeds of the receivables-based collateral (if any remain after satisfying claims of lenders under our receivables based credit facility) have been used to satisfy our senior secured credit facilities, the notes and any other indebtedness with an equal priority lien on the receivables-based collateral, any obligations in respect of the notes that remain outstanding will be general unsecured claims that will be equal in right of payment with both (1) our and the guarantors’ indebtedness secured by an equal or junior priority lien and (2) our and the guarantors’ unsecured unsubordinated indebtedness, including our legacy notes (the “unsecured senior debt”).

As of March 31, 2011, we had $16.94 billion of total assets, of which $4.1 billion was attributable to goodwill and $3.1 billion was attributable to property, plant and equipment—net, only a small portion of which will constitute the collateral. Of the $16.94 billion of total assets, $7.1 billion (including a portion of the above amounts attributable to goodwill and property, plant and equipment—net) was attributable to CCOH, our 89% owned subsidiary that does not guarantee the notes and whose assets do not secure the notes. We also had $1.26 billion of accounts receivable, net, a significant portion of which constitutes receivables-based collateral or is otherwise not part of the collateral securing the notes. As a result, the book value of the collateral securing the notes is significantly less than the aggregate principal amount of the notes and our other secured obligations. As of March 31, 2011, after giving effect to the issuance of $750 million aggregate principal amount of outstanding notes in June 2011 and the voluntary paydown we made on June 8, 2011, using cash on hand, of all amounts outstanding under our receivables based credit facility, we would have had $13.3 billion of indebtedness secured by the collateral securing the notes.

No appraisal of the value of the collateral securing the notes has been made in connection with the offerings of the notes, and the fair market value of the collateral is subject to fluctuations and downward movement, based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, a substantial majority of the collateral is illiquid, is subject to regulatory limits on transfer and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions in multiple jurisdictions, changing legal regimes, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the notes in full.

In addition, upon the occurrence of certain future events, the notes may receive the benefit of a pledge of the stock and other securities of certain of our subsidiaries held by us or the guarantors. See “Description of the Exchange Notes—Security—General Credit Facility Collateral.” However, any such future pledge will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required in connection with the filing of a registration statement related to the notes. See “—Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future, and any future pledge of the securities of any subsidiary securing the notes will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.” In addition, any such future pledge or any other future pledge of collateral, including pursuant to security documents delivered after the date of the indenture governing the notes and including in connection with the springing lien, would be avoidable as a preference by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy within 90 days (or, in certain circumstances, a longer period) after such grant if we were insolvent at the time of the grant or if certain other events or circumstances exist or occur. Such events or circumstances may include, among others, if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days (or, in certain circumstances, a longer period) following the pledge.

In addition to borrowings under our senior secured credit facilities, the indenture governing the notes allows a significant amount of other indebtedness and other obligations to be secured by a senior priority lien on the collateral for the notes or secured by a lien on such collateral on an equal and ratable basis with the notes, provided that, in each case, such indebtedness or other obligation could be incurred under the debt incurrence covenants contained in the indenture governing the notes. Any additional obligations secured by a senior or equal priority lien on the collateral for the notes will adversely affect the relative position of the holders of the notes with respect to such collateral.

The lenders under our senior secured credit facilities may benefit from a more expansive security package than the notes.

The lenders under our senior secured credit facilities may benefit from a more expansive security package than the notes. Lenders under our senior secured credit facilities have been granted a security interest in certain assets that constitute principal properties under the indenture governing our legacy notes, including certain radio broadcasting, television broadcasting, outdoor advertising and live entertainment properties. Until the springing lien trigger date, which may not occur until December 2016 (or, under certain circumstances, as many as 60 days thereafter), if at all, the notes will not benefit from a security interest in any of our principal properties, which are substantially all of our properties. See “Description of the Exchange Notes—Security—General Credit Facility Collateral.” Accordingly, the notes are effectively junior in right of payment to the senior secured credit facilities to the extent of the value of such principal property collateral. In addition, there will not be any requirement that the obligations under the senior secured credit facilities first be satisfied using proceeds from the assets that do not secure the notes, which means the noteholders may recover less on a ratable basis than lenders under the senior secured credit facilities.

In addition, although the assets of Clear Channel that were not deemed to be principal property as of the issue date of the notes are not subject to the limitations described in the foregoing paragraph, any of those assets may be designated as principal property by our board of directors at any time in the future, upon which designation the value of the security interest of holders of the notes in such assets would be subject to the limitations described in the foregoing paragraph.

The documents governing our indebtedness contain restrictions that limit our flexibility in operating our business.

Our material financing agreements, including our credit agreements and indentures, contain various covenants restricting, among other things, our ability to:

•	make acquisitions or investments;

•	make loans or otherwise extend credit to others;

•	incur indebtedness or issue shares or guarantees;

•	create security;

•	sell, lease, transfer or dispose of assets;

•	merge or consolidate with other companies; and

•	make a substantial change to the general nature of our business.

In addition, under our senior secured credit facility we are required to comply with certain affirmative covenants and certain specified financial covenants and ratios. For instance, our senior secured credit facilities require us to comply on a quarterly basis with a financial covenant limiting the ratio of our consolidated secured debt, net of cash and cash equivalents, to our consolidated EBITDA (as defined in our senior secured credit facilities, or “Adjusted EBITDA”) for the preceding four quarters.

The restrictions contained in our credit agreements and indentures could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under the agreements governing our indebtedness and as a result we would be forced into bankruptcy or liquidation.

The notes will mature after a substantial portion of our other indebtedness, including our unsecured indebtedness.

The notes will mature in 2021. Substantially all of our existing indebtedness (including our senior secured credit facilities, the senior cash pay notes, the senior toggle notes and certain series of our legacy notes) will mature prior to the maturity of the notes. Therefore, we will be required to repay substantially all of our other creditors, including holders of unsecured and unguaranteed indebtedness, before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay such amounts.

Because each guarantor’s liability under its guarantee or security may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

Noteholders have the benefit of the guarantees of certain of our subsidiaries. However, the guarantees are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above, a court under applicable fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee and security if it is released under certain circumstances described under “Description of the Exchange Notes—Security—Releases of Collateral.”

As a result, a guarantor’s liability under its guarantee could be materially reduced or eliminated depending upon the amounts of its other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in the company’s corporate interests, the burden of which exceeds the benefit to the company or which is entered into within a certain period prior to insolvency or bankruptcy, may not be valid and enforceable. It is possible that a guarantor, a creditor of a guarantor or the insolvency administrator in the case of an insolvency of a guarantor may contest the validity and enforceability of the guarantee and that the applicable court may determine the guarantee should be limited or voided. In the event that any guarantees are deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the guarantee obligation apply, the notes would be effectively subordinated to all liabilities of the applicable guarantor, including trade payables of such guarantor.

The value of the collateral may not be sufficient to secure post-petition interest and in the event of a bankruptcy of Clear Channel or any of the guarantors, the holders of the notes will be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the guarantors located in the United States, holders of the notes will only be entitled to post-petition interest under the U.S. bankruptcy code to the extent that the value of their security interest in the collateral securing the notes is greater than their pre-bankruptcy claim. In such event, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral. No appraisal of the fair market value of the collateral has been prepared in connection with the offerings of the outstanding notes or this exchange offer and we therefore cannot assure you that the value of the holders of the notes’ interest in the collateral equals or exceeds the principal amount of the notes. As a result, holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. In addition, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes. No appraisal of the fair market value of the collateral has been prepared in connection with the offering of the notes and we therefore cannot assure you that the value of the holders of the notes’ interest in the collateral equals or exceeds the principal amount of the notes. See “—The amount of our obligations under our senior secured credit facilities and the notes substantially exceeds the value of the collateral securing the notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral and related guarantees will be released automatically, without the consent of the holders of the notes or the trustee under the indenture governing the notes.

All or some of the liens on the property and other assets included in the collateral securing the notes may be released under various circumstances, including the following:

(1) to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes, including the sale of any entity in its entirety that owns or holds such collateral;

(2) with respect to collateral held by a guarantor, (A) upon the release of such guarantor from its guarantee and (B) upon the sale of such guarantor in a transaction not prohibited by the indenture governing the notes.

The indenture governing the notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Holders of the notes will not control certain decisions regarding the collateral securing our senior secured credit facilities.

The trustee, as representative for the holders of the notes, and the authorized representative of the lenders under our senior secured credit facility, entered into the Credit Agreement Intercreditor Agreement. See “Description of the Exchange Notes—Intercreditor Agreements—Credit Agreement Intercreditor Agreement.” The Credit Agreement Intercreditor Agreement provides, among other things, that the lenders under our senior secured credit facilities, and their authorized representative acting on their behalf, will control substantially all matters related to the collateral securing the notes and the lenders under our senior secured credit facilities may foreclose on or take other actions with respect to such collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. In addition, the Credit Agreement Intercreditor Agreement provides that, to the extent any collateral is released to satisfy such creditor’s claims in connection with such a foreclosure, the liens on such collateral will also automatically be released without any further action by the trustee or the holders of the notes and the holders of the notes will agree to waive certain of their rights relating to such collateral in connection with a bankruptcy or insolvency proceeding involving us or any guarantor of the notes. The Credit Agreement Intercreditor Agreement also provides that, while our senior secured credit facilities are outstanding, the collateral agent with respect thereto will control all decisions regarding the collateral securing our senior secured credit facilities at all times, unless, at such time, (i) a series of obligations secured on an equal priority basis has a greater principal amount outstanding than the then outstanding amount of the obligations under our senior secured credit facilities and (ii) the collateral agent under our senior secured credit facilities is not diligently pursuing enforcement actions with respect thereto for at least 90 days. Following such time, the authorized representative for the largest then-outstanding series of obligations party to the Credit Agreement Intercreditor Agreement would control all decisions regarding the collateral securing the notes at all times and holders of the notes would only be permitted to take enforcement action with respect to such collateral if the notes are the largest then-outstanding series of obligations party to the Credit Agreement Intercreditor Agreement. As of March 31, 2011, the aggregate principal amount of the obligations under our senior secured credit facilities was $13,251 million, the aggregate amount of unused revolving commitments thereunder was $147.5 million and the aggregate principal amount of outstanding notes was $1,000 million.

After the discharge of the obligations with respect to our senior secured credit facilities, at which time the parties to our senior secured credit facilities will no longer have the right to direct the actions with respect to the collateral securing the notes pursuant to the Credit Agreement Intercreditor Agreement, that right passes to the authorized representative of holders of the next largest outstanding principal amount of indebtedness secured by a lien on the collateral equal in priority to the lien securing our obligations with respect to our senior secured credit facilities, prior to their discharge. If we have issued or if we issue additional indebtedness that is equal in priority to the lien securing our senior secured credit facilities in a greater principal amount than the notes, then the authorized representative for such additional indebtedness would be next in line to exercise rights under the Credit Agreement Intercreditor Agreement, rather than the trustee as the collateral agent for the notes. Accordingly, the trustee under the indenture governing the notes may never have the right to control remedies and take other actions with respect to the collateral.

Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate and to collect, invest and dispose of any income from the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. If such proceeds constitute collateral under the receivables based credit facility, the notes would be secured by such collateral on a junior priority basis to the lenders under our receivables based credit facility. For example, the collateral under our senior secured credit facilities does not include a security interest in cash, including cash proceeds from a sale of assets that constituted collateral under our senior secured credit facilities. However, the definition of collateral under the receivables based credit facility includes accounts receivable and other accounts and cash, and any assets acquired with such collateral or otherwise constituting proceeds of collateral under the receivables based credit facility. Accordingly, if assets that constitute collateral under our senior secured credit facilities are sold, the cash proceeds and anything purchased with those proceeds may constitute collateral under the receivables based credit facility and our senior secured credit facilities. In such a case, the holders of notes may not be able to take any enforcement action with respect to such collateral or to receive any proceeds from the sale of such collateral in an enforcement action until our obligations under the receivables based credit facility are paid off in full. Maximum commitments under our receivables based credit facility are $625.0 million, subject to a borrowing base equal to 85% of CCU’s, and certain of CCU’s subsidiaries’, accounts receivable. As of March 31, 2011, our obligations under the receivables based credit facility equaled $320.7 million. On June 8, 2011, we made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Our voluntary paydown did not reduce our commitments under this facility and we may reborrow under this facility at any time.

In addition, in most cases, the collateral securing the notes will be taken in the name of the authorized representative of the lenders under our senior secured credit facility for the benefit of the holders of the notes and the trustee. As a result, the authorized representative of the lenders under our senior secured credit facility may effectively control actions with respect to collateral securing the notes, which may impair the rights that a noteholder would otherwise have as a secured creditor. The authorized representative of the lenders under our senior secured credit facility may take actions that a noteholder disagrees with or fail to take actions that a noteholder wishes to pursue. Furthermore, the authorized representative of the lenders under our senior secured credit facility under the Credit Agreement Intercreditor Agreement may fail to act in a timely manner which could impair the recovery of holders of the notes.

Indebtedness under our receivables based credit facility is senior to the notes to the extent of the value of the collateral securing our receivables based credit facility.

Our receivables based credit facility provides revolving credit commitments in a maximum amount equal to $625.0 million, subject to a borrowing base. The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of our senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof. Obligations under the notes, on the other hand, are secured, subject to prior liens permitted by the indenture governing the legacy notes, by a lien on the accounts receivable and related assets securing our receivables based credit facility that is junior in priority to the lien securing our obligations under such credit facility. Any rights to payment and claims by the holders of the notes are, therefore, junior to any rights of payment or claims by our creditors under our receivables based credit facility to the extent of the value of the receivables based collateral. Upon the satisfaction of our obligations to the lenders under our receivables based credit facility, the remaining proceeds of the receivables-based collateral, if any, will be used to pay, on a pari passu basis, our senior secured credit facilities, the notes and any other indebtedness with an equal priority lien on the receivables-based collateral. See “—The amount of our obligations under our senior secured credit facilities and the notes substantially exceeds the value of the collateral securing the notes.”

The rights of holders of the notes with respect to the receivables based collateral are substantially limited by the terms of the ABL Intercreditor Agreement.

The rights of holders of the notes with respect to the receivables based collateral are substantially limited by the ABL Intercreditor Agreement that exists between lenders under our senior secured credit facilities, holders of the notes and lenders under the receivables based credit facility. See “Description of the Exchange Notes—Intercreditor Agreements—ABL Intercreditor Agreement.” Under the terms of the ABL Intercreditor Agreement, at any time that obligations that have the benefit of the senior priority liens on the receivables based collateral remain outstanding, any actions that may be taken in respect of the receivables based collateral, including the ability to cause the commencement of enforcement proceedings against the receivables based collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of receivables based collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the senior priority liens and neither the trustee nor the collateral agent, on behalf of the holders of the notes, will have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. Under the terms of the ABL Intercreditor Agreement, at any time that obligations that have the benefit of the senior priority liens on the receivables based collateral are outstanding, if the holders of such indebtedness release the receivables based collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to our receivables based credit facility), including, without limitation, in connection with any sale of assets, the junior priority security interest in such receivables based collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The receivables based collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by senior priority liens in the receivables based collateral control the disposition of the receivables based collateral, such holders could decide not to proceed against the receivables based collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. In addition, the ABL Intercreditor Agreement gives the holders of senior priority liens on the receivables based collateral the right to access and use the collateral that secures the notes to allow those holders to protect the receivables based collateral and to process, store and dispose of the receivables based collateral.

In the event that either the Credit Agreement Intercreditor Agreement or the ABL Intercreditor Agreement is found to be invalid or unenforceable, the liens in favor of the notes will not rank pari passu with the liens in favor of the senior secured credit facilities with respect to the collateral securing the notes.

The Credit Agreement Intercreditor Agreement establishes the relative priorities of the lenders under the senior secured credit facilities and holders of the notes with respect to the collateral securing the notes. The Credit Agreement Intercreditor Agreement provides that the security interest of the holders of notes are equal in priority to that of the lenders under the senior secured credit facilities. In addition, the ABL Intercreditor

Agreement establishes the relative priorities of the lenders under the receivables based credit facility, the lenders under the senior secured credit facilities and holders of the notes with respect to the receivables based collateral. The ABL Intercreditor Agreement provides that the security interest of the holders of the notes is junior in priority to that of the lenders under the receivables based credit facility and equal in priority to that of the lenders under our senior secured credit facilities.

However, if either the Credit Agreement Intercreditor Agreement or the ABL Intercreditor Agreement is found to be invalid or unenforceable, the priority of these liens will be subject to state law governing perfection and security interests. As a result, because the security interests in the collateral securing our senior secured credit facilities and the receivables based collateral of the lenders under the senior secured credit facilities were perfected, in each case, at a date prior to those of the holders of notes, the security interests of the lenders under the senior secured credit facilities will be senior to those of the holders of notes. Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the proceeds of collateral securing our senior secured credit facilities and the receivables based collateral would be applied to satisfy our obligations under the senior secured credit facilities before it was applied to satisfy our obligations under the notes. Moreover, in the event that the ABL Intercreditor Agreement is found to be invalid or unenforceable, the lenders under our receivables based credit facility will remain senior in priority to holders of the notes with respect to the receivables based collateral.

The waiver of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the related guarantees are secured by the collateral on a pari passu basis with our senior secured credit facilities and other related obligations. The ABL Intercreditor Agreement provides that, at any time that obligations under the receivables based credit facility are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent may not assert or enforce any right of marshaling as against the lenders under the receivables based credit facility. See “Description of the Exchange Notes—Intercreditor Agreements—ABL Intercreditor Agreement.” Without this waiver of the right of marshaling, holders of such indebtedness would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral securing the notes, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral securing the notes could be applied to repay the receivables based credit facility before applying proceeds of other collateral securing other indebtedness, and the holders of the notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

The imposition of certain permitted liens could adversely affect the value of the collateral.

The collateral securing the notes is subject to liens permitted under the terms of the indenture governing the notes, whether arising on or after the date the notes are issued. The existence of any permitted liens could adversely affect the value of the collateral as well as the ability to realize or foreclose on such collateral. The collateral also secures our obligations under our senior secured credit facilities and may also secure future indebtedness and other obligations of the company and the guarantors to the extent permitted by the indenture governing the notes and the security documents. In addition, a portion of the collateral also secures our receivables based credit facility, and the holders of notes are junior in priority to lenders under our receivables based credit facility with respect to such collateral. As a result, your rights to the collateral would be diluted by any increase in the indebtedness secured by the receivables based collateral. To the extent we incur any permitted liens, the liens of holders of the notes may be junior in priority to such permitted liens.

There are certain categories of property that are excluded from the collateral.

Certain categories of assets are excluded from the collateral. These assets include any fee owned real property and all leasehold rights and interests in real property, general intangibles (other than licenses, permits and other authorizations issued by the FCC), investment property and intellectual property (as such terms are defined in the Uniform Commercial Code) where the grant of a security interest therein would adversely affect our rights in such property, including trademark rights; assets in which the grant of a security interest is prohibited by law; margin stock; assets in which we are contractually obligated not to create a security interest; assets in which the taking of a security interest would be unduly burdensome or costly to us; assets that are held for sale; and certain assets identified as exclusions from the collateral by the administrative agent under our senior secured credit facilities.

In addition, the equity interests of our restricted subsidiaries under the legacy notes indenture and the property and related assets that constitute principal property under the indenture governing the legacy notes, will, in each case, be excluded from the collateral unless and until the notes receive the benefit of a springing lien in such collateral, which would occur as a result of $500 million or less aggregate principal amount of the legacy notes remaining outstanding or the legacy notes becoming secured on an equal and ratable basis with the notes. See “Description of the Exchange Notes—General Credit Facility Collateral.”

The rights of holders of the notes with respect to such excluded property will be equal to the rights of our and the guarantors’ general unsecured creditors in the event of any bankruptcy filed by or against us or the guarantors under applicable U.S. federal bankruptcy laws.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future, and any future pledge of the securities of any subsidiary securing the notes will automatically be released to the extent and for so long as that pledge would require the filing of separate financial statements with the SEC for that subsidiary.

The security interest in the collateral securing the notes includes certain assets, both tangible and intangible, whether now owned or acquired or arising in the future. In addition, the notes may in the future become secured by certain equity interests, including equity interests of our restricted subsidiaries under the indenture governing the legacy notes, and the property and related assets that constitute principal property under the indenture governing the legacy notes. See “Description of the Exchange Notes—General Credit Facility Collateral.” Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Under the SEC regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. The indenture governing the notes provides that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X or another similar rule. As a result, if in the future the notes become secured by a pledge of the stock and other securities of any of our subsidiaries held by us or the guarantors, holders of the notes could lose a portion or all of their security interest in such stock or other securities of those subsidiaries during that period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

Rights of holders of the notes in the U.S. collateral may be adversely affected by bankruptcy proceedings in the United States.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the security agent has repossessed and disposed the collateral. Under the U.S. bankruptcy code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, U.S. bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the security agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

The collateral is subject to casualty risk.

Even if we maintain insurance, there are certain losses that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral securing the notes, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the notes and related guarantees.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

The notes may, upon the occurrence of certain future events, receive the benefit of a pledge of the equity interests of our restricted subsidiaries under the indenture governing the legacy notes and the property and related assets that constitute principal property under such indenture. See “Description of the Exchange Notes—General Credit Facility Collateral.” This or any other future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge (or, in certain circumstances, a longer period).

We may not be able to repurchase the notes upon a change of control and holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

Our senior secured credit facilities provide that the occurrence of certain events that would constitute a change of control for the purposes of the indenture governing the notes constitutes a default under our senior secured credit facilities. If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change of control for the purposes of the notes. Any of our future debt agreements may contain prohibitions of events that would constitute a change of control or would require such debt to be repurchased upon a change of control. The source of funds for any purchase of the notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our senior secured credit facilities from repurchasing notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes. Such a default would, in turn, constitute a default under our senior secured credit facilities.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person is uncertain.

Ratings of the notes may cause their trading price to fall and affect the marketability of the notes.

The outstanding notes have been rated by Moody’s and S&P. A rating agency’s rating of the notes is not a recommendation to purchase, sell or hold any particular security, including the notes. Such ratings are limited in scope and do not comment as to material risks relating to an investment in the notes. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time. Rating agencies also may lower, suspend or withdraw ratings on the notes or our other debt in the future. Noteholders will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Simultaneously with the initial sales of the outstanding notes, we entered into an exchange and registration rights agreement with respect to each private offering, pursuant to which we have agreed that we will use commercially reasonable efforts to take the following actions, at our expense, for the benefit of the holders of the outstanding notes:

•

no later than September 21, 2011, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes, which will have terms identical in all material respects to the outstanding notes, except that additional interest will not be payable in respect of the exchange notes and the exchange notes will not be entitled to registration rights under the applicable exchange and registration rights agreement and will not be subject to the transfer restrictions,

•	cause the exchange offer registration statement to be declared effective by the SEC no later than November 20, 2011 (the “effectiveness deadline”),

•	commence the exchange offer promptly (but no later than 10 business days) after the registration statement is declared effective, and

•	keep the exchange offer open for at least 20 business days after the date we mail notice of such exchange offer to holders.

For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note, having a principal amount at maturity equal to that of the surrendered note.

Under existing SEC interpretations set forth in no-action letters to third parties, the exchange notes will in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the applicable exchange and registration rights agreement, including certain indemnification rights and obligations.

If you wish to participate in the exchange offer, you will be required to represent to us, among other things, that, at the time of the consummation of the exchange offer:

•	any exchange notes received by you will be acquired in the ordinary course of business,

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act,

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act,

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act, and

•

if you are a broker-dealer, you will receive exchange notes in exchange for outstanding notes that were acquired for your own account as a result of market-making activities or other trading activities and that you will be required to acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in the exchange offer or to exchange their outstanding notes for exchange notes.

If (i) applicable law or the interpretations of the staff of the SEC do not permit us to effect an exchange offer with respect to the outstanding notes, (ii) an exchange offer with respect to the outstanding notes for any other reason is not completed within the time frame described above or (iii) any holder notifies us within 20 business days following the exchange offer that, for certain reasons, it was unable to participate in the exchange offer, we will, no later than 30 days after such event (but in no event less than 210 days after the closing date of the outstanding notes), file a shelf registration statement relating to resales of the outstanding notes and use commercially reasonable efforts to cause it to become effective within 90 days after filing (but in no event less than 270 days after the closing date of the outstanding notes) and keep that shelf registration statement effective until the expiration of two years from the closing date of the outstanding notes, or such shorter time period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each holder of the notes copies of a prospectus, notify each such holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the applicable exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

If we fail to comply in a timely fashion with the requirements outlined above regarding the completion of the exchange offer (or, if required, a shelf registration statement), and in certain other limited circumstances, the annual interest rate borne by the notes will be increased by 0.25% per annum and an additional 0.25% per annum every 90 days thereafter, up to a maximum additional cash interest of 0.50% per annum, until the exchange offer is completed, the shelf registration statement is declared effective or, with respect to any particular note, such note ceases to be outstanding or is actually sold by the holder thereof pursuant to Rule 144 under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by us or pursuant to the indenture.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You may tender all or any portion of your outstanding notes; however, exchange notes will only be issued in denominations of $2,000 and integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

(1)	the exchange notes each bear a different CUSIP Number from the outstanding notes;

(2)	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the exchange notes will not be entitled to certain rights under the applicable exchange and registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice (if oral, to be promptly confirmed in writing) thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on August 4, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice (if oral, to be promptly confirmed in writing) prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice (if oral, to be promptly confirmed in writing) of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

Each exchange note will bear interest from its issuance date. The holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest on those outstanding notes through, but not including, the issuance date of the exchange notes. This interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually in cash in arrears on March 1 and September 1 of each year.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and, unless transmitting an agent’s message in connection with a book-entry transfer, mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the fourth paragraph under the heading “—Purpose and Effect of the Exchange Offer.”

The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Letter of Transmittal” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form and eligibility, including time of receipt, of the acceptance of tendered outstanding notes and the withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon oral or written (if oral, to be promptly confirmed in writing) request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our sole discretion that any of the conditions are not satisfied with respect to the exchange offer, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”), or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. Requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:

Deutsche Bank Trust Company Americas

(US CTAS Operations)

5022 Gate Parkway

Suite 200

Jacksonville, Florida 32256

Attn: Reorganization Unit

Clear Channel Communications, Inc.

Facsimile Transmission: (615) 866-3889 Attn: Reorganization Unit For Information or to Confirm Receipt of Facsimile by Telephone: (800) 735-7777

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made through DTC by Deutsche Bank Trust Company Americas; however, additional solicitation may be made by electronic mail, facsimile, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of

Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us if we so request;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our “affiliate” within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution” for more information.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreements. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expenses of the exchange offer.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2011 on an actual basis and as adjusted to give effect to the issuance of $750 million aggregate principal amount of outstanding notes in June 2011 and the voluntary paydown we made on June 8, 2011 using cash on hand of all amounts outstanding under our receivables based credit facility, of which $320.7 million was outstanding as of March 31, 2011, as if each of these events had occurred as of March 31, 2011. You should read the following information in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Historical	As Adjusted
	(In millions)
Cash and cash equivalents(1)	$1,510.8	$1,880.8
Clear Channel long-term debt (including current portion):
Senior secured credit facilities:
Revolving credit facility(2):
Domestic based borrowings	$1,635.9	$1,635.9
Foreign subsidiary borrowings	144.6	144.6
Term loan A facility	1,087.1	1,087.1
Term loan B facility	8,735.9	8,735.9
Term loan C—asset sale facility	670.9	670.9
Delayed draw term loan facilities(3)	976.8	976.8
Priority guarantee notes, net of discount(4)	1,000.0	1,703.8
Receivables based credit facility(5)	320.7	—
Other secured long-term debt	6.7	6.7

Total secured debt	14,578.6	14,961.7
Senior cash pay notes	796.3	796.3
Senior toggle notes	829.8	829.8
Other long term debt(6)	60.2	60.2

Total guaranteed debt of the issuer and the guarantors(7)	16,264.9	16,648.0
Legacy notes, net of discounts(8)	1,639.3	1,639.3

Total Clear Channel debt	17,904.2	18,287.3
CCWH Notes(9)	2,500.0	2,500.0

Total long-term debt	$20,404.2	$20,787.3
Total member’s deficit(10)	(7,280.4)	(7,280.4)

Total capitalization	$13,123.8	$13,506.9

(1)	Adjusted cash and cash equivalents reflects (i) $703.8 million in proceeds from the issuance of $750 million aggregate principal amount of outstanding notes in June 2011 (net of $46.2 million of discount) as cash on hand for general corporate purposes, including the repayment of legacy notes and other indebtedness; (ii) the use of cash on hand to pay estimated fees and expenses of $13.13 million arising from the offering; and (iii) the voluntary paydown we made on June 8, 2011 using cash on hand of all amounts outstanding under our receivables based credit facility, of which $320.7 million was outstanding as of March 31, 2011.
(2)	Our senior secured credit facilities provide for a $1,928 million six-year revolving credit facility, of which, as of March 31, 2011, $1,780.5 million was outstanding. We have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility.

(3)	Our senior secured credit facilities provide for two delayed draw term loans facilities in the amount of $568.6 million and $408.2 million as of March 31, 2011 that mature on January 30, 2016. As of March 31, 2011, these facilities were fully drawn.
(4)	The amount under “As Adjusted” includes $750.0 million aggregate principal amount of the outstanding notes issued in June 2011, net of $46.2 million of discount.
(5)	On June 8, 2011, we repaid all outstanding amounts under our receivables based credit facility using cash on hand. This voluntary repayment did not reduce our commitments under this facility and we may reborrow amounts under this facility at any time.
(6)	Represents subsidiary indebtedness, including $22.2 million held at a subsidiary within our Americas Outdoor Advertising segment and $38.0 million held at various subsidiaries within our International Outdoor Advertising segment.
(7)	Represents the sum of the indebtedness which is guaranteed by Clear Channel Capital and our material wholly-owned domestic restricted subsidiaries and retained indebtedness of our restricted subsidiaries that was outstanding as of March 31, 2011. This amount does not include our legacy notes, which are not guaranteed by, or direct obligations of, our subsidiaries.
(8)	Represents our legacy notes, net of unamortized purchase accounting discounts of $579.3 million, which are not guaranteed by, or direct obligations of, our subsidiaries. As of March 31, 2011, our legacy notes bore interest at fixed rates ranging from 4.4% to 7.25%, have maturities through 2027 and contain provisions customary for investment grade debt securities. The legacy notes are not guaranteed by Clear Channel Capital or any of Clear Channel’s subsidiaries. On May 15, 2011, we repaid $250 million in aggregate principal amount of our legacy notes at maturity, of which $109.8 million was held by one of our subsidiaries.
(9)	The CCWH Notes were issued by a subsidiary of CCOH, are guaranteed by CCOH and certain of its subsidiaries and are not guaranteed by Clear Channel or any of its wholly-owned subsidiaries. Neither CCOH nor any of its subsidiaries guarantee the notes offered hereby.
(10)	On December 31, 2008 and on June 30, 2009, we recognized impairment charges of $5.3 billion and $4.1 billion, respectively. Additionally, during the fourth quarter of 2010, we recognized impairment charges of $15.4 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and as of and for the three-month periods ended March 31, 2011 and 2010. The selected historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2008 and as of and for the years ended December 31, 2007 and 2006 are derived from our audited consolidated financial statements and related notes not included herein. The selected historical consolidated financial data as of and for the three-month periods ended March 31, 2011 and 2010 are derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The audited historical consolidated financial statements for the year ended December 31, 2008 are comprised of two periods: post-Merger and pre-Merger, which relate to the period succeeding and the period preceding the Merger, respectively. See “Basis of Presentation.”

In the opinion of management, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

The Merger and other acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data.

This information is only a summary and you should read the information presented below in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(Dollars in thousands, except per share data)	Year Ended December 31,					Three Months Ended March 31,
	2010 Post- Merger	2009 Post- Merger	2008 (1) Combined	2007 (2) Pre- Merger	2006 (3) Pre- Merger	2011 Post- Merger	2010 Post- Merger
						(unaudited)
Results of Operations Data:
Revenue	$5,865,685	$5,551,909	$6,688,683	$6,921,202	$6,567,790	$1,320,826	$1,263,778
Operating expenses:
Direct operating expenses	2,442,167	2,583,263	2,904,444	2,733,004	2,532,444	596,255	597,347
Selling, general and administrative expenses	1,509,692	1,466,593	1,829,246	1,761,939	1,708,957	360,524	349,296
Corporate expenses	284,042	253,964	227,945	181,504	196,319	52,347	64,496
Depreciation and amortization	732,869	765,474	696,830	566,627	600,294	183,711	181,334
Merger expenses	—	—	155,769	6,762	7,633	—	—
Impairment charges (4)	15,364	4,118,924	5,268,858	—	—	—	—
Other operating income (expense)—net	(16,710)	(50,837)	28,032	14,113	71,571	16,714	3,772

Operating income (loss)	864,841	(3,687,146)	(4,366,377)	1,685,479	1,593,714	144,703	75,077
Interest expense	1,533,341	1,500,866	928,978	451,870	484,063	369,666	385,795
Gain (loss) on marketable securities	(6,490)	(13,371)	(82,290)	6,742	2,306	—	—
Equity in earnings (loss) of nonconsolidated affiliates	5,702	(20,689)	100,019	35,176	37,845	2,975	1,871
Other income (expense)—net	46,455	679,716	126,393	5,326	(8,593)	(2,036)	58,035

Income (loss) before income taxes and discontinued operations	(622,833)	(4,542,356)	(5,151,233)	1,280,853	1,141,209	(224,024)	(250,812)
Income tax (expense) benefit	159,980	493,320	524,040	(441,148)	(470,443)	92,661	71,185

Income (loss) before discontinued operations	(462,853)	(4,049,036)	(4,627,193)	839,705	670,766	(131,363)	(179,627)
Income from discontinued operations, net (5)	—	—	638,391	145,833	52,678	—	—

Consolidated net income (loss)	(462,853)	(4,049,036)	(3,988,802)	985,538	723,444	(131,363)	(179,627)
Amount attributable to noncontrolling interest	16,236	(14,950)	16,671	47,031	31,927	469	(4,213)

Net income (loss) attributable to the Company	$(479,089)	$(4,034,086)	$(4,005,473)	$938,507	$691,517	$(131,832)	$(175,414)

(Dollars in thousands, except per share data)	Year Ended December 31,					Three Months Ended March 31,
	2010 Post- Merger	2009 Post- Merger	2008 (1) Combined	2007 (2) Pre- Merger	2006 (3) Pre- Merger	2011 Post- Merger	2010 Post- Merger
						(unaudited)
Balance Sheet Data (at end of period):
Current assets	$3,603,173	$3,658,845	$2,066,555	$2,294,583	$2,205,730	$3,142,629	$3,168,367
Property, plant and equipment—net	3,145,554	3,332,393	3,548,159	3,215,088	3,236,210	3,117,816	3,259,714
Total assets	17,460,382	18,047,101	21,125,463	18,805,528	18,886,455	16,938,645	17,399,984
Current liabilities	2,098,579	1,544,136	1,845,946	2,813,277	1,663,846	1,498,479	1,889,215
Long-term debt, net of current maturities	19,739,617	20,303,126	18,940,697	5,214,988	7,326,700	19,999,658	19,576,685
Member’s/shareholders’ equity (deficit)	(7,204,686)	(6,844,738)	(2,916,231)	9,233,851	8,391,733	(7,280,432)	(7,054,786)
Other Financial Data:
Ratio of earnings to fixed charges (6)	—	—	—	2.44	2.30	—	—
Deficiency of earnings to fixed charges (6)	617,451	4,500,766	5,208,174	—	—	221,633	246,183

	Period from January 1 through July 30,	Year Ended December 31,
	2008	2007	2006
	Pre-Merger	Pre-Merger	Pre-Merger
Net income per common share (7):
Basic:
Income attributable to the Company before discontinued operations	$0.80	$1.59	$1.27
Discontinued operations	1.29	0.30	0.11

Net income attributable to the Company	$2.09	$1.89	$1.38

Diluted:
Income attributable to the Company before discontinued operations	$0.80	$1.59	$1.27
Discontinued operations	1.29	0.29	0.11

Net income attributable to the Company	$2.09	$1.88	$1.38

(1)	The 2008 financial data consists of two periods: post-Merger and pre-Merger. The 2008 post-Merger and pre-Merger financial data is presented as follows:

(Dollars in thousands)	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year ended December 31, 2008
Revenue	$2,736,941	$3,951,742	$6,688,683
Operating expenses:
Direct operating expenses	1,198,345	1,706,099	2,904,444
Selling, general and administrative expenses	806,787	1,022,459	1,829,246
Corporate expenses	102,276	125,669	227,945
Depreciation and amortization	348,041	348,789	696,830
Merger expenses	68,085	87,684	155,769
Impairment charges	5,268,858	—	5,268,858
Other operating income (expense)—net	13,205	14,827	28,032

Operating income (loss)	(5,042,246)	675,869	(4,366,377)
Interest expense	715,768	213,210	928,978
Gain (loss) on marketable securities	(116,552)	34,262	(82,290)
Equity in earnings (loss) of nonconsolidated affiliates	5,804	94,215	100,019
Other income (expense)—net	131,505	(5,112)	126,393

Income (loss) before income taxes and discontinued operations	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense)	696,623	(172,583)	524,040

Income (loss) before discontinued operations	(5,040,634)	413,441	(4,627,193)
Income (loss) from discontinued operations, net	(1,845)	640,236	638,391

Consolidated net income (loss)	(5,042,479)	1,053,677	(3,988,802)
Amount attributable to noncontrolling interest	(481)	17,152	16,671

Net income (loss) attributable to the Company	$(5,041,998)	$1,036,525	$(4,005,473)

(2)	Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC 740-10. In accordance with the provisions of ASC 740-10, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. The adoption of ASC 740-10 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes.”
(3)	Effective January 1, 2006, we adopted FASB Statement No. 123(R), Share-Based Payment, codified in ASC 718-10. In accordance with the provisions of ASC 718-10, we elected to adopt the standard using the modified prospective method.
(4)	We recorded impairment charges of $15.4 million during 2010. We also recorded non-cash impairment charges of $4.1 billion in 2009 and $5.3 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.
(5)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business, which we sold on March 14, 2008, and certain of our non-core radio stations.
(6)	Ratio of earnings to fixed charges represents the ratio of earnings (defined as pre-tax income (loss) from continuing operations before equity in earnings (loss) of nonconsolidated affiliates) to fixed charges (defined as interest expense plus the interest portion of rental expense). Our earnings, which included impairment charges of $15.4 million, $4.1 billion and $5.3 billion for the years ended December 31, 2010, 2009 and 2008, respectively, were not sufficient to cover our fixed charges by $617.5 million, $4.5 billion and $5.2 billion, respectively. Our earnings were not sufficient to cover our fixed charges by $221.6 million and $246.2 million for the three months ended March 31, 2011 and 2010, respectively.
(7)	Net loss per share information is not presented for the post-Merger period as this information is not meaningful. During the post-Merger periods, Clear Channel Capital II, LLC is the sole member of Clear Channel Capital and owns 100% of the limited liability company interests. Clear Channel Capital does not have any publicly traded common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the information included under “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

OVERVIEW

Executive Summary

The key highlights for our business for the quarter ended March 31, 2011 are summarized below:

•	Consolidated revenue increased $57.0 million compared to the first quarter of 2010.

•	Radio revenue increased $17.1 million compared to the first quarter of 2010 from increases in local advertising.

•	Americas outdoor revenue increased $18.3 million compared to the first quarter of 2010, driven by revenue growth across most of our display types, particularly digital.

•

International outdoor revenue increased $23.1 million compared to the first quarter of 2010, primarily as a result of increased street furniture sales and an increase from movements in foreign exchange.

•

We issued $1.0 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (which we refer to as the “outstanding notes issued in February 2011”). Proceeds of the offering of the outstanding notes issued in February 2011, along with available cash on hand, were used to repay $500.0 million of the senior secured credit facilities and $692.7 million of the 6.25% senior notes that matured during the first quarter of 2011.

•

We purchased a cloud-based music technology business in the first quarter of 2011 that provides us with state-of-the-art music technology and services. We believe this technology and services will enable us to accelerate the development and growth of the next generation of our iHeartRadio.com digital products.

The key highlights of our business for the year ended December 31, 2010 are summarized below:

•	Consolidated revenue increased $313.8 million for the year ended December 31, 2010 compared to 2009, primarily as a result of improved economic conditions.

•

Radio revenue increased $161.7 million for the year ended December 31, 2010 compared to 2009, primarily as a result of increased average rates per minute driven by increased demand for both national and local advertising.

•	Americas outdoor revenue increased $51.9 million for the year ended December 31, 2010 compared to 2009, driven by revenue growth across our advertising inventory, particularly digital.

•

International outdoor revenue increased $48.1 million for the year ended December 31, 2010 compared to 2009, primarily as a result of increased revenue from street furniture across most countries, partially offset by a decrease from movements in foreign exchange of $10.3 million.

•

Our subsidiary, Clear Channel Investments, Inc. (“CC Investments”), repurchased $185.2 million aggregate principal amount of our senior toggle notes for $125.0 million during the year ended December 31, 2010.

•	We repaid $240.0 million upon the maturity of our 4.50% senior notes due 2010 during the year ended December 31, 2010.

•	During 2010, we repaid our remaining 7.65% senior notes upon maturity for $138.8 million with proceeds from our delayed draw term loan facility that was specifically designated for this purpose.

•	During 2010, we received $132.3 million in Federal income tax refunds.

•

On October 15, 2010, Clear Channel Outdoor Holdings, Inc. (“CCOH”), our subsidiary, transferred its interest in its Branded Cities operations to its joint venture partner, The Ellman Companies. We recorded a loss of $25.3 million in “Other operating income (expense) – net” related to the transfer.

•

We performed impairment tests on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $15.4 million. Please see the notes to the consolidated financial statements included elsewhere in this prospectus for a more complete description of the impairment charges.

The key highlights of our business for the year ended December 31, 2009 are summarized below:

•	Consolidated revenue decreased $1.14 billion for the year ended December 31, 2009 compared to 2008, primarily as a result of weakness in advertising and the global economy.

•	Radio revenue declined $557.5 million for the year ended December 31, 2009 compared to 2008, primarily as a result of decreases in local and national advertising demand.

•

Americas outdoor revenue decreased $192.1 million for the year ended December 31, 2009 compared to 2008, driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers.

•

International outdoor revenue decreased $399.2 million for the year ended December 31, 2009 compared to 2008, primarily as a result of weak advertising demand across most countries. Also contributing to the decline was $118.5 million from movements in foreign exchange.

•

We recorded a $21.3 million impairment to taxi contract intangible assets in our Americas outdoor segment, a $55.0 million impairment primarily related to street furniture tangible assets and contract intangible assets in our International outdoor segment and an $11.3 million impairment related to corporate assets under ASC 360-10.

•

We performed impairment tests on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $4.1 billion. We had previously recorded impairment charges of $5.3 billion as of December 31, 2008. Please see the notes to the consolidated financial statements included elsewhere in this prospectus for a more complete description of the impairment charges.

•

Our subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017.

•

Our wholly-owned subsidiaries, CC Finco, LLC, and Clear Channel Acquisition, LLC (previously known as CC Finco II, LLC), repurchased an aggregate $1.2 billion of our debt through open market repurchases, privately negotiated transactions and tenders. Cash paid to repurchase the debt was $343.5 million.

•	On December 31, 2009, our subsidiary Clear Channel Outdoor, Inc. (“CCOI”) disposed of Clear Channel Taxi Media, LLC, our taxi advertising business and recorded a loss of $20.9 million.

Format of Presentation

Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are radio broadcasting (“radio” or “radio broadcasting”), which includes our national syndication business, Americas Outdoor Advertising (“Americas outdoor” or “Americas outdoor advertising”), and International Outdoor Advertising (“International outdoor” or “International outdoor advertising”). Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) - net, Income tax benefit (expense) and Income (loss) from discontinued operations, net are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain Credit Agreement EBITDA Adjustments

In the fourth quarter of 2008, CCMH initiated a restructuring program targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives (the “restructuring program”). This restructuring program was substantially complete as of December 31, 2010.

Our senior secured credit facilities allow us to adjust the calculation of consolidated EBITDA (as calculated in accordance with our senior secured credit facilities) for certain charges. These charges include restructuring costs of $47.3 million, $164.4 million and $95.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, certain other charges, including costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, costs related to refinancing and acquisition and consulting fees incurred in connection with any of the foregoing, among other items, are also adjustments to the calculation of consolidated EBITDA. For the year ended December 31, 2010, we adjusted our consolidated EBITDA calculation for an additional $8.6 million. See “Sources of Capital” below for a description of the calculation of our consolidated EBITDA pursuant to the senior secured credit facilities.

Radio Broadcasting

Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically highest priced. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across each of our stations.

Management looks at our radio operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staff while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales forces and respond differently to changes in the economic environment. We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at radio revenue by market size. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of radio advertising revenues in markets where such information is available, as well as our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.

A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. We incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, sales levels, pricing and overall profitability.

Americas and International Outdoor Advertising

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, primarily Europe and China, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

In our International business, normal market practice is to sell space on billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically lower in our International business than in the Americas.

Our street furniture and transit display contracts with municipal agencies, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Results of Operations

THREE MONTHS ENDED MARCH 31, 2011 COMPARED TO THREE MONTHS ENDED MARCH 31, 2010

Consolidated Results of Operations

The comparison of the three months ended March 31, 2011 to the three months ended March 31, 2010 is as follows.

(In thousands)	Three Months Ended March 31,		% Change
	2011	2010
Revenue	$1,320,826	$1,263,778	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	596,255	597,347	(0%)
Selling, general and administrative expenses (excludes depreciation and amortization)	360,524	349,296	3%
Corporate expenses (excludes depreciation and amortization)	52,347	64,496	(19%)
Depreciation and amortization	183,711	181,334	1%
Other operating expense – net	16,714	3,772

Operating income (loss)	144,703	75,077
Interest expense	369,666	385,795
Equity in earnings (loss) of nonconsolidated affiliates	2,975	1,871
Other income – net	(2,036)	58,035

Loss before income taxes	(224,024)	(250,812)
Income tax benefit	92,661	71,185

Consolidated net loss	(131,363)	(179,627)
Less amount attributable to noncontrolling interest	469	(4,213)

Net loss attributable to the Company	$(131,832)	$(175,414)

Consolidated Revenue

Our consolidated revenue increased $57.0 million during the first quarter of 2011 compared to the same period of 2010. Our radio broadcasting revenue increased $17.1 million driven by increases in local advertising on improved average rates per minute. Americas outdoor revenue increased $18.3 million driven by increases in revenue across most of our display types, particularly digital. Our International outdoor revenue increased $23.1 million, primarily due to $8.7 million from street furniture growth across most of our markets and an $8.0 million increase from movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses remained relatively flat during the first quarter of 2011 compared to the same period of 2010. Our radio broadcasting direct operating expenses decreased $11.7 million, primarily due to an $8.0 million decline in restructuring expenses. Americas outdoor direct operating expenses increased $4.2 million primarily due higher variable costs associated with the increase in revenue. Direct operating expenses in our International outdoor segment increased $8.3 million primarily from a $5.6 million increase from movements in foreign exchange.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $11.2 million during the first quarter of 2011 compared to the same period of 2010. SG&A expenses increased $9.9 million in our Americas outdoor segment, partially as a result of increased commission expenses associated with the increase in revenue during 2011. In addition, 2010 Americas outdoor SG&A included a $3.8 million favorable litigation settlement. Our International outdoor SG&A expenses increased $1.9 million primarily due to a $2.8 million increase in administrative costs. Our radio broadcasting SG&A expenses were flat with increased administrative expenses offset by lower restructuring expenses.

Corporate Expenses

Corporate expenses decreased $12.1 million during the first quarter of 2011 compared to the same period of 2010. We experienced an increase in the first quarter of 2011 of $4.5 million related to general corporate infrastructure support services and initiatives. The increase in general corporate infrastructure support services and initiatives was offset by the impact of the reversal of $6.6 million of share-based compensation expense related to the cancellation of a portion of an executive’s stock options, and the impact of the timing and amounts recorded under our variable compensation plans. In addition, we recorded $2.9 million less restructuring expenses in the current year.

Other Operating Income - Net

Other income of $16.7 million in the first quarter of 2011 primarily related to gains on sales of radio stations, towers and proceeds received from condemnations of bulletins.

Interest Expense

Interest expense decreased $16.1 million during the first quarter of 2011 compared to the same period of 2010, primarily due to a decline in the weighted average cost of debt. Our weighted average cost of debt during the quarter ending March 31, 2011 was 5.9% compared to 6.2% at March 31, 2010.

Other Income (Expense) - Net

Other expense of $2.0 million in the first quarter of 2011 related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of the senior secured credit facilities in connection with the offering of the outstanding notes issued in February 2011 described above. This expense was partially offset by a $3.3 million foreign exchange gain on short term intercompany accounts.

Income Tax Benefit

Our effective tax rate for the first quarter of 2011 was 41.4%. The effective rate was primarily impacted by our settlement of U.S. federal and state tax examinations during the quarter. Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $10.2 million to reflect the net tax benefits of the settlements. In addition, the effective rate was impacted by our ability to benefit from certain tax loss carryforwards in foreign jurisdictions as a result of increased taxable income during 2011, where the losses previously did not provide a benefit.

Our effective tax rate for the first quarter of 2010 was 28.4%. The effective rate was impacted by tax losses in certain foreign jurisdictions for which benefits could not be recorded due to the uncertainty of the ability to utilize those losses in future years.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Three Months Ended March 31,		% Change
	2011	2010
Revenue	$640,345	$623,199	3%
Direct operating expenses	192,108	203,760	(6%)
SG&A expenses	226,649	227,097	0%
Depreciation and amortization	64,456	63,932	1%

Operating income	$157,132	$128,410	22%

Radio broadcasting revenue increased $17.1 million during the first quarter of 2011 compared to the same period of 2010, driven primarily by increases of $10.6 million in local advertising and $7.4 million from digital, traffic and other revenues. The increases were partially offset by a slight decline in national advertising. The increase in local advertising revenue was primarily a result of increased average rates per minute. Increases in advertising occurred across various markets and advertising categories including automotive, entertainment and financial services.

Direct operating expenses decreased $11.7 million during the first quarter of 2011 compared to the same period of 2010, primarily from an $8.0 million decline in expenses incurred in connection with our restructuring program as well as lower programming costs. SG&A expenses were relatively flat with increases in legal and professional costs primarily related to our digital player initiative offset by a $3.7 million decline in restructuring expenses.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Three Months Ended March 31,		% Change
	2011	2010
Revenue	$289,314	$270,977	7%
Direct operating expenses	143,491	139,308	3%
SG&A expenses	54,367	44,477	22%
Depreciation and amortization	51,086	49,451	3%

Operating income	$40,370	$37,741	7%

Our Americas outdoor revenue increased $18.3 million compared to the first quarter of 2010, driven by revenue growth across most of our display types. Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays. Airport and shelter revenues increased due to higher average rates as a result of improved economic conditions.

Direct operating expenses increased $4.2 million during the first quarter of 2011 compared to the same period of 2010. The increase was primarily a result of increased site-lease costs driven by the increase in revenue. We also experienced an increase related to structure maintenance and electricity for new digital bulletins as well as existing displays. SG&A expenses increased $9.9 million in our Americas outdoor segment from an increase in commission costs associated with the increase in revenue during 2011 and an increase in other administrative expenses. The first quarter of 2010 included a $3.8 million favorable litigation settlement.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Three Months Ended March 31,		% Change
	2011	2010
Revenue	$360,900	$337,791	7%
Direct operating expenses	247,889	239,578	3%
SG&A expenses	68,813	66,880	3%
Depreciation and amortization	51,244	52,258	(2%)

Operating income (loss)	$(7,046)	$(20,925)	(66%)

International outdoor revenue increased $23.1 million compared to the first quarter of 2010, primarily as a result of growth in street furniture across most of our markets, particularly China and Sweden, as a result of improved economic conditions. Revenue growth was partially offset by lower revenues in France. Movements in foreign exchange resulted in an $8.0 million increase in revenues.

Direct operating expenses increased $8.3 million primarily attributable to higher direct production costs associated with the increase in revenue, and including a $5.6 million increase from movements in foreign exchange. SG&A expenses increased $1.9 million primarily due to increased administrative costs and a $1.6 million increase from movements in foreign exchange. These SG&A increases were partially offset by a $2.1 million reduction in restructuring expenses and business tax related to a change in French tax law.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income

(In thousands)	Three Months Ended March 31,
	2011	2010
Radio broadcasting	$157,132	$128,410
Americas outdoor advertising	40,370	37,741
International outdoor advertising	(7,046)	(20,925)
Other	(6,480)	(7,328)
Other operating income - net	16,714	3,772
Corporate expenses (1)	(55,987)	(66,593)

Consolidated operating income	$144,703	$75,077

(1)	Corporate expenses include expenses related to radio broadcasting, Americas outdoor, International outdoor and our other segment.

Share-Based Compensation

We do not have any compensation plans under which we grant stock awards to employees. Our employees receive equity awards from CCMH’s or CCOH’s equity incentive plans.

The following table presents amounts related to share-based compensation expense for the three months ended March 31, 2011 and 2010, respectively:

(In thousands)	Three Months Ended March 31,
	2011	2010
Radio broadcasting	$1,554	$1,749
Americas outdoor advertising	2,168	2,030
International outdoor advertising	903	603
Corporate (1)	(2,334)	3,733

Total share-based compensation expense	$2,291	$8,115

(1)	Included in corporate share-based compensation in 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s CCMH stock options.

CCMH completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

As of March 31, 2011, there was $61.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over approximately three years. In addition, as of March 31, 2011, there was $14.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

YEAR ENDED DECEMBER 31, 2010 COMPARED TO YEAR ENDED DECEMBER 31, 2009

Consolidated Results of Operations

The comparison of the year ended December 31, 2010 to the year ended December 31, 2009 is as follows.

(In thousands)	Years ended December 31,		% Change
	2010	2009
Revenue	$5,865,685	$5,551,909	6%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,442,167	2,583,263	(5%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,509,692	1,466,593	3%
Corporate expenses (excludes depreciation and amortization)	284,042	253,964	12%
Depreciation and amortization	732,869	765,474	(4%)
Impairment charges	15,364	4,118,924
Other operating expense – net	(16,710)	(50,837)

Operating income (loss)	864,841	(3,687,146)
Interest expense	1,533,341	1,500,866
Loss on marketable securities	(6,490)	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	5,702	(20,689)
Other income – net	46,455	679,716

Loss before income taxes	(622,833)	(4,542,356)
Income tax benefit	159,980	493,320

Consolidated net loss	(462,853)	(4,049,036)
Less amount attributable to noncontrolling interest	16,236	(14,950)

Net loss attributable to the Company	$(479,089)	$(4,034,086)

Revenue

Consolidated revenue increased $313.8 million during 2010 compared to 2009. Our radio broadcasting revenue increased $161.7 million driven by increases in both national and local advertising from average rates per minute. Americas outdoor revenue increased $51.9 million, driven by revenue increases across most of our advertising inventory, particularly digital. Our International outdoor revenue increased $48.1 million, primarily due to revenue growth from street furniture across most countries, partially offset by a $10.3 million decrease from movements in foreign exchange. Other revenue increased $61.0 million compared to 2009, primarily from stronger national advertising in our media representation business.

Direct Operating Expenses

Direct operating expenses decreased $141.1 million during 2010 compared to 2009. Our radio broadcasting direct operating expenses decreased $81.6 million, primarily from a $29.9 million decline in expenses incurred in connection with our restructuring program from which cost savings resulted in declines of $26.7 million and $11.0 million in programming expenses and compensation expenses, respectively. Americas outdoor direct operating expenses decreased $19.5 million, primarily as a result of the disposition of our taxi advertising business, partially offset by an increase in site lease expenses associated with the increase in revenue. Direct operating expenses in our International outdoor segment decreased $45.6 million, primarily as a result of a $20.4 million decline in expenses incurred in connection with our restructuring program in addition to decreased site lease expenses associated with cost savings from our restructuring program, and included an $8.2 million decrease from movements in foreign exchange.

SG&A Expenses

Consolidated SG&A expenses increased $43.1 million during 2010 compared to 2009. Our radio broadcasting SG&A expenses increased $47.6 million, primarily as a result of increased bonus and commission expense associated with the increase in revenue. SG&A expenses increased $16.6 million in our Americas outdoor segment, primarily as a result of increased selling and marketing costs associated with the increase in revenue in addition to the unfavorable impact of litigation. Our International outdoor SG&A expenses decreased $6.3 million, primarily as a result of a decrease in business tax related to a change in French tax law, and included a $2.3 million decrease from movements in foreign exchange.

Corporate Expenses

Corporate expenses increased $30.1 million during 2010 compared to 2009, primarily due to a $49.9 million increase in bonus expense from improved operating performance and a $53.8 million increase primarily related to headcount from centralization efforts and the expansion of corporate capabilities. Partially offsetting the 2010 increase was $23.5 million related to an unfavorable outcome of litigation recorded in 2009, a $22.6 million decrease in expenses during 2010 associated with our restructuring program and an $18.6 million decrease related to various corporate accruals.

Depreciation and Amortization

Depreciation and amortization decreased $32.6 million during 2010 compared to 2009, primarily as a result of assets in our International outdoor segment that became fully amortized during 2009. Additionally, 2009 included $8.0 million of additional amortization expense associated with the finalization of purchase price allocations to the acquired intangible assets in our Radio segment.

Impairment Charges

We performed our annual impairment test on October 1, 2010 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $15.4 million. We also performed impairment tests on our goodwill, FCC licenses, billboard permits, and other intangible assets in 2009 and recorded impairment charges of $4.1 billion. Please see the notes to the consolidated financial statements included elsewhere in this prospectus for a further description of the impairment charges.

Other Operating Expense - Net

Other operating expense of $16.7 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our subsidiary’s interest in its Branded Cities business, partially offset by a $6.2 million gain on the sale of representation contracts.

The $50.8 million expense for 2009 is primarily related to a $42.0 million loss on the sale and exchange of radio stations and a $20.9 million loss on the sale of our taxi advertising business. The losses were partially offset by a $10.1 million gain on the sale of Americas and International outdoor assets.

Interest Expense

Interest expense increased $32.5 million during 2010 compared to 2009, primarily as a result of the issuance of $2.5 billion in CCWH Notes in December 2009. This increase was partially offset by decreased interest expense due to maturities of the 4.5% senior notes due January 2010, repurchases of senior toggle notes during the first quarter of 2010, repurchases of senior notes during the fourth quarter of 2009 and prepayment of $2.0 billion of term loans in December 2009. Our weighted average cost of debt for 2010 and 2009 was 6.1% and 5.8%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $6.5 million and $13.4 million in 2010 and 2009, respectively, related primarily to the impairment of Independent News & Media PLC (“INM”). The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM as noted above.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates increased in 2010 and was partially offset by an $8.3 million impairment of an equity investment in our International outdoor segment. Equity in loss of nonconsolidated affiliates for 2009 included a $22.9 million impairment of equity investments in our International outdoor segment in addition to a $4.0 million loss on the sale of a portion of our investment in Grupo ACIR Communicaciones (“Grupo ACIR”).

Other Income (Expense) – Net

Other income of $46.5 million in 2010 primarily related to an aggregate gain of $60.3 million on the repurchase of our senior toggle notes partially offset by a $12.8 million foreign exchange loss on the translation of short-term intercompany notes. Please refer to the “Debt Repurchases, Tender Offers, Maturities and Other” section within this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for additional discussion of the repurchase.

Other income of $679.7 million in 2009 relates to an aggregate gain of $368.6 million on the repurchases of certain of our senior notes and an aggregate gain of $373.7 million on the repurchases of certain of our senior toggle notes and senior cash pay notes. The gains on extinguishment of debt were partially offset by a $29.3 million loss related to loan costs associated with the $2.0 billion retirement of certain of our outstanding senior secured debt. Please refer to the “Debt Repurchases, Tender Offers, Maturities and Other” section within this MD&A for additional discussion of the repurchases and debt retirement.

Income Taxes

The effective tax rate for the year ended December 31, 2010 was 25.7% as compared to 10.9% for the year ended December 31, 2009. The effective tax rate for 2010 was impacted by our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

The effective tax rate for 2009 was impacted by the goodwill impairment charges, which are not deductible for tax purposes, along with our inability to benefit from tax losses in certain foreign jurisdictions as discussed above.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2010	2009
Revenue	$2,898,087	$2,736,404	6%
Direct operating expenses	820,214	901,799	(9%)
SG&A expenses	981,094	933,505	5%
Depreciation and amortization	256,673	261,246	(2%)

Operating income	$840,106	$639,854	31%

Radio broadcasting revenue increased $161.7 million during 2010 compared to 2009, driven primarily by a $79.5 million increase in national advertising and a $51.0 million increase in local advertising. Average rates per minute increased during 2010 compared to 2009 as a result of improved economic conditions. Increases occurred across various advertising categories including automotive, political, food and beverage and healthcare.

Direct operating expenses during 2010 decreased $81.6 million compared to 2009, primarily from a $29.9 million decline in expenses incurred in connection with our restructuring program. Cost savings from our restructuring program resulted in declines of $26.7 million and $11.0 million in programming expenses and compensation expenses, respectively. Direct operating expenses declined further from the non-renewals of sports contracts, offset by the impact of $8.0 million associated with the finalization of purchase accounting during the first nine months of 2009. SG&A expenses increased $47.6 million, primarily as a result of a $26.6 million increase in bonus and commission expense associated with the increase in revenue in addition to a $24.1 million increase in selling and marketing expenses.

Depreciation and amortization decreased $4.6 million during 2010 compared to 2009. The 2009 results included $8.0 million of additional amortization expense associated with the finalization of purchase price allocations to the acquired intangible assets.

Americas Outdoor Advertising Results of Operations

Disposition of Taxi Business

On December 31, 2009, our subsidiary CCOI disposed of Clear Channel Taxi Media, LLC (“Taxis”), our taxi advertising business. For the year ended December 31, 2009, Taxis contributed $41.5 million in revenue, $39.8 million in direct operating expenses and $10.5 million in SG&A expenses.

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2010	2009
Revenue	$1,290,014	$1,238,171	4%
Direct operating expenses	588,592	608,078	(3%)
SG&A expenses	218,776	202,196	8%
Depreciation and amortization	209,127	210,280	(1%)

Operating income	$273,519	$217,617	26%

Americas outdoor revenue increased $51.9 million during 2010 compared to 2009 as a result of revenue growth across most of our advertising inventory, particularly digital. The increase was driven by increases in both occupancy and rate. Partially offsetting the revenue increase was the decrease in revenue related to the sale of Taxis.

Direct operating expenses decreased $19.5 million during 2010 compared to 2009. The decline in direct operating expenses was due to the disposition of Taxis, partially offset by a $20.2 million increase in site-lease expenses associated with the increase in revenue. SG&A expenses increased $16.6 million as a result of a $6.3 million increase primarily related to the unfavorable impact of litigation, a $4.7 million increase in consulting costs and a $6.2 million increase primarily due to bonus and commission expenses associated with the increase in revenue, partially offset by the disposition of Taxis.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2010	2009
Revenue	$1,507,980	$1,459,853	3%
Direct operating expenses	971,380	1,017,005	(4%)
SG&A expenses	275,880	282,208	(2%)
Depreciation and amortization	204,461	229,367	(11%)

Operating income (loss)	$56,259	$(68,727)

International outdoor revenue increased $48.1 million during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from the businesses in Greece and India. Foreign exchange movements negatively impacted revenue by $10.3 million.

Direct operating expenses decreased $45.6 million during 2010 compared to 2009, primarily as a result of a $20.4 million decrease in expenses incurred in connection with our restructuring program and a $15.6 million decline in site-lease expenses associated with cost savings from our restructuring program. Also contributing to the decreased expenses was the exit from the businesses in Greece and India and an $8.2 million decrease from movements in foreign exchange. SG&A expenses decreased $6.3 million during 2010 compared to 2009, primarily as a result of a $5.4 million decrease in business tax related to a change in French tax law and a $2.3 million decrease from movements in foreign exchange.

Depreciation and amortization decreased $24.9 million during 2010 compared to 2009 primarily as a result of assets that became fully amortized during 2009.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2010	2009
Radio broadcasting	$840,106	$639,854
Americas outdoor advertising	273,519	217,617
International outdoor advertising	56,259	(68,727)
Other	20,716	(43,963)
Impairment charges	(15,364)	(4,118,924)
Other operating expense - net	(16,710)	(50,837)
Corporate expenses (1)	(293,685)	(262,166)

Consolidated operating income (loss)	$864,841	$(3,687,146)

(1)	Corporate expenses include expenses related to radio broadcasting, Americas outdoor, International outdoor and our other segment.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008.

Our 2008 consolidated statements of operations and statements of cash flows are presented for two periods: post-merger and pre-merger. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The period from July 31 through December 31, 2008 reflect our post-merger period. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of CCMH and Clear Channel Capital’s business became that of Clear Channel and its subsidiaries.

•

The period from January 1 through July 30, 2008 reflects our pre-merger period. The consolidated financial statements for the pre-merger period were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2010 and 2009.

Consolidated Results of Operations

The comparison of the year ended December 31, 2009 to the year ended December 31, 2008 is as follows:

	Post-Merger		Pre-Merger	Combined
(In thousands)	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year ended December 31, 2008	% Change
Revenue	$5,551,909	$2,736,941	$3,951,742	$6,688,683	(17%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,583,263	1,198,345	1,706,099	2,904,444	(11%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,466,593	806,787	1,022,459	1,829,246	(20%)
Corporate expenses (excludes depreciation and amortization)	253,964	102,276	125,669	227,945	11%
Depreciation and amortization	765,474	348,041	348,789	696,830	10%
Merger expenses	—	68,085	87,684	155,769
Impairment charges	4,118,924	5,268,858	—	5,268,858
Other operating income (expense) – net	(50,837)	13,205	14,827	28,032

Operating income (loss)	(3,687,146)	(5,042,246)	675,869	(4,366,377)
Interest expense	1,500,866	715,768	213,210	928,978
Gain (loss) on marketable securities	(13,371)	(116,552)	34,262	(82,290)
Equity in earnings (loss) of nonconsolidated affiliates	(20,689)	5,804	94,215	100,019
Other income (expense) – net	679,716	131,505	(5,112)	126,393

Income (loss) before income taxes and discontinued operations	(4,542,356)	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense)	493,320	696,623	(172,583)	524,040

Income (loss) before discontinued operations	(4,049,036)	(5,040,634)	413,441	(4,627,193)
Income (loss) from discontinued operations, net	—	(1,845)	640,236	638,391

Consolidated net income (loss)	(4,049,036)	(5,042,479)	1,053,677	(3,988,802)
Amount attributable to noncontrolling interest	(14,950)	(481)	17,152	16,671

Net income (loss) attributable to the Company	$(4,034,086)	$(5,041,998)	$1,036,525	$(4,005,473)

Revenue

Our consolidated revenue decreased $1.14 billion during 2009 compared to 2008 as a result of the economic downturn. Revenue declined $557.5 million during 2009 compared to 2008 from our radio business associated with decreases in both local and national advertising. Our Americas outdoor revenue declined $192.1 million attributable to decreases in bulletin, poster and airport revenues associated with cancellations and non-renewals from larger national advertisers. Our International outdoor revenue declined $399.2 million primarily as a result of challenging advertising climates in our markets and approximately $118.5 million from movements in foreign exchange.

Direct Operating Expenses

Our consolidated direct operating expenses decreased $321.2 million during 2009 compared to 2008 as a result of cost-cutting measures and the impact of lower revenues. Our radio broadcasting direct operating expenses decreased $77.5 million primarily related to decreased compensation expense associated with cost savings from the restructuring program. Our Americas outdoor direct operating expenses decreased $39.4 million driven by decreased site-lease expenses from lower revenue and cost savings from the restructuring program. Our International outdoor business contributed $217.6 million of the overall decrease primarily from a decrease in site-lease expenses from lower revenue and cost savings from the restructuring program and $85.6 million related to movements in foreign exchange.

SG&A Expenses

Our SG&A expenses decreased $362.7 million during 2009 compared to 2008 due to lower variable expenses resulting from lower revenues, as well as cost reduction efforts. SG&A expenses in our radio broadcasting business decreased $249.1 million primarily from decreases in commission and salary expenses and decreased marketing and promotional expenses. Our Americas outdoor SG&A expenses decreased $50.7 million primarily related to a decline in commission expense. Our International outdoor SG&A expenses decreased $71.3 million primarily attributable to an overall decline in compensation and administrative expenses and $23.7 million from movements in foreign exchange.

Corporate Expenses

Corporate expenses increased $26.0 million in 2009 compared to 2008 primarily as a result of a $29.3 million increase related to the restructuring program and a $23.5 million accrual related to an unfavorable outcome of litigation concerning a breach of contract regarding internet advertising and our radio stations. The increase was partially offset by decreases of $33.3 million, including the impact of litigation settled in 2009.

Depreciation and Amortization

Depreciation and amortization expense increased $68.6 million in 2009 compared to 2008 primarily due to $139.9 million associated with the fair value adjustments to the assets acquired in the merger. Partially offsetting the increase was a $43.2 million decrease in depreciation expense associated with the impairment of assets in our International outdoor segment during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange.

Impairment Charges

We performed impairment tests on December 31, 2008 and again on June 30, 2009 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $5.3 billion and $4.1 billion, respectively. Please see the notes to the consolidated financial statements included elsewhere in this prospectus for a further description of the impairment charges.

A rollforward of our goodwill balance from July 30, 2008 through December 31, 2009 by reporting unit is as follows:

(In thousands)	Balances as of July 30, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of December 31, 2008
United States Radio Markets	$6,691,260	$3,486	$—	$—	$(1,115,033)	$(523)	$5,579,190
United States Outdoor Markets	3,121,645	—	—	—	(2,296,915)	—	824,730
France	122,865	—	—	(14,747)	(23,620)	—	84,498
Switzerland	57,664	—	—	(977)	—	198	56,885
Australia	40,520	—	—	(11,813)	—	(529)	28,178
Belgium	37,982	—	—	(4,549)	(7,505)	—	25,928
Sweden	31,794	—	—	(8,118)	—	—	23,676
Norway	26,434	—	—	(7,626)	—	—	18,808
Ireland	16,224	—	—	(1,939)	—	—	14,285
United Kingdom	32,336	—	—	(10,162)	(22,174)	—	—
Italy	23,649	—	(542)	(2,808)	(20,521)	222	—
China	31,187	—	—	234	(31,421)	—	—
Spain	21,139	—	—	(2,537)	(18,602)	—	—
Turkey	17,896	—	—	—	(17,896)	—	—
Finland	13,641	—	—	(1,637)	(12,004)	—	—
Americas Outdoor – Canada	35,390	—	—	(5,783)	(24,687)	—	4,920
All Others – Americas	86,770	—	—	(23,822)	—	—	62,948
All Others – International Outdoor	54,265	—	—	3,160	(19,692)	(2,448)	35,285
Other	331,290	—	—	—	—	—	331,290

	$10,793,951	$3,486	$(542)	$(93,124)	$(3,610,070)	$(3,080)	$7,090,621

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	Balances as of December 31, 2009
United States Radio Markets	$5,579,190	$4,518	$(62,410)	$—	$(2,420,897)	$46,468	$3,146,869
United States Outdoor Markets	824,730	2,250	—	—	(324,892)	69,844	571,932
Switzerland	56,885	—	—	1,276	(7,827)	—	50,334
Ireland	14,285	—	—	223	(12,591)	—	1,917
Baltics	10,629	—	—	—	(10,629)	—	—
Americas Outdoor – Mexico	8,729	—	—	7,440	(10,085)	(442)	5,642
Americas Outdoor – Chile	3,964	—	—	4,417	(8,381)	—	—
Americas Outdoor – Peru	45,284	—	—	—	(37,609)	—	7,675
Americas Outdoor – Brazil	4,971	—	—	4,436	(9,407)	—	—
Americas Outdoor – Canada	4,920	—	—	—	—	(4,920)	—
All Others – International Outdoor	205,744	110	—	15,913	(42,717)	45,042	224,092
Other	331,290	—	(2,276)	—	(211,988)	(482)	116,544

	$7,090,621	$6,878	$(64,686)	$33,705	$(3,097,023)	$155,510	$4,125,005

Other Operating Income (Expense) - Net

The $50.8 million expense for 2009 is primarily related to a $42.0 million loss on the sale and exchange of radio stations and a $20.9 million loss on the sale of our taxi advertising business. The losses were partially offset by a $10.1 million gain on the sale of Americas and International outdoor assets.

The $28.0 million income in 2008 consists of a gain of $3.3 million from the sale of sports broadcasting rights, a $7.0 million gain on the disposition of a representation contract, a $4.0 million gain on the sale of property, plant and equipment, a $1.7 million gain on the sale of International street furniture and $9.6 million from the favorable settlement of a lawsuit.

Interest Expense

Interest expense increased $571.9 million in 2009 compared to 2008 primarily from an increase in outstanding indebtedness due to the merger. Additionally, we borrowed approximately $1.6 billion under our $2.0 billion credit facility during the first quarter of 2009 to improve our liquidity position in light of the uncertain economic environment at the time.

Gain (Loss) on Marketable Securities

The loss on marketable securities of $13.4 million in 2009 relates to the impairment of INM. The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded an $11.3 million non-cash impairment charge to our investment in INM. In addition, we recognized a $1.8 million loss on the third quarter 2009 sale of our remaining 8.6% interest in Grupo ACIR.

During the fourth quarter of 2008, we recorded a non-cash impairment charge to INM and Sirius XM Radio. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of the merger. After considering the guidance in ASC 320-10-S99, we concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge to our investments in INM and Sirius XM Radio. This loss was partially offset by a net gain of $27.0 million recorded in the second quarter of 2008 on the unwinding of our secured forward exchange contracts and the sale of our American Tower Corporation (“AMT”) shares.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $20.7 million in 2009 is primarily related to a $22.9 million impairment of equity investments in our International outdoor segment in addition to a $4.0 million loss on the sale of a portion of our investment in Grupo ACIR. Subsequent to the January 2009 sale of 57% of our remaining 20% interest in Grupo ACIR, we no longer accounted for our investment as an equity method investment and began accounting for it at cost in accordance with ASC 323.

Included in equity in earnings of nonconsolidated affiliates in 2008 is a $75.6 million gain on the sale of our 50% interest in Clear Channel Independent, a South African outdoor advertising company.

Other Income (Expense) – Net

Other income of $679.7 million in 2009 relates to an aggregate gain of $368.6 million on the repurchases of certain of our senior notes and an aggregate gain of $373.7 million on the repurchases of certain of our senior toggle notes and senior cash pay notes. The gains on extinguishment of debt were partially offset by a $29.3 million loss related to loan costs associated with the $2.0 billion retirement of certain of our outstanding senior secured debt. Please refer to the “Debt Repurchases, Tender Offers, Maturities and Other” section within this MD&A for additional discussion of the repurchases and debt retirement.

Other income of $126.4 million in 2008 relates to an aggregate net gain of $94.7 million on the tender of certain of our outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes and an $8.0 million dividend received from a cost investment, partially offset by a $4.7 million impairment of our investment in a radio partnership.

Income Taxes

The effective tax rate for the year ended December 31, 2009 was 10.9% as compared to 10.2% for the year ended December 31, 2008. The effective tax rate for 2009 was impacted by the goodwill impairment charges, which are not deductible for tax purposes, along with our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.

The 2008 effective tax rate was impacted by the impairment charge that resulted in a $5.3 billion decrease in “Income (loss) before income taxes and discontinued operations” and tax benefits of approximately $648.2 million. Partially offsetting this decrease to the effective rate were tax benefits recorded as a result of the release of valuation allowances on the capital loss carryforwards that were used to offset the taxable gain from the disposition of our investment in AMT and Grupo ACIR. Additionally, we sold our 50% interest in Clear Channel Independent in 2008, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense. Further, in 2008 valuation allowances were recorded on certain net operating losses generated during the period that were not able to be carried back to prior years.

Income (Loss) from Discontinued Operations

Income from discontinued operations of $638.4 million recorded during 2008 primarily relates to a gain of $631.9 million, net of tax, related to the sale of our television business and the sale of radio stations.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2009 Post-Merger	2008 Combined
Revenue	$2,736,404	$3,293,874	(17%)
Direct operating expenses	901,799	979,324	(8%)
SG&A expenses	933,505	1,182,607	(21%)
Depreciation and amortization	261,246	152,822	71%

Operating income	$639,854	$979,121	(35%)

Our radio broadcasting revenue declined approximately $557.5 million in 2009 compared to 2008, driven by decreases in local and national revenues of $388.5 million and $115.1 million, respectively. Local and national revenue were down as a result of an overall weakness in advertising and the economy. The decline in advertising demand led to declines in total minutes sold and average rate per minute in 2009 compared to 2008. Our radio revenue experienced declines across markets and advertising categories.

Direct operating expenses declined $77.5 million in 2009 compared to 2008. Compensation expense declined $55.0 million primarily as a result of cost savings from the restructuring program. Direct operating expenses further declined due to the impact of $34.2 million associated with the finalization of purchase accounting related to talent contracts. Non-renewals of sports contracts resulted in a decrease of $9.1 million while non-cash compensation decreased $13.5 million as a result of accelerated expense taken in 2008 related to options that vested in the merger. The declines were partially offset by an increase of $9.4 million in programming expenses primarily related to new contract talent expenses in our national syndication business and an increase of $34.1 million in expense primarily associated with involuntary termination charges related to the restructuring program. SG&A expenses decreased $249.1 million in 2009 compared to 2008, primarily from a $122.9 million decline in commission and compensation expenses related to the decline in revenue and cost savings from the restructuring program, a $43.3 million decline in marketing and promotional expenses and an $18.3 million decline in bad debt expense. Non-cash compensation decreased $16.0 million as a result of accelerated expense taken in 2008 on options that vested in the merger.

Depreciation and amortization increased $108.4 million in 2009 compared to 2008, primarily as a result of additional amortization associated with the purchase accounting adjustments to intangible assets acquired in the merger.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2009 Post-Merger	2008 Combined
Revenue	$1,238,171	$1,430,258	(13%)
Direct operating expenses	608,078	647,526	(6%)
SG&A expenses	202,196	252,889	(20%)
Depreciation and amortization	210,280	207,633	1%

Operating income	$217,617	$322,210	(32%)

Our Americas outdoor revenue decreased $192.1 million in 2009 compared to 2008 primarily driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers resulting from the overall weakness in advertising and the economy. The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.

Our Americas outdoor direct operating expenses decreased $39.4 million in 2009 compared to 2008, primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from the restructuring program and the decline in revenues. This decrease was partially offset by $5.7 million related to the restructuring program. Our SG&A expenses decreased $50.7 million in 2009 compared to 2008, primarily from a $26.0 million decline in compensation expense associated with the decline in revenue and cost savings from the restructuring program, and a $16.2 million decline in bad debt expense primarily as a result of receipts of previously-reserved collections and an improvement in the agings of our accounts receivable during 2009.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2009 Post-Merger	2008 Combined
Revenue	$1,459,853	$1,859,029	(21%)
Direct operating expenses	1,017,005	1,234,610	(18%)
SG&A expenses	282,208	353,481	(20%)
Depreciation and amortization	229,367	264,717	(13%)

Operating income (loss)	$(68,727)	$6,221	(1205%)

Our International outdoor revenue decreased $399.2 million in 2009 compared to 2008 as a result of the weak global economy, as well as movements in foreign exchange, which contributed $118.5 million of the decrease. The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand. Other countries with significant declines include the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.

Direct operating expenses decreased $217.6 million in our International outdoor segment in 2009 compared to 2008, in part due to a decrease of $85.6 million from movements in foreign exchange. The remaining decrease in direct operating expenses was primarily attributable to a $146.4 million decline in site lease expenses partially attributable to cost savings from the restructuring program and partially as a result of lower revenues. The decrease in direct operating expenses was partially offset by $12.8 million related to the restructuring program and the decline in revenue. SG&A expenses decreased $71.3 million in 2009 compared to 2008, primarily from $23.7 million related to movements in foreign exchange, $34.3 million related to a decline in compensation expense and a $25.8 million decrease in administrative expenses, both partially attributable to cost savings from the restructuring program and the decline in revenue.

Depreciation and amortization decreased $35.4 million in our International outdoor segment in 2009 compared to 2008, primarily related to a $43.2 million decrease in depreciation expense associated with the impairment of assets during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange. The decrease was partially offset by $31.9 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Loss

(In thousands)	Years Ended December 31,
	2009 Post-Merger	2008 Combined
Radio broadcasting	$639,854	$979,121
Americas outdoor advertising	217,617	322,210
International outdoor advertising	(68,727)	6,221
Other	(43,963)	(31,419)
Impairment charges	(4,118,924)	(5,268,858)
Other operating income (expense)—net	(50,837)	28,032
Merger expenses	—	(155,769)
Corporate expenses (1)	(262,166)	(245,915)

Consolidated operating loss	$(3,687,146)	$(4,366,377)

(1)	Corporate expenses include expenses related to radio broadcasting, Americas outdoor, International outdoor, and our other segment.

Share-Based Compensation

We do not have any compensation plans under which we grant stock awards to employees. Our employees receive equity awards from CCMH’s or CCOH’s equity incentive plans. Prior to the merger, we granted options to purchase our common stock to our employees and directors and our affiliates under our various equity incentive plans typically at no less than the fair value of the underlying stock on the date of the grant.

As of December 31, 2010, there was $40.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately two years. In addition, as of December 31, 2010, there was $59.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon the closing of the merger. As a result, holders of stock options, other than certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, received cash or, if elected, an amount of CCMH’s Class A stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share while holders of restricted stock awards received, with respect to each share of restricted stock, $36.00 per share in cash or, if elected, a share of CCMH Class A stock. Approximately $39.2 million of share-based compensation was recognized in the 2008 pre-merger period as a result of the accelerated vesting of stock options and restricted stock awards and is included in the table below.

The following table indicates non-cash compensation costs related to share-based payments for the years ended December 31, 2010, 2009 and 2008, respectively:

(In thousands)	Years Ended December 31,
	2010 Post-Merger	2009 Post-Merger	2008 Combined
Radio broadcasting	$7,152	$8,276	$37,785
Americas outdoor advertising	9,207	7,977	8,465
International outdoor advertising	2,746	2,412	2,167
Corporate	15,141	21,121	28,941
Other	—	—	1,276

Total share-based compensation expense	$34,246	$39,786	$78,634

Additionally, CCMH recorded compensation expense of $6.0 million in “Corporate expenses” related to shares tendered by Mark P. Mays to CCMH on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

(In thousands)	Three Months ended March 31,
	2011	2010
Cash provided by (used for):
Operating activities	$(125,309)	$30,235
Investing activities	$(32,768)	$(71,660)
Financing activities	$(252,045)	$(360,278)

Operating Activities

Our net loss, adjusted for $173.9 million of non-cash items, provided positive cash flows of $46.5 million during the first quarter of 2011. Our net loss, adjusted for $101.9 million of non-cash items, resulted in cash used of $81.3 million in the first quarter of 2010. Cash used for operating activities during the three months ended March 31, 2011 was $125.3 million compared to $30.2 million cash provided by operating activities during the three months ended March 31, 2010. Cash generated by higher operating income compared to the prior year as a result of improved operating performance was offset by higher variable compensation payments in the first quarter of 2011 associated with our employee incentive programs based on 2010 operating performance.

Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, gain on disposal of operating assets, (gain) loss on extinguishment of debt, provision for doubtful accounts, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges and note discounts—net and other reconciling items – net as presented on the face of the statement of cash flows.

Investing Activities

Cash used for investing activities during the first quarter of 2011 primarily reflected capital expenditures of $64.0 million. We spent $16.0 million for capital expenditures in our Radio segment, $32.4 million in our Americas outdoor segment primarily related to the construction of new billboards, and $14.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts. In addition, we received proceeds of $42.3 million primarily related to the sale of a radio stations, towers and other assets in our Radio broadcasting, Americas outdoor, and International outdoor segments.

Cash used for investing activities during the first quarter of 2010 primarily reflected capital expenditures of $55.3 million. We spent $4.6 million for capital expenditures in our Radio segment, $24.7 million in our Americas outdoor segment primarily related to the construction of new billboards, and $24.6 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts. In addition, Katz Media acquired representation contracts for $10.4 million and we received proceeds of $8.1 million primarily related to the sale of a radio station and Americas outdoor assets.

Financing Activities

Cash used for financing activities during the first quarter of 2011 primarily reflects the issuance of $1,000 million aggregate principal amount of outstanding notes in February 2011 and the use of proceeds from the offering of such notes, as well as cash on hand, to prepay a portion of the senior secured credit facilities and repay at maturity the 6.25% senior notes that matured in the first quarter of 2011.

Cash used for financing activities during the first quarter of 2010 included draws and repayments on our credit facilities of $75.3 million and $66.7 million, respectively. Our wholly-owned subsidiary, CC Investments, repurchased $185.2 million aggregate principal amount of our senior toggle notes for $125.0 million as discussed in the “Uses of Capital” section within this MD&A. In addition, we repaid our remaining 4.50% senior notes upon maturity for $240.0 million with available cash on hand.

Years Ended December 31, 2010, 2009 and 2008

	Post-Merger			Pre-Merger	Combined
(In thousands)	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 to July 30, 2008	Year ended December 31, 2008
Cash provided by (used for):
Operating activities	$582,373	$181,175	$246,026	$1,035,258	$1,281,284
Investing activities	$(240,197)	$(141,749)	$(17,711,703)	$(416,251)	$(18,127,954)
Financing activities	$(305,244)	$1,604,722	$17,554,739	$(1,646,941)	$15,907,798
Discontinued operations	$—	$—	$2,429	$1,031,141	$1,033,570

Operating Activities

2010

The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 6% increase in revenue and a 2% decrease in direct operating and SG&A expenses. Our net loss adjusted for $792.7 million of non-cash items provided positive cash flows of $329.8 million in 2010. We received $132.3 million in Federal income tax refunds during the third quarter of 2010. Working capital, excluding taxes, provided $120.3 million to cash flows from operations in the current year.

2009

The decline in cash flow from operations in 2009 compared to 2008 was primarily driven by a 17% decline in consolidated revenues associated with the weak economy and challenging advertising markets and a

62% increase in interest expense to service our debt obligations. Our net loss adjusted for non-cash items of $4.2 billion provided positive cash flows of $157.9 million. Changes in working capital provided an additional $23.2 million in operating cash flows for 2009.

2008

In 2008, our net loss adjusted for non-cash items of $5.6 billion provided positive cash flows of $999.0 million. Changes in working capital provided an additional $282.3 million in operating cash flows for 2008.

Investing Activities

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $241.5 million. We spent $35.5 million for capital expenditures in our Radio segment, $96.7 million in our Americas outdoor segment primarily related to the construction of new billboards, and $98.6 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts. In addition, we acquired representation contracts for $14.1 million and received proceeds of $28.6 million primarily related to the sale of radio stations, assets in our Americas and International outdoor segments and representation contracts.

2009

In 2009, we spent $41.9 million for capital expenditures in our Radio segment. We spent $84.4 million in our Americas outdoor segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $91.5 million in our International outdoor segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. We received proceeds of $41.6 million primarily related to the sale of our remaining investment in Grupo ACIR. In addition, we received proceeds of $48.8 million primarily related to the disposition of radio stations and corporate assets.

2008

Cash used for investing activities during 2008 principally reflects $17.5 billion of cash used in the merger. In 2008, we spent $61.5 million for capital expenditures in our Radio segment. We spent $175.8 million in our Americas outdoor segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $182.5 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. We spent $177.1 million primarily for the purchase of outdoor display faces and additional equity interest in international outdoor companies, representation contracts and two FCC licenses. In addition, we received proceeds of $38.6 million primarily from the sale of radio stations, $41.5 million related to the sale of Americas and International assets and $9.6 million related to a litigation settlement.

Financing Activities

2010

During 2010, our wholly-owned subsidiary, CC Investments, repurchased $185.2 million aggregate principal amount of our senior toggle notes for $125.0 million as discussed in the “Debt Repurchases, Tender Offers, Maturities and Other” section within this MD&A. We repaid our remaining 7.65% senior notes upon maturity for $138.8 million with proceeds from our delayed draw term loan facility that was specifically designated for this purpose. In addition, we repaid our remaining 4.50% senior notes upon maturity for $240.0 million with available cash on hand.

2009

Cash provided by financing activities during 2009 primarily reflected a draw of remaining availability of $1.6 billion under our $2.0 billion revolving credit facility and $2.5 billion of proceeds from the issuance of CCWH Notes, offset by the $2.0 billion paydown of our senior secured credit facilities. We also repaid the remaining principal amount of our 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose as discussed in the “Debt Repurchases, Tender Offers, Maturities and Other” section within this MD&A. Our wholly-owned subsidiaries, CC Finco, LLC and Clear Channel Acquisition, LLC, together repurchased certain of our outstanding senior notes for $343.5 million as discussed in the “Debt Repurchases, Tender Offers, Maturities and Other” section within this MD&A. In addition, during 2009, our Americas Outdoor segment purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International Outdoor segment acquired an additional 5% interest in our fully consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

2008

Cash used for financing activities during 2008 primarily reflects $15.4 billion in debt proceeds and an equity contribution of $2.1 billion used to finance the merger. Also included in financing activities is $1.9 billion related to the repayment of our 4.625% senior notes due 2008 and 6.625% senior notes due 2008 at their maturity, the repayment of and cash tender offer for AMFM Operating Inc.’s 8% senior notes due 2008, and the cash tender offer and consent solicitation for our 7.65% senior notes due 2010. In addition, $93.4 million relates to dividends paid prior to the merger.

Discontinued Operations

During 2008, we completed the sale of our television business to Newport Television, LLC for $1.0 billion and completed the sales of certain radio stations for $110.5 million. The cash received from these sales was recorded as a component of cash flows from discontinued operations during 2008.

Anticipated Cash Requirements

Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenant under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. There can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand (including any amounts that may in the future be available under our senior secured credit facility) as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.

We expect to be in compliance with the covenants contained in our material financing agreements in 2011, including the maximum consolidated senior secured net debt to consolidated EBITDA limitations contained in our senior secured credit facilities. However, our anticipated results are subject to significant uncertainty and our ability to comply with this limitation may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in our financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under our senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If we are unable to repay our obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of our material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100.0 million.

Sources of Capital

As of March 31, 2011 and December 31, 2010 and 2009, we had the following indebtedness outstanding:

(In millions)	March 31, 2011	December 31, 2010	December 31, 2009
Senior Secured Credit Facilities:
Term Loan A Facility	$1,087.1	$1,127.7	$1,127.7
Term Loan B Facility	8,735.9	9,061.9	9,061.9
Term Loan C – Asset Sale Facility	670.9	695.9	695.9
Revolving Credit Facility (1)	1,780.5	1,842.5	1,812.5
Delayed Draw Term Loan Facilities	976.8	1,013.2	874.4
Receivables Based Facility	320.7	384.2	355.7
Priority Guarantee Notes	1,000.0	—	—
Secured Subsidiary Debt	6.7	4.7	5.2

Total Secured Debt	14,578.6	14,130.1	13,933.3
Senior Cash Pay Notes	796.3	796.3	796.3
Senior Toggle Notes	829.8	829.8	915.2
Legacy Notes (2)	1,639.3	2,288.1	2,479.5
CCWH Notes	2,500.0	2,500.0	2,500.0
Clear Channel Subsidiary Debt	60.2	63.1	77.7

Total Debt	20,404.2	20,607.4	20,702.0
Less: Cash and cash equivalents	1,510.8	1,920.9	1,884.0

	$18,893.4	$18,686.5	$18,818.0

(1)	We had $46.0 million of availability under the Revolving Credit Facility as of March 31, 2011.
(2)	Reflects $579.3 million, $623.3 million and $788.1 million at March 31, 2011, December 31, 2010 and December 31, 2009, respectively, in unamortized fair value purchase accounting discounts related to the merger.

We and our subsidiaries have from time to time repurchased certain of our debt obligations and we may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of ours or our subsidiaries or outstanding equity securities of CCOH or CCMH, in tender offers, open market purchases, privately negotiated transactions or otherwise. We may also sell certain assets or properties and use the proceeds to reduce our indebtedness. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in our debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

Borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and

•

with respect to loans under the term loan B facility, term loan C—asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon our leverage ratio.

We are required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum, but subject to adjustment based on our leverage ratio. The delayed draw term facilities are fully drawn, and therefore there are currently no commitment fees associated with any unused commitments thereunder.

Prepayments

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage may be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•

100% (which percentage may be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

•

100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under our senior secured credit facilities, (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities).

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C—asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C—asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C—asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amortization of Term Loans

We are required to repay the loans under the term loan facilities, after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of CCWH Notes and the February 2011 prepayment of $500 million of revolving credit facility and term loans with the proceeds from the issuance of the existing priority guarantee notes discussed elsewhere in this MD&A, as follows:

•

The term loan A facility amortizes in quarterly installments commencing on the fourth interest payment date after the fourth anniversary of the closing date of the merger, in annual amounts equal to 1.6% of the original funded principal amount of such facility in year five, 10% thereafter, with the balance being payable on the final maturity date (July 2014) of such term loans;

•	The term loan B facility and the delayed draw facilities will be payable in full on the final maturity date (January 2016) of such term loans; and

•

The term loan C – asset sale facility amortizes in quarterly installments on the second interest payment date after the fourth anniversary of the closing date of the merger, in annual amounts equal to 1.4% of the original funded principal amount of such facilities in year five and 1% thereafter, with the balance being payable on the final maturity date (January 2016) of such term loans.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel Capital I and each of its existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing our senior notes, and other exceptions, by:

•	a lien on our capital stock;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing our senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing our senior notes);

•

certain specified assets of ours and the guarantors that constitute “principal property” (as defined in the indenture governing our senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing our senior notes; and

•	a lien on the accounts receivable and related assets securing our receivables based credit facility that is junior to the lien securing our obligations under such credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility are also guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

Certain Covenants and Guarantees

The senior secured credit facilities require us to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters. Our secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the outstanding notes and certain other secured subsidiary debt. Our consolidated EBITDA for the preceding four quarters of $1.8 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net, plus non-cash compensation, and is further adjusted for the following items including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $0.0 million; (ii) an increase of $10.0 million for cash received from nonconsolidated affiliates; (iii) an increase of $39.5 million for non-cash items; (iv) an increase of $37.7 million related to expenses incurred associated with our cost savings program; and (v) an increase of $31.9 million for various other items. The maximum ratio under this financial covenant is currently set at 9.5:1 and becomes more restrictive over time beginning in the second quarter of 2013. At March 31, 2011, our ratio was 7.2:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

Our senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

We obtained, concurrent with the offering of the outstanding notes issued in February 2011, amendments to our credit agreements with respect to our senior secured credit facilities and our receivables based credit facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit us to request future extensions of the maturities of our senior secured credit facilities, provide us with greater flexibility in the use of our accordion capacity, provide us with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for our indirect subsidiary, CCOH, and its subsidiaries to incur new debt, provided that the net proceeds distributed to us from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

As a result of the prepayment of $500.0 million of indebtedness under our senior secured credit facilities, the scheduled repayment of term loans is revised as set forth below:

(In millions)

Year	Tranche A Term Loan Amortization*	Tranche B Term Loan Amortization**	Tranche C Term Loan Amortization**	Delayed Draw 1 Term Loan Amortization**	Delayed Draw 2 Term Loan Amortization**
2012	—	—	$1.0	—	—
2013	$88.5	—	12.2	—	—
2014	998.6	—	7.0	—	—
2015	—	—	3.4	—	—
2016	—	$8,735.9	647.2	$568.6	$408.2

Total	$1,087.1	$8,735.9	$670.8	$568.6	$408.2

*Balance of Tranche A Term Loan is due July 30, 2014

**Balance of Tranche B Term Loan, Tranche C Term Loan, Delayed Draw 1 Term Loan and Delayed Draw 2 Term Loan are due January 29, 2016

Receivables Based Credit Facility

As of March 31, 2011, we had a total of $320.7 million outstanding under our receivables based credit facility.

The receivables based credit facility provides revolving credit of $625.0 million, subject to a borrowing base. The borrowing base at any time equals 85% of our and certain of our subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility. The maturity of the receivables based credit facility is July 2014.

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under the receivables based credit facility, excluding the initial borrowing, are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

We and certain subsidiary borrowers are the borrowers under the receivables based credit facility. We have the ability to designate one or more of our restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to adjustment if our leverage ratio of total debt to EBITDA decreases below 7 to 1.

We are required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is currently 0.375% per annum, subject to adjustment based on our leverage ratio.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

On June 8, 2011, we made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Our voluntary paydown did not reduce our commitments under this facility and we may reborrow under this facility at any time.

Collateral and Guarantees

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof, that is senior to the security interest of the senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing our senior notes, and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, and termination provisions substantially similar to those governing our senior secured credit facilities.

Senior Cash Pay Notes and Senior Toggle Notes

As of March 31, 2011, we had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016, excluding $452.7 million of our outstanding senior toggle notes held by our subsidiaries.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital I and all of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

We may redeem some or all of the senior cash pay notes and senior toggle notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an “applicable premium,” as described in the indenture governing such notes. We may redeem some or all of the senior cash pay notes and senior toggle notes at any time on or after August 1, 2012 at the redemption prices set forth in the indenture governing such notes. In addition, we may redeem up to 40% of any series of the outstanding senior cash pay notes and senior toggle notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If we undergo a change of control, sell certain of our assets, or issue certain debt, we may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility and the outstanding notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility and the outstanding notes. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to our legacy notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, we made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010. Assuming the cash interest election remains in effect for the remaining term of the notes, we will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013. This amount is included in “Interest payments on long-term debt” in the Contractual Obligations table of this MD&A.

Legacy Notes

As of March 31, 2011, our legacy notes represented approximately $2.2 billion of aggregate principal amount of indebtedness outstanding, including legacy notes held by our subsidiaries.

The legacy notes are senior, unsecured obligations that are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness and the guarantees of such indebtedness from our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The legacy notes rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The legacy notes are not guaranteed by our subsidiaries.

CCWH Notes

As of March 31, 2011, we had outstanding $2.5 billion aggregate principal amount of CCWH Notes, which consisted of $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes”). The CCWH Notes were issued by CCWH and are guaranteed by CCOH, CCOI and certain of CCOH’s direct and indirect subsidiaries.

The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring us to maintain certain levels of credit availability and limitations on incurring additional debt.

The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the CCWH Notes require us to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of ours, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the CCWH Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its subsidiaries shall have been made on such day under the cash management sweep with us and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and

•

purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and Series B Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit CCOH’s ability to pay dividends. The Series B Notes indenture contains certain exceptions that allow CCOH to incur additional indebtedness and pay dividends, including a $500.0 million exception for the payment of dividends. CCOH was in compliance with these covenants as of March 31, 2011.

A portion of the proceeds of the CCWH Notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under our senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the term loan A, term loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.

The balance of the proceeds is available to CCOI for general corporate purposes. In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH. In turn, CCOH could declare a dividend to its shareholders of which we would receive our proportionate share. Payment of such dividends would not be prohibited by the terms of the CCWH Notes or any of the loan agreements or credit facilities of CCOI or CCOH.

Priority Guarantee Notes

During the first quarter of 2011, we amended our senior secured credit facilities and our receivables based credit facility and issued $1.0 billion aggregate principal amount of outstanding notes in February 2011. We capitalized $39.5 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of such notes.

On June 14, 2011, we issued $750.0 million aggregate principal amount of outstanding notes. The outstanding notes issued in February 2011 and the outstanding notes issued in June 2011 have identical terms and are treated as a single class of notes under the indenture governing the outstanding notes.

The outstanding notes were issued pursuant to an indenture, dated as of February 23, 2011 (the “Indenture”), among us, the guarantors named therein (the “Guarantors”), Wilmington Trust FSB, as trustee, and the other agents named therein. The outstanding notes mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2011. The outstanding notes are our senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Guarantors. The outstanding notes and the Guarantors’ obligations under the guarantees are secured by (i) a lien on (a) our capital stock and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain of our legacy notes), in each case equal in priority to the liens securing the obligations under our senior secured credit facilities, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing our receivables based credit facility junior in priority to the lien securing our obligations thereunder, subject to certain exceptions.

We may redeem the outstanding notes at our option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the outstanding notes redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. We may redeem the outstanding notes, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the Indenture plus accrued and unpaid interest to the redemption date. At any time on or before March 1, 2014, we may elect to redeem up to 40% of the aggregate principal amount of the outstanding notes at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The Indenture contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of our legacy notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets. The Indenture contains covenants that limit Clear Channel Capital’s and our ability and the ability of our restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the outstanding notes issued in February 2011. The Indenture also provides for customary events of default.

We used the proceeds of the issuance of $1,000 million aggregate principal amount of outstanding notes in February 2011 to prepay $500.0 million of the indebtedness outstanding under our senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under our revolving credit facility, thus permanently reducing the revolving credit commitments under our revolving credit facility to $1.9 billion. The prepayment resulted in the accelerated expensing of $5.7 million of loan fees recorded in “Other income (expense) – net”.

The proceeds from the offering of the outstanding notes issued in February 2011, along with available cash on hand, were also used to repay at maturity $692.7 million in aggregate principal amount of the 6.25% senior notes, which matured during the first quarter of 2011.

Of the $703.8 million of proceeds from the issuance of the outstanding notes in June 2011 ($750.0 million aggregate principal amount net of $46.2 million of discount), we intend to use (i) $203.8 million to repay at maturity a portion of our 5% legacy notes which mature in March 2012 and (ii) the remaining $500 million for general corporate purposes (to replenish cash on hand that we previously used to pay legacy notes at maturity on March 15, 2011 and May 15, 2011). The $500 million of proceeds available for general corporate purposes may be used to repay indebtedness, including repaying indebtedness outstanding under our revolving credit facilities (without reducing or terminating the associated commitments). In addition, such proceeds may be used in connection with one or more future transactions involving a permanent repayment of a portion of our senior secured credit facilities as part of our long-term efforts to optimize our capital structure.

Dispositions and Other

On October 15, 2010, CCOH transferred its interest in its Branded Cities operations to its joint venture partner, The Ellman Companies. We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.

During 2010, our International outdoor segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.” In addition, we sold three radio stations, donated one station, and recorded a gain of $1.3 million in “Other operating income (expense) – net.” We also sold representation contracts and recorded a gain of $6.2 million in “Other operating income (expense) – net.”

During 2009, we sold six radio stations for approximately $12.0 million and recorded a loss of $12.8 million in “Other operating income (expense) – net.” In addition, we exchanged radio stations in our radio markets for assets located in a different market and recognized a loss of $28.0 million in “Other operating income (expense) – net.”

During 2009, we sold international assets for $11.3 million resulting in a gain of $4.4 million in “Other operating income (expense) – net.” In addition, we sold assets for $6.8 million in our Americas outdoor segment and recorded a gain of $4.9 million in “Other operating income (expense) – net.” We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas outdoor segment included in “Other operating income (expense) –net.” We also received proceeds of $18.3 million from the sale of corporate assets during 2009 and recorded a loss of $0.7 million in “Other operating income (expense) – net.”

In addition, we sold our remaining interest in Grupo ACIR for approximately $40.5 million and recorded a loss of approximately $5.8 million during 2009.

During 2008, we received proceeds of $110.5 million related to the sale of radio stations recorded as investing cash flows from discontinued operations and recorded a gain of $28.8 million as a component of “Income from discontinued operations, net” during 2008. We received proceeds of $1.0 billion related to the sale of our television business recorded as investing cash flows from discontinued operations and recorded a gain of $662.9 million as a component of “Income from discontinued operations, net”.

In addition, we sold our 50% interest in Clear Channel Independent during 2008 and recognized a gain of $75.6 million in “Equity in earnings (loss) of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period.

We sold a portion of our investment in Grupo ACIR for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “Equity in earnings (loss) of nonconsolidated affiliates.”

Uses of Capital

Debt Repurchases, Tender Offers, Maturities and Other

Between 2008 and 2010, our indirect wholly-owned subsidiaries, CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC, repurchased certain of our outstanding senior notes, senior cash pay and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below. Notes repurchased by CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC, are eliminated in consolidation.

(In thousands)	Post Merger Years Ended December 31,
	2010	2009	2008
CC Investments
Principal amount of debt repurchased	$185,185	$—	$—
Deferred loan costs and other	104	—	—
Gain recorded in “Other income (expense) – net” (2)	(60,289)	—	—

Cash paid for repurchases of long-term debt	$125,000	$—	$—

CC Finco, LLC
Principal amount of debt repurchased	$—	$801,302	$102,241
Purchase accounting adjustments (1)	—	(146,314)	(24,367)
Deferred loan costs and other	—	(1,468)	—
Gain recorded in “Other income (expense) – net” (2)	—	(368,591)	(53,449)

Cash paid for repurchases of long-term debt	$—	$284,929	$24,425

Clear Channel Acquisition, LLC
Principal amount of debt repurchased (3)	$—	$433,125	$—
Deferred loan costs and other	—	(813)	—
Gain recorded in “Other income (expense) – net” (2)	—	(373,775)	—

Cash paid for repurchases of long-term debt	$—	$58,537	$—

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC, repurchased certain of our senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.
(3)	Clear Channel Acquisition, LLC immediately cancelled these notes subsequent to the purchase.

During 2010, we repaid our remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from our delayed draw term loan facility that was specifically designated for this purpose. Also during 2010, we repaid our remaining 4.50% senior notes upon maturity for $240.0 million with available cash on hand.

During 2009, we repaid the remaining principal amount of our 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose.

On November 24, 2008, we announced that we commenced a cash tender offer to purchase our outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The aggregate gain on the extinguishment of debt recorded during the post-merger period as a result of the tender offer for the 7.65% senior notes due 2010 was $74.7 million.

We repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior notes were repaid at maturity on November 1, 2008. The aggregate loss on the extinguishment of debt recorded in 2008 as a result of the tender offer for the AMFM Operating Inc. 8% senior notes was $8.0 million.

On August 7, 2008, we announced that we commenced a cash tender offer and consent solicitation for the outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. We recorded a $21.8 million loss in “Other income (expense) – net” during the pre-merger period as a result of the tender.

We terminated our cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.

On January 15, 2008, we repaid our 4.625% senior notes at their maturity for $500.0 million with proceeds from our bank credit facility. On June 15, 2008, we repaid our 6.625% senior notes at their maturity for $125.0 million with available cash on hand.

Dividends

We have not paid cash dividends on the shares of our common stock since the merger and our ability to pay dividends is subject to restrictions should we seek to do so in the future. Our debt financing arrangements include restrictions on our ability to pay dividends.

Prior to the merger, we declared a $93.4 million dividend on December 3, 2007 payable to shareholders of record on December 31, 2007 and paid on January 15, 2008.

Capital Expenditures

Capital expenditures for the years ended December 31, 2010, 2009 and 2008 were as follows:

(In millions)	Year Ended December 31, 2010
	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and Other	Total
2010 capital expenditures	$35.5	$96.7	$98.6	$10.7	$241.5
2009 capital expenditures	$41.9	$84.4	$91.5	$6.0	$223.8
2008 capital expenditures	$61.5	$175.8	$182.5	$10.7	$430.5

Acquisitions

During 2009, our Americas outdoor segment paid $5.0 million primarily for the acquisition of land and buildings.

We acquired FCC licenses in our radio segment for $11.7 million in cash during 2008. We acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. Our national representation business acquired representation contracts for $68.9 million in cash during 2008.

Purchases of Additional Equity Interests

During 2009, our Americas outdoor segment purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International outdoor segment acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Certain Relationships with the Sponsors

CCMH is party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the three months ended March 31, 2011 and 2010, we recognized management fees of $3.8 million in each period and reimbursable expenses of $0.1 million and $0.5 million, respectively.

During the years ended December 31, 2010 and 2009, we recognized management fees and reimbursable expenses of $17.1 million and $20.5 million, respectively. For the post-merger period of 2008, we recognized Sponsors’ management fees and reimbursable expenses of $6.3 million.

In connection with the merger, CCMH paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was allocated between merger expenses, deferred loan costs or included in the overall purchase price of the merger.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of our senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2010 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2011	2012-2013	2014-2015	Thereafter
Long-term Debt:
Secured Debt	$14,130,098	$10,769	$168,862	$3,237,877	$10,712,590
Senior Cash Pay and Senior Toggle Notes (1)	1,626,081	—	—	—	1,626,081
Legacy Notes	2,911,393	832,978	561,960	791,455	725,000
CCWH Notes	2,500,000	—	—	—	2,500,000
Other Long-term Debt	63,115	41,340	21,775	—	—
Interest payments on long-term debt (2)	6,338,227	1,200,334	2,343,946	1,857,669	936,278
Non-cancelable operating leases	2,809,418	369,012	608,558	506,523	1,325,325
Non-cancelable contracts	2,525,411	541,186	771,239	588,982	624,004
Employment/talent contracts	266,666	73,146	123,408	30,112	40,000
Capital expenditures	107,107	48,059	43,987	11,739	3,322
Unrecognized tax benefits (3)	304,647	35,300	—	—	269,347
Other long-term obligations (4)	143,169	2,366	9,541	3,476	127,786

Total (5)	$33,725,332	$3,154,490	$4,653,276	$7,027,833	$18,889,733

(1)	On July 16, 2010, we made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010. We are deemed to have made the cash interest election for future interest periods unless and until we elect otherwise. Assuming the cash interest election remains in effect for the term of the notes, we are contractually obligated to make a payment of $57.4 million on August 1, 2013 which is included in “Interest payments on long-term debt” in the table above.

(2)	Interest payments on the senior secured credit facilities, other than the revolving credit facility, assume the obligations are repaid in accordance with the amortization schedule (after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of CCWH Notes discussed elsewhere in this MD&A) and the interest rate is held constant over the remaining term.

Interest payments related to the revolving credit facility assume the balance and interest rate as of December 31, 2010 is held constant over the remaining term.

Interest payments on $2.5 billion of the Term Loan B facility are effectively fixed at an interest rate of 4.4%, plus applicable margins, per annum, as a result of an aggregate $2.5 billion interest rate swap agreement. On October 29, 2010, $3.5 billion notional amount of interest rate swap agreements matured with the remaining interest rate swap agreement maturing in September 2013. Interest expense assumes the rate is fixed through maturity of the remaining swap, at which point the rate reverts back to the floating rate in effect at December 31, 2010.

(3)	The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time. For additional information, see the accompanying notes to our consolidated financial statements appearing elsewhere in this prospectus.

(4)	Other long-term obligations consist of $52.1 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $32.9 million of contract payments in our syndicated radio and media representation businesses and $58.2 million of various other long-term obligations.

(5)	Excluded from the table is $364.3 million related to various obligations with no specific contractual commitment or maturity, $213.1 million of which relates to the fair value of our interest rate swap agreement.

Seasonality

Typically, our Radio broadcasting, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our Radio broadcasting and Americas outdoor segments historically experience consistent performance for the remainder of the calendar year. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

Market Risk

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. We estimate that a 20% change in the market prices of these securities would have changed their carrying value and comprehensive loss at March 31, 2011 by $14.8 million.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At March 31, 2011 we had an interest rate swap agreement with a $2.5 billion notional amount that effectively fixes interest rates on a portion of our floating rate debt at a rate of 4.4%, plus applicable margins, per annum. The fair value of this agreement at March 31, 2011 was a liability of $191.8 million. At March 31, 2011, approximately 53% of our aggregate principal amount of long-term debt, including taking into consideration debt on which we have entered into a pay-fixed-rate-receive-floating-rate swap agreement, bears interest at floating rates.

Assuming the current level of borrowings and interest rate swap contracts and assuming a 30% change in LIBOR, our interest expense for the three months ended March 31, 2011 would have changed by approximately $8.1 million.

In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of approximately $5.1 million for the three months ended March 31, 2011. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net loss for the three months ended March 31, 2011 by approximately $0.5 million and that a 10% decrease in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss by a corresponding amount.

This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU updates Topic 805, Business Combinations, to specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments of this ASU are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the provisions of ASU 2010-29 on January 1, 2011 without material impact to the Company’s disclosures.

In December 2010, FASB issued ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU updates ASC Topic 350, Intangibles—Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. We do not currently have any reporting units with zero or negative carrying values.

In August 2010, the FASB issued ASU No. 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs. This ASU amends various SEC paragraphs and became effective upon issuance. The adoption of ASU No. 2010-22 did not have a material impact on our financial position or results of operations.

In August 2010, the FASB issued ASU No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and became effective upon issuance. We adopted the provisions of ASU 2010-21 upon issuance with no material impact to our financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 updates ASC Topic 855, Subsequent Events. ASU 2010-09 removes the requirement to disclose the date through which an entity has evaluated subsequent events. We adopted the provisions of ASU 2010-09 upon issuance with no material impact to our financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. We adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and adopted certain other provisions on January 1, 2011.

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements, included elsewhere in this prospectus. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2010, would have changed by approximately $7.5 million and our net loss for the same period would have changed by approximately $4.6 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Assets

Indefinite-lived assets are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2010, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $0.5 million and $4.8 million related to FCC licenses and permits, respectively, in two of our markets.

In determining the fair value of our FCC licenses, the following key assumptions were used:

(i) Market revenue growth, forecast and published by BIA Financial Network, Inc. (“BIA”), of 4.2% was used for the initial four-year period;

(ii) 2% revenue growth was assumed beyond the initial four-year period;

(iii) Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;

(iv) Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 30%, depending on market size by year 3; and

(v) Assumed discount rates of 9% for the 13 largest markets and 9.5% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

(i) Industry revenue growth forecast at 7% was used for the initial four-year period;

(ii) 3% revenue growth was assumed beyond the initial four-year period;

(iii) Revenue was grown over a build-up period, reaching maturity by year 2;

(iv) Operating margins gradually climb to the industry average margin of up to 51%, depending on market size, by year 3; and

(v) Assumed discount rate of 10%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of our indefinite-lived intangibles that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
FCC licenses	$(335,390)	$(147,650)	$(458,595)
Billboard permits	$(548,200)	$(117,600)	$(554,900)

The estimated fair value of our FCC licenses and permits at October 1, 2010 was $3.1 billion and $1.9 billion, respectively, while the carrying value was $2.4 billion and $1.1 billion, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On October 1, 2010, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized an impairment charge of $2.1 million in one country. In determining the fair value of our reporting units, we used the following assumptions:

•

Expected cash flows underlying our business plans for the periods 2011 through 2015. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the improved advertising outlook across our businesses.

•	Cash flows beyond 2015 are projected to grow at a perpetual growth rate, which we estimated at 2% for radio broadcasting and 3% for our Americas outdoor and International outdoor segments.

•	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 10.5% to 11% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Radio Broadcasting	$(1,050,000)	$(270,000)	$(990,000)
Americas Outdoor	$(520,000)	$(130,000)	$(480,000)
International Outdoor	$(290,000)	$(170,000)	$(250,000)

Tax Accruals

The IRS and other taxing authorities routinely examine our tax returns filed as part of the consolidated tax returns filed by CCMH. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We have considered these potential changes in accordance with ASC 740-10, which requires us to record reserves for estimates of probable settlements of Federal and state tax audits.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2010.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2010, would have affected our net loss by approximately $2.5 million for the year ended December 31, 2010.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2010 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

We do not have any equity incentive plans under which we grant stock awards to employees. Our employees receive equity awards from CCMH’s or CCOH’s equity incentive plans. Prior to the merger, we granted equity awards to our employees under our own equity incentive plan.

BUSINESS

Our Business Segments

We are a diversified media company with three reportable business segments: Radio Broadcasting, or Radio; Americas Outdoor Advertising, or Americas outdoor; and International Outdoor Advertising, or International outdoor. Approximately half of our revenue is generated from our Radio Broadcasting segment. The remaining half is comprised of our Americas Outdoor Advertising business segment and our International Outdoor Advertising business segment, as well as Katz Media Group (“Katz Media”), a full-service media representation firm, and other support services and initiatives.

We believe we offer advertisers a diverse platform of media assets across geographies, radio programming formats and outdoor products. We intend to continue to execute upon our long-standing radio broadcasting and outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses. Within each of our operating segments, we share best practices across our markets in an attempt to replicate our successes throughout the markets in which we operate.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 16 to our Consolidated Financial Statements elsewhere in this prospectus.

Radio Broadcasting

We are the largest radio broadcaster in the United States (based on revenues). As of December 31, 2010, we owned 892 domestic radio stations servicing approximately 150 U.S. markets, including 47 of the top 50 markets and 89 of the top 100 markets. Our portfolio of stations offers a broad assortment of programming formats, including adult contemporary, country, contemporary hit radio, rock, urban and oldies, among others, to a total weekly listening base of almost 120 million individuals based on Arbitron National Regional Database figures for the Spring 2010 ratings period. In addition to our radio broadcasting business, we operate Premiere Radio Networks, a national radio network that produces, distributes or represents approximately 90 syndicated radio programs, serves nearly 5,800 radio station affiliates and has over 213 million weekly listeners. Some of our more popular syndicated programs include Rush Limbaugh, Jim Rome, Steve Harvey, Ryan Seacrest and Delilah.

Strategy

Our radio broadcasting strategy centers on providing effective programming, offering a wide range of services, and contributing to the local communities in which we operate. We believe that by serving the needs of local communities, we will be able to grow listenership and deliver target audiences to advertisers. Our radio broadcasting strategy also focuses on consistently improving the ongoing operations of our stations through effective programming, promotion, marketing, distribution, sales, and cost management.

Drive Local and National Advertising. We intend to drive growth in our radio business through effective programming, new and better solutions for large national advertisers and agencies, key relationships with advertisers and improvement of our national sales team. We seek to maximize revenue by closely managing on-air inventory of advertising time and adjusting prices to local market conditions. We operate price and yield information systems, which provide detailed inventory information. These systems enable our station managers and sales directors to adjust commercial inventory and pricing based on local market demand, as well as to manage and monitor different commercial durations (60 second, 30 second, 15 second and five second) in order to provide more effective advertising for our customers at what we believe are optimal prices given market conditions.

Continue to Enhance the Radio Listener Experience. We will continue to focus on enhancing the radio listener experience by offering a wide variety of compelling content. Our investments in radio programming over time have created a collection of leading on-air talent. For example, our Premiere Radio Network offers more than 90 syndicated radio programs and services for nearly 5,800 radio station affiliates across the United States. Our distribution platform allows us to attract top talent and more effectively utilize programming, sharing the best and most compelling content across many stations.

Deliver Content via New Distribution Technologies. We are continually expanding content choices for our listeners, including utilization of new distribution technologies such as HD radio, streaming audio, mobile and other distribution channels. Some examples of these initiatives are as follows:

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HD Radio. HD radio enables crystal clear reception, data services and new applications. Further, HD radio allows for many more stations, providing greater variety of content which we believe will enable advertisers to target consumers more effectively. The capabilities of HD radio will potentially permit us to participate in commercial download services.

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Streaming Audio. We provide streaming audio via the Internet, mobile and other digital platforms and, accordingly, have increased listener reach and developed new listener applications as well as new advertising capabilities. We estimate that more than twelve million people visit Clear Channel Radio Online each month, with more than 750 stations streaming online. We rank among the top streaming networks in the U.S. with regards to Average Active Sessions (“AAS”), Session Starts (“SS”) and Average Time Spent Listening (“ATSL”) according to Ando Media. AAS and SS measure the level of activity while ATSL measures the ability to keep the audience engaged.

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Mobile. We have pioneered mobile applications such as the iheartradio smart phone application, which allows listeners to use their smart phones to interact directly with stations, find titles/artists, request songs and download station wallpapers. iheartradio is often in the top ten for free music application downloads on both Blackberry and iPhone.

Sources of Revenue

Our Radio Broadcasting segment generated 49%, 49% and 48% of our revenue in 2010, 2009, and 2008, respectively. The primary source of revenue in our Radio Broadcasting segment is the sale of commercial spots on our radio stations for local, regional and national advertising. Our local advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive and media. Our contracts with our advertisers generally provide for a term that extends for less than a one-year period. We also generate additional revenues from network compensation, the Internet, air traffic, events and other miscellaneous transactions. These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies. Our ability to produce commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships. Regional advertising sales are also generally realized by our local sales staff. To generate national advertising sales, we engage one of our units, Katz Media, which specializes in soliciting radio advertising sales on a national level for Clear Channel Radio and other radio companies. National sales representatives such as Katz Media obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold (see “Media Representation”).

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services. A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Rates are generally highest during morning and evening commuting periods.

Competition

Our stations compete for listeners and advertising revenues directly with other radio stations within their respective markets, as well as with other advertising media, including satellite radio, broadcast and cable television, print media, outdoor advertising, direct mail, the Internet and other forms of advertisement. In addition, the radio broadcasting industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as Internet-based media and satellite-based digital radio services. Such services reach national and regional audiences with multi-channel, multi-format, digital radio services.

Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong brand identity with a targeted listener base consisting of specific demographic groups in each of our markets, we are able to attract advertisers seeking to reach those listeners.

Radio Stations

As of December 31, 2010, we owned 260 AM and 632 FM domestic radio stations, of which 149 stations were in the 25 largest U.S. markets. Radio broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The FCC grants us licenses in order to operate our radio stations.

The following table sets forth certain selected information with regard to our radio broadcasting stations.

Market	Arbitron Market Rank(1)	Number of Stations
New York, NY	1	5
Los Angeles, CA	2	8
Chicago, IL	3	7
San Francisco, CA	4	7
Dallas-Ft. Worth, TX	5	6
Houston-Galveston, TX	6	6
Atlanta, GA	7	6
Philadelphia, PA	8	6
Washington, DC	9	5
Boston, MA	10	4
Detroit, MI	11	7
Miami-Ft. Lauderdale-Hollywood, FL	12	7
Seattle-Tacoma, WA	13	7
Phoenix, AZ	15	8
Minneapolis-St. Paul, MN	16	7
San Diego, CA	17	7
Nassau-Suffolk (Long Island), NY	18	2
Denver-Boulder, CO	19	8
Tampa-St. Petersburg-Clearwater, FL	20	8
St. Louis, MO	21	6
Baltimore, MD	22	4
Portland, OR	23	7
Charlotte-Gastonia-Rock Hill, NC-SC	24	5

Market	Arbitron Market Rank(1)	Number of Stations
Pittsburgh, PA	25	6
Riverside-San Bernardino, CA	26	6
Sacramento, CA	27	6
Cincinnati, OH	28	6
Cleveland, OH	29	6
Salt Lake City-Ogden-Provo, UT	30	6
San Antonio, TX	31	7
Kansas City, KS	32	0
Las Vegas, NV	33	3
San Jose, CA	34	2
Orlando, FL	35	7
Columbus, OH	36	7
Austin, TX	37	5
Milwaukee-Racine, WI	38	6
Indianapolis, IN	39	3
Providence-Warwick-Pawtucket, RI	41	4
Raleigh-Durham, NC	42	4
Norfolk-Virginia Beach-Newport News, VA	43	4
Nashville, TN	44	5
Greensboro-Winston Salem-High Point, NC	45	5
Jacksonville, FL	46	6
Oklahoma City, OK	47	6
West Palm Beach-Boca Raton, FL	48	6
Memphis, TN	49	7
Hartford-New Britain-Middletown, CT	50	4
Various U.S. Cities	51-100	236
Various U.S. Cities	101-150	95
Various U.S. Cities	151-200	101
Various U.S. Cities	201-300	114
Various U.S. Cities	unranked	76

Total (2) (3)		892

(1)	Radio markets are ranked according to Arbitron Rankings as of Fall 2010.
(2)	Excluded from the 892 radio stations owned by us are two radio stations programmed pursuant to a local marketing agreement (FCC license not owned by us). Also excluded are radio stations in Australia and New Zealand. We own a 50% equity interest in the Australian Radio Network which has radio broadcasting operations in both of these markets.
(3)	Included in the total are stations that were placed in a trust in order to bring the merger into compliance with the FCC’s media ownership rules. We have divested certain stations in the past and will continue to divest these stations as required.

Radio Networks

In addition to radio stations, our Radio Broadcasting segment includes Premiere Radio Networks, a national radio network that produces, distributes or represents more than 90 syndicated radio programs and services for more than 5,800 radio station affiliates. Our broad distribution platform enables us to attract and retain top programming talent. Some of our more popular syndicated programs include Rush Limbaugh, Jim Rome, Steve Harvey, Ryan Seacrest and Delilah. We believe recruiting and retaining top talent is an important component of the success of our radio networks.

We also own various sports, news and agriculture networks serving Alabama, California, Colorado, Florida, Georgia, Iowa, Kentucky, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee and Virginia.

International Radio Investments

We own a 50% equity interest in the Australian Radio Network, which has broadcasting operations in Australia and New Zealand and which we account for under the equity method of accounting.

Americas Outdoor Advertising

We are the largest outdoor advertising company in the Americas (based on revenue), which includes the United States, Canada and Latin America. Approximately 89% of our 2010 revenue in our Americas Outdoor Advertising segment was derived from the United States. We own or operate approximately 188,000 displays in our Americas segment and have operations in 49 of the 50 largest markets in the United States, including all of the 20 largest markets.

Our Americas outdoor assets consist of billboards, street furniture and transit displays, airport displays, mall displays, and wallscapes and other spectaculars, which we own or operate under lease management agreements. Our Americas outdoor advertising business is focused on urban markets with dense populations.

Strategy

We seek to capitalize on our Americas outdoor network and diversified product mix to maximize revenue. In addition, by sharing best practices among our business segments, we believe we can quickly and effectively replicate our successes in other markets in which we operate. Our outdoor strategy also focuses on leveraging our diversified product mix and long-standing presence in many of our existing markets, which provides us with the platform to launch new products and test new initiatives in a reliable and cost-effective manner.

Drive Outdoor Media Spending. Given the attractive industry fundamentals of outdoor media and our depth and breadth of relationships with both local and national advertisers, we believe we can drive outdoor advertising’s share of total media spending, which represented only 4% of total dollars spent on advertising in the United States in 2010, by utilizing our dedicated national sales team to highlight the value of outdoor advertising relative to other media. We have made and continue to make significant investments in research tools that enable our clients to better understand how our displays can successfully reach their target audiences and promote their advertising campaigns. Also, we are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated systems that will provide improved audience metrics for outdoor advertising. For example, we have implemented the EYES ON audience measurement system which: (1) separately reports audiences for each of the nearly 400,000 units of inventory across the industry in the United States, (2) reports those audiences using the same demographics available and used by other media permitting reach and frequency measures, (3) provides the same audience measures across more than 200 markets, and (4) reports which advertisement is most likely to be seen. We believe that measurement systems such as EYES ON will further enhance the attractiveness of outdoor advertising for both existing clients and new advertisers and further foster outdoor media spending growth.

Continue to Deploy Digital Billboards. Digital outdoor advertising provides significant advantages over traditional outdoor media. Our electronic displays are linked through centralized computer systems to instantaneously and simultaneously change advertising copy on a large number of displays, allowing us to sell more slots to advertisers. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for our customers. The advantages of digital allow us to penetrate new accounts and categories of advertisers as well as serve a broader set of needs for existing advertisers. We expect this trend to continue as we increase our quantity of digital inventory. As of March 31, 2011, we had deployed approximately 650 digital displays in 36 markets in the United States.

Sources of Revenue

Americas Outdoor Advertising generated 22%, 22% and 21% of our revenue in 2010, 2009 and 2008, respectively. Americas Outdoor Advertising revenue is derived from the sale of advertising copy placed on our display inventory. Our display inventory consists primarily of billboards, street furniture displays and transit displays. The margins on our billboard contracts tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of our display revenues. The following table shows the approximate percentage of revenue derived from each category for our Americas Outdoor Advertising inventory:

	Year Ended December 31,
	2010	2009	2008
Billboards
Bulletins (1)	54%	52%	51%
Posters	13%	14%	15%
Street furniture displays	6%	5%	5%
Transit displays	15%	17%	17%
Other displays (2)	12%	12%	12%

Total	100%	100%	100%

(1)	Includes digital displays.
(2)	Includes spectaculars, mall displays and wallscapes.

Our Americas Outdoor Advertising segment generates revenues from local, regional and national sales. Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display. “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks. “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time. Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

Billboards

Our billboard inventory primarily includes bulletins and posters.

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Bulletins. Bulletins vary in size, with the most common size being 14 feet high by 48 feet wide. Almost all of the advertising copy displayed on bulletins is computer printed on vinyl and transported to the bulletin where it is secured to the display surface. Because of their greater size and impact, we typically receive our highest rates for bulletins. Bulletins generally are located along major expressways, primary commuting routes and main intersections that are highly visible and heavily trafficked. Our clients may contract for individual bulletins or a network of bulletins, meaning the clients’ advertisements are rotated among bulletins to increase the reach of the campaign. Our client contracts for bulletins generally have terms ranging from four weeks to one year.

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Posters. Posters are available in two sizes, 30-sheet and 8-sheet displays. The 30-sheet posters are approximately 11 feet high by 23 feet wide, and the 8-sheet posters are approximately 5 feet high by 11 feet wide. Advertising copy for 30-sheet posters is digitally printed on a single piece of polyethylene material that is then transported and secured to the poster surfaces. Advertising copy for 8-sheet posters is printed using silk screen, lithographic or digital process to transfer the designs onto paper that is then transported and secured to the poster surfaces. Posters generally are located in commercial areas on primary and secondary routes near point-of-purchase locations, facilitating advertising campaigns with greater demographic targeting than those displayed on bulletins. Our poster rates typically are less than our bulletin rates, and our client contracts for posters generally have terms ranging from four weeks to one year. Premiere displays, which consist of premiere panels and squares, are innovative hybrids between bulletins and posters that we developed to provide our clients with an alternative for their targeted marketing campaigns. The premiere displays utilize one or more poster panels, but with vinyl advertising stretched over the panels similar to bulletins. Our intent is to combine the creative impact of bulletins with the additional reach and frequency of posters.

Street Furniture Displays

Our street furniture displays, marketed under our global AdshelTM brand, are advertising surfaces on bus shelters, information kiosks, freestanding units and other public structures, and are primarily located in major metropolitan cities and along major commuting routes. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture displays in the public domain and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law. Generally, these contracts have terms ranging from 10 to 20 years. As compensation for the right to sell advertising space on our street furniture structures, we pay the municipality or transit authority a fee or revenue share that is either a fixed amount or a percentage of the revenue derived from the street furniture displays. Typically, these revenue sharing arrangements include payments by us of minimum guaranteed amounts. Client contracts for street furniture displays typically have terms ranging from four weeks to one year, and, are typically for network packages.

Transit Displays

Our transit displays are advertising surfaces on various types of vehicles or within transit systems, including on the interior and exterior sides of buses, trains, trams, and within the common areas of rail stations and airports. Similar to street furniture, contracts for the right to place our displays on such vehicles or within such transit systems and to sell advertising space on them generally are awarded by public transit authorities in competitive bidding processes or are negotiated with private transit operators. Generally, these contracts have terms ranging up to nine years. Our client contracts for transit displays generally have terms ranging from four weeks to one year.

Other Inventory

The balance of our display inventory consists of spectaculars, wallscapes and mall displays. Spectaculars are customized display structures that often incorporate video, multidimensional lettering and figures, mechanical devices and moving parts and other embellishments to create special effects. The majority of our spectaculars are located in Times Square in New York City, Dundas Square in Toronto, Fashion Show in Las Vegas, Miracle Mile in Las Vegas and across from the Target Center in Minneapolis. Client contracts for spectaculars typically have terms of one year or longer. A wallscape is a display that drapes over or is suspended from the sides of buildings or other structures. Generally, wallscapes are located in high-profile areas where other types of outdoor advertising displays are limited or unavailable. Clients typically contract for individual wallscapes for extended terms. We also own displays located within the common areas of malls on which our clients run advertising campaigns for periods ranging from four weeks to one year.

Competition

The outdoor advertising industry in the Americas is fragmented, consisting of several larger companies involved in outdoor advertising, such as CBS Broadcasting, Inc. (“CBS”) and Lamar Advertising Company, as well as numerous smaller and local companies operating a limited number of display faces in a single or a few local markets. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, the Internet and other forms of advertisement. In addition, the outdoor advertising industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as Internet-based media.

Outdoor companies compete primarily based on ability to reach consumers, which is driven by location of the display.

Advertising Inventory and Markets

As of December 31, 2010, we owned or operated approximately 188,000 displays in our Americas Outdoor Advertising segment. Our displays are located on owned land, leased land or land for which we have acquired permanent easements. The majority of the advertising structures on which our displays are mounted require permits. Permits are granted for the right to operate an advertising structure as long the structure is used in compliance with the laws and regulations of the applicable jurisdiction.

The following table sets forth certain selected information with regard to our Americas outdoor advertising inventory, with our markets listed in order of their designated market area (“DMA®”) region ranking (DMA® is a registered trademark of Nielsen Media Research, Inc.).

Market	DMA® Market Rank(1)	Number of Displays(2)
New York, NY	1	2,607
Los Angeles, CA	2	9,984
Chicago, IL	3	11,709
Philadelphia, PA	4	5,285
Dallas-Ft. Worth, TX	5	17,571
San Francisco, CA	6	10,104
Boston, MA	7	2,924
Atlanta, GA	8	2,527
Washington, DC	9	3,202
Houston-Galveston, TX	10	3,036
Detroit, MI	11	587
Phoenix, AZ	12	9,151
Seattle-Tacoma, WA	13	6,233
Tampa-St. Petersburg-Clearwater, FL	14	2,319
Minneapolis-St. Paul, MN	15	1,893
Miami-Ft. Lauderdale-Hollywood, FL	16	5,313
Denver-Boulder, CO	17	1,156
Cleveland, OH	18	3,329
Orlando, FL	19	3,765
Sacramento, CA	20	2,610
St. Louis, MO	21	323
Portland, OR	22	1,141
Charlotte-Gastonia-Rock Hill, NC-SC	23	12
Pittsburgh, PA	24	93

Market	DMA® Market Rank(1)	Number of Displays(2)
Raleigh-Durham, NC	25	1,814
Baltimore, MD	26	1,909
Indianapolis, IN	27	3,243
San Diego, CA	28	756
Nashville, TN	29	732
Hartford-New Britain-Middletown, CT	30	667
Kansas City, KS	31	1,174
Salt Lake City-Ogden-Provo, UT	32	65
Cincinnati, OH	33	12
Columbus, OH	34	1,818
Milwaukee-Racine, WI	35	6,034
Greenville-Spartanburg, SC	36	91
San Antonio, TX	37	6,991
West Palm Beach-Boca Raton, FL	38	624
Harrisburg-Lebanon-Carlisle, PA	39	176
Grand Rapids, MI	41	290
Las Vegas, NV	42	1,176
Norfolk-Virginia Beach-Newport News, VA	43	379
Austin, TX	44	134
Oklahoma City, OK	45	49
Albuquerque, NM	46	1,180
Greensboro-Winston Salem-High Point, NC	47	751
Memphis, TN	48	1,708
Jacksonville, FL	49	956
Louisville, KY	50	159
Various U.S. Cities	51-100	14,393
Various U.S. Cities	101-150	3,890
Various U.S. Cities	151-200	2,119
Various U.S. Cities	201+	63
Non-U.S. Markets	N/A	27,897

Total		188,124

(1)	Americas Outdoor Advertising markets are ranked by designated market area (“DMA®”) regional ranking. DMA® is a registered trademark of Nielsen Media Research, Inc.
(2)	Included in transit displays in our Americas Outdoor Advertising markets is our airport advertising business which offers products such as traditional static wall displays, visitor information centers, and other digital products including LCD screens and touch screen kiosks. Our digital products provide multiple display opportunities unlike our traditional static wall displays. Each of the digital display opportunities is counted as a unique display in the table.

International Outdoor Advertising

Our International Outdoor Advertising business segment includes our operations in Asia, Australia and Europe, with approximately 37% of our 2010 revenue in this segment derived from France and the United Kingdom. As of December 31, 2010, we owned or operated approximately 634,000 displays in 29 countries. Our International outdoor assets consist of street furniture and transit displays, billboards, mall displays, Smartbike schemes, wallscapes and other spectaculars, which we own or operate under lease agreements. Our International business is focused on urban markets with dense populations.

Strategy

Similar to our Americas outdoor advertising, we believe International outdoor advertising has attractive industry fundamentals including a broad audience reach and a highly cost effective media for advertisers as measured by cost per thousand persons reached compared to other traditional media. Our International strategy focuses on our competitive strengths to position the Company through the following strategies:

Promote Overall Outdoor Media Spending. Our strategy is to drive growth in outdoor advertising’s share of total media spending and leverage such growth with our international scale and local reach. We are focusing on developing and implementing better and improved outdoor audience delivery measurement systems to provide advertisers with tools to determine how effectively their message is reaching the desired audience.

Capitalize on Product and Geographic Opportunities. We are also focused on growing our business internationally by working closely with our advertising customers and agencies in meeting their needs, and through new product offerings, optimization of our current display portfolio and selective investments targeting promising growth markets. We have continued to innovate and introduce new products in international markets based on local demands. Our core business is our street furniture business and that is where we plan to focus much of our investment. We plan to continue to evaluate municipal contracts that may come up for bid and will make prudent investments where we believe we can receive attractive returns. We will also continue to invest in markets such as China, Turkey and Poland, where we believe there is high growth potential.

Sources of Revenue

Our International Outdoor Advertising segment generated 25%, 26% and 27% of our revenue in 2010, 2009 and 2008, respectively. International outdoor revenue is derived from the sale of advertising copy placed on our display inventory. Our International Outdoor display inventory consists primarily of billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as neon displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International Outdoor Advertising segment:

	Year Ended December 31,
	2010	2009	2008
Billboards (1)	30%	32%	35%
Street furniture displays	42%	40%	38%
Transit displays	8%	8%	9%
Other (2)	20%	20%	18%

Total	100%	100%	100%

(1)	Includes revenue from spectaculars and neon displays.
(2)	Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike schemes and production revenue.

Our International Outdoor Advertising segment generates revenues worldwide from local, regional and national sales. Similar to the Americas, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

Billboards

The sizes of our International billboards are not standardized. The billboards vary in both format and size across our networks, with the majority of our International billboards being similar in size to our posters used in our Americas outdoor business (30-sheet and 8-sheet displays). Our International billboards are sold to clients as network packages with contract terms typically ranging from one to two weeks. Long-term client contracts are also available and typically have terms of up to one year. We lease the majority of our billboard sites from private landowners. Billboards include our spectacular and neon displays. Defi Group SAS, our International neon subsidiary, is a global provider of neon signs with approximately 318 displays in more than 16 countries worldwide. Client contracts for International neon displays typically have terms of approximately five years.

Street Furniture Displays

Our International street furniture displays are substantially similar to their Americas street furniture counterparts, and include bus shelters, freestanding units, various types of kiosks, benches and other public structures. Internationally, contracts with municipal and transit authorities for the right to place our street furniture in the public domain and sell advertising on such street furniture typically provide for terms ranging from 10 to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International Outdoor business, these contracts typically require us to provide the municipality with a broader range of urban amenities such as bus shelters with or without advertising panels, information kiosks and public wastebaskets, as well as space for the municipality to display maps or other public information. In exchange for providing such urban amenities and display space, we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. Our International street furniture is typically sold to clients as network packages, with contract terms ranging from one to two weeks. Client contracts are also available with terms of up to one year.

Transit Displays

Our International transit display contracts are substantially similar to their Americas transit display counterparts, and typically require us to make only a minimal initial investment and few ongoing maintenance expenditures. Contracts with public transit authorities or private transit operators typically have terms ranging from three to seven years. Our client contracts for transit displays generally have terms ranging from one week to one year, or longer.

Other International Inventory and Services

The balance of our revenue from our International Outdoor Advertising segment consists primarily of advertising revenue from mall displays, other small displays and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services and production revenue. Internationally, our contracts with mall operators generally have terms ranging from five to ten years and client contracts for mall displays generally have terms ranging from one to two weeks, but are available for periods up to six months. Our International inventory includes other small displays that are counted as separate displays since they form a substantial part of our network and International Outdoor Advertising revenue. We also have a bike rental program which provides bicycles for rent to the general public in several municipalities. In exchange for providing the bike rental program, we generally derive revenue from advertising rights to the bikes, bike stations, additional street furniture displays, or fees from the local municipalities. Several of our International markets sell equipment or provide cleaning and maintenance services as part of a billboard or street furniture contract with a municipality.

Competition

The international outdoor advertising industry is fragmented, consisting of several larger companies involved in outdoor advertising, such as JC Decaux and CBS, as well as numerous smaller and local companies operating a limited number of display faces in a single or a few local markets. We also compete with other advertising media in our respective markets, including broadcast and cable television, radio, print media, direct mail, the Internet and other forms of advertisement. In addition, the international outdoor advertising industry is subject to competition from services that use new media technologies that are being developed or have already been introduced, such as Internet-based media.

Outdoor companies compete primarily based on ability to reach consumers, which is driven by location of the display.

Advertising Inventory and Markets

As of December 31, 2010, we owned or operated approximately 634,000 displays in our International segment. The following table sets forth certain selected information with regard to our International advertising inventory, which are listed in descending order according to 2010 revenue contribution. In 2010, approximately 37% of our revenue from our International Outdoor Advertising segment derived from France and the United Kingdom.

International Markets	Total Displays	International Markets	Total Displays
France	121,902	Holland	6,508
United Kingdom	56,512	Finland	14,947
China	70,869	Poland	7,262
Italy	52,422	Baltic States/Russia	14,489
Australia/New Zealand	19,603	Singapore	3,801
Spain	33,422	Romania	154
Sweden	106,888	Hungary	30
Switzerland	17,691	Germany	37
Belgium	24,070	Austria	12
Denmark	34,054	Portugal	12
Norway	23,849	Czech Republic	6
Turkey	15,350	United Arab Emirates	1

Ireland	9,874	Total International Displays	633,765

Other

The other category includes our media representation firm as well as other general support services and initiatives which are ancillary to our other businesses.

Media Representation

We own Katz Media, a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2010, Katz Media represents approximately 3,900 radio stations, approximately one-fifth of which are owned by us, as well as approximately 900 digital properties. Katz Media also represents approximately 600 television and digital multicast stations.

Katz Media generates revenue primarily through contractual commissions realized from the sale of national spot and online advertising. National spot advertising is commercial airtime sold to advertisers on behalf of radio and television stations. Katz Media represents its media clients pursuant to media representation contracts, which typically have terms of up to ten years in length.

Employees

As of January 21, 2011, we had approximately 15,036 domestic employees and 5,247 international employees, of which approximately 19,215 were in operations and approximately 1,068 were in corporate related activities. Approximately 398 of our employees in the United States and approximately 342 of our employees outside the United States are subject to collective bargaining agreements in their respective countries. We are a party to numerous collective bargaining agreements, none of which represent a significant number of employees. We believe that our relationship with our employees is good.

Federal Regulation of Radio Broadcasting

General

Radio broadcasting is subject to the jurisdiction of the FCC under the Communications Act. The Communications Act permits the operation of a radio broadcast station only under a license issued by the FCC upon a finding that grant of the license would serve the public interest, convenience and necessity. Among other things, the Communications Act empowers the FCC to: issue, renew, revoke and modify broadcasting licenses; assign frequency bands for broadcasting; determine stations’ frequencies, locations, power and other technical parameters; impose penalties for violation of its regulations, including monetary forfeitures and, in extreme cases, license revocation; impose annual regulatory and application processing fees; and adopt and implement regulations and policies affecting the ownership, program content, employment practices and many other aspects of the operation of broadcast stations.

License Assignments

The Communications Act prohibits the assignment of a license or the transfer of control of an FCC licensee without prior FCC approval. Applications for assignments or transfers that involve a substantial change in ownership or control are subject to a 30-day period for public comment, during which petitions to deny the application may be filed.

License Renewal

The FCC grants broadcast licenses for a term of up to eight years. The FCC will renew a license for an additional eight year term if, after consideration of the renewal application and any objections thereto, it finds that the station has served the public interest, convenience and necessity and that, with respect to the station seeking renewal, there have been no serious violations of either the Communications Act or the FCC’s rules and regulations by the licensee and no other such violations which, taken together, constitute a pattern of abuse. The FCC may grant the license renewal application with or without conditions, including renewal for a term less than eight years. The vast majority of radio licenses are renewed by the FCC. While we cannot guarantee the grant of any future renewal application, all of our stations’ licenses have historically been renewed.

Ownership Regulation

The Communications Act and FCC rules define the positions and interests of individuals and entities, known as “attributable” interests, that implicate FCC rules governing ownership of broadcast stations and other specified mass media entities. Under these rules, attributable interests generally include: officers and directors of a licensee or of its direct or indirect parent; general partners; limited partners and limited liability company members, unless properly “insulated” from management activities; a 5% or more direct or indirect voting stock interest in a corporate licensee or parent, except that, for a narrowly defined class of passive investors, the attribution threshold is a 20% or more voting stock interest; and combined equity and debt interests in excess of 33% of a licensee’s total asset value, if the interest holder provides over 15% of the licensee station’s total weekly programming, or has an attributable broadcast or newspaper interest in the same market (the

“EDP Rule”). An entity that owns one or more radio stations in a market and programs more than 15% of the broadcast time, or sells more than 15% per week of the advertising time, on a radio station in the same market is generally deemed to have an attributable interest in that station.

Debt instruments, non-voting stock, minority voting stock interests in corporations having a single majority stockholder, and properly insulated limited partnership and limited liability company interests generally are not subject to attribution unless such interests implicate the EDP Rule. To the best of our knowledge at present, none of our officers, directors or 5% or greater shareholders holds an interest in another television station, radio station or daily newspaper that is inconsistent with the FCC’s ownership rules.

The FCC is required to conduct periodic reviews of its media ownership rules. In 2003, the FCC, among other actions, modified the radio ownership rules and adopted new cross-media ownership limits. The U.S. Court of Appeals for the Third Circuit initially stayed implementation of the new rules. Later, it lifted the stay as to the radio ownership rules, allowing the modified rules to go into effect. It retained the stay on the cross-media rules and remanded them to the FCC for further justification (leaving in effect separate pre-existing FCC rules governing newspaper/broadcast and radio/television cross-ownership). In December 2007, the FCC adopted a decision that revised the newspaper-broadcast cross-ownership rule but made no changes to the radio ownership or radio-television cross-ownership rules. This decision, including the determination not to relax the radio ownership limits, is the subject of a request for reconsideration and various court appeals, including by us. The FCC began its next periodic review in 2010; the proceeding is currently pending. We cannot predict the outcome of the FCC’s media ownership proceedings or their effects on our business in the future.

Irrespective of the FCC’s radio ownership rules, the Antitrust Division of the DOJ and the FTC have the authority to determine that a particular transaction presents antitrust concerns. In particular, where the proposed purchaser already owns one or more radio stations in a particular market and seeks to acquire additional radio stations in that market, the DOJ has, in some cases, obtained consent decrees requiring radio station divestitures.

The current FCC ownership rules relevant to our business are summarized below.

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Local Radio Ownership Rule. The maximum allowable number of radio stations that may be commonly owned in a market is based on the size of the market. In the largest radio markets, defined as those with 45 or more stations, one entity may have an attributable interest in up to eight stations, not more than five of which are in the same service (AM or FM). At the other end of the scale, in radio markets with 14 or fewer stations, one entity may have an attributable interest in up to five stations, of which no more than three are in the same service, so long as the entity does not have an interest in more than 50% of all stations in the market. To apply these ownership tiers, the FCC relies on Arbitron Metro Survey Areas, where they exist, and a signal contour-overlap methodology where they do not exist. An FCC rulemaking is pending to determine how to define radio markets for stations located outside Arbitron Metro Survey Areas.

•

Newspaper-Broadcast Cross-Ownership Rule. FCC rules generally prohibit an individual or entity from having an attributable interest in a radio or television station and a daily newspaper located in the same market. In 2007, the FCC adopted a revised rule that would allow same-market newspaper/broadcast cross-ownership in certain limited circumstances. This rule is subject to a petition for reconsideration at the FCC and a pending judicial appeal.

•

Radio-Television Cross-Ownership Rule. FCC rules permit the common ownership of one television and up to seven same-market radio stations, or up to two television and six same-market radio stations, depending on the number of independent media voices in the market and on whether the television and radio components of the combination comply with the television and radio ownership limits, respectively.

Alien Ownership Restrictions

The Communications Act restricts foreign entities or individuals from owning or voting more than 20% of the equity of a broadcast licensee directly and more than 25% indirectly (i.e. through a parent company). Since we serve as a holding company for FCC licensee subsidiaries, we are effectively restricted from having more than one-fourth of our stock owned or voted directly or indirectly by foreign entities or individuals.

Indecency Regulation

Federal law regulates the broadcast of obscene, indecent or profane material. Legislation enacted by Congress provides the FCC with authority to impose fines of up to $325,000 per utterance with a cap of $3.0 million for any violation arising from a single act. Several judicial appeals of FCC indecency enforcement actions are currently pending. In July 2010, the Second Circuit Court of Appeals issued a ruling in one of those appeals, in which it held the FCC’s indecency standards to be unconstitutionally vague under the First Amendment, and in November 2010 denied a petition for rehearing of that decision. In January 2011, the Second Circuit vacated the agency decision at issue in another appeal, relying on its July 2010 and November 2010 decisions. The FCC has sought Supreme Court review of the November 2010 and January 2011 decisions. The outcome of these appeals, and of other pending indecency cases, will affect future FCC policies in this area. We have received, and may receive in the future, letters of inquiry and other notifications from the FCC concerning pending complaints that programming aired on our stations contains indecent or profane language. FCC action on these complaints will be directly impacted by the outcome of the pending indecency court appeals and subsequent FCC action in response thereto.

Equal Employment Opportunity

The FCC’s rules require broadcasters to engage in broad recruitment efforts, keep a considerable amount of recruitment data and report much of this data to the FCC and to the public via stations’ public files and websites. Broadcasters are subject to random audits regarding Equal Employment Opportunity rule compliance and could be sanctioned for noncompliance.

Digital Radio

The FCC has established rules for the provision of digital radio broadcasting and has allowed radio broadcasters to convert to a hybrid mode of digital/analog operation on their existing frequencies. Recently, the FCC approved an increase in the maximum allowable power for digital FM operations, which will improve the geographic coverage of digital FM signals. It is still considering whether to place limitations on subscription services offered by digital radio broadcasters or whether to apply new public interest requirements to this service. We have commenced digital broadcasts on more than 500 of our stations and cannot predict the impact of this service on our business.

Technical Rules

Numerous FCC rules govern the technical operating parameters of radio stations, including permissible operating frequency, power and antenna height and interference protections between stations. Changes to these rules could negatively affect the operation of our stations. For example, Congress has recently passed legislation that eliminates certain minimum distance separation requirements between full-power and low-power FM radio stations, and the FCC has recently adopted policies which, in certain circumstances, could make it more difficult for radio stations to relocate to increase their population coverage.

Other

Congress, the FCC and other government agencies may in the future adopt new laws, regulations and policies that could affect, directly or indirectly, the operation, profitability and ownership of our broadcast stations. In addition to the regulations noted above, such matters include, for example: proposals to impose spectrum use or other fees on FCC licensees; legislation that would provide for the payment of sound recording royalties to artists and musicians whose music is played on our stations; changes to the political broadcasting rules, including the adoption of proposals to provide free air time to candidates; restrictions on the advertising of certain products, such as beer and wine; frequency allocation, spectrum reallocations and changes in technical rules; and the adoption of significant new programming and operational requirements designed to increase local community-responsive programming and enhance public interest reporting requirements.

The foregoing is a brief summary of certain statutes and FCC regulations, policies and proposals thereunder. This does not comprehensively cover all current and proposed statutes, rules and policies affecting our business. Reference should be made to the Communications Act and other relevant statutes and the FCC’s rules and proceedings for further information concerning the nature and extent of Federal regulation of broadcast stations. Finally, several of the foregoing matters are now, or may become, the subject of court litigation, and we cannot predict the outcome of any such litigation or its impact on our broadcasting business.

Regulation of our Americas and International Outdoor Advertising Businesses

The outdoor advertising industry in the United States is subject to governmental regulation at the Federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location of and, in some instances, content of advertising copy being displayed on outdoor advertising structures. In addition, the outdoor advertising industry outside of the United States is subject to certain foreign governmental regulation.

Domestically, in recent years, outdoor advertising has become the subject of targeted state and municipal taxes and fees. These laws may affect prevailing competitive conditions in our markets in a variety of ways. Such laws may reduce our expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry. However, we contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Federal law, principally the HBA regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads within the United States (“controlled roads”). The HBA regulates the size and placement of billboards, requires the development of state standards, mandates a state’s compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.

To satisfy the HBA’s requirements, all states have passed billboard control statutes and regulations that regulate, among other things, construction, repair, maintenance, lighting, height, size, spacing and the placement and permitting of outdoor advertising structures. We are not aware of any state that has passed control statutes and regulations less restrictive than the prevailing federal requirements, including the requirement that an owner remove any non-grandfathered, non-compliant signs along the controlled roads, at the owner’s expense and without compensation. Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements. Some local governments have initiated code enforcement and permit reviews of billboards within their jurisdiction challenging billboards located within their jurisdiction, and in some instances we have had to remove billboards as a result of such reviews.

As part of their billboard control laws, state and local governments regulate the construction of new signs. Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above. In certain jurisdictions, restrictive regulations also limit our ability to relocate, rebuild, repair, maintain, upgrade, modify or replace existing legal non-conforming billboards. While these regulations set certain limits on the construction of new outdoor advertising displays, they also benefit established companies, including us, by creating barriers to entry and by protecting the outdoor advertising industry against an oversupply of inventory.

Federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads. In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using Federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards. Thus far, we have been able to obtain satisfactory compensation for our billboards purchased or removed as a result of these types of governmental action, although there is no assurance that this will continue to be the case in the future.

Other important outdoor advertising regulations include the Intermodal Surface Transportation Efficiency Act of 1991 (currently known as “SAFETEA-LU”), the Bonus Act/Bonus Program, the 1995 Scenic Byways Amendment and various increases or implementations of property taxes, billboard taxes and permit fees.

From time to time, legislation has been introduced in both the United States and foreign jurisdictions attempting to impose taxes on revenue from outdoor advertising. Several state and local jurisdictions have already imposed such taxes as a percentage of our outdoor advertising revenue in that jurisdiction. While these taxes have not had a material impact on our business and financial results to date, we expect state and local governments to continue to try to impose such taxes as a way of increasing revenue.

We have introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change up to several times per minute. We have encountered some existing regulations that restrict or prohibit these types of digital displays. However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

International regulations have a significant impact on the outdoor advertising industry and our business. International regulation of the outdoor advertising industry can vary by municipality, region and country but generally limits the size, placement, nature and density of out-of-home displays. Other regulations may limit the subject matter and language of out-of-home displays.

Legal Proceedings

We currently are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our financial condition or results of operations.

We and a subsidiary of ours are co-defendants with Live Nation (which was spun off as an independent company in December 2005) in 22 putative class actions filed by different named plaintiffs in various district courts throughout the country beginning in May 2006. These actions generally allege that the defendants monopolized or attempted to monopolize the market for “live rock concerts” in violation of Section 2 of the Sherman Act. Plaintiffs claim that they paid higher ticket prices for defendants’ “rock concerts” as a result of defendants’ conduct. They seek damages in an undetermined amount. On April 17, 2006, the Judicial Panel for Multidistrict Litigation centralized these class action proceedings in the Central District of California. On

March 2, 2007, plaintiffs filed motions for class certification in five “template” cases involving five regional markets: Los Angeles, Boston, New York, Chicago and Denver. Defendants opposed that motion and, on October 22, 2007, the district court issued its decision certifying the class for each regional market. In September 2009, the Court stayed the case pending the issuance of a decision by an en banc panel of the United States Court of Appeals for the Ninth Circuit in Dukes v. Wal-Mart, 509 F.3d 1168, which was expected to clarify the standard for class certification. On April 26, 2010, the Ninth Circuit issued its opinion in Dukes, and on October 13, 2010 the district court granted plaintiffs’ request to lift the stay and denied defendants’ motion to reconsider the decision to grant class certification. On January 4, 2011, the court denied our request for leave to appeal its refusal to reconsider class certification.

In the Master Separation and Distribution Agreement between us and Live Nation that was entered into in connection with the spin-off of Live Nation in December 2005, Live Nation agreed, among other things, to assume responsibility for legal actions existing at the time of, or initiated after, the spin-off in which we are a defendant if such actions relate in any material respect to the business of Live Nation. Pursuant to the Agreement, Live Nation also agreed to indemnify us with respect to all liabilities assumed by Live Nation, including those pertaining to the claims discussed above.

On or about July 12, 2006 and April 12, 2007, two of our operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes Sao Paulo Ltda. (“Klimes”), respectively) in the Sao Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that these businesses fall within the definition of “communication services” and as such are subject to the VAT.

L&C and Klimes have filed separate petitions to challenge the imposition of this tax. L&C’s challenge was unsuccessful at the first administrative level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, L&C received an unfavorable ruling at this final administrative level concluding that the VAT applied. L&C intends to appeal this ruling to the judicial level. L&C has filed a petition to have the case remanded to the second administrative level for consideration of the reasonableness of the amount of the penalty assessed against it. The amounts allegedly owed by L&C are approximately $9.6 million in taxes, approximately $19.2 million in penalties and approximately $29.4 million in interest (as of March 31, 2011 at an exchange rate of 0.60). Based on our review of the law in and the outcome of similar cases in other Brazilian states, we have not accrued any costs related to these claims and believe the occurrence of loss is not probable.

Klimes’s challenge was unsuccessful at the first administrative level, and denied at the second administrative level on or about September 24, 2009. On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies but reduced the penalty assessed by the taxing authority. With the penalty reduction, the amounts allegedly owed by Klimes are approximately $10.9 million in taxes, approximately $5.4 million in penalties and approximately $18.2 million in interest (as of March 31, 2011 at an exchange rate of 0.60). In late February 2011, Klimes filed a writ of mandamus in the 13th lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies. On that same day, Klimes filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion in early April 2011. Klimes filed a motion for reconsideration with the court and also appealed that ruling to the São Paulo State Higher Court, which affirmed in late April 2011. On June 20, 2011, the 13th lower public treasury court in São Paulo reconsidered its prior ruling and granted Klimes an injunction suspending any collection effort by the taxing authority until a decision on the merits is obtained at the first judicial level. Based on our review of the law in and the outcome of similar cases in other Brazilian states, we have not accrued any costs related to these claims and believe the occurrence of loss is not probable.

MANAGEMENT

Clear Channel is a wholly-owned indirect subsidiary of CCMH. The following table sets forth information regarding the directors and executive officers of CCMH and Clear Channel, as of April 1, 2011.

Name	Age	Position
Directors:
David C. Abrams	50	Director
Irving L. Azoff	63	Director
Steven W. Barnes	50	Director
Richard J. Bressler	53	Director
Charles A. Brizius	42	Director
John P. Connaughton	45	Director
Blair E. Hendrix	46	Director
Jonathon S. Jacobson	49	Director
Ian K. Loring	47	Director
Mark P. Mays	47	Chairman and Director
Randall T. Mays	45	Director and Vice Chairman
Scott M. Sperling	53	Director

Executive Officers:
Thomas W. Casey	48	Office of the Chief Executive Officer, and Executive Vice President and Chief Financial Officer
Ronald H. Cooper	54	Chief Executive Officer—Clear Channel Outdoor—Americas
C. William Eccleshare	55	Chief Executive Officer— Clear Channel Outdoor—International
Scott D. Hamilton	41	Senior Vice President, Chief Accounting Officer and Assistant Secretary
John E. Hogan	54	President and Chief Executive Officer—Clear Channel Radio
Robert H. Walls, Jr.	50	Office of the Chief Executive Officer, and Executive Vice President, General Counsel and Secretary

Directors

David C. Abrams is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages in excess of $3.8 billion in assets across a wide spectrum of investments. Mr. Abrams serves on the board of directors of Crown Castle International, Inc. and several private companies and also serves as a member of the Berklee College of Music Board of Trustees and as a Trustee of the Milton Academy. Mr. Abrams previously served on the board of directors USA Mobility, Inc. He received a B.A. from the University of Pennsylvania. Mr. Abrams has been one of CCMH’s directors since July 30, 2008. Mr. Abrams also serves as a director of Clear Channel. Mr. Abrams was selected to serve as a director because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff has been a member of the Board of Directors of both CCMH and Clear Channel since September 27, 2010. He has served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and has served as Chairman and CEO of Front Line Management Group Inc. (“Front Line”) since January 2005. Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008. In addition to his day to day responsibilities at Live Nation, Mr. Azoff is the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Neil Diamond, Van Halen and Steely Dan. Mr. Azoff was selected to serve as a director because of his extensive experience in the entertainment industry.

Steven W. Barnes has been associated with Bain Capital since 1988 and has been a Managing Director since 2000. In addition to working for Bain Capital, he also held senior operating roles of several Bain Capital portfolio companies including Chief Executive Officer of Dade Behring, Inc., President of Executone Business

Systems, Inc., and President of Holson Burnes Group, Inc. Prior to 1988, he held several senior management positions in the Mergers & Acquisitions Support Group of PricewaterhouseCoopers LLP. Mr. Barnes presently serves on the boards of directors of public and private companies, including CRC Health Corporation and Ideal Standard. Mr. Barnes previously served as a member of the board of directors of Accellent Inc. He is also active in numerous community activities, including being chairman of the board of directors of Make-A-Wish Foundation of Massachusetts and a member of the Trust Board of Children’s Hospital in Boston and a Trustee of Syracuse University. He received a B.S. from Syracuse University and is a Certified Public Accountant. Mr. Barnes has been one of CCMH’s directors since May 2007. Mr. Barnes also serves as a director of Clear Channel. Mr. Barnes was selected to serve as a director because of his operational experience gained from his work as an executive of several large organizations and his experience in acquisitions and financing gained from his work at Bain Capital and PricewaterhouseCoopers LLP.

Richard J. Bressler is a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”) from May 2001 through 2005, with responsibility for managing all strategic, financial, business development and technology functions. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc. (“Time Warner”), including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner from March 1995 to June 1999. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler currently is a director of Clear Channel, Warner Music Group Corp., Gartner, Inc. and The Nielsen Company. In addition, Mr. Bressler is a board observer at Univision Communications, Inc., and a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc. Mr. Bressler holds a B.B.A. from Adelphi University. Mr. Bressler has been one of CCMH’s directors since May 2007 and also serves as a director of Clear Channel. Mr. Bressler was selected to serve as a director for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

Charles A. Brizius is a Managing Director of THL. Prior to joining THL, Mr. Brizius worked in the Corporate Finance Department at Morgan Stanley & Co. Incorporated (“Morgan Stanley”). Mr. Brizius has also worked as a securities analyst at The Capital Group Companies, Inc. and as an accounting intern at Coopers & Lybrand. Mr. Brizius also currently is a director of Ariel Holdings Ltd. and Clear Channel. His prior directorships include Houghton Mifflin Company, Spectrum Brands, Inc. and Warner Music Group Corp. Mr. Brizius holds a B.B.A., magna cum laude, in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Business School. Mr. Brizius presently serves as President of the Board of Trustees of The Institute of Contemporary Art, Boston, Trustee of the Buckingham Browne & Nichols School and board member of The Steppingstone Foundation. Mr. Brizius has been one of CCMH’s directors since May 2007. Mr. Brizius was selected to serve as a director because of his knowledge of finance and his experience in strategic acquisitions gained through his positions with THL, Morgan Stanley and The Capital Group Companies, as well as his strategic experience gained from service on a variety of boards of directors.

John P. Connaughton has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton currently also serves as a director of Clear Channel, Warner Music Group Corp., SunGard Data Systems, Inc., Hospital Corporation of America (HCA), Quintiles Transnational Corp., Warner Chilcott plc, Air Medical Holdings, Inc. and CRC Health Corporation. Mr. Connaughton previously served as a member of the boards of directors of AMC Entertainment Inc., Stericycle Inc. and CMP Susquehanna Holdings Corp. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from the Harvard Business School. Mr. Connaughton has been one of CCMH’s directors since May 2007. Mr. Connaughton was selected to serve as a director because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Blair E. Hendrix is a Managing Director of Bain Capital and one of the leaders of the firm’s operationally focused Portfolio Group. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm. Mr. Hendrix also serves as a director of Clear Channel, CCOH and Keystone Automotive Operations, Inc., and has previously served as a director of Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix has been a member of the CCMH board of directors since August 2008. Mr. Hendrix was selected to serve as a director because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson founded Highfields Capital Management, a Boston-based investment firm, in July 1998. Prior to founding Highfields, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets. Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. Mr. Jacobson is a member of the Asset Managers’ Committee of the President’s Working Group on Financial Markets, which was formed in 2007 to foster a dialogue with the Federal Reserve Board and the Department of the Treasury on issues of significance to the investment industry. He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and Gilman School, where he also serves on the investment committee. He also serves on the Boards of the Birthright Israel Foundation and Facing History and Ourselves and is a past member of the Board of Dean’s Advisors at the Harvard Business School. Mr. Jacobson has been one of CCMH’s directors since July 30, 2008 and also serves as a director of Clear Channel. Mr. Jacobson was selected to serve as a director because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds as well as his work with the Federal Reserve and the Department of Treasury.

Ian K. Loring is a Managing Director at Bain Capital. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Warner Music Group Corp., ProSeibenSat.1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Currently, Mr. Loring sits on the board of directors of Clear Channel, NXP Semiconductors N.V. and Warner Music Group Corp. Mr. Loring previously served as a member of the board of directors of SMTC Corporation. He also volunteers for a variety of non-profit organizations and is a Director of the Linda Loring Nature Foundation. Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He received an M.B.A. from the Harvard Business School and a B.A. from Trinity College. Mr. Loring has been one of CCMH’s directors since May 2007. Mr. Loring was selected as a director because of his knowledge of the industry gained through his experience at Bain Capital.

Mark P. Mays currently serves as the Chairman and a director of CCMH, Clear Channel and CCOH. He was appointed as CCMH’s Chairman and Chief Executive Officer and a director in July 2008 and as CCMH’s President in January 2010. He retired as CCMH’s and Clear Channel’s President and Chief Executive Officer and as CCOH’s Chief Executive Officer on March 31, 2011, but continues to serve as an employee of CCMH and Clear Channel and as Chairman and a director of CCMH, Clear Channel and CCOH. CCMH has been actively searching for a replacement but, to date, has not identified a permanent successor. Mr. Mark P. Mays also served as President and Chief Operating Officer of Clear Channel, from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010. Mr. Mark P. Mays has been one of Clear Channel’s directors since May 1998 and its Chairman since July 2008. Mr. Mark P. Mays is the son of L. Lowry Mays, CCMH’s Chairman Emeritus, and the brother of Randall T. Mays, former President and Chief Financial Officer and current Vice Chairman and a director of CCMH and Clear Channel. Mr. Mark P. Mays was selected to serve as a director because of his service as Chief Executive Officer as well as his experience in the industry.

Randall T. Mays was appointed CCMH’s Vice Chairman in January 2010 and has served as a member of the board of directors of CCMH since July 2008. Mr. Randall T. Mays previously served as President and Chief Financial Officer of CCMH since July 2008. Mr. Randall T. Mays was appointed as Clear Channel’s Executive Vice President and Chief Financial Officer in February 1997 and was appointed as Clear Channel’s Secretary in April 2003. He relinquished his duties as Secretary in 2004 and as Chief Financial Officer in January 2010. Mr. Randall T. Mays was appointed Clear Channel’s President in February 2006 and relinquished his duties as President upon transitioning to the role of Vice Chairman in January 2010. Mr. Randall T. Mays has been one of Clear Channel’s directors since April 1999. Additionally, he served as a director for CCMH’s publicly traded subsidiary, CCOH, until May 2011 and continues to serve as a director of Live Nation. Mr. Randall T. Mays is the son of L. Lowry Mays, CCMH’s Chairman Emeritus, and the brother of Mark P. Mays, CCMH’s Chairman and former President and Chief Executive Officer. Mr. Randall T. Mays was selected to serve as a director because of his operational knowledge of our Company as well as his experience in the industry.

Scott M. Sperling is Co-President of THL. Mr. Sperling’s current directorships include Thermo Fisher Scientific Inc., Warner Music Group Corp. and Clear Channel, and his prior directorships include Fisher Scientific International Inc., Houghton Mifflin Company, Vertis, Inc. and several private companies. Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling also is a director of several charitable organizations including the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts, The Harvard Business School’s Board of Dean’s Advisors and The Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling received an M.B.A. from the Harvard Business School and a B.S. from Purdue University. Mr. Sperling has been one of CCMH’s directors since May 2007. Mr. Sperling was selected as a director because of his operational and strategic knowledge gained through his experience at THL and various directorships.

Executive Officers

Thomas W. Casey was appointed Executive Vice President and Chief Financial Officer of CCMH, Clear Channel and CCOH, effective as of January 4, 2010. On March 31, 2011, Mr. Casey was appointed to serve in the newly-created Office of the Chief Executive Officer of CCMH, Clear Channel and CCOH, in addition to his existing offices. Prior to January 4, 2010, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from November 2002 until October 2008. Washington Mutual, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2008. Prior to November 2002, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance since 1999.

Ronald H. Cooper has been an executive officer of ours serving as our Chief Executive Officer—Clear Channel Outdoor—Americas since February 17, 2011. He has served in the same capacity as an executive officer of Clear Channel Outdoor Holdings, Inc. since December 10, 2009. Previously, Mr. Cooper was the President and Chief Operating Officer of Adelphia Communications Corporation from 2003 until 2006. Prior thereto he served as the Chief Operating Officer of AT&T Broadband from 2001 to 2002 and as President and Chief Operating Officer of RELERA Data Centers & Solutions from 2000 to 2001.

C. William Eccleshare has been an executive officer of ours serving as our Chief Executive Officer—Clear Channel Outdoor—International since February 17, 2011. He has served in the same capacity as an executive officer of Clear Channel Outdoor Holdings, Inc. since September 1, 2009. Previously, he was Chairman and CEO of BBDO Europe from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Scott D. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCMH, Clear Channel and CCOH on April 26, 2010. Previously, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004.

John E. Hogan was appointed CCMH’s President and Chief Executive Officer—Clear Channel Radio on July 30, 2008, and prior thereto he served as the Senior Vice President and President and CEO of Radio for Clear Channel since August 2002.

Robert H. Walls, Jr. was appointed Executive Vice President, General Counsel and Secretary of CCMH, Clear Channel and CCOH on January 1, 2010. On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of CCMH, Clear Channel and CCOH, in addition to his existing offices. Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to and partner of Post Oak Energy Capital, LP. Prior thereto, Mr. Walls was Executive Vice President and General Counsel of Enron Corp., and a member of its Chief Executive Office since 2002. Prior thereto, he was Executive Vice President and General Counsel of Enron Global Assets and Services, Inc. and Deputy General Counsel of Enron Corp. Enron Corp. filed for protection under Chapter 11 of the United States Bankruptcy Code in December 2001.

Board of Directors

Clear Channel Capital and Clear Channel are wholly-owned indirect subsidiaries of CCMH. CCMH’s board of directors, which consists of 12 members, is responsible for overseeing the direction of CCMH and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board of directors of CCMH are kept informed of CCMH’s business through discussions with the Office of the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

Composition of the Board of Directors

Holders of CCMH’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. However, since several entities controlled by Bain Capital and THL and their affiliates hold a majority of the outstanding capital stock and voting power of CCMH, the holders of CCMH’s Class A common stock do not have the voting power to elect the remaining 10 members of the board. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc. (“Merger Sub”), CCMH, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. (collectively, with Highfields Capital I LP and Highfields Capital II LP, the “Highfields Funds”), and Highfields Capital Management LP on May 13, 2008, one of the members of the board who was to be elected by holders of CCMH’s Class A common stock was selected by Highfields Capital Management LP, which member was named to the Nominating and Corporate Governance Committee of CCMH’s Board and who the parties to the Voting Agreement agreed would be Jonathon S. Jacobson, and the other director was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed would be

David C. Abrams. Until the date that the Highfields Funds own less than five percent of the Class A common stock of CCMH, CCMH will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP. CCMH also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CCMH will cause at least one of the independent directors to be appointed to each of the primary standing committees of the board and if such independent director shall cease to serve as a director of CCMH or otherwise is unable to fulfill his or her duties on any such committee, CCMH shall cause the director to be succeeded by another independent director.

Pursuant to a stockholders agreement by and among CCMH, BT Triple Crown Merger Co., Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Mark P. Mays, Randall T. Mays and the other Stockholders (as defined therein), dated as of as of July 29, 2008, CCMH is required to cause the composition of the board of directors of Clear Channel at all times to be the same as the composition of the board of directors of CCMH.

Board Committees

The three primary standing committees of the board of directors of CCMH are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter, which guides its operations. The written charters are available on CCMH’s Internet website at www.ccmediaholdings.com.

The board of directors of CCMH also has an Operating Committee. The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the board from time to time.

Independence of Directors

The board of directors of CCMH has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by CCMH or engage in certain types of business dealings with CCMH. As required, the board has made a determination as to each independent director that no relationship exists which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors of CCMH has affirmatively determined that David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ. In making these determinations, the board reviewed and discussed information provided by the directors and by CCMH with regard to the directors’ business and personal activities as they relate to CCMH and its affiliates. In the ordinary course of business during 2010, CCMH entered into purchase and sale transactions for products and services with certain entities affiliated with members of the board, as described below, and these transactions were considered by the board in making their independence determinations with respect to Messrs. Abrams and Jacobson:

•

Funds managed by Mr. Abrams owned approximately 13.2% of Arbitron Inc. as of the date of the determination by the board. During 2010, CCMH or its affiliates entered into a new contract with Arbitron Inc., pursuant to which CCMH and its affiliates paid approximately $80.5 million for radio ratings information, software and market research. Mr. Abrams did not participate in the board’s consideration of the contract. CCMH and its affiliates also received approximately $182,000 from Arbitron Inc. during 2010. During 2010, CCMH and its affiliates also conducted a small amount of business (less than $100,000) with other entities for which Mr. Abrams serves as a director.

•	Non-profit organizations for which Mr. Jacobson or an immediate family member serves as a director or trustee paid CCMH and its affiliates approximately $132,000 for advertising during 2010.

These payments are for ordinary course of business transactions and CCMH generally expects transactions of a similar nature to occur during 2011. In each case, the board concluded that the transaction or relationship did not impair the independence of the director.

Compensation Committee Interlocks and Insider Participation

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2010 and as of the date of this prospectus. During 2010, no member of the Compensation Committee served as an executive officer of CCMH, and no member of the Compensation Committee had any relationship with CCMH requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, other than, in the case of Messrs. Richard J. Bressler, Charles A. Brizius, John P. Connaughton and Blair E. Hendrix, the relationships with the Sponsors as disclosed under “Certain Relationships and Related Party Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding company and individual performance measures and other goals. These goals are disclosed in the limited context of CCMH’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of CCMH’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. CCMH specifically cautions investors not to apply the following discussion to other contexts.

INTRODUCTION

On November 16, 2006, Clear Channel entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, to effect the acquisition of Clear Channel by CCMH (the “Merger Agreement”). On July 30, 2008, upon the satisfaction of the conditions set forth in the Merger Agreement, CCMH acquired Clear Channel (the “Merger”). As a result of the Merger, Clear Channel became a wholly-owned subsidiary of CCMH, held indirectly through intermediate holding companies. Upon the consummation of the Merger, Clear Channel ceased to be a public company.

In the Merger, Clear Channel’s shareholders had the option to elect to receive cash in the amount of $36.00 for each pre-merger share of Clear Channel’s outstanding common stock they owned or to exchange their pre-merger shares of Clear Channel on a one-for-one basis for shares of common stock in CCMH. Immediately following the Merger, former Clear Channel stockholders held approximately 25% (whether measured by voting power or economic interest) of the equity of CCMH.

Several new entities controlled by the Sponsors acquired directly or indirectly through newly formed companies (each of which is ultimately controlled jointly by the Sponsors) shares of stock in CCMH. Immediately following the Merger, those shares represented, in the aggregate, approximately 72% (whether measured by voting power or economic interest) of the equity of CCMH. In connection with the Merger, certain members of Clear Channel’s management rolled over restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CCMH. Accordingly, the remaining approximately 3% of the equity of CCMH was held by Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain members of Clear Channel’s management.

Upon the consummation of the Merger, a new Board of CCMH was constituted, the new Compensation Committee, the new Audit Committee and the new Nominating and Corporate Governance Committee were formed and certain members of Clear Channel’s management entered into employment agreements with CCMH.

The named executive officers for fiscal year 2010 were as follows:

•

Mark P. Mays, who served as our Chairman, President and Chief Executive Officer (the Principal Executive Officer) until his retirement as our President and Chief Executive Officer on March 31, 2011 and now serves as an employee and our Chairman;

•	Thomas W. Casey, who became our Executive Vice President and Chief Financial Officer on January 4, 2010 (the Principal Financial Officer);

•

Randall T. Mays, who served as our President and Chief Financial Officer (the Principal Financial Officer) until he retired from those roles on January 4, 2010 and now serves as an employee and our Vice Chairman;

•	John E. Hogan, who serves as the President and Chief Executive Officer of Clear Channel Radio (our radio broadcasting division);

•	Robert H. Walls, Jr., who became our Executive Vice President, General Counsel and Secretary on January 1, 2010; and

•	L. Lowry Mays, who serves as our Chairman Emeritus.

OVERVIEW AND OBJECTIVES OF CCMH’S COMPENSATION PROGRAM

CCMH believes that compensation of its named executive officers should be directly and materially linked to operating performance. The fundamental objective of CCMH’s compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which CCMH competes for talent and which align the interests of CCMH’s executives with the interests of CCMH’s stockholders.

Overall, CCMH has designed its compensation program to:

•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	align executive performance with stockholder interests.

CCMH seeks to achieve these objectives through a variety of compensation elements:

•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on CCMH’s performance and, for certain executives, individual performance;

•

long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.

COMPENSATION PRACTICES

The Compensation Committee, along with the Subcommittee, typically determines total compensation, as well as the individual components of such compensation, of CCMH’s named executive officers on an annual basis. All compensation decisions are made within the scope of any employment agreement.

In making decisions with respect to each element of executive compensation, the Compensation Committee and Subcommittee consider the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors will be considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term incentive compensation delivered through equity awards) to award the named executive officers. These factors may include, among others:

•	the terms of any employment agreement;

•	the Chief Executive Officer’s recommendations (other than for himself);

•	the value of previous equity awards;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

The Compensation Committee and the Subcommittee believe that a combination of various elements of compensation best serves the interests of CCMH and its stockholders. Having a variety of compensation elements enables CCMH to meet the requirements of the highly competitive environment in which CCMH operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on CCMH’s financial performance, individual performance, or a combination of both. In conjunction with the annual incentive bonus awards, the Compensation Committee and the Subcommittee also may provide annual discretionary bonuses to our named executive officers, which also are based on Company financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all of CCMH’s stockholders.

CCMH’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to CCMH and individual performance with respect to market competitiveness.

Administration. Base salaries for executive officers will typically be reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary will be made within the scope of his respective employment agreement, if any. In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee (including the members of the Subcommittee) consider the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonus), which is tied to CCMH’s financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. As a result of concerns regarding the continued impact of recent global economic conditions and their effect on the business and markets of CCMH, Messrs. Mark P. Mays and Randall T. Mays voluntarily reduced their base salaries by a significant amount during 2009. With improving economic conditions entering

2010, their salaries reverted back to their previous levels for 2010. Mr. Mark P. Mays’ base salary returned to his $1,000,000 salary for 2010 from his reduced salary of $500,000 in 2009. Pursuant to his amended and restated employment agreement entered into in December 2009, Mr. Randall T. Mays’ base salary increased from his reduced salary of $500,000 in 2009 to $1,000,000 while he served as our Chief Financial Officer, and was reduced to $500,000 after he ceased serving as our Chief Financial Officer on January 4, 2010.

We also hired two new named executive officers, Messrs. Casey and Walls, and amended and restated the employment agreement of another named executive officer, Mr. Hogan, during 2010. Under their employment agreements, Mr. Casey’s annual base salary for 2010 is $750,000 and Mr. Walls’ annual base salary for 2010 is $550,000. These individuals were offered base salaries consistent with market rates for their positions. Pursuant to his amended and restated employment agreement, Mr. John Hogan received an annual base salary increase in November 2010 from $800,000 to $1,000,000 in recognition of his continued contribution and value to the organization. Mr. Lowry Mays’ base salary remained unchanged for 2010. For a more detailed description of the employment agreements for our named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Purpose. CCMH’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value. In conjunction with the annual incentive bonus awards, the Compensation Committee and the Subcommittee also may provide annual discretionary bonuses to our executive officers, which also are based on Company financial performance, individual performance or a combination of both.

Administration. The named executive officers and other key executives of CCMH participate in the Clear Channel 2008 Annual Incentive Plan (the “Annual Incentive Plan”).

On July 28, 2008, CCMH’s sole stockholder at that time, Clear Channel Capital IV, LLC, approved the Annual Incentive Plan. The Annual Incentive Plan may be administered by the Compensation Committee or the Subcommittee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value of CCMH and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year.

The performance goals for each named executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CCMH in consultation with CCMH’s Board, the Chief Financial Officer of CCMH and other senior executive officers of CCMH, within any parameters specified within each executive’s employment agreement. The Chief Executive Officer of CCMH makes recommendations as to the compensation levels and performance goals of CCMH’s named executive officers (other than his own) to the Compensation Committee or the Subcommittee for its review, consideration and approval. The Compensation Committee or the Subcommittee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.

The 2010 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Mark P. Mays’ performance goals were based upon achievement of a targeted OIBDAN on a company-wide basis, which we believe best reflects operating performance; (2) Mr. Thomas W. Casey’s performance goals were based on achievement of a targeted OIBDAN on a company-wide basis and certain qualitative performance objectives, which were directly relevant to his position and responsibilities; (3) Mr. John E. Hogan’s performance goals were based upon achievement of a targeted OIBDAN of the Radio division and certain qualitative performance objectives, which contribute to divisional performance; (4) Mr. Robert H. Walls Jr.’s performance goals were based upon achievement of a targeted OIBDAN on a company-wide basis and certain qualitative performance objectives, which were directly relevant to his position and responsibilities; and (5) Mr. L. Lowry Mays’ performance goals were based on achievement of a targeted OIBDAN on a company-wide basis. Mr. Randall T. Mays did not participate in this plan for 2010 and did not receive a bonus for 2010. Messrs. Casey and Walls also received signing bonuses of $500,000 each upon joining the Company in January 2010.

The 2010 annual incentive bonus was paid in cash in March of 2011, and is reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The aggregate annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Compensation Committee or the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals, as applicable.

The annual incentive bonus process for each of the named executive officers involves four basic steps:

•	at the outset of the fiscal year:

•	set performance goals for the year for CCMH and the operating divisions;

•	set individual performance goals for each participant; and

•	set a target bonus for each participant; and

•	after the end of the fiscal year, measure actual performance against the predetermined goals of CCMH and the operating divisions and any individual performance goals to determine the bonus.

In addition, for 2010, the Compensation Committee and the Subcommittee awarded discretionary bonuses to certain executive officers under the Annual Incentive Plan, using a process similar to the annual incentive bonus award process described above. At the beginning of the performance period, the Compensation Committee and the Subcommittee established an incentive pool to be awarded for performance achieved above company-wide and operating division financial targets. After the end of the fiscal year, the Compensation Committee and the Subcommittee members determined, in their sole discretion, the amounts of this incentive pool (if any) to award to each executive officer based on their subjective review of each executive officer’s overall performance. Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays were not included in the pool of eligible participants considered by the Compensation Committee and the Subcommittee to receive discretionary bonus awards for 2010. The discretionary bonus awards for 2010 were paid in cash in March of 2011, simultaneously with the annual incentive bonus awards for 2010, and are included in the Bonus column of the Summary Compensation Table.

Analysis. In determining whether the 2010 financial performance goals were met, the Compensation Committee (including the members of the Subcommittee) considered the financial results of CCMH from January 1, 2010 to December 31, 2010. For 2010, the performance-based goals applicable to the named executive officers are set forth below:

Mr. Mark P. Mays

As contemplated by his employment agreement, Mr. Mark P. Mays’ 2010 performance-based goal consisted of achieving a targeted OIBDAN on a company-wide basis, which is linked to a targeted bonus that may be adjusted (upward or downward) based on the percentage of the targeted OIBDAN achieved, provided that at least 90% of the targeted OIBDAN must be achieved in order to receive a bonus. For purposes of his agreement, OIBDAN is the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items. The Compensation Committee (including the Subcommittee members) believes that in the current operating environment, OIBDAN is the best measure of Mr. Mark P. Mays’ performance. Target OIBDAN is determined by the Compensation Committee or the Subcommittee in consultation with CCMH management. For a description of the target levels of OIBDAN necessary for Mr. Mark P. Mays to achieve the various bonus amounts for 2010, see “Executive Compensation—Employment Agreements with the Named Executive Officers.” The 2010 achieved OIBDAN for purposes of Mr. Mays’ bonus calculation was approximately $1.7 billion, which resulted in an annual incentive bonus of $2,653,784 for 2010.

Thomas W. Casey

Pursuant to his employment agreement, Mr. Thomas W. Casey’s target bonus for 2010 was set at $1,000,000, with 70% attributed to achieving a company-wide OIBDAN target of $1.57 billion and 30% attributed to achieving the other qualitative performance objectives described below. His maximum bonus for 2010 was set at $2,000,000. For purposes of calculating his bonus, OIBDAN was calculated in the manner described above for Mr. Mark P. Mays. Mr. Casey’s individual qualitative performance objectives for 2010 consisted of: (1) developing and implementing a three-year plan on capital structure; (2) developing and implementing management processes regarding Business Reviews and Board Meetings; and (3) developing a three-year strategic plan. Our achieved OIBDAN for 2010 was approximately $1.7 billion, which exceeded the OIBDAN target and, in connection with maximum achievement of his qualitative performance objectives described above, resulted in Mr. Casey receiving an annual incentive bonus of $1,314,650. In addition, based on the subjective review of Mr. Casey’s performance by the Compensation Committee and the Subcommittee members, Mr. Casey received an additional $150,000 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $1,464,650.

John E. Hogan

Mr. John E. Hogan’s target bonus for 2010 was set at $1,200,000, with 75% attributed to achieving the target OIBDAN referenced below and 25% attributed to achieving the other qualitative performance objectives referenced below. His maximum bonus for 2010 was set at $2,400,000. For purposes of calculating his bonus, OIBDAN was calculated in the manner described above for Mr. Mark P. Mays, but with respect to the Radio division. Mr. Hogan’s individual qualitative performance objectives for 2010 consisted of: (1) achieving a targeted OIBDAN in the Radio division of approximately $1.0 billion; (2) achieving certain cost savings initiatives; (3) achieving strategic initiatives; (4) achieving a plan to increase and maintain ratings; and (5) developing a three-year strategic plan. The 2010 Radio division OIBDAN for 2010 was approximately $1.1 billion, which exceeded the OIBDAN target and, in connection with his performance against his qualitative performance objectives described above, resulted in Mr. Hogan receiving an annual incentive bonus of $1,648,435. In addition, based on the subjective review of Mr. Hogan’s performance by the Compensation Committee and the Subcommittee members, Mr. Hogan received an additional $225,000 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $1,873,435.

Robert H. Walls, Jr.

Pursuant to his employment agreement, Mr. Robert H. Walls, Jr.’s target bonus for 2010 was set at $1,000,000, with 50% attributed to achieving a company-wide OIBDAN target of $1.57 billion and 50% attributed to achieving the other qualitative performance objectives described below. His maximum bonus was set at $2,000,000. For purposes of calculating his bonus, OIBDAN was calculated in the manner described above for Mr. Mark P. Mays. Mr. Walls’ individual qualitative performance objectives for 2010 consisted of: (1) maintaining or reducing “normalized” legal costs; (2) conducting an organizational assessment of the legal function and positioning legal as a high impact contributor to the organization; (3) developing and implementing a strategy to minimize the economic impact of public performance tax legislation; (4) implementing additional compliance and corporate governance policies and programs; and (5) providing assistance on the capital structure management process. Our achieved OIBDAN for 2010 was approximately $1.7 billion, which exceeded the OIBDAN target and, in connection with maximum achievement of his qualitative performance objectives described above, resulted in Mr. Walls’ receiving an annual incentive bonus of $1,224,750. In addition, based on the subjective review of Mr. Walls’ performance by the Compensation Committee and the Subcommittee members, Mr. Walls received an additional $100,000 discretionary bonus for 2010 as part of the incentive pool funded based on above-target financial performance as described above, for an aggregate 2010 bonus of $1,324,750.

L. Lowry Mays

Mr. L. Lowry Mays’ performance-based goal for 2010 consisted of achieving a targeted amount of OIBDAN, on a company-wide basis, as described below. For purposes of calculating his bonus, OIBDAN was calculated in the manner described above for Mr. Mark P. Mays. In consultation with Mr. L. Lowry Mays, the Compensation Committee and Subcommittee decided that Mr. L. Lowry’s Mays’ target bonus for 2010 would be $300,000 (payable if the Company achieved a target OIBDAN of $1.57 billion) and his maximum bonus would be $600,000. In order to achieve a bonus in excess of his $300,000 target, the Company would need to achieve a target OIBDAN of at least $1.62 billion. Accordingly, because the Company achieved OIBDAN of approximately $1.7 billion (exceeding the $1.57 billion and $1.62 billion targets mentioned above), the Compensation Committee and Subcommittee provided Mr. L. Lowry Mays with an annual incentive bonus in the amount of $398,068, reflecting the mutually agreed upon formulaic payout based upon the Company’s OIBDAN results.

Long-Term Incentive Compensation

Purpose. The long-term incentive compensation element provides an award that is performance-based. The objective of the program is to align compensation of the executive officers over a multi-year period directly with the interests of stockholders of CCMH by motivating and rewarding creation and preservation of long-term stockholder value. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation may be paid in cash, stock options and/or restricted stock. Additionally, CCMH may from time to time grant equity awards to executive officers that are not tied to predetermined performance goals. Equity ownership is important for purposes of incentive, retention and alignment with stockholders.

Administration. Our named executive officers participate in the 2008 Executive Incentive Plan (the “2008 Incentive Plan”), which allows for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The 2008 Incentive Plan is administered by the Compensation Committee or the Subcommittee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the 2008 Incentive Plan. As of April 1, 2011, there were approximately 145 employees holding outstanding stock incentive awards under the 2008 Incentive Plan.

Stock Options. Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of CCMH stock on the date of grant. CCMH typically defines fair market value as the closing price on the date of grant; however, in certain cases, the Subcommittee has determined an alternative fair market value in excess of the closing price on the date of grant, as described below. Vesting schedules are set by the Compensation Committee or the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee or the Subcommittee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ stock option awards upon termination or change in control. All decisions to award the named executive officers stock options are in the sole discretion of the Compensation Committee or the Subcommittee.

Restricted Stock Awards. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock awards. Vesting schedules are set by the Compensation Committee or the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee or the Subcommittee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ restricted stock awards upon termination or change in control. All decisions to award the named executive officers restricted stock are in the sole discretion of the Compensation Committee or the Subcommittee.

Analysis. Restricted stock awards were not provided to named executive officers during 2010. Awards of stock options representing a total of 720,000 shares were made to our named executive officers in 2010. Pursuant to the terms of their employment agreements, Messrs. Casey and Walls each received stock option awards on December 31, 2010. The amount of stock option awards to Messrs. Casey and Walls was determined through the negotiation of their employment agreements. Mr. Casey’s stock option grant vested 25% immediately, in recognition of his contributions to the Company during his first year of service. Mr. Hogan received a stock option award in December 2010, in conjunction with the other equity awards that were contemplated to occur at year end. The amount of stock option awards to Mr. Hogan in 2010 was based upon: (1) general performance; (2) internal pay equity relative to other key employees of CCMH; and (3) the value of equity awards granted in prior years.

As mentioned above, the Committee and Subcommittee typically consider internal pay equity when determining the amount of stock options to grant to our named executive officers. However, they do so broadly and do not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives of CCMH. For further information about the stock options awarded during 2010, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading.

On February 18, 2011, we commenced an offer to exchange certain outstanding options to purchase shares of our Class A common stock, par value $0.001 per share, granted under the 2008 Incentive Plan pursuant to either the Senior Management Option Agreement under the 2008 Incentive Plan or the Executive Option Agreement under the 2008 Incentive Plan that had a per share exercise price equal to $36.00 and an expiration date on or prior to September 10, 2019 (the “Eligible Options”) for new options to purchase one-half of the number shares underlying the Eligible Options at an exercise price equal to $10.00 (the “Replacement Options”) and different vesting schedule and performance conditions, pursuant to an Offer to Exchange dated as of February 18, 2011. Although we continue to believe that stock options are an important component of our compensation program, we believe that options with an exercise price equal to $36.00 were perceived by their holders as having a reduced incentive and retention value due to the difference between the exercise prices and the then-current market price of our Class A common stock. As a result, we believed that the Eligible Options were not providing the incentives and retention value that our Board believes are necessary to our future success and growth in the value of our shares. Mr. Hogan, one of our named executive officers, was eligible to participate in and participated in the exchange program and exchanged options to purchase 162,445 shares of Class A common stock at an exercise price of $36.00 per share for options to purchase 81,223 shares of Class A common stock at an exercise price of $10.00 per share.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates. Grants of stock options, if any, to newly-hired or newly promoted employees generally are made at the regularly scheduled meeting of the Compensation Committee or Subcommittee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s employment agreement or to accommodate the Compensation Committee or the Subcommittee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors. Grants of stock options, if any, to newly-elected independent members of the Board would be made at the regularly scheduled meeting of the Board immediately following his or her election. If an independent member of the Board is appointed between regularly scheduled meetings, then grants of stock options, if any, would be made at the first meeting in attendance after such appointment, and the first meeting after election thereafter. However, due to the ownership structure of CCMH and the representation on the Board of designees of the Sponsors and two other large stockholders, CCMH historically has not provided compensation, including any stock option awards, to any members of the Board for their service as directors.

Timing of Equity Awards. CCMH does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee or the Subcommittee, as applicable, prior to granting equity awards, the Compensation Committee or the Subcommittee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees of CCMH may participate. CCMH also provides certain other perquisites to the named executive officers.

Security/Aircraft Benefits. As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel implemented, and management and the Board of CCMH intend to continue the implementation of, numerous security measures for CCMH’s operations and employees. As provided in their employment agreements and, for security purposes and at the direction of the Board of CCMH, Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays use company-owned aircraft for all business and personal air travel in accordance with Clear Channel policy. Under his employment agreement, Mr. Mark P. Mays also has a right of first refusal to purchase a specified company-owned aircraft if during the term of his agreement CCMH receives a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value. Under his employment agreement, Mr. L. Lowry Mays has the right to use company-provided aircraft for personal travel for a period of 10 years after the Merger, regardless of whether he remains an employee for that period of time. With the approval of Mr. Mark P. Mays, other executive officers and members of management are permitted limited personal use of company-owned aircraft.

Other Mays’ Employment Agreement Benefits. Although Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays each are entitled under the terms of their respective employment agreements to the use of a company-owned automobile, only L. Lowry Mays uses a company-owned automobile. Messrs. Mark P. Mays and L. Lowry Mays are reimbursed for the annual dues for memberships in two social dining clubs and Mr. Mark P. Mays is reimbursed for the annual dues for membership at a health and fitness club. In addition, CCMH pays for certain personal accounting and tax services for Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays. In connection with the June 2010 amendment and restatement of Mr. Mark P. Mays’ employment agreement, based upon his announced intention to retire, his outstanding put option to require CCMH to purchase certain of his CCMH shares at $36.00 per share (originally provided in connection with the Merger) was modified to provide that it would be exercisable for a 30-day period beginning August 15, 2010 with respect to a portion of the shares covered thereby, with the remainder continuing pursuant to the original terms of the put option.

Relocation and Legal Review Benefits. Since 2009, CCMH has recruited and hired several new executive officers, such as our Chief Financial Officer, Chief Accounting Officer and General Counsel, as well as other officers and key employees. As part of this process, the Compensation Committee considered the benefits that would be appropriate to provide to new personnel (including several of our new named executive officers) to facilitate and/or accelerate their relocation to CCMH’s headquarters in San Antonio, Texas or another corporate location. Through the negotiation of their employment agreements, CCMH and its subsidiaries agreed to provide Messrs. Casey and Walls with certain relocation benefits, as described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below. After their experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the Compensation Committee adopted a new company-wide tiered relocation policy reflecting these types of relocation benefits. The company-wide new relocation policy applies only in the case of a company-requested relocation and provides different levels of benefits based on the employee’s level within the organization. In the case of Mr. Walls, pursuant to his employment agreement, the Company also reimbursed his legal fees incurred in connection with the negotiation of his employment agreement.

The Compensation Committee (including the members of the Subcommittee) believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee and Subcommittee will consider these benefits. However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence their decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. For further discussion of these payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below.

Roles and Responsibilities

Role of the Compensation Committee and the Subcommittee. The Compensation Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of CCMH’s executive compensation policies and strategies and overseeing and evaluating CCMH’s overall compensation structure and programs. As described above under “The Board of Directors—Committees of the Board,” their responsibilities include, but are not limited to:

•

evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and the other named executive officers, and evaluating the performance of the named executive officers in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of the other named executive officers;

•	evaluating and approving any grants of equity-based compensation to the named executive officers; and

•

reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and the other named executive officers and reviewing other benefit programs presented to the Compensation Committee by the Chief Executive Officer.

Role of Chief Executive Officer. The Chief Executive Officer provides reviews and recommendations for the Compensation Committee’s and the Subcommittee’s consideration regarding CCMH’s executive compensation programs, policies and governance. His responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CCMH’s objectives;

•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and awards for the named executive officers other than himself.

As described above under “The Board of Directors—Committees of the Board,” the Compensation Committee and the Board have the ability to delegate to the Subcommittee certain responsibilities, including responsibilities in administrating performance awards under the Annual Incentive Plan. These delegated duties may include, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for federal income tax purposes in any one year with respect to certain senior executives, in 2010, CCMH was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. This is because, following the Merger, CCMH was not required to register its Class A common stock and, on December 31, 2010, CCMH would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act, had CCMH not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008. In the event that CCMH subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), the Compensation Committee will consider the anticipated tax treatment to CCMH and to senior executives covered by these rules of various payments and benefits. In that event, the Compensation Committee may consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

CCMH accounts for stock-based payments, including awards under the 2008 Executive Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc. (the “Corporate Services Agreement”), an indirect subsidiary of CCMH. Under the terms of the agreement, Clear Channel Management Services, Inc. provides, among other things, executive officer services to CCOH. For 2010, these executive officer services were charged to CCOH based on CCOH’s 2009 OIBDAN as a percentage of Clear Channel’s total 2009 OIBDAN. For 2010, CCOH was allocated 41% of certain personnel costs for each of Messrs. Mark P. Mays and Thomas W. Casey. CCMH and CCOH considered these allocations to be a reflection of the utilization of services provided. Please refer to footnote (f) to the Summary Compensation Table for the allocations for 2010, 2009 and 2008. For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2010, 2009 and 2008 for the principal executive officer (“PEO”), principal financial officers (“PFO”) serving during 2010 and each of the three next most highly compensated executive officers of CCMH for services rendered in all capacities (collectively, the “named executive officers”). All data presented below for the period from January 1, 2008 through July 30, 2008 represents compensation paid by Clear Channel.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)	Total ($)
Mark P. Mays – Chairman (PEO)(e)	2010	1,006,907	(f)(g)	—		5,970,000	—		2,653,784	(f)	1,419,058	11,049,749
	2009	549,171	(f)(g)	—		—	—		236,670	(f)	107,491	893,332
	2008	912,976	(f)(g)	—		20,000,016	23,635,424	(h)	4,500,000	(f)	260,695	49,309,111

Thomas W. Casey – Executive Vice President and Chief Financial Officer (PFO)(i)	2010	750,000	(f)	650,000	(f)	—	1,169,350		1,314,650	(f)	1,150,391	5,034,391

Randall T. Mays – Vice Chairman (former PFO)(j)	2010	500,000		—		—	—		—		158,237	658,237
	2009	531,250	(f)	—		—	—		236,670	(f)	162,491	930,411
	2008	875,000	(f)	—		20,000,016	23,635,424	(h)	4,500,000	(f)	340,811	49,351,251

John E. Hogan – President and Chief Executive Officer – Clear Channel Radio	2010	825,758		225,000		—	831,385		1,648,435		51,203	3,581,781
	2009	775,000		—		—	—		350,000		8,850	1,133,850
	2008	772,917		—		—	1,154,977	(k)	232,000		65,502	2,225,396

Robert H. Walls, Jr. – Executive Vice President, General Counsel & Secretary(l)	2010	547,917		600,000		—	489,050		1,224,750		123,331	2,985,048

L. Lowry Mays – Chairman Emeritus(m)	2010	250,000		—		—	—		398,068		222,862	870,930
	2009	287,083		—		—	—		—		163,809	450,892
	2008	695,000		—		—	—		452,500		187,550	1,335,050

(a)	The amounts reflect cash payments for 2010 as discretionary bonus awards under CCMH’s 2008 Incentive Plan and, in the case of Messrs. Casey and Walls, a $500,000 signing bonus that each of Messrs. Casey and Walls received upon joining CCMH. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)	The amounts shown in the Stock Awards column for 2008 reflect the full grant date fair value of time-vesting restricted stock of CCMH awarded to the named executive officers in 2008, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. CCMH did not award restricted stock to the named executive officers in 2010 or 2009. For time-vesting restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

The amount shown in the Stock Awards column for Mr. Mark P. Mays for 2010 reflects the incremental fair value of Mr. Mark P. Mays’ outstanding put option to require CCMH to purchase certain of his outstanding CCMH shares, the terms of which put option were modified on June 23, 2010 under his amended and restated employment agreement. For a description of the modification, see “—Employment Agreements with the Named Executive Officers” below.

The amounts shown in the Option Awards column for 2010 and 2008 reflect the full grant date fair value of time-vesting CCMH stock options awarded to the named executive officers in 2010 and 2008, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. CCMH did not award stock options to the named executive officers in 2009.

The fair value of each CCMH stock option awarded to the named executive officers in 2010 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model. The fair value and assumptions used for the stock option awards to Messrs. Casey, Hogan and Walls in 2010 are shown below:

	Casey	Hogan and Walls
Fair value per share of options granted	$4.6774	$4.8905
Fair value assumptions:
Expected volatility	0.58	0.58
Expected life, in years	5.75	6.26
Risk-free interest rate	2.30%	2.47%
Dividend yield	0.00%	0.00%

For further discussion of the assumptions made in valuation, see also Note 13-Shareholders’ Equity to our Consolidated Financial Statements located elsewhere in this prospectus.

(c)	The amounts reflect cash payments for the respective fiscal year as annual incentive bonus awards under CCMH’s 2008 Annual Incentive Plan pursuant to pre-established performance goals. For discussion of the 2010 pre-established performance goals and payments, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)	As described below, for 2010 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers;
•	club membership dues paid by us;
•	personal use of company aircraft by the named executive officers;
•	a company-purchased automobile;
•	personal accounting and tax services;
•	relocation expenses for named executive officers who joined us during 2010;
•	tax gross-ups on relocation expenses for those named executive officers who joined us during 2010;
•	fees for legal review in connection with Mr. Walls’ entry into an employment agreement with us; and
•

in the case of Mr. Mark P. Mays, the amount ($7,200,000) that we paid to repurchase 200,000 shares from him pursuant to a put option under his amended and restated employment agreement, reduced by the portion of that amount ($5,970,000) already reflected in the Stock Awards column.

	M. Mays	Casey	R. Mays	Hogan	Walls	L. Mays
401(k) plan match	$6,125	—	$6,125	$6,125	—	$6,125
Club dues	5,707	—	—	—	—	2,760
Aircraft usage	161,443	—	136,967	45,078	—	126,955
Automobile purchase	—	—	—	—	—	64,088
Accounting/tax services	15,783	—	15,145	—	—	22,934
Relocation expenses	—	986,579	—	—	$67,096	—
Relocation tax gross-up	—	163,812	—	—	19,020	—
Legal review fees	—	—	—	—	37,215	—
Share repurchase	1,230,000	—	—	—	—	—

Total	$1,419,058	$1,150,391	$158,237	$51,203	$123,331	$222,862

As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel’s management and Board of Directors implemented, and CCMH’s management and Board intends to continue the implementation of, numerous security measures for CCMH’s operations and employees.

For security purposes and at the direction of the Board of CCMH, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays utilize company-owned aircraft for all business and personal air travel. Mr. Hogan also has used the company-owned aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.

The value of personal airplane usage reported above is based on CCMH’s direct operating costs. This methodology calculates aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel and oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. This methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology. The value of all other perquisites included in the All Other Compensation column is based upon CCMH’s actual costs.

For a description of the relocation expenses and related tax gross-ups, see “—Employment Agreements with the Named Executive Officers” below.

(e)	The summary compensation information presented above for Mr. Mark P. Mays reflects his service as our Chairman and Chief Executive Officer during 2010, 2009 and for the 2008 period since the closing of the Merger on July 30, 2008, and as our President during 2010, as well as his service as a director of Clear Media Limited, as described in footnote (g) below. For the 2008 period before July 30, 2008, it reflects his service as Chief Executive Officer of Clear Channel. Mr. Mark P. Mays retired as our President and Chief Executive Officer on March 31, 2011 but continues to serve as an employee and as our Chairman.

(f)	As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” Clear Channel Management Services, Inc. provides, among other things, executive officer services to CCOH. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for each of Messrs. Mark P. Mays, Thomas W. Casey and Randall T. Mays. However, pursuant to the Corporate Services Agreement, CCOH was allocated 41% of the amounts reflected in the Salary (other than the amounts described in footnote (g) below with respect to Mr. Mark P. Mays’ service as a director of Clear Media Limited), Bonus and Non-Equity Incentive Plan Compensation columns and 41% of certain of the amounts reflected in the All Other Compensation column for 2010, 2009 and 2008 for each of Messrs. Mark P. Mays and Thomas W. Casey and for 2009 and 2008 for Mr. Randall T. Mays, as shown below. Amounts previously reported in the Summary Compensation Table for Messrs. Mark P. Mays and Randall T. Mays for 2009 and 2008 have been revised to reflect 100% of the amounts.

	Salary Allocated to CCOH
	2010	2009	2008
Mark P. Mays	$410,000	$218,496	$366,950
Thomas W. Casey	307,500	—	—
Randall T. Mays	—	217,813	358,750

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2010	2009	2008
Mark P. Mays	$1,088,051	$97,035	$1,845,000
Thomas W. Casey	805,507	—	—
Randall T. Mays	—	97,035	1,845,000

	All Other Compensation Allocated to CCOH
	2010	2009	2008
Mark P. Mays	$11,322	$10,176	$18,330
Thomas W. Casey	471,660	—	—
Randall T. Mays	—	8,062	15,768

(g)	The amounts in the Salary column for Mr. Mark P. Mays include his base salary paid by us, as well as $6,907, $16,254 and $17,976 paid in 2010, 2009 and 2008, respectively, by our majority-owned subsidiary, Clear Media Limited, for the periods during which Mr. Mark P. Mays served as a director of Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1287, HK$1=$0.1290 and HK$1=$0.1284 for the years ended December 31, 2010, 2009 and 2008, respectively. Amounts previously reported in the Salary column for Mr. Mark P. Mays have been revised to include these amounts paid by Clear Media Limited.

(h)	The amounts in the table reflect the full grant date fair market value of time-vesting stock options awarded by CCMH, as described in footnote (b) above. In addition, in connection with the closing of the Merger during 2008 each of Messrs. Mark P. Mays and Randall T. Mays was awarded stock options to purchase 1,041,666 shares of CCMH’s Class A common stock that contain performance-based vesting conditions. Assuming that all of the performance-based vesting conditions will be achieved, the grant date fair value of the performance-based stock options would have been $21,286,445 for each of Messrs. Mark P. Mays and Randall T. Mays. However, on the grant date, the actual fair value of these options was $0 based on the probable outcome of the performance-based vesting conditions and, accordingly, no amount is reflected for these performance-based options in the Option Awards column.

Of the 1,041,666 performance-based stock options awarded to Mr. Mark P. Mays in 2008, 50% were cancelled on March 31, 2011 in connection with his retirement as our President and Chief Executive Officer and the remainder continue pursuant to the terms of the stock option agreements. Similarly, 50% of the 1,041,667 time-vesting stock options to purchase CCMH Class A common stock awarded to Mr. Mays in connection with the closing of the Merger in 2008 were cancelled on March 31, 2011 in connection with his retirement as our President and Chief Executive Officer and the remainder continue pursuant to the terms of the stock option agreements. Of the identical performance-based vesting and time-vesting stock options to purchase CCMH’s Class A common stock awarded to Mr. Randall T. Mays in connection with the closing of the Merger in 2008, 83% of them were cancelled and 17% of them vested on December 22, 2009 in connection with his January 4, 2010 change in position from our Chief Financial Officer to our Vice Chairman.

(i)	Thomas W. Casey became our Executive Vice President and Chief Financial Officer on January 4, 2010. The summary compensation information presented above for Mr. Casey reflects his service in that capacity since January 4, 2010.

(j)	Randall T. Mays served as our President and Chief Financial Officer until January 4, 2010. The summary compensation information presented above for Mr. Randall T. Mays reflects compensation paid to him in that capacity until January 4, 2010 and in his capacity as an employee and as our Vice Chairman for the remainder of 2010.

(k)	The amount in the table reflects the full grant date fair market value of time-vesting stock options awarded by CCMH, as described in footnote (b) above. In addition, during 2008 Mr. Hogan received stock options to purchase 108,297 shares of CCMH’s Class A common stock that contain performance-based vesting conditions. Assuming that all of the performance-based vesting conditions will be achieved, the grant date fair value would have been $2,213,049. However, on the grant date, the actual fair value of these options was $0 based on the probable outcome of the performance-based vesting conditions, and, accordingly, no amount is reflected for these performance-based options in the Option Awards column.

The 108,297 performance-based stock options awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 54,149 new performance-based stock options pursuant to an Offer to Exchange dated February 18, 2011. Similarly, the 54,148 time-vesting stock options to purchase CCMH Class A common stock awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 27,074 new time-vesting stock options pursuant to the Offer to Exchange. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(l)	Robert H. Walls, Jr. became our Executive Vice President, General Counsel and Secretary on January 1, 2010. The summary compensation information presented above for Mr. Walls reflects his service in that capacity since January 1, 2010.

(m)	L. Lowry Mays served as our Chairman until July 30, 2008. The summary compensation information presented above for Mr. L. Lowry Mays reflects compensation paid to him in that capacity until July 30, 2008 and in his capacity as our Chairman Emeritus for the remainder of 2008 and for 2009 and 2010.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under the heading “—Potential Post-Employment Payments,” which descriptions are incorporated herein by reference. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. In connection with the Merger and effective as of the consummation of the Merger, CCMH and Merger Sub entered into employment agreements with each of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays (collectively, the “Mays executives”), each such employment agreement amending and restating in its entirety each of the Mays executives’ respective existing employment agreement with Clear Channel. Messrs. Mark P. Mays and Randall T. Mays entered into amendments to their respective employment agreements on January 20, 2009, and entered into further amended and restated employment agreements and amendments to their respective option agreements on June 23, 2010 and December 22, 2009, respectively. These agreements collectively are referred to as the “Mays employment agreements.”

Under the Mays employment agreements, each of the Mays executives receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Each of the Mays executives is required to: (1) assign certain intellectual property rights to Clear Channel; (2) refrain from competing against Clear Channel for a period of six months following termination of employment (12 months in the case of L. Lowry Mays); and (3) refrain from soliciting its customers, employees and independent contractors during employment and for a period of two years following termination of employment. Each of the Mays executives is further required to protect the secrecy of Clear Channel’s confidential information for the duration of his employment and after his employment terminates, regardless of the reason for such termination.

Clear Channel will indemnify each of the Mays executives from any losses incurred by them because they were made a party to a proceeding as a result of their being an officer of Clear Channel. Furthermore, any expenses incurred by them in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that they have delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which they are not entitled to indemnification and (2) an affirmation of their good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

Mark P. Mays

Upon the consummation of the Merger, Mr. Mark P. Mays was employed by CCMH and Clear Channel as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending July 31, 2013. In June 2010, Mr. Mark P. Mays announced his intention to retire as our President and Chief Executive Officer and, in connection with that announcement, entered into an amended and restated employment agreement on June 23, 2010. The new agreement provides for a term through July 31, 2013, which will be extended thereafter only by written agreement of the parties. Upon the consummation of the Merger, the parties agreed that Mr. Mark P. Mays would receive an annual base salary of not less than $895,000. Pursuant to the January 2009 amendment to his employment agreement, Mr. Mark P. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter. Pursuant to his June 2010 amended and restated employment agreement, Mr. Mark P. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Mark P. Mays under Section 409A of the Internal Revenue Code). In addition, during the term of his agreement, Mr. Mark P. Mays is entitled, at Company expense to use

Company-provided aircraft for personal travel, in accordance with the Company’s Aircraft Benefit Policy. Mr. Mark P. Mays also has a right of first refusal to purchase a specified Company-owned aircraft during the term of his agreement if the Company receives a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value.

Pursuant to his amended and restated employment agreement, for 2010, Mr. Mark P. Mays is entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target OIBDAN that is achieved, as set forth in the table below.

Achieved OIBDAN/Target OIBDAN (expressed as a percentage)	Performance Bonus
90% or less	$0
100%	$2,000,000
120% or more	$4,000,000

For purposes of calculating Mr. Mark P. Mays’ 2010 bonus under his amended and restated employment agreement, OIBDAN is the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges and other items. For purposes of this calculation only, Target OIBDAN to achieve 100% bonus for 2010 was $1.57 billion and Target OIBDAN to achieve a greater than 100% bonus for 2010 was $1.62 billion, with Mr. Mark P. Mays receiving a bonus of $2 million for Achieved OIBDAN between $1.57 and $1.62 billion. For 2010, the Company achieved OIBDAN of approximately $1.7 billion and, as a result, Mr. Mark P. Mays received an annual incentive bonus of $2,653,784. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” For any year after 2010, Mr. Mark P. Mays’ performance bonus will be determined solely at the discretion of the Board, but shall not be less than $500,000 for any year (prorated if employment is terminated for any reason).

Pursuant to his original employment agreement with CCMH, upon the consummation of the Merger, Mr. Mark P. Mays received an equity incentive award of options to purchase 2,083,333 shares of CCMH stock (subject to performance and time vesting requirements) and was issued restricted shares of CCMH’s Class A common stock with a value equal to $20 million (subject to time vesting requirements). Under certain circumstances, he also had a put option to require CCMH to purchase up to 555,556 of his shares at either $36 or the price on the date he notifies CCMH that he is exercising the put option, with the price varying depending on the circumstances triggering the ability to exercise the put option. Pursuant to the June 2010 amendments made to Mr. Mark P. Mays’ employment and option agreements: (1) the put option with respect to 200,000 shares became exercisable for a 30-day period beginning August 15, 2010, with the put option for the other 355,556 shares remaining subject to the original terms; and (2) upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining stock options continuing pursuant to their original conditions for the remainder of the original 10-year term of the options.

Thomas W. Casey

On December 15, 2009, Mr. Thomas W. Casey entered into an employment agreement with Clear Channel. Pursuant to his agreement, Mr. Casey will serve as Chief Financial Officer until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Casey will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Casey’s current annual base salary is $750,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 15 of each calendar year,

Mr. Casey is eligible to receive a performance bonus. For 2010 and each year thereafter (subject to annual increases as may be approved by Clear Channel), Mr. Casey’s target bonus will be $1,000,000, with bonus criteria being 70% company financial performance-based and 30% MBO-based. For 2010, Mr. Casey received a bonus of $1,464,650 (including a discretionary bonus of $150,000). See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” Mr. Casey also received a $500,000 signing bonus, half of which he would have been required to reimburse if he terminated his employment with the company within the first twelve months or the company terminated his employment for cause during that period. He is entitled to participate in all employee welfare benefit plans in which other similarly situated employees may participate.

Mr. Casey also received certain relocation benefits in connection with his relocation to San Antonio, Texas, including a $15,000 relocation allowance, $21,678 to reimburse him for duplicate housing expenses, $82,901 for travel, temporary living and miscellaneous relocation expenses and $19,372 for closing costs related to the purchase of his new home. We also engaged a third party relocation company, which purchased Mr. Casey’s home in Washington, with the purchase price based on appraisals obtained by the relocation company. In addition, we paid Mr. Casey $270,000 to compensate him for losses to him on the sale of his Washington home (after the first 10% of any such losses) and $163,812 to compensate him for taxes resulting from these relocation benefits. We bore the costs associated with the relocation company’s purchase and subsequent resale of Mr. Casey’s Washington home, as well as the costs of maintaining the home during the resale process and the loss to the relocation company on the resale of Mr. Casey’s Washington home, paying the relocation company an aggregate amount of $577,628 for these items.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Casey was granted a stock option to purchase 250,000 shares of CCMH’s Class A common stock. See “—Grants of Plan-Based Awards” below. If the option spread (the fair market value minus the exercise price) is less than $5,000,000 on December 31, 2013, as long as Mr. Casey is employed by Clear Channel on that date, he will receive a grant of restricted stock units on December 31, 2013 with a fair market value equal to $5,000,000 minus the option spread. Any restricted stock units so awarded would vest on December 31, 2014 as long as Mr. Casey is employed by Clear Channel on that date.

Under the employment agreement, Mr. Casey is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel. He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for 18 months after his employment terminates, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for 18 months after termination of employment. Clear Channel agreed to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

Randall T. Mays

Upon the consummation of the Merger, Mr. Randall T. Mays was employed by CCMH and Clear Channel as the President and Chief Financial Officer of each entity. Upon ceasing to serve as President and Chief Financial Officer on January 4, 2010, Mr. Randall T. Mays became Vice Chairman of CCMH. Mr. Randall T. Mays’ employment agreement provides for a term through July 31, 2013 and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party.

Upon the consummation of the Merger, the parties agreed that Mr. Randall T. Mays would receive an annual base salary of not less than $875,000. Pursuant to the January 2009 amendment to his employment agreement, Mr. Randall T. Mays voluntarily reduced his base salary to $500,000 for 2009. Pursuant to his December 2009 amended and restated employment agreement, he received an annual base salary of $1,000,000 while he served as Chief Financial Officer (until January 4, 2010) and receives an annual base salary of $500,000 thereafter. Mr. Randall T. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including personal use of company-owned aircraft and “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Randall T. Mays under Section 409A of the Internal Revenue Code). Pursuant to the December 2009 amended and restated employment agreement, Mr. Randall T. Mays is entitled to receive an annual bonus, to be determined at the discretion of the Board of CCMH. For 2010, Mr. Randall T. Mays did not receive a bonus. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Pursuant to his original employment agreement with CCMH, upon the consummation of the Merger, Mr. Randall T. Mays received an equity incentive award of options to purchase 2,083,333 shares of CCMH stock (subject to vesting requirements) and was issued restricted shares of CCMH’s Class A common stock with a value equal to $20 million (subject to vesting requirements). Pursuant to the December 2009 amendments made to Mr. Randall T. Mays’ employment and option agreements, two-thirds of his time-vesting and all of his performance-vesting options were cancelled and vesting of his remaining options was accelerated.

John E. Hogan

Effective June 29, 2008, subject to the consummation of the Merger, Mr. John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly-owned subsidiary of CCMH, with such employment agreement amending and restating in its entirety his previous employment agreement with CCB. On November 15, 2010, Mr. Hogan entered into a new amended and restated employment agreement. Pursuant to his agreement, Mr. Hogan will serve as President and Chief Executive Officer of the Radio division of Clear Channel through December 31, 2013, with automatic extensions from year to year thereafter unless either party gives prior notice of non-renewal.

Under his agreement, Mr. Hogan will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites. Pursuant to his November 2010 amended and restated employment agreement with CCB, Mr. Hogan’s current annual base salary is $1,000,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 15 of each calendar year, Mr. Hogan is eligible to receive a performance bonus. For 2010, Mr. Hogan received a bonus of $1,873,435 (including a discretionary bonus of $225,000). See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” Mr. Hogan also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate. He also was entitled to reimbursement of his legal expenses in connection with the negotiation of his November 2010 amended and restated employment agreement.

Under the employment agreement, Mr. Hogan is required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB. Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board of Directors of CCB, Mr. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board of Directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan also is prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.

Mr. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).

Robert H. Walls, Jr.

Effective January 1, 2010, Mr. Robert H. Walls, Jr. entered into an employment agreement with Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CCMH. Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Walls’ current annual base salary is $550,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus. For 2010, Mr. Walls’ target bonus was $1,000,000, with the criteria being 50% EBITDA-based and 50% MBO-based. For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of CCMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees. For 2010, Mr. Walls received a bonus of $1,324,750 (including a discretionary bonus of $100,000). See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.” For 2011, Mr. Walls’ target bonus will be no less than 100% of his base salary for 2011, with the criteria being 50% EBITDA-based and 50% MBO-based. For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls. Mr. Walls also received a $500,000 signing bonus, a prorated portion of which he would have been required to reimburse if he terminated his employment with the company without good reason within the first twelve months or the company terminated his employment for cause during that period. He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, Texas, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of CCMH’s Class A common stock. See “—Grants of Plan-Based Awards” below.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of CCMS and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with CCMS and its affiliates for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment for 12 months after termination of employment. CCMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

L. Lowry Mays

Upon the consummation of the Merger, L. Lowry Mays was employed by CCMH and Clear Channel as the Chairman Emeritus of each entity. Mr. L. Lowry Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless terminated by either party. Mr. L. Lowry Mays will receive an annual salary of $250,000 and benefits and perquisites consistent with his previous arrangement with Clear Channel. Also, Mr. L. Lowry Mays is entitled to the use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CCMH. Mr. L. Lowry Mays also is eligible to receive an annual bonus in an amount to be determined by the Board of CCMH, in its sole discretion. In 2010, Mr. L. Lowry Mays received a bonus of $398,068 for 2010. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

GRANTS OF PLAN-BASED AWARDS

2008 Executive Incentive Plan

CCMH grants equity incentive awards to named executive officers and other eligible participants under the 2008 Executive Incentive Plan adopted in connection with, and prior to, the consummation of the Merger. The 2008 Executive Incentive Plan is intended to advance the interests of CCMH and its affiliates by providing for the grant of stock based and other incentive awards to the key employees and directors of, and consultants and advisors to, CCMH or its affiliates who are in a position to make a significant contribution to the success of CCMH and its affiliates.

The 2008 Executive Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CCMH and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CCMH or any of its affiliates in the case of other awards.

The 2008 Executive Incentive Plan is administered by the Compensation Committee or the Subcommittee. The Compensation Committee or the Subcommittee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Executive Incentive Plan. The Compensation Committee or the Subcommittee also will make all other determinations and interpretations necessary to carry out the purposes of the 2008 Executive Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the 2008 Executive Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan. In addition, all participants in the 2008 Executive Incentive Plan would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan in connection with a public offering of CCMH’s shares on terms and conditions requested by CCMH or its underwriters.

2008 Annual Incentive Plan

As discussed above, the named executive officers also are eligible to receive awards under the 2008 Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the 2008 Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2010.

Grants of Plan-Based Awards During 2010

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
Name		Threshold ($)	Target ($)	Maximum ($)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
Mark P. Mays	N/A(b)	—	2,000,000	4,000,000	—	—	—	—
	06/23/10(c)	—	—	—	200,000	—	—	5,970,000

Thomas W. Casey	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	12/31/10(d)	—	—	—	—	250,000	10.00	1,169,350

Randall T. Mays	—	—	—	—	—	—	—	—

John E. Hogan	N/A(b)	—	1,200,000	2,400,000	—	—	—	—
	12/31/10(d)	—	—	—	—	170,000	10.00	831,385

Robert H. Walls, Jr.	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	12/31/10(d)	—	—	—	—	100,000	10.00	489,050

L. Lowry Mays	N/A(b)	—	300,000	600,000	—	—	—	—

(a)	Reflects the full grant date fair value computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 13-Shareholders’ Equity to our Consolidated Financial Statements located elsewhere in this prospectus.

(b)	Each of Messrs. Mark P. Mays, Thomas W. Casey, John E. Hogan, Robert H. Walls, Jr. and L. Lowry Mays was granted a cash incentive award under the 2008 Annual Incentive Plan based on the achievement of pre-established performance goals. For further discussion of their 2010 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)	On June 23, 2010, Mark P. Mays’s outstanding put option to require CCMH to purchase certain of his outstanding shares was modified as part of his amended and restated employment agreement. The grant date fair shown in the table above reflects the incremental fair value of the put option upon modification.

(d)	On December 31, 2010, each of Messrs. Casey, Hogan and Walls were granted stock options to purchase shares of CCMH’s Class A common stock under the 2008 Executive Incentive Plan. In the case of Mr. Casey, the options vested 25% on the grant date and 25% annually thereafter beginning on the first anniversary of the grant date. In the case of Messrs. Hogan and Walls, the options will vest 25% annually beginning on the first anniversary of the grant date. The per share exercise price of these options was determined by the Subcommittee to be the higher of $10.00 or the closing price on the date of grant. The closing price on the date of grant was $9.00. As a result, the exercise price per share is $10.00 for these options. For further discussion of these stock option awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2010.

Outstanding Equity Awards at December 31, 2010

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)
	(#) Exercisable		(#) Unexercisable
Mark P. Mays	2,851	(b)	—		—		35.06	02/19/13	—		—
	8,324	(b)	—		—		9.80	02/19/13	—		—
	3,298	(c)	—		—		30.31	01/12/15	—		—
	46,554	(c)	—		—		9.80	01/12/15	—		—
	5,601	(c)	—		—		9.80	02/16/15	—		—
	100,000	(d)	—		—		18.00	11/11/15	—		—
	37,500	(e)	12,500	(e)	—		29.03	05/23/17	—		—
	—		1,041,667	(f)	1,041,666	(g)	36.00	07/30/18	—		—
	—		—		—		—	—	359,834	(h)	3,238,506
	—		—		—		—	—	4,167	(i)	58,505

Thomas W. Casey	62,500	(j)	187,500	(j)	—		10.00	12/31/20	—		—

Randall T. Mays	2,851	(b)	—		—		35.06	02/19/13	—		—
	8,324	(b)	—		—		9.80	02/19/13	—		—
	3,298	(c)	—		—		30.31	01/12/15	—		—
	46,554	(c)	—		—		9.80	01/12/15	—		—
	5,601	(c)	—		—		9.80	02/16/15	—		—
	100,000	(k)	—		—		18.00	11/11/15	—		—
	50,000	(k)	—		—		29.03	05/23/17	—		—
	347,222	(l)	—		—		36.00	07/30/18	—		—
	—		—		—		—	—	359,834	(h)	3,238,506

John E. Hogan	21,659	(m)	32,489	(n)	108,297	(o)	36.00	07/30/18	—		—
	—		170,000	(p)	—		10.00	12/31/20	—		—
	—		—		—		—	—	7,500	(q)	67,500

Robert H. Walls, Jr.	—		100,000	(p)	—		10.00	12/31/20	—		—

L. Lowry Mays	8,426	(r)	—		—		9.80	02/19/13	—		—
	47,270	(s)	—		—		9.80	01/12/15	—		—
	5,601	(t)	—		—		9.80	02/16/15	—		—
	40,840	(u)	—		—		9.80	12/22/15	—		—
	—		—		—		—	—	13,250	(q)	119,250

(a)	This value is based upon the closing sale price of CCMH’s Class A common stock on December 31, 2010 of $9.00.

(b)	Options to purchase CCMH’s Class A common stock became exercisable on February 19, 2008.

(c)	Options to purchase CCMH’s Class A common stock became exercisable on July 30, 2008.

(d)	Options to purchase CCOH Class A common stock became exercisable on November 11, 2010.

(e)	These options to purchase CCOH Class A common stock vest in four equal annual installments beginning May 23, 2008.

(f)	As a result of Mr. Mark P. Mays’ retirement as our President and Chief Executive Officer, half of these stock options to purchase CCMH’s Class A common stock were cancelled on March 31, 2011. Of the remaining stock options (representing 520,834 shares of CCMH’s Class A common stock), options representing 130,208 shares will vest and become exercisable on May 13, 2011, options representing 130,208 shares will vest and become exercisable on May 13, 2012 and options representing 260,418 shares will vest and become exercisable on May 13, 2013.

(g)	As a result of Mr. Mark P. Mays’ retirement as our President and Chief Executive Officer, half of these stock options to purchase CCMH’s Class A common stock were cancelled on March 31, 2011. The remaining options will vest only if certain predetermined performance and market targets are met. Of the remaining stock options (representing 520,834 shares of CCMH’s Class A common stock), options representing 260,417 shares will vest fully upon the Sponsors’ receiving a 200% return on their investment in CCMH in the form of cash returns and options representing an additional 260,417 shares will vest fully upon the Sponsors’ receiving a 250% return on their investment in CCMH in the form of cash returns.

(h)	Restricted stock awards representing 26,500 shares of CCMH’s Class A common stock will vest on May 22, 2011 and restricted stock awards representing 333,334 shares of CCMH’s Class A common stock will vest in three equal annual installments as follows: 111,111 shares will vest on July 30, 2011; 111,111 shares will vest on July 30, 2012; and 111,112 shares will vest on July 30, 2013.

(i)	Restricted stock awards representing 4,167 shares of CCOH’s Class A common stock will vest on May 23, 2011.

(j)	Options representing 62,500 shares of CCMH’s Class A common stock vested on December 31, 2010. The remaining options vest and become exercisable in three equal annual installments, beginning on December 31, 2011.

(k)	These options to purchase CCOH’s Class A common stock vested and became exercisable on December 22, 2009 in connection with the amendments made to Mr. Randall T. Mays’ employment agreement.

(l)	These options to purchase CCMH’s Class A common stock vested and became exercisable on December 22, 2009 in connection with the amendments made to Mr. Randall T. Mays’ employment agreement.

(m)	These options to purchase 21,659 shares of CCMH’s Class A common stock became exercisable in two equal annual installments on July 30, 2009 and July 30, 2010. These options representing 21,659 shares, together with the unvested options described in footnote (n) below representing 32,489 shares, were cancelled on March 21, 2011 in exchange for a grant of new time-vesting stock options representing 27,074 shares pursuant to the Offer to Exchange described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The new time-vesting stock options will vest in four equal installments, beginning on February 17, 2012.

(n)	These options to purchase 32,489 shares of CCMH’s Class A common stock would have vested in three equal annual installments, beginning on July 30, 2011. These options representing 32,489 shares, together with the vested options described in footnote (m) above representing 21,659 shares, were cancelled on March 21, 2011 in exchange for a grant of new time-vesting stock options representing 27,074 shares pursuant to the Offer to Exchange described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The new time-vesting stock options will vest in four equal installments, beginning on February 17, 2012.

(o)	These options to purchase 108,297 shares of CCMH’s Class A common stock would have vested only if certain predetermined performance and market targets were met. As awarded on July 30, 2008, (1) stock options representing 54,148 shares of CCMH’s Class A common stock would have been available to vest in five equal annual installments beginning on July 30, 2009 and would only have vested if the Sponsors received at least 200% return on their investment in CCMH in the form of cash returns by such dates and (2) stock options representing an additional 54,149 shares of CCMH’s Class A common stock would have been available to vest in five equal annual installments beginning on July 30, 2009 and would only have vested if the Sponsors received at least a 250% return on their investment in CCMH in the form of cash returns by such time.

These options representing 108,297 shares were cancelled on March 21, 2011 in exchange for a grant of new performance-based vesting stock options representing 54,149 shares pursuant to the Offer to Exchange described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” Under the new award, (1) stock options representing 27,074 shares of CCMH’s Class A common stock will be available to vest in four equal annual installments beginning on February 17, 2012 and will only vest if the Sponsors receive at least a 50% return on their investment in CCMH in the form of cash returns by such time and (2) stock options representing 27,075 shares of CCMH’s Class A common stock will be available to vest in four equal annual installments beginning on February 17, 2012 and will only vest if the Sponsors receive at least a 200% return on their investment in CCMH in the form of cash returns by such time.

(p)	Options to purchase CCMH’s Class A common stock will vest and become exercisable in four equal annual installments, beginning on December 31, 2011.

(q)	Restricted stock awards representing shares of CCMH’s Class A common stock will vest on May 22, 2011.

(r)	Options to purchase CCMH’s Class A common stock became exercisable on February 19, 2003.

(s)	Options to purchase CCMH’s Class A common stock became exercisable on January 12, 2005.

(t)	Options to purchase CCMH’s Class A common stock became exercisable on February 16, 2005.

(u)	Options to purchase CCMH’s Class A common stock became exercisable on December 22, 2005.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2010.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Mark P. Mays(c)	—	—	137,611	987,222
Thomas W. Casey	—	—	—	—
Randall T. Mays	—	—	137,611	987,222
John E. Hogan	—	—	7,500	75,000
Robert H. Walls, Jr.	—	—	—	—
L. Lowry Mays	—	—	13,250	132,500

(a)	Represents the gross number of shares acquired upon vesting of restricted stock, without taking into account any shares withheld to satisfy applicable tax obligations.

(b)	Represents the value of the vested restricted stock, calculated by multiplying (1) the number of vested shares of restricted stock by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

(c)	On August 23, 2010, Mark P. Mays tendered 200,000 shares of CCMH Class A common stock to CCMH for purchase at $36.00 per share pursuant to a put option under his amended and restated employment agreement. See footnote (d) to the Summary Compensation Table above.

PENSION BENEFITS

Neither CCMH nor Clear Channel has any pension plans applicable to the named executive officers.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS

CCMH offers a non-qualified deferred compensation plan for its highly compensated executives, under which its named executive officers are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred may be made in CCMH’s sole discretion and CCMH retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any CCMH matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin. Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more. If a participant terminates and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination. Distributions due to financial hardship (as determined by the Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed. In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible.

The following table sets forth certain information for the named executive officers with respect to the nonqualified deferred compensation plan for the year ended December 31, 2010.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2010(a) ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010(b) ($)
Mark P. Mays	—	—	—	—	—
Thomas W. Casey	—	—	—	—	—
Randall T. Mays	—	—	—	—	—
John E. Hogan	35,000	—	17,250	—	216,674
Robert H. Walls, Jr.	—	—	—	—	—
L. Lowry Mays	—	—	—	—	—

(a)	All executive contributions during 2010 are included in the Non-Equity Incentive Plan Compensation column for 2010 in the Summary Compensation Table.

(b)	Of the $216,674 shown in the Aggregate Balance at December 31, 2010 column, $167,992 was reported for Mr. Hogan in the Summary Compensation Table for 2010 and prior years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2010 trigger event for each scenario. In addition, for Mr. Mark P. Mays, the narrative below describes the actual modifications to his outstanding equity awards in connection with his March 31, 2011 retirement as our President and Chief Executive Officer. Mr. Mays remains an employee and the Chairman of our Board.

Mark P. Mays

Termination by CCMH for Cause, by Mr. Mays without Good Reason or Upon Expiration of Term. Mr. Mark P. Mays’ amended and restated employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Mark P. Mays without “Good Reason” or due to the expiration of the term of his agreement.

Under the agreement, “Cause” is defined as Mr. Mark P. Mays’: (1) willful or intentional material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMH, the Sponsors or any of their respective affiliates; (2) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CCMH; (3) committing any act of fraud, embezzlement, or theft against CCMH or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CCMH; or (4) breach of any of the restrictive covenants in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to CCMH.

The term “Good Reason” includes, subject to certain exceptions: (1) a reduction in Mr. Mark P. Mays’ base pay or a breach of the section of the agreement providing for reimbursement of expenses; (2) a substantial diminution of his title, duties and responsibilities; (3) a failure to provide him with the use of a company-provided aircraft for personal travel; or (4) a transfer of his primary workplace outside the city limits of San Antonio, Texas. An isolated, insubstantial and inadvertent action that is not taken in bad faith and which is remedied by CCMH within 10 business days after receipt of notice thereof from Mr. Mark P. Mays will not constitute “Good Reason.”

If Mr. Mark P. Mays is terminated by CCMH for Cause, he resigns without Good Reason or the term of his agreement expires, he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination. If the term of Mr. Mark P. Mays’ agreement expires, he also has the right to purchase a specified Company-owned aircraft at fair market value.

In addition, if Mr. Mark P. Mays is terminated by CCMH for Cause, he resigns without Good Reason or the term of his agreement expires, all of his stock options would continue pursuant to their original conditions for the remainder of their original 10-year term. Any remaining unvested restricted stock would be forfeited.

Termination by CCMH without Cause, by Mr. Mays for Good Reason or Upon Change in Control. If Mr. Mark P. Mays is terminated by CCMH without Cause or if Mr. Mark P. Mays resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his base salary, bonus and unused vacation accrued but unpaid through the date of termination; (2) if termination is before he receives his bonus for 2010, he will be eligible to receive his 2010 bonus as if he was employed through December 31, 2010; (3) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to $4,500,000 and (b) CCMH will maintain in full force and effect, for the continued benefit of him and his eligible dependents for a period of three years following the date of termination, the medical and hospitalization insurance programs in which he and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if he or his dependents cannot continue to participate in our programs providing such benefits, CCMH will arrange to provide him and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits is capped at $50,000, even if the cap is reached before the end of the three-year period.

Furthermore, in the event that Mr. Mark P. Mays’ employment is terminated by CCMH without Cause or by him for Good Reason, Mr. Mark P. Mays would be entitled to require CCMH to purchase all or a portion of 355,556 shares of the CCMH restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share. In addition, all of his CCMH stock options granted to him in connection with the Merger would vest and remain exercisable for the remainder of their original 10-year term, any remaining unvested CCMH restricted stock would vest, his unvested CCOH stock options would be cancelled and any vested CCOH stock options would remain exercisable for 90 days after termination. Any unvested CCOH restricted stock would be forfeited.

Mr. Mark P. Mays’ employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he were terminated without Cause after a change in control, Mr. Mark P. Mays would be entitled to the benefits described for a termination without Cause. Any unvested stock options and restricted stock would vest upon change in control, with or without termination.

Termination due to Disability. During any period in which he fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, Mr. Mark P. Mays will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CCMH will have the right to terminate his employment for disability. In the event his employment is terminated for disability, CCMH will pay to him his base salary, bonus and unused vacation accrued but unpaid through the date of termination.

Furthermore, Mr. Mark P. Mays would be entitled to require CCMH to purchase all or a portion of 355,556 shares of the CCMH restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share. In addition, any of his CCMH stock options granted to him in connection with the Merger that would have vested on the next anniversary would vest as if he were employed on that date and remain exercisable for the remainder of their original 10-year term, and any remaining unvested CCMH restricted stock would vest. Any CCOH stock options would continue to vest and remain exercisable for the shorter of five years or the remainder of the original 10-year term. Any remaining unvested CCOH restricted stock would continue to vest as if he remained employed.

Termination due to Death. If Mr. Mark P. Mays’ employment is terminated by his death, CCMH will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and unused vacation accrued but unpaid through the date of his death. Furthermore, his beneficiary, legal representatives, or estate, as the case may be, would be entitled to require CCMH to purchase all or a portion of 355,556 shares of the CCMH restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share. In addition, any of his CCMH stock options granted to him in connection with the Merger that would have vested on the next anniversary would vest as if he were employed on that date and remain exercisable for the remainder of their original 10-year term, and any remaining unvested CCMH restricted stock would vest. Any unvested CCOH stock options would vest and be exercisable for the shorter of one year or the remainder of the original 10-year term, and any remaining unvested CCOH restricted stock would vest.

Gross-Up. If it is determined that any payment, award, benefit or distribution pursuant to the employment agreement or otherwise would be subject to (1) an additional tax under Section 409A of the Code or (2) an excise tax under Section 4999 of the Code as a result of the Merger, CCMH also is obligated to pay to Mr. Mark P. Mays a tax gross-up payment to cover any taxes, interest or penalties imposed by those sections of the Code.

March 31, 2011 Retirement as President and Chief Executive Officer. On March 31, 2011, Mr. Mark P. Mays retired as our President and Chief Executive Officer. He remains an employee and our Chairman. Pursuant to his amended and restated employment agreement, upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining stock options continuing pursuant to their original conditions for the remainder of their original 10-year term.

Thomas W. Casey

Termination by Clear Channel for Cause or by Mr. Casey without Good Reason. Mr. Casey’s employment agreement provides for the following payments and benefits upon termination by Clear Channel for “Cause” or by Mr. Casey without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with us (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by our Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriations, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Casey has previously been provided notice, those acts will not constitute Cause unless the Board provides Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey can take the remedial action, and Mr. Casey fails to take the remedial action within the specified time.

The term “Good Reason” includes, subject to certain exceptions: (1) Clear Channel’s repeated failure to comply with a material term of the agreement after written notice from Mr. Casey specifying the failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority. To terminate for Good Reason, Mr. Casey must provide Clear Channel with 30 days notice, after which Clear Channel has 30 days to cure.

If Mr. Casey is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination. If Mr. Casey resigns without Good Reason, he would receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year bonus. If he is terminated for Cause or if he resigns without Good Reason, his stock options would be cancelled.

Termination by Clear Channel without Cause, by Mr. Casey for Good Reason or Upon Change in Control. If Mr. Casey is terminated by Clear Channel without Cause or if Mr. Casey resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination, (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period, (c) an “equity value preservation payment” equal to $1,250,000 for a termination that occurs in 2010 (with amounts varying for terminations occurring in other years), and (d) a severance payment paid over 18 months in an amount equal to 1.5 times the sum of (i) his annual base salary at the termination date and (ii) his target bonus for the year that includes the termination. However, if Mr. Casey violates the non-compete provisions of his agreement during the 18-month period above, Clear Channel may cease the severance payment referred to in (d) above.

Furthermore, in the event that Mr. Casey’s employment is terminated by Clear Channel without Cause, his vested stock options would continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options. Mr. Casey’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he were terminated without Cause after a change in control, Mr. Casey would be entitled to the benefits described for a termination without Cause. Mr. Casey’s unvested stock options would vest upon a change in control, with or without termination.

Termination due to Disability. If Mr. Casey is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel may terminate his employment. If Mr. Casey’s employment is terminated: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) he will receive a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period. Furthermore, Mr. Casey’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Termination due to Death. If Mr. Casey’s employment is terminated by his death, Clear Channel will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to the termination. Furthermore, Mr. Casey’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Randall T. Mays

Termination by CCMH for Cause or by Mr. Mays without Good Reason. Mr. Randall T. Mays’ amended and restated employment agreement provides for the following payments and benefits upon termination by us for “Cause” or by Mr. Randall T. Mays without “Good Reason.”

Under the employment agreement, “Cause” is defined as Mr. Randall T. Mays’: (1) conviction of, or plea of nolo contendere to, a felony that causes material and demonstrable injury, monetarily or otherwise, to CCMH; (2) committing any act of fraud, embezzlement, or other act of dishonesty against CCMH or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CCMH; or (3) breach of any of the restrictive covenants in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to CCMH.

The term “Good Reason” includes, subject to certain exceptions: (1) a reduction in Mr. Randall T. Mays’ base salary; (2) failure to provide him with the use of a company-provided aircraft for personal travel; (3) transfer of his primary workplace outside the city limits of San Antonio, Texas; or (4) Mr. Mark P. Mays ceasing to serve as Chief Executive Officer of CCMH. An isolated, insubstantial and inadvertent reduction in his base salary that is not taken in bad faith and which is remedied by CCMH within 10 business days after receipt of notice thereof from Mr. Randall T. Mays will not constitute “Good Reason.” An insubstantial and inadvertent failure to provide him with the aircraft benefit that is not done in bad faith and is not reported also will not constitute “Good Reason.”

If Mr. Randall T. Mays’ employment is terminated by CCMH for Cause or by him other than for Good Reason, he will receive a lump sum cash payment equal to his base salary (with base salary, for this purpose, not being less than $1,000,000) and unused vacation accrued and unpaid through the date of termination. Any remaining unvested restricted stock would be forfeited.

Termination by CCMH without Cause, by Mr. Mays for Good Reason or Upon Change in Control. If Mr. Randall T. Mays is terminated by CCMH without Cause or he resigns for Good Reason: (1) he will receive a lump sum cash payment equal to his base salary (with base salary, for this purpose, not being less than $1,000,000) and unused vacation accrued and unpaid through the date of termination; and (2) he will continue to receive his base salary (with base salary, for this purpose, not being less than $1,000,000) for the remainder of the original term of his agreement. In addition, CCMH will maintain in full force and effect, for the continued benefit of him and his eligible dependents for the remainder of the original term of his agreement, the medical and hospitalization insurance programs in which he and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if he or his dependents cannot continue to participate in our programs providing such benefits, CCMH will arrange to provide him and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits is capped at $50,000, even if the cap is reached before the end of the original term of his agreement. Mr. Randall T. Mays also is entitled to continued personal use of the company-provided aircraft for the remainder of the original term of the agreement.

Furthermore, in the event that Mr. Randall T. Mays’ employment is terminated by CCMH without Cause or by him for Good Reason, any remaining unvested restricted stock would vest. Mr. Randall T. Mays’ employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he were terminated without Cause after a change in control, Mr. Randall T. Mays would be entitled to the benefits described for a termination without Cause. Any unvested restricted stock would vest upon change in control, with or without termination.

Termination due to Disability. During any period in which he fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, Mr. Randall T. Mays will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CCMH will have the right to terminate his employment for disability. In the event his employment is terminated for disability, CCMH will pay to him a lump sum cash payment equal to his base salary (with base salary, for this purpose, not being less than $1,000,000) and unused vacation accrued and unpaid through the date of termination. Furthermore, any remaining unvested restricted stock would vest.

Termination due to Death. If Mr. Randall T. Mays’ employment is terminated by his death, CCMH will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary (with base salary, for this purpose, not being less than $1,000,000) and unused vacation accrued and unpaid through the date of termination. Furthermore, any remaining unvested restricted stock would vest.

Gross-Up. If it is determined that any payment, award, benefit or distribution pursuant to the employment agreement or otherwise would be subject to (1) an additional tax under Section 409A of the Code or (2) an excise tax under Section 4999 of the Code as a result of the Merger, CCMH also is obligated to pay to Mr. Randall T. Mays a tax gross-up payment to cover any taxes, interest or penalties imposed by those sections of the Code.

John E. Hogan

Termination by CCB for Cause or by Mr. John E. Hogan without Good Cause. Mr. Hogan’s employment agreement provides for the following payments and benefits upon termination by CCB for “Cause” or by Mr. Hogan without “Good Cause.”

A termination for “Cause” must be for one or more of the following reasons: (1) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB or any of its affiliates, or other willful misconduct as determined in the sole reasonable discretion of CCB; (2) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity, or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (3) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (4) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors of CCB, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (5) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (6) a material violation by Mr. Hogan of CCB’s employment policies.

The term “Good Cause” includes: (1) a repeated willful failure of CCB to comply with a material term of the employment agreement following notice by Mr. Hogan of the failure; (2) a substantial and unusual change in Mr. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in Mr. Hogan’s material duties, responsibility or authority. To terminate for Good Reason, Mr. Hogan must provide CCB with 30 days notice, after which CCB has 30 days to cure.

If Mr. Hogan’s employment is terminated by CCB for “Cause,” CCB will pay in a lump sum to Mr. Hogan his accrued and unpaid base salary. Furthermore, his stock options would be cancelled and any unvested restricted stock would be forfeited.

Termination by CCB without Cause, by Mr. Hogan for Good Cause, Upon Non-Renewal of the Agreement or Upon Change in Control. If Mr. Hogan’s employment with CCB is terminated by CCB without

Cause, by CCB giving notice of non-renewal or by Mr. Hogan for “Good Cause”: (1) CCB will pay Mr. Hogan his accrued and unpaid base salary; (2) provided he signs and returns a release of claims in the time period required, CCB will pay Mr. Hogan (a) over a period of three years, an amount equal to three times his average annualized salary for the current and prior full year of employment, (b) a lump sum cash payment equal to the difference between (i) two times the sum of (x) his average annualized salary for the current and prior full year of employment plus (y) 120% of his average annualized salary for the current and prior full year of employment, and (ii) three times his average annualized salary for the current and prior full year of employment, and (c) an outplacement cash lump sum benefit equal to $20,000. In addition, provided Mr. Hogan signs and returns a release of claims in the time period required: (1) he and his dependents will be allowed to participate in CCB’s health benefit plans under which they were covered as of the date of termination for a period of three years, provided that he pays the applicable COBRA premium, which CCB will reimburse; and (2) he will have access to secretarial services, at CCB’s expense, for a period of six months after termination of employment. In addition, if his employment is terminated by CCB without cause, by CCB giving notice of non-renewal or by Mr. Hogan for Good Cause, he will be paid a pro rata performance bonus if such bonus otherwise would have been earned if employment had not been terminated.

If Mr. Hogan gives notice of non-renewal of his employment agreement, CCB will pay Mr. Hogan: (1) his accrued and unpaid base salary and (2) provided he signs and returns a release of claims in the time period required, his then current base salary for one year, payable during the one-year term of Mr. Hogan’s non-compete obligations.

Furthermore, if Mr. Hogan is terminated for without Cause, his vested options would continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options and any unvested restricted stock would be forfeited. If he terminated his employment for Good Cause or by Non-Renewal of his agreement, his stock options would be cancelled and any unvested restricted stock would be forfeited. Mr. Hogan’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he were terminated without Cause after a change in control, Mr. Hogan would be entitled to the benefits described for a termination without Cause. In addition, any unvested restricted stock would vest upon a change in control, with or without termination. If he is terminated without Cause within 12 months after a change in control, his stock options would vest, except that tranches 2 and 3 of his stock options granted on July 30, 2008 would only vest if the applicable return to investors is achieved on the change in control.

Termination due to Disability. If Mr. Hogan is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCB may terminate his employment. If Mr. Hogan’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity and based on CCB’s actual performance against those criteria as of the end of the performance period. Furthermore, Mr. Hogan’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options and any unvested restricted stock would continue to vest as if he remained employed.

Termination due to Death. If Mr. Hogan’s employment is terminated by his death, CCB will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and prorated bonus, if any. Furthermore, Mr. Hogan’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options and any unvested restricted stock would vest.

Termination under Key Man Provision. If Mr. Hogan terminates his employment within 180 days after the November 15, 2010 effective date of his employment agreement or within 180 days after the appointment of a new Chief Executive Officer who succeeds Mr. Mark P. Mays in that role, CCB will pay Mr. Hogan: (1) his accrued but unpaid base salary through the date of termination and (2) provided he signs and returns a release of claims in the time period required, over a period of three years, an amount equal to three times his average annualized base salary for the current and prior full year of employment.

Robert H. Walls, Jr.

Termination by CCMS for Cause or by Mr. Walls without Good Cause. Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by CCMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with ten days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) CCMS’ material breach of the agreement after written notice from Mr. Walls specifying the failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide CCMS with 30 days notice, after which CCMS has 30 days to cure.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination. If Mr. Walls resigns without Good Cause, he would receive his base salary for the 60-day notice period and any accrued but unpaid base salary and prior year bonus. If he is terminated with Cause or if he resigns without Good Cause, his stock options would be cancelled.

Termination by CCMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control. If Mr. Walls is terminated by CCMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary and prior year bonus; (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination. However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a pro rata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

Furthermore, in the event that Mr. Walls’ employment is terminated by CCMS without Cause, his vested stock options would continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options. Mr. Walls’ employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he were terminated without Cause after a change in control, Mr. Walls would be entitled to the benefits described for a termination without Cause. Mr. Walls’ unvested stock options would vest upon change in control, with or without termination.

Termination due to Disability. If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCMS may terminate his employment. If Mr. Walls’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, (a) a lump sum cash payment equal to any earned but unpaid bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination. Furthermore, Mr. Walls’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Termination due to Death. If Mr. Walls’s employment is terminated by his death, CCMH will pay in a lump sum to his designee or, if no designee, to his estate, (1) his accrued but unpaid base salary and any earned but unpaid bonus with respect to the year prior to the termination and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination. Furthermore, Mr. Walls’s vested stock options would continue to be exercisable for the shorter of one year or the remaining 10-year term of the options.

Limitation on Benefits. To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

L. Lowry Mays

Under Mr. L. Lowry Mays’ amended and restated employment agreement dated as of July 28, 2008, CCMH may terminate Mr. L. Lowry Mays’ employment only for “Extraordinary Cause” or due to his death during the initial five-year term of his agreement. Subsequent to the initial five year term, CCMH may terminate his employment with or without Extraordinary Cause.

During the Initial Term—Termination by CCMH for Extraordinary Cause or due to Death or by Mr. Mays. Mr. L. Lowry Mays’ employment agreement provides for the following payments and benefits upon termination by us for “Extraordinary Cause,” due to Mr. L. Lowry Mays’ death or by Mr. L. Lowry Mays for any reason during the initial term.

“Extraordinary Cause” is defined as his: (1) willful misconduct that causes material and demonstrable injury to CCMH or (2) conviction of a felony or other crime involving moral turpitude.

If Mr. L. Lowry Mays’ employment is terminated by CCMH for Extraordinary Cause, by him for any reason, or due to his death during the initial term, CCMH will pay him his base salary, bonus and his accrued and unpaid vacation through the date of termination. The bonus will be the bonus that he would have earned if he were employed for the full year, prorated with respect to the number of days he was employed. Any remaining unvested restricted stock would vest upon termination due to death or upon his disability or resignation or upon a change in control (with or without termination in the case of change in control).

After the Initial Term—Termination by CCMH without Extraordinary Cause or due to Disability or Death. If Mr. L. Lowry Mays is terminated by CCMH without Extraordinary Cause after the end of the initial term, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the bonus he would have earned had he remained employed for the full year in which the termination occurs) and accrued and unpaid vacation through the date of termination; and (2) provided he signs and returns a release of claims in the time period required, a lump-sum cash payment equal to the base salary and bonus to which he would otherwise have been entitled had he remained employed for the remainder of the then current one-year term.

In addition, if Mr. L. Lowry Mays is terminated by CCMH without Extraordinary Cause after the end of the initial term, CCMH will maintain in full force and effect, for the continued benefit of him and his eligible dependents for a period of five years following the date of termination, the medical and hospitalization insurance programs in which Mr. L. Lowry Mays and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if Mr. L. Lowry Mays or his dependents cannot continue to participate in CCMH’s programs providing such benefits, CCMH will arrange to provide him and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. CCMH also will make an additional cash payment to Mr. L. Lowry Mays in an amount equal to the federal, state and local taxes due in connection with these continued benefits (a “benefits gross-up payment”). The aggregate value of these continued benefits and the benefits gross-up payments are capped at $3,000,000, even if the cap is reached prior to the end of the five-year period.

At any time following the initial five-year term of his agreement, during any period in which Mr. L. Lowry Mays fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, he will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, Mr. L. Lowry Mays has been substantially unable to perform his duties under the employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CCMH will have the right to terminate his employment for disability after the initial five-year term. In the event Mr. L. Lowry Mays’ employment is terminated for disability after the initial five-year term, CCMH will pay to him his base salary, bonus and accrued and unpaid vacation through the date of termination. If Mr. L. Lowry Mays’ employment is terminated by his death, CCMH will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be; his base salary, bonus and accrued and unpaid vacation through the date of his death. Any remaining unvested restricted stock would vest upon termination due to death or upon his disability.

Other Benefits. Mr. L. Lowry Mays is entitled to continued personal use of the company-provided aircraft for ten years after July 30, 2008, regardless of whether he remains employed by CCMH.

Post Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of the named executive officers. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from CCMH.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”		Termination without “Cause”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation		“Change in Control”
Mark P. Mays (b)	Cash payment	$2,653,784	(c)	$7,153,784	(d)	$2,653,784	(c)	$2,653,784	(c)	$2,653,784	(c)	—
	Value of Benefits (e)	—		33,635		—		—		—		—
	Vesting of equity awards(f)	—		—		—		58,505		—		$3,297,011
	Repurchase of Restricted stock(g)	—		12,800,016		12,800,016		12,800,016		—		—
	Other (h)	—		3,218,768		—		—		—		—

	TOTAL	$2,653,784		$23,206,203		$15,453,800		$15,512,305		$2,653,784		$3,297,011

Thomas W. Casey(b)	Cash payment	—		$5,324,500	(i)	$1,449,500	(j)	—		$184,932	(k)	—

	TOTAL	—		$5,324,500		$1,449,500		—		$184,932		—

Randall T. Mays	Cash payment	—		$2,583,333	(l)	—		—		—		—
	Value of Benefits(e)	—		28,963		—		—		—		—
	Vesting of equity awards(f)	—		3,238,506		$3,238,506		$3,238,506		—		$3,238,506

	TOTAL	—		$5,850,802		$3,238,506		$3,238,506		—		$3,238,506

John E. Hogan(m)	Cash payment	—		$3,953,325	(n)	$1,829,880	(o)	$1,873,435	(p)	$2,662,500	(q)	—
	Value of Benefits(e)	—		59,458		—		—		—		—
	Vesting of equity awards(f)	—		—		—		67,500		—		$67,500

	TOTAL	—		$4,012,783		$1,829,880		$1,940,935		$2,662,500		$67,500

Robert H. Walls, Jr.	Cash payment	—		$3,649,750	(r)	$1,324,750	(s)	$1,324,750	(s)	$90,411	(t)	—

	TOTAL	—		$3,649,750		$1,324,750		$1,324,750		$90,411		—

L. Lowry Mays	Cash payment	$398,068	(u)	$2,121,922	(v)	$2,121,922	(v)	$398,068	(u)	—		—
	Value of Benefits(e)	—		18,492		18,492		—		—		—
	Vesting of equity awards(f)	—		—		119,250		119,250		$119,250		$119,250
	Other(w)	—		450,784		450,784		—		—		—

	TOTAL	$398,068		$2,591,198		$2,710,448		$517,318		$119,250		$119,250

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2010.
(b)	Amounts reflected in the table represent the entire portion of post-employment payments. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Mark P. Mays and Thomas W. Casey upon termination or change in control, other than “Vesting of Equity Awards” payments, would be allocated to CCOH. For 2010, this allocation is based on CCOH’s 2009 OIBDAN as a percentage of Clear Channel’s 2009 OIBDAN. Accordingly, 41% of any payments to Messrs. Mark P. Mays or Thomas W. Casey upon termination or change in control in 2010, other than “Vesting of Equity Awards” payments, would have been allocated to CCOH. For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”
(c)	Represents Mark P. Mays’ prorated annual bonus for the year ended December 31, 2010, as provided in his amended and restated employment agreement.
(d)	Represents a lump sum payment of $4,500,000 and the prorated annual bonus for Mark P. Mays for the year ended December 31, 2010, as provided in his amended and restated employment agreement.
(e)	The values associated with the continued provision of health benefits are based on the 2011 premiums for medical insurance multiplied by the amount of time the executive is entitled to those benefits pursuant to his employment agreement.

(f)	Amounts reflect the value of unvested CCMH equity awards held by the respective named executive officers on December 31, 2010 that would be subject to accelerated vesting. This value is based upon the closing sale price of CCMH’s Class A common stock on December 31, 2010 of $9.00, but it excludes (1) stock options where the exercise price exceeds the closing sale price of CCMH’s Class A common stock on December 31, 2010 and (2) in the case of Mr. Mark P. Mays’ termination without Cause, due to disability or due to death, unvested CCMH restricted stock, the value of which is encompassed within the amount shown in the “Repurchase of Restricted Stock” row. Also, in the case of Mr. Mark P. Mays, the amounts reflect the value of his unvested CCOH equity awards on December 31, 2010, based upon the closing sale price of CCOH’s Class A common stock on December 31, 2010 of $14.04 and excluding any stock options where the exercise price exceeds the closing sale price of CCOH’s Class A common stock on December 31, 2010. The value of vested equity awards is not included in this table.
(g)	Represents the value of Mr. Mark P. Mays’ outstanding put option to require CCMH to purchase 355,556 shares of his CCMH’s Class A common stock at $36.00 per share.
(h)	Represents the excise tax gross up payment due to Mr. Mark P. Mays under the terms of his amended and restated employment agreement. If Mr. Mark P. Mays were terminated by the Company without Cause on December 31, 2010, portions of the benefits he would receive in connection with the termination, along with benefits he received at the time of the Merger, may constitute excess parachute payments under Section 280G of the Code, entitling Mr. Mark P. Mays to a gross-up under the terms of his amended and restated employment agreement.
(i)	Represents (1) 1.5 times the sum of Mr. Casey’s base salary and annual bonus target, (2) $1,250,000 payable for equity value preservation and (3) a prorated annual bonus for the year ended December 31, 2010 based on company performance pursuant to Mr. Casey’s employment agreement.
(j)	Represents the prorated annual bonus for the year ended December 31, 2010 for Mr. Casey based on company performance pursuant to his employment agreement.
(k)	Represents base salary during the required 90 day notice period under Mr. Casey’s employment agreement.
(l)	Represents the remaining annual base salary due to Mr. Randall T. Mays for the remaining two years and seven months of the term of his amended and restated employment agreement.
(m)	In addition to the amounts reflected in this table, if Mr. Hogan were to provide notice of non-renewal of his employment agreement, Mr. Hogan would be entitled to receive his then current base salary for one year during the one-year period of his non-compete obligations. His current salary is $1,000,000. The amounts reflected in this table for Mr. Hogan do not include amounts payable to him under the non-qualified deferred compensation plan because those amounts are disclosed in the Nonqualified Deferred Compensation table above.
(n)	Reflects (1) three times the average of Mr. Hogan’s annualized base salary for 2010 and 2009, (2) a lump sum payment of $1,242,500, (3) an outplacement allowance of $20,000 pursuant to his Amended and Restated Employment Agreement and (4) the continuation of secretarial services for six months, to which he would be entitled upon termination by CCB without cause or CCB’s non-renewal of Mr. Hogan’s amended and restated employment agreement at the end of its term.
(o)	Reflects a prorated annual bonus based upon CCB performance for the year ended December 31, 2010 pursuant to Mr. Hogan’s amended and restated employment agreement.
(p)	Reflects a prorated annual bonus based upon CCB and individual performance for the year ended December 31, 2010 pursuant to Mr. Hogan’s amended and restated employment agreement.
(q)	Represents a lump sum payment to which Mr. Hogan is entitled upon a termination pursuant to the “key man” provision of his amended and restated employment agreement. The lump sum payment is equal to three times the average of Mr. Hogan’s annualized base salary for 2010 and 2009 pursuant to his amended and restated employment agreement.
(r)	Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes 1.5 times the sum of his base salary and annual bonus target and a prorated annual bonus for the year ended December 31, 2010.
(s)	Represents the prorated annual bonus for the year ended December 31, 2010 for Mr. Walls pursuant to his employment agreement.
(t)	Represents base salary during the required 60 day notice period under Mr. Walls’ employment agreement.
(u)	Represents the prorated annual bonus for the year ended December 31, 2010 for Mr. L. Lowry Mays pursuant to his amended and restated employment agreement.
(v)	Represents Mr. L. Lowry Mays’ prorated annual bonus for the year ended December 31, 2010 plus the remaining annual base salary, annual bonus and vacation due to Mr. L. Lowry Mays for the remaining two years and seven months of the term of his amended and restated employment agreement. For purposes of calculating his remaining annual bonus, he was assumed to earn an amount equal to his 2010 annual bonus for the remaining term of his amended and restated employment agreement.
(w)	Under the terms of his amended and restated employment agreement, Mr. L. Lowry Mays’ employment may be terminated by CCMH only for “Extraordinary Cause” during the initial five-year term of his agreement. Under his agreement, Mr. L. Lowry Mays is entitled to certain perquisites such as club dues, personal accounting and tax assistance and the use of a company-provided automobile. In addition, he is entitled to the use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CCMH. See the “All Other Compensation Table” in footnote (d) to the Summary Compensation Table for the amounts related to Mr. L. Lowry Mays’ club dues, personal accounting and tax assistance, company-provided automobile and personal use of company-owned aircraft during 2010. For purposes of this table, these amounts were projected to continue for the duration of Mr. L. Lowry Mays’ amended and restated employment agreement. The actual cost of these perquisites will fluctuate over time.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether CCMH’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal, Finance, Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning CCMH’s compensation policies with the long-term interests of CCMH and avoiding rewards or incentive structures that could create unnecessary risks to CCMH.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on CCMH.

DIRECTOR COMPENSATION

The directors of CCMH are reimbursed for their expenses associated with their service as directors of CCMH, but currently do not receive compensation for their service as directors of CCMH. For information regarding service as directors of our majority-owned subsidiary, Clear Media Limited, see footnote (g) to the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CCMH’s common stock as of April 1, 2011 for: (1) each director currently serving on the board; (2) each of the named executive officers disclosed in the CCMH proxy statement; (3) the directors and executive officers as a group; and (4) each person known to CCMH to beneficially own more than 5% of CCMH’s outstanding shares of common stock. At the close of business on April 1, 2011, there were 23,631,231 shares of CCMH’s Class A common stock, 555,556 shares of CCMH’s Class B common stock and 58,967,502 shares of CCMH’s Class C common stock outstanding. In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director currently serving on the board; (2) each of the named executive officers; and (3) the directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on April 1, 2011, there were 40,876,781 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of CCMH’s outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of CCMH’s outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by the Sponsors. These shares represent in the aggregate approximately 72% (whether measured by voting power or economic interest) of the equity of CCMH.

Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CCMH, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the record date and the number of shares of Class C common stock outstanding as of the record date by (b) the number of shares of Class B common stock outstanding as of the record date. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CCMH. Each share of common stock is entitled to share on a pro rata basis in any distributions by CCMH.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock		Number of Shares of Class C Common Stock		Percentage of Outstanding Common Stock on an As-Converted Basis (b)
Holders of More than 5%:
Bain Capital Investors, LLC and Related Investment Funds	—	555,556	(c)	58,967,502	(d)	71.58%
Thomas H. Lee Partners, L.P. and Related Investment Entities	—	555,556	(e)	58,967,502	(f)	71.58%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—		—		11.97%
FMR LLC and related investment funds(h)	4,287,500	—		—		5.16%
Marathon Asset Management LLP and affiliates(i)	3,110,065	—		—		3.74%
Abrams Capital Management, L.P. and affiliates(j)	2,495,506	—		—		3.00%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(j)	2,495,506	—		—		3.00%
Irving L. Azoff	—	—		—		—
Steven W. Barnes(k)	—	—		—		—
Richard J. Bressler(l)	—	—		—		—
Charles A. Brizius(l)	—	—		—		—
Thomas W. Casey(m)	62,500	—		—		*
John P. Connaughton(k)	—	—		—		—
Blair E. Hendrix(k)	—	—		—		—
John E. Hogan(n)	18,534	—		—		*
Jonathon S. Jacobson(g)	—	—		—		—
Ian K. Loring(k)	—	—		—		—
Mark P. Mays(o)	694,153	—		—		*
Randall T. Mays(p)	1,111,431	—		—		1.33%
L. Lowry Mays(q)	715,240	—		—		*
Scott M. Sperling(l)	—	—		—		—
Robert H. Walls, Jr.	—	—		—		—
All directors and executive officers as a group (18 individuals) (r)	4,423,374	—		—		5.27%

* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d) (1) under the Securities Exchange Act.
(c)	Represents the 555,556 shares of Class B common stock of CCMH owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. Each of BCI, BCP IX and Bain Fund IX expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d) (3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.
(d)

Represents the 58,967,502 shares of Class C common stock of CCMH owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”) and which also holds 50% of the limited liability company interests in CC Capital V Manager, LLC (“CC V Manager”). CC V Manager is the general partner of CC V. BCI is the general partner of BCP IX, which is the general partner of each of Bain Fund IX, Bain Capital (CC) IX Coinvestment, L.P. (“Bain Coinvest IX”), Bain Capital (CC) IX Offshore, L.P. (“Bain Offshore Fund IX”), and Bain Capital (CC) IX Coinvestment Offshore, L.P. (“Bain Offshore Coinvest IX” and, together with Bain Fund IX, Bain Coinvest IX and Bain Offshore Fund IX, collectively, the “Bain Fund IX Entities”). BCI is also the general partner of Bain Capital Partners (CC) X, L.P. (“BCP X”), which is the general partner of each of Bain Capital (CC) X, L.P. (“Bain Fund X”), Bain Capital (CC) X Coinvestment, L.P. (“Bain Coinvest X”), Bain Capital (CC) X Coinvestment Offshore, L.P.

(“Bain Offshore Coinvest X”) and Bain Capital (CC) X Offshore, L.P. (“Bain Offshore Fund X” and, together with Bain Fund X, Bain Coinvest X and Bain Offshore Coinvest X, the “Bain Fund X Entities”). BCI is also the managing partner of each of BCIP Associates – G (“BCIP Associates G”), BCIP Associates III (“BCIP Associates III”), BCIP Associates III – B (“BCIP Associates III – B”), BCIP Trust Associates III (“BCIP Trust Associates III”) and BCIP Trust Associates III-B (“BCIP Trust Associates III-B”) and BCIP Associates III is the manager and sole member of BCIP Associates III, LLC, BCIP Associates III-B is the manager and sole member of BCIP Associates III-B, LLC, BCIP Trust Associates III is the manager and sole member of BCIP T Associates III, LLC, and BCIP Trust Associates III-B is the manager and sole member of BCIP T Associates III-B, LLC. BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP T Associates III, LLC, BCIP T Associates III-B, LLC and BCIP Associates G are collectively referred to as the “BCIP Entities.” Each of the Bain Fund IX Entities, the Bain Fund X Entities and the BCIP Entities hold limited partnership interests of Bain CC Investors, which holds 50% of the limited partnership interests in CC V. Each of BCI, Bain CC Partners, Bain CC Investors, CC V Manager, BCP IX, BCP X, each of the Bain Fund IX Entities, each of the Bain Fund X Entities, BCIP Associates III, BCIP Associates III-B, BCIP Trust Associates III, BCIP Trust Associates III-B and each of the BCIP Entities expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)	Represents the 555,556 shares of CCMH’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock. Thomas H. Lee Advisors, LLC (“THLA”) is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of Thomas H. Lee Equity Fund VI, L.P. (the “THL Fund”), which holds 50% of the limited liability company interests in CC IV. Each of THLA, THLP, THL Advisors and the THL Fund expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d) (3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(f)	Represents the 58,967,502 shares of CCMH’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock. THLA is the general partner of THLP, which is the sole member of THL Advisors, which is the general partner of each of the THL Fund and THL Equity Fund VI Investors (Clear Channel), L.P. (the “THL Investors Fund”). THLP is the general partner of each of THL Coinvestment Partners, L.P. (“THL Coinvestment”) and THL Operating Partners, L.P. (“THL Operating”) and THL Advisors is the general partner of each of Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel”) and Thomas H. Lee Parallel (DT) Fund VI, L.P. (“THL Parallel DT”), each of which entities is a limited partner in the THL Investors Fund. THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V. The THL Fund and the THL Investors Fund collectively hold 50% of the limited partnership interests in CC V. Each of THLA, THLP, THL Advisors, CC V Manager, the THL Fund, the THL Investors Fund, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d) (3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(g)	As reported on a Schedule 13G/A filed with respect to CCMH’s Class A common stock on February 14, 2011, Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I, Highfields II and Highfields III disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself except to the extent of its pecuniary interest therein. Mr. Jacobson is a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates. Mr. Jacobson may be deemed to have voting and dispositive power with respect to all of the shares of Class A common stock held by Highfields I, Highfields II and Highfields III. Mr. Jacobson disclaims beneficial ownership of any securities owned beneficially or of record by any other person or persons except to the extent of his pecuniary interest therein. Mr. Jacobson has indicated that a portion or all of the securities described herein to which he has disclaimed beneficial ownership may be held in margin accounts from time to time. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management, LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust, Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands. The shares of CCMH’s Class A common stock reported on the Schedule 13G/A represent 42.11% of the shares of CCMH’s Class A common stock.
(h)

As reported on Schedule 13G/A filed with respect to CCMH’s Class A common stock on February 17, 2009. FMR LLC, a Delaware limited liability company, is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Securities Exchange Act. Fidelity Management & Research Company, a Delaware corporation, is a wholly-owned subsidiary of FMR LLC, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and provides investment advisory services to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company was the

beneficial owner of and had sole dispositive power over 4,287,500 shares of CCMH’s Class A common stock as of December 31, 2008. Fidelity Dividend Growth Fund was the beneficial owner of 1,200,000 shares of Class A common stock as of December 31, 2008. Fidelity Equity-Income Fund was the beneficial owner of 2,159,142 shares of Class A common stock as of December 31, 2008. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each have sole power to dispose of the 4,287,500 shares of Class A common stock owned by the funds. The business address of FMR LLC, Fidelity Management & Research Company, Fidelity Dividend Growth Fund, Fidelity Equity-Income Fund and Mr. Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The shares of CCMH’s Class A common stock reported on the Schedule 13G/A represent 18.14% of the shares of CCMH’s Class A common stock.

(i)	As reported on Schedule 13G filed with respect to CCMH’s Class A common stock on February 3, 2011. The shares of CCMH’s Class A common stock reported in the Schedule 13G may be deemed to be beneficially owned by one or more of the following persons: M.A.M. Investments Ltd., a Jersey corporation (“M.A.M.”), Marathon Asset Management (Services) Ltd, a UK Corporation (“Marathon Ltd”), Marathon Asset Management LLP, a limited liability partnership incorporated under the laws of England and Wales (“Marathon LLP”), William James Arah, Jeremy John Hosking and Neil Mark Ostrer. Marathon Limited, an owner of Marathon LLP, is a wholly owned subsidiary of MAM and as such shares with MAM the voting and dispositive power as to all of the shares beneficially owned by Marathon Ltd. Messrs. Arah, Hosking and Ostrer are directors and indirect owners of Marathon Ltd and owners and Executive Committee members of Marathon LLP. The business address of MAM, Marathon Ltd and Marathon LLP is Orion House, 5 Upper St. Martin’s Lane, London WC2H 9EA, United Kingdom. The shares of CCMH’s Class A common stock reported on the Schedule 13G represent 13.16% of the shares of CCMH’s Class A common stock.
(j)	As reported on Schedule 13G/A filed with respect to CCMH’s Class A common stock on February 11, 2011. The CCMH shares reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by other private investment funds for which Abrams CM LP serves as investment manager. Abrams Capital Management, LLC is the general partner of Abrams CM LP. The CCMH shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced CCMH shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116. The shares of CCMH’s Class A common stock reported on the Schedule 13G/A represent 10.56% of the shares of CCMH’s Class A common stock.

As reported on Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 11, 2011, ACP II and affiliates beneficially owned 3,317,090 shares of CCOH’s Class A common stock, which represented 8.11% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock. Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Shares reported in the Schedule 13G/A for Mr. Abrams with respect to CCOH shares represent the above referenced CCOH shares reported for Abrams Capital and Abrams CM LLC.
(k)	Steven W. Barnes, John P. Connaughton, Blair E. Hendrix and Ian K. Loring are managing directors and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of CCMH’s Class B common stock held by CC IV and all of the shares of CCMH’s Class C common stock held by CC V. Each of Messrs. Barnes, Connaughton, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Barnes, Connaughton, Hendrix and Loring is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(l)	Richard J. Bressler, Charles A. Brizius and Scott M. Sperling are managing directors of THLA and limited partners of THLP and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of CCMH’s Class B common stock held by CC IV and all of the shares of CCMH’s Class C common stock held by CC V. Each of Messrs. Bressler, Brizius and Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Bressler, Brizius and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.
(m)	Includes vested stock options representing 62,500 shares of CCMH’s Class A common stock held by Mr. Casey. These holdings represent less than 1% of CCMH’s Class A common stock.
(n)	Includes 7,500 shares of unvested restricted CCMH Class A common stock held by Mr. Hogan. These holdings represent less than 1% of CCMH’s Class A common stock.
(o)

Includes vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 196,836 shares of CCMH’s Class A common stock held by Mr. Mark P. Mays, 359,834 shares of unvested restricted Class A common stock of CCMH held by Mr. Mark P. Mays and 29,970 shares of CCMH’s Class A common stock held by trusts of which Mr. Mark P. Mays is the trustee. These holdings represent 2.91% of CCMH’s Class A common stock.

As of April 1, 2011, Mr. Mark P. Mays also held 11,398 shares of CCOH’s Class A common stock, 4,167 shares of unvested restricted Class A common stock of CCOH and stock options to purchase 150,000 shares of CCOH’s Class A common stock that are vested or that will vest within 60 days after April 1, 2011. These holdings represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common are converted to shares of CCOH’s Class A common stock.
(p)	Includes vested stock options representing 413,850 shares of CCMH’s Class A common stock held by Mr. Randall T. Mays, 359,834 shares of unvested restricted Class A common stock of CCMH held by Mr. Randall T. Mays and 102,168 shares of CCMH’s Class A common stock held by RTM Partners, Ltd. Mr. Randall T. Mays controls the sole general partner of RTM Partners, Ltd. These holdings represent 4.62% of CCMH’s Class A common stock.

As of April 1, 2011, Mr. Randall T. Mays also held 16,667 shares of CCOH’s Class A common stock and stock options to purchase 150,000 shares of CCOH’s Class A common stock that are vested. These holdings represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.
(q)	Includes vested stock options representing 102,137 shares of CCMH’s Class A common stock held by Mr. L. Lowry Mays, 13,250 shares of unvested restricted Class A common stock of CCMH held by Mr. L. Lowry Mays and 542,112 shares of CCMH’s Class A common stock held by LLM Partners, Ltd. Mr. L. Lowry Mays shares control of the sole general partner of LLM Partners, Ltd. These holdings represent 3.01% of CCMH’s Class A common stock.
(r)	Includes: (1) 2,495,506 shares of CCMH’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) vested stock options and stock options that will vest within 60 days after April 1, 2011 collectively representing 714,436 shares of CCMH’s Class A common stock held by such persons; (3) 727,168 shares of unvested restricted Class A common stock of CCMH held by such persons; (4) 29,970 shares of CCMH’s Class A common stock held by a trust of which a reporting person is the trustee; and (5) 102,168 shares of CCMH’s Class A common stock held by RTM Partners, Ltd. These holdings represent 18.17% of CCMH’s Class A common stock.

As of April 1, 2011, all of CCMH’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 53,772 shares of CCOH’s Class A common stock held by such persons; (2) 4,167 shares of unvested restricted Class A common stock of CCOH held by such persons; (3) stock options to purchase 402,680 shares of CCOH’s Class A common stock that are vested or that will vest within 60 days after April 1, 2011; and (4) 3,317,090 shares of CCOH’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates. These holdings represented 9.44% of CCOH’s Class A common stock and 1.09% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Merger and the Management Agreement

In connection with the Merger, we became party to a management agreement with the Sponsors, CCMH and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to CCMH and its wholly-owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus expenses. We paid the Sponsors an aggregate of $17.1 million in management fees and expenses in the year ended December 31, 2010.

Stockholders Agreements

We are party to a stockholders agreement with CCMH, CC IV, CC V, Mark P. Mays, Randall T. Mays and L. Lowry Mays. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to the board of directors of CCMH; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change-of-control transaction or participate in a recapitalization of CCMH; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CCMH or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. CCMH, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays and L. Lowry Mays that set forth terms and conditions under which certain of their shares of our common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

Affiliate Transaction Agreement

The Sponsors, CCMH and Clear Channel are party to an agreement under which CCMH agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CCMH or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CCMH or a majority of the then-outstanding shares of our Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CCMH whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). That agreement expires upon the earlier of (1) an underwritten public offering and sale of our common stock which results in aggregate proceeds in excess of $250 million to us and after which our common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CCMH.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between CCMH or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CCMH or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by CCMH or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CCMH are made whole for the portion of such fees paid by CCMH that would otherwise be proportionate to their share holdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CCMH that is offered generally to other stockholders of CCMH (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of CCMH will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of CCMH with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CCMH), in which the direct and indirect stockholders of CCMH immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CCMH or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of CCMH or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CCMH’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease, or other disposition of all or substantially all of the assets of CCMH.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (1) a majority of the independent directors of CCMH elected by the holders of Class A common stock of CCMH or (2) a majority of the then-outstanding public shares.

Corporate Services Agreement

CCMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, as long as Clear Channel continues to own greater than 50% of the total voting power of CCOH’s common stock, CCMS will provide CCOH with such services and other assistance, which CCOH must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;

•	executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow CCMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, CCMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of Clear Channel will be made available to CCOH, and CCOH will be obligated to utilize, those executive officers to serve as CCOH’s executive officers, including the chief executive officer, the chief financial officer and the chief accounting officer. The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH. CCMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of Clear Channel. The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation. See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (f) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2010, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $38.1 million.

Policy on Review, Approval or Ratification of Transactions with Related Persons

We have adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of CCMH’s voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our board of directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for advertising or associated promotional events that is made on our standard terms and conditions (as reflected in our standard form of advertising agreement and standard rate sheet) where the aggregate amount to be paid to us is less than $10 million. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Overview

As of March 31, 2011, we had a total of $13,251 million outstanding under our senior secured credit facilities.

Our senior secured credit facilities currently consist of:

•	a $1,087 million term loan A facility which matures in July 2014;

•	a $8,736 million term loan B facility which matures in July 2016;

•	a $671 million term loan C—asset sale facility, subject to reduction as described below, which matures in January 2016;

•	two delayed draw term loan facilities, of which $569 million and $408 million was drawn as of March 31, 2011, respectively, and which mature in January 2016; and

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a $1,928 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility, of which $1,781 million was drawn as of March 31, 2011, which matures in July 2014.

We may raise incremental term loans or incremental commitments under the revolving credit facility of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma Adjusted EBITDA (as calculated in the manner provided in our senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under our senior secured credit facilities. Availability of such incremental term loans or revolving credit commitments is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

All future borrowings under the revolving credit facility portion of our senior secured credit facilities are subject to the satisfaction of customary conditions, including the absence of any default and the accuracy of representations and warranties.

Proceeds of our term loans and borrowings under our revolving credit facility were, together with certain other sources of funds, used to finance the Merger and provide financing for working capital and general corporate purposes. Future proceeds of the revolving credit facility, swingline loans and letters of credit are also available to provide financing for working capital and general corporate purposes.

We are the primary borrower under our senior secured credit facilities, except that certain of our domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities. We also have the ability to designate one or more of our foreign restricted subsidiaries in certain jurisdictions as borrowers under the revolving credit facility, subject to certain conditions and sublimits and have so designated certain subsidiaries in the Netherlands and the United Kingdom.

The intercompany payable balance reflected in the notes to the consolidated financial statements of Clear Channel Capital includes approximately $7.3 billion of designated amounts of borrowings under the Credit Agreement by certain Guarantor Subsidiaries that are Co-Borrowers and primary obligors thereunder with respect to these amounts. These amounts were incurred by the Co-Borrowers at the time of the closing of the Merger, but were funded and will be repaid through accounts of the Subsidiary Issuer. The intercompany receivables balance includes the amount of such borrowings, which are required to be repaid to the lenders under the Credit Agreement by the Guarantor Subsidiaries as Co-Borrowers and primary obligors thereunder.

Interest Rate and Fees

Borrowings under our senior secured credit facilities will bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to our term loan facilities and the revolving credit facility are the following percentages per annum:

•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40%, in the case of base rate loans and (ii) 3.40%, in the case of Eurocurrency rate loans; and

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with respect to loans under the term loan B facility, term loan C—asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon our leverage ratio.

We are required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum, but subject to adjustment based on our leverage ratio. The delayed draw term facilities are fully drawn, therefore there currently are no commitment fees associated with any unused commitments thereunder.

Prepayments

Our senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

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50% (which percentage may be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with our senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

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100% (which percentage may be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

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100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under our senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities).

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C—asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C—asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C—asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amortization of Term Loans

We are required to repay the loans under our term loan facilities, after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of CCWH Notes and the February 2011 prepayment of $500 million of revolving credit facility and term loans with the proceeds from the issuance of $1,000 million aggregate principal amount of outstanding notes in February 2011, as follows.

•

The term loan A facility amortizes in quarterly installments commencing on the fourth interest payment date after the fourth anniversary of the closing date of the Merger, in annual amounts equal to 1.6% of the original funded principal amount of such facility in year five, 10% thereafter, with the balance being payable on the final maturity date (July 2014) of such term loans;

•	The term loan B facility and the delayed draw facilities will be payable in full on the final maturity date (January 2016) of such term loans; and

•

The term loan C—asset sale facility amortizes in quarterly installments on the second interest payment date after the fourth anniversary of the closing date of the Merger, in annual amounts equal to 1.9% of the original funded principal amount of such facilities in year five and 1% thereafter, with the balance being payable on the final maturity date (January 2016) of such term loans.

Collateral and Guarantees

Our senior secured credit facilities are guaranteed by our immediate parent company and each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the legacy notes, and other exceptions, by:

•	a lien on our capital stock;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing our legacy notes;

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certain specified assets of ours and the guarantors that do not constitute “principal property” (as defined in the indenture governing our legacy notes), including certain specified assets being marketed for sale;

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certain specified assets of ours and the guarantors that constitute “principal property” (as defined in the indenture governing our legacy notes) securing obligations under our senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing our legacy notes; and

•	a lien on the accounts receivable and related assets securing our receivables based credit facility that is junior in priority to the lien securing our obligations under such credit facility.

The obligations of any of our foreign subsidiaries that are borrowers under the revolving credit facility are also guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

Certain Covenants and Events of Default

Our senior secured credit facilities require us to comply on a quarterly basis with a maximum consolidated secured net debt to Adjusted EBITDA (as calculated in accordance with our senior secured credit facilities) ratio. This financial covenant will become more restrictive over time. In addition, our senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

Our senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of our senior secured credit facilities documentation, the failure of collateral under the security documents for our senior secured credit facilities, the failure of our senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

Overview

As of March 31, 2011, we had a total of $320.7 million outstanding under our receivables based credit facility. On June 8, 2011, we made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Our voluntary paydown did not reduce our commitments under this facility and we may reborrow under this facility at any time.

Our receivables based credit facility provides revolving credit commitments of $625.0 million, subject to a borrowing base. The borrowing base at any time equals 85% of our and certain of our subsidiaries’ eligible accounts receivable. Our receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility. The maturity of our receivables based credit facility is July 2014.

All borrowings under our receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under our receivables based credit facility, excluding the initial borrowing, are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

Proceeds of our receivables based credit facility, swingline loans and letters of credit are available to provide financing for working capital and general corporate purposes.

We and certain subsidiary borrowers are the borrowers under the receivables based credit facility. We have the ability to designate one or more of our restricted subsidiaries as borrowers under our receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Interest Rate and Fees

Borrowings under our receivables based credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to our receivables based credit rate facility is (i) 1.40%, in the case of base rate loans and (ii) 2.40%, in the case of Eurocurrency rate loans, subject to adjustment if our leverage ratio of total debt to EBITDA decreases below 7 to 1.

We are required to pay each lender a commitment fee in respect of any unused commitments under our receivables based credit facility, which is currently 0.375% per annum, subject to adjustment based on our leverage ratio.

Prepayments

If at any time the sum of the outstanding amounts under our receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under our receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

We may voluntarily repay outstanding loans under our receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments we make will not reduce our commitments under this facility.

Collateral and Guarantees

Our receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of our senior secured credit facilities. All obligations under our receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of our senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing the legacy notes, and certain exceptions.

Our receivables based credit facility includes negative covenants, representations, warranties, events of default and termination provisions substantially similar to those governing our senior secured credit facilities.

Credit Amendments

We have entered into amendments to our senior credit facilities and our receivables based credit facility, which became effective concurrently with the closing of the offering of the outstanding notes issued in February 2011.

The amendment with respect to our senior secured credit facilities, among other things:

•	permits us to request future extensions of our term loans and/or revolving credit commitments and loans;

•	permitted the issuance of the notes and the grant of security interests in the collateral for the notes;

•	permits us to utilize existing incremental term loan capacity by issuing notes in place of incurring new term loans;

•	permits us to utilize incremental term loans or notes for a period of time following the scheduled maturity of our legacy notes to replace any cash used to repay such legacy notes;

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permits us to incur additional indebtedness in the form of secured or unsecured notes so long as the proceeds of such notes are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities; and

•

permits CCOH and its restricted subsidiaries to incur additional indebtedness so long as CCOH’s debt to Adjusted EBITDA ratios (as defined by the indentures governing the CCWH Notes) are no greater than 6.5:1 and 3.25:1 for total debt and senior debt, respectively, and additional subordinated indebtedness so long as CCOH’s debt to Adjusted EBITDA ratio (as defined by the indentures governing the CCWH Notes) is lower than 6.5:1 for total debt; provided that in each case the proceeds distributed to us from the issuance of that indebtedness are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities.

The amendment with respect to our receivables based credit facility, among other things:

•	permitted the issuance of the notes and the grant of security interests in the collateral for the notes;

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permits us to incur additional indebtedness in the form of secured or unsecured notes so long as the proceeds of such notes are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities; and

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permits CCOH and its restricted subsidiaries to incur additional indebtedness so long as CCOH’s debt to Adjusted EBITDA ratios (as defined by the indentures governing the CCWH Notes) are no greater than 6.5:1 and 3.25:1 for total debt and senior debt, respectively, and additional subordinated indebtedness so long as CCOH’s debt to Adjusted EBITDA ratio (as defined by the indentures governing the CCWH Notes) is lower than 6.5:1 for total debt; provided that in each case the proceeds distributed to us from the issuance of that indebtedness are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities.

The issuer and its subsidiaries are permitted to incur certain indebtedness permitted under the senior secured credit facilities and the receivables based credit facility as obligations that are secured by the General Credit Facility Collateral on a junior priority basis to the senior secured credit facilities and the notes (“Second Lien Obligations”) so long as an authorized representative and / or the collateral agent of the holders of such additional obligations agree to enter into a second lien intercreditor agreement (the “Second Lien Intercreditor

Agreement”) pursuant to the terms of the senior secured credit facilities and in substantially the form as attached thereto, and certain other conditions are satisfied. The Second Lien Intercreditor Agreement will provide that the holders of the Second Lien Obligations will be secured in the General Credit Facility Collateral on a junior priority basis, have limited enforcement rights and will not challenge, directly or indirectly, the validity, priority, enforceability or perfection of the liens of the obligations under the senior secured credit facilities, the notes and any other indebtedness that is a first priority lien obligation in respect of the collateral securing the senior secured credit facilities pursuant to the Credit Agreement Intercreditor Agreement.

Senior Cash Pay Notes and Senior Toggle Notes

As of March 31, 2011, we had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016, excluding $452.7 million of our outstanding senior toggle notes held by our subsidiaries. The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital and all of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

We may redeem some or all of the senior cash pay notes and senior toggle notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an “applicable premium,” as described in the indenture governing such notes. We may redeem some or all of the senior cash pay notes and senior toggle notes at any time on or after August 1, 2012 at the redemption prices set forth in the indenture governing such notes. In addition, we may redeem up to 40% of any series of the outstanding senior cash pay notes and senior toggle notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If we undergo a change of control, sell certain of our assets, or issue certain debt, we may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility and the outstanding notes guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility and the outstanding notes. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to our legacy notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to our existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, we made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010. Assuming the cash interest election remains in effect for the remaining term of the notes, we will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.

Legacy Notes

As of March 31, 2011, our legacy notes represented approximately $2,218.6 million of aggregate principal amount of indebtedness outstanding, including legacy notes held by our subsidiaries. At such date, excluding $556.3 million in principal amount of legacy notes held by our subsidiaries, we had outstanding:

•	$140.2 million in principal amount of 4.4% Senior Notes Due 2011;

•	$249.9 million in principal amount of 5.0% Senior Notes Due 2012;

•	$312.1 million in principal amount of 5.75% Senior Notes Due 2013;

•	$541.5 million in principal amount of 5.5% Senior Notes Due 2014;

•	$250 million in principal amount of 4.9% Senior Notes Due 2015;

•	$250 million in principal amount of 5.5% Senior Notes Due 2016;

•	$175 million in principal amount of 6.875% Senior Debentures Due 2018;

•	$300 million in principal amount of 7.25% Senior Debentures Due 2027.

On May 15, 2011, we repaid at maturity $250 million in aggregate principal amount of our legacy notes, of which $109.8 million was held by one of our subsidiaries.

The indenture governing our legacy notes contains covenants typical for an investment grade company. The indenture limits Clear Channel and its restricted subsidiaries from creating liens upon any principal property without equally and ratably securing the legacy notes then outstanding if the aggregate amount of all indebtedness then outstanding secured by such liens is greater than or equal to 15% of the total stockholders’ equity of Clear Channel, as shown on the audited consolidated balance sheet contained in the latest annual report to the stockholders of Clear Channel.

The legacy notes were the obligations of Clear Channel Communications, Inc. prior to the Merger. The legacy notes are senior, unsecured obligations that are effectively subordinated to our secured indebtedness, including the notes, to the extent of the value of the assets of Clear Channel securing such indebtedness and are structurally subordinated to the guarantees of all indebtedness guaranteed by our subsidiaries. The legacy notes rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The legacy notes are not guaranteed by our subsidiaries.

CCWH Notes

As of March 31, 2011, we had outstanding $2,500 million aggregate principal amount of CCWH Notes, which consisted of $500 million of Series A Senior Notes due 2017 and $2,000 million of Series B Senior Notes due 2017. The CCWH Notes were issued by Clear Channel Worldwide Holdings, Inc. (“CCWH”) and are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring us to maintain certain levels of credit availability and limitations on incurring additional debt.

The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the CCWH Notes require us to maintain the Liquidity Amount, in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the CCWH Notes accrues daily and is payable into the Trustee Account. Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and

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purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and Series B Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit CCOH’s ability to pay dividends. The Series B Notes indenture contains certain exceptions that allow CCOH to incur additional indebtedness and pay dividends, including a $500.0 million exception for the payment of dividends. CCOH was in compliance with these covenants as of December 31, 2010.

A portion of the proceeds of the CCWH Notes were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2,000 million of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under our senior secured credit facilities. In accordance with our senior secured credit facilities, the $2,000 million cash proceeds were applied ratably to the term loan A, term loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.

The balance of the proceeds is available to CCOI for general corporate purposes. In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH. In turn, CCOH could declare a dividend to its shareholders of which we would receive our proportionate share. Payment of such dividends would not be prohibited by the terms of the CCWH Notes or any of the loan agreements or credit facilities of CCOI or CCOH.

DESCRIPTION OF THE EXCHANGE NOTES

General

$1,000,000,000 aggregate principal amount of outstanding notes was issued under an indenture dated as of February 23, 2011, among the Issuer, Wilmington Trust FSB, as trustee (the “Trustee”), the Guarantors and Deutsche Bank Trust Company Americas, as collateral agent (the “Notes Collateral Agent”), and as paying agent (the “Paying Agent”), registrar (the “Registrar”) and transfer agent, as subsequently amended or supplemented (the “Indenture”). $750,000,000 aggregate principal amount of outstanding notes was issued as additional notes under the Indenture pursuant to a supplemental indenture to the Indenture, dated as of June 14, 2011, between the Issuer and the Trustee.

The exchange notes will also be issued under the Indenture. Any outstanding note that remains outstanding after completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. The outstanding notes and exchange notes are collectively referred to here as the “Notes.”

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “Issuer,” “Company” and “CCU” refer to Clear Channel Communications, Inc., and not to any of its Subsidiaries, (ii) the terms “we,” “our” and “us” each refer to the Issuer and its consolidated Subsidiaries and (iii) the term “Holdings” refers to Clear Channel Capital I, LLC, and not to any of its Subsidiaries.

The following description is only a summary of the material provisions of the Indenture, the Notes, the Intercreditor Agreements and the other Security Documents and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used in this “Description of the Exchange Notes.” We urge you to read the Indenture, the Notes, the Intercreditor Agreements, and the other Security Documents because those agreements, not this description, define your rights as Holders of the Notes. Copies of the Indenture, Intercreditor Agreements and the other Security Documents may be obtained from the Issuer.

Brief Description of the Exchange Notes

The Notes:

•	are the senior obligations of the Issuer;

•	rank pari passu in right of payment with respect to all existing and future unsubordinated indebtedness of the Issuer, including the Senior Credit Facilities, the Legacy Notes and the LBO Notes;

•

are secured by certain of the General Credit Facility Collateral of the Issuer on a pari passu lien basis with the General Credit Facilities, and are secured by the ABL Collateral of the Issuer on a junior priority basis pari passu with the lenders under the General Credit Facilities, in each case subject to other prior liens permitted by the Indenture, exceptions described below under “—Security—Excluded Assets” and the limitations described below under “—Security—Limitation on Capital Stock Collateral”;

•	are effectively subordinated to all indebtedness outstanding under the ABL Credit Facility to the extent of the value of the ABL Collateral;

•	are senior in right of payment to all Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes;

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are guaranteed by Holdings and each of the Issuer’s Restricted Subsidiaries that guarantee the General Credit Facilities on a pari passu basis with respect to such Guarantor’s guarantee of the General Credit Facilities; and

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are structurally subordinated to all existing and future obligations of any existing or future Subsidiaries of the Issuer that do not guarantee the Notes, including the obligations of CCO and its Subsidiaries.

The Guarantee of each Guarantor of the Notes:

•	is a senior obligation of such Guarantor;

•	ranks pari passu in right of payment with respect to all existing and future unsubordinated Indebtedness of such Guarantor, including such Guarantor’s guarantee of the Senior Credit Facilities;

•	constitutes “Designated Senior Indebtedness” for purposes of the LBO Notes Indenture, and are senior in right of payment to such Guarantor’s guarantee of the LBO Notes; and

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is secured by certain of the General Credit Facility Collateral of such Guarantor on a pari passu lien basis with the General Credit Facilities, and are secured by the ABL Collateral of such Guarantor on a junior priority basis pari passu with the lenders under the General Credit Facilities, in each case subject to other prior liens permitted by the Indenture, exceptions described below under “—Security—Excluded Assets” and the limitations described below under “—Security—Limitation on Capital Stock Collateral.”

The Notes and the Guarantees will also have the benefit of a Lien in the Springing Lien Collateral if the Springing Lien Trigger Date occurs as described below.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, in each case, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture or a supplemental indenture.

Holdings and each Restricted Subsidiary that is a Domestic Subsidiary that guarantees any of the Senior Credit Facilities guarantee the Notes, subject to release as provided below. Each Guarantor’s Guarantee of the Notes is a senior obligation of such Guarantor and is secured by the Collateral as described below under “—Security.” The Guarantee of each Guarantor constitutes “Designated Senior Indebtedness” for purposes of the LBO Notes. Most of the covenants described under “—Certain Covenants in the Indenture” do not apply to Holdings. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes, including CCO and its subsidiaries.

Not all of the Issuer’s Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to a Guarantor or the Issuer. The non-guarantor Subsidiaries accounted for $654.6 million, or 49.6%, of our revenue and approximately $14.8 million, or 10.2%, of our operating income, in each case, for the three months ended March 31, 2011. Our non-guarantor Subsidiaries accounted for approximately $8.0 billion, or 47.4%, of our total assets as of March 31, 2011. As of March 31, 2011, our non-guarantor Subsidiaries had $4.5 billion of total liabilities (including trade payables) to which the Notes would have been structurally subordinated.

For a description of the Collateral, lien priority and intercreditor arrangements, see “—Security” below.

The obligations of each Restricted Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law. Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees of the LBO Notes and other obligations and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

Except as provided below, each Guarantee by a Restricted Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Restricted Guarantor (including any sale, exchange or transfer) after which the applicable Restricted Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Restricted Guarantor, which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the Indenture; provided, however, that, in each case, if such Restricted Guarantor, immediately prior thereto, was a guarantor of any First Priority Lien Obligation and continues after such sale, exchange or transfer to be a guarantor of any First Priority Lien Obligation, no such release shall occur;

(b) the release or discharge of the guarantee by such Restricted Guarantor of the General Credit Facilities or the guarantee of any other Indebtedness which resulted in the creation of such Guarantee, except a discharge or release (i) by or as a result of payment under such other guarantee or (ii) in connection with a replacement, refunding or refinancing of the General Credit Facilities or such other Indebtedness if Indebtedness or other obligations under such replacement, refunding or refinancing will be guaranteed by such Restricted Guarantor; provided, however, that if such Restricted Guarantor, immediately prior thereto, was a guarantor of any Indebtedness of the Issuer or any other Guarantor and continues after such designation to be a guarantor of any such Indebtedness, no such release shall occur;

(c) the designation of any Restricted Subsidiary that is a Restricted Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; provided, however, that if such Restricted Guarantor, immediately prior thereto, was a guarantor of any First Priority Lien Obligation and continues after such designation to be a guarantor of any First Priority Lien Obligation, no such release shall occur;

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

(e) such Restricted Guarantor ceasing to be a Restricted Subsidiary as a result of any other transaction or designation permitted hereunder; provided, however, that if such Restricted Guarantor, immediately prior thereto, was a guarantor of any First Priority Lien Obligation and continues after such cessation to be a guarantor of any First Priority Lien Obligation, no such release shall occur; and

(2) such Restricted Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Guarantee by Holdings provides by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer (by merger or otherwise) of all or substantially all of the assets of Holdings, which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the Indenture; provided, however, that if Holdings immediately prior thereto was a guarantor of other Indebtedness of the Issuer or another Guarantor and continues after such sale, exchange or transfer to be a guarantor of such other Indebtedness of the Issuer or another Guarantor, no such release shall occur, (2) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or (3) the Issuer’s obligations under the Indenture being discharged in a manner in accordance with the terms of the Indenture.

If a Restricted Subsidiary has incurred any Indebtedness or issued any Disqualified Stock or Preferred Stock in reliance on its status as a Guarantor under the covenant “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” then its Guarantee shall only be released and discharged if its obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so incurred in reliance on its status as a Guarantor are satisfied in full and discharged or are otherwise permitted under the covenant described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (other than clause (13) of the second paragraph thereof).

Security

The Notes and the Guarantees, with certain exceptions, subject to prior Liens and subject to the limitations described below under “—Limitations on Stock Collateral,” are secured by Liens on the Collateral owned by the Issuer and each Guarantor, which will consist of (i) the General Credit Facility Collateral described below, as to which the Holders of the Notes have a security interest that is equal to the lien in favor of the lenders under the General Credit Facilities, and (ii) the ABL Collateral, as to which the lenders under the ABL Facility have a senior-priority security interest and the Holders of the Notes and the holders of obligations under the General Credit Facilities have a junior-priority security interest. We refer to any entity that pledges Collateral hereunder as a “Pledgor.” The terms “Contract,” “Fixtures,” “General Intangibles,” “Instrument,” “Investment Property,” “License” and “Security Interest,” as used herein, shall have the meanings given to such terms in the Uniform Commercial Code.

The Collateral does not and will not comprise all or substantially all of the assets of the Pledgors. As described below under “—General Credit Facility Collateral,” there are significant limitations on our ability to pledge assets as Collateral for the benefit of the Notes, and as described below under “—Excluded Assets,” there are a number of assets that will not constitute Collateral for the benefit of the Notes. See “Risks Related to the Notes—The lenders under our senior secured credit facilities may benefit from a more expansive security package than the notes.”

General Credit Facility Collateral

As of the date of this prospectus, the “General Credit Facility Collateral” consisted of a lien on (1) 100% of the Capital Stock of the Issuer and (2) certain property and related assets that do not constitute Principal Property. The General Credit Facility Collateral shall not include any Principal Property until the Springing Lien Trigger Date. This means that assets that constituted General Credit Facility Collateral on the Issue Date may not constitute General Credit Facility Collateral in the future. If the vesting of the Notes Collateral Agent’s rights in any pledge of the General Credit Facility Collateral requires the approval of the FCC prior to the vesting of such rights, such rights will not vest in the Notes Collateral Agent until such approval has been obtained. For example in the event that the stock of one of our subsidiaries that holds an FCC license becomes part of the Collateral and the Notes Collateral Agent seeks to effect a foreclosure with respect to such stock, the transferee in the foreclosure process must comply with FCC ownership requirements and must formally seek FCC approval, which approval process would take at least 30 days and would involve the participation of that subsidiary. See

“Risk Factors—Risks Related to the Notes—The amount of our obligations under our senior secured credit facilities and the notes substantially exceeds the value of the collateral securing the notes.” The Issuer will be required to use its commercially reasonable efforts to obtain any such approvals.

The General Credit Facilities may benefit from a more expansive security package than the Notes. The General Credit Facilities have been granted a security interest in our Principal Properties based on a basket in the Legacy Notes Indenture that is determined by reference to 15% of the total consolidated stockholders’ equity of the Issuer as shown on the Issuer’s balance sheet in the most recent annual report to its stockholders (the “Principal Properties Basket”). Until the occurrence (if at all) of the Springing Lien Trigger Date, the Holders of Notes will not have the benefit of a Lien or any security interest in Principal Properties. Based on the most recent annual report to the Issuer’s stockholders, stockholders’ equity is negative and therefore the basket is zero. The lenders under the General Credit Facilities would likely take the position that the size of such basket is based on the consolidated stockholders’ equity of the Issuer in the Issuer’s annual report prior to the date of grant of security interest for those obligations. To the extent such a position is found to be correct, then the lenders under the General Credit Facilities will have substantially more assets securing the obligations thereunder than secure the Notes. There will not be any requirement that the obligations under the General Credit Facilities first be satisfied using proceeds from the assets that do not secure the Notes, which means the Holders of Notes may recover less than they would have if lenders under the General Credit Facilities first proceeded against such assets that do not secure the Notes. Until the Springing Lien Trigger Date, the Holders of Notes will not benefit from any security interest in our Principal Properties or the pledge of stock of our subsidiaries or intercompany loans between us and our subsidiaries or between our subsidiaries.

In the event that (1) the aggregate principal amount of the Legacy Notes outstanding is $500 million or less, (2) the Legacy Notes Indenture has been amended or otherwise modified to remove or limit the applicability of the negative pledge covenant set forth in the Legacy Notes Indenture, (3) any Legacy Notes are secured or become required to be secured by a Lien on any Springing Lien Collateral or (4) the General Credit Facilities are secured by a Lien on any Springing Lien Collateral (other than any such Lien securing the General Credit Facilities permitted under the Legacy Notes Indenture solely pursuant to the Principal Properties Basket under the Legacy Notes Indenture as the Legacy Notes Indenture was in effect on the Issue Date), then, on the date of the earliest to occur of such events (such date, the “Springing Lien Trigger Date”), the General Credit Facility Collateral will include all the Springing Lien Collateral (or, if only the events in clauses (3) and (4) above have occurred, only such of the Springing Lien Collateral as is subject to such Lien securing any Legacy Notes or the General Credit Facilities). For purposes hereof, “Springing Lien Collateral” means (A) 100% of the Capital Stock of our wholly-owned domestic Restricted Subsidiaries and intercompany loans between the Issuer and its Restricted Subsidiaries or between any Restricted Subsidiaries and (B) our assets that constitute a Principal Property. We will be required to provide a perfected security interest in any Springing Lien Collateral not later than the earlier of the date on which the Lien in such Springing Lien Collateral is granted for the benefit of the General Credit Facilities or 60 days after the Springing Lien Trigger Date. Based solely on the current maturity schedule of our Legacy Notes, without giving effect to any voluntary repurchases or redemptions of our Legacy Notes, we would have less than $500 million aggregate principal amount of Legacy Notes outstanding after December 15, 2016, when our 5.5% Senior Notes due 2016 mature.

As of the date of this prospectus, all of our wholly owned domestic license subsidiaries were “Restricted Subsidiaries” under the Legacy Notes Indenture; accordingly, as of the date of this prospectus, we did not provide any pledges of subsidiary stock or intercompany loans between the Issuer and its Restricted Subsidiaries or between any Restricted Subsidiaries as part of the General Credit Facility Collateral. Historically, we have not designated any of our subsidiaries as “unrestricted” within the meaning of the Legacy Notes Indenture and do not intend to do so in the future. As a result, until the Springing Lien Trigger Date, the Holders of Notes will not have the benefit of any subsidiary stock pledges or pledges of intercompany loans between the Issuer and its Restricted Subsidiaries or between any Restricted Subsidiaries of our subsidiaries to secure the Notes. After the Springing Lien Trigger Date, any pledges of stock or other securities of our subsidiaries will be limited as described above and below.

The Issuer and the Restricted Guarantors are required to provide a first-priority perfected security interest, subject to Permitted Liens which may have senior lien priority, in After-Pledged Property. Holdings is not be required to provide any security interest in After-Pledged Property.

Pledges of assets for the benefit of the Notes in the future may be subject to avoidance in a bankruptcy under certain circumstances. Because most of the assets that may be pledged for the Notes will occur in the future, if at all, there is a greater risk that a substantial portion of the Collateral could be subject to avoidance. See “Risk Factors—Risks Related to the Notes—The amount of our obligations under our senior secured credit facilities and the notes substantially exceeds the value of the collateral securing the notes” and “Risk Factors—Risks Related to the Notes—Any future pledge of collateral might be avoidable by a trustee in bankruptcy.”

Excluded Assets

In addition to the limitations described herein, including the limitation described below under “—Limitations on Stock Collateral,” the following assets will not be included in the General Credit Facility Collateral, including after the Springing Lien Trigger Date:

(a) any fee owned real property and all leasehold rights and interests in real property, other than, in each case, any fixtures (other than fixtures relating to mortgaged properties);

(b) any General Intangible (other than FCC Authorizations, which are addressed in subsection (f) below), Investment Property, Intellectual Property or other property or rights of a Pledgor arising under or evidenced by any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such General Intangible, Investment Property, Intellectual Property or other property or rights in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, unless and until all required consents shall have been obtained (the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party (other than another Pledgor or its Affiliates) in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this clause (b) shall not affect, limit, restrict or impair the grant by a Pledgor of a security interest pursuant to the Indenture in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (b) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be an excluded asset, and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other document, or to the extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above;

(c) any assets to the extent and for so long as the pledge of such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law;

(d) Excluded Stock Collateral or debt securities of any Affiliate of the Issuer to the extent and for so long as a pledge of such Excluded Stock Collateral or debt securities to secure the Notes would result in additional financial reporting requirements under Rule 3-16 under Regulation S-X promulgated under the Exchange Act;

(e) margin stock (within the meaning of Regulation U of the Federal Reserve Board);

(f) any FCC Authorizations to the extent (but only to the extent) that at such time the Notes Collateral Agent may not validly possess a security interest therein pursuant to applicable communications laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Authorizations (except to the extent requiring approval of any governmental authority, including the FCC) and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Authorizations;

(g) any Intellectual Property to the extent that the attachment of the security interest of the Security Documents thereto, or any assignment thereof, would result in the forfeiture, invalidation or unenforceability of the Pledgors’ rights in such property including any Trademark applications filed in the USPTO on the basis of such Pledgor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;

(h) any particular assets if, in the reasonable judgment of the Administrative Agent under the General Credit Facilities, determined in consultation with the Issuer and evidenced in writing, the burden, cost or consequences (including any material adverse tax consequences) to the Issuer or its Subsidiaries of creating or perfecting a pledge or security interest in such assets for the benefit of the secured parties under the General Credit Facilities or obtaining title insurance or taking other actions in respect of such assets is excessive in relation to the benefits to be obtained therefrom by the secured parties under the General Credit Facilities; and

(i) any assets of a Pledgor that are held for sale and identified to the Administrative Agent under the General Credit Facilities prior to the Issue Date.

In the event any asset described in clauses (a)-(i) (other than clause (d)) above is pledged for the benefit of any First Priority Lien Obligation, such asset shall constitute General Credit Facility Collateral and shall be pledged as After-Pledged Property with respect to the Notes.

ABL Collateral

The “ABL Collateral” consists of the accounts receivable and related assets pledged to secure the ABL Credit Facility. The ABL Collateral does not consist of all of the accounts receivable and related assets of the Issuer and the other Pledgors.

The Pledgors will be able to incur additional Indebtedness in the future which could share in the Collateral on a priority basis, on an equal and ratable basis or on a junior priority basis. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants in the Indenture—Liens,” but under certain circumstances the amount of such additional secured Indebtedness could be significant. The Collateral will be further limited to the extent described below under “—Limitations on Stock Collateral,” and subject to the other limitations described herein.

The Holders of Notes will not be permitted to take enforcement action with respect to the Collateral except under limited circumstances as provided in the Intercreditor Agreements. For a description of those limitations and the other material terms of the Intercreditor Agreements, see “—Intercreditor Agreements” below.

Releases of Collateral

Liens on the property and other assets included in the Collateral securing the Notes will be released automatically under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of property or assets to the extent not prohibited and otherwise in accordance with the covenant described under “—Repurchase at the Option of

Holders—Asset Sales”; provided, however, that if such property or assets, immediately prior thereto, were subject to any Lien securing any First Priority Lien Obligation and such property or assets continue after such disposition to be subject to a Lien securing any First Priority Lien Obligation, no such release shall occur with respect to such property or assets;

(2) in respect of the property and assets of a Restricted Guarantor, upon the designation of such Restricted Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; provided, however, that if any property or assets of such Restricted Guarantor, immediately prior thereto, was subject to any Lien securing any First Priority Lien Obligation and such property or assets continue after such designation to be subject to a Lien securing any First Priority Lien Obligation, no such release shall occur;

(3) in the case of the property and assets of a Restricted Guarantor, upon the release of such Restricted Guarantor from its Guarantee of the Notes;

(4) as described under “—Intercreditor Agreements” below; and

(5) as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the Notes also will be released upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid or upon a legal defeasance or covenant defeasance under the Indenture as described below under “—Legal Defeasance and Covenant Defeasance.”

Limitations on Capital Stock Collateral

As of the date of this prospectus, none of the Capital Stock of any of our Subsidiaries constitutes Collateral. We do not expect this to change unless and until the Springing Lien Trigger Date occurs, if at all. If, however, we do pledge Capital Stock as Collateral, that pledge will be limited as described below. The Capital Stock and securities of any Subsidiary of the Issuer will constitute Collateral only to the extent that the securing of the Notes with such Capital Stock and securities would not require the financial statements of such Subsidiary to be separately filed with the SEC under Rule 3-16 of Regulation S-X under the Exchange Act (or any other law, rule or regulation). The foregoing limitation will not apply to the pledge of Capital Stock of any Subsidiary that otherwise files its financial statements with the SEC. In the event that Rule 3-16 of Regulation S-X under the Exchange Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation that would require) the filing with the SEC of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes or any Guarantee, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary for such Subsidiary to not be subject to such requirement to provide separate financial statements) and such excluded portion of the Capital Stock and securities is referred to as the “Excluded Stock Collateral.” In such event, the Security Documents may be amended, modified or supplemented, without the consent of any Holder, to the extent necessary to release the security interests on the Excluded Stock Collateral. The limitations of Rule 3-16 of Regulation S-X do not apply to unregistered debt securities or debt that is not a security. Accordingly, although the limitations described herein apply as a contractual matter to the General Credit Facilities in existence on the Issue Date, those limitations only apply to the extent providing such Collateral would require the Issuer to cause subsidiaries to file additional financial statements with the SEC, and we may in the future enter into Credit Facilities and other indebtedness that we may incur in the future that do not have those limitations and the holders of those obligations will have a security interest in more assets than the Notes Collateral Agent for the Holders of Notes. There will not be any requirement that the holders of obligations secured by a pari passu lien seek to realize on the value of assets not securing the Notes before they realize on the Collateral and therefore the Holders of Notes may recover less than holders of other debt with a pari passu lien.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation that would permit) any Subsidiary’s Excluded Stock Collateral to secure the Notes in excess of the amount then pledged without the filing with the SEC of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent possible without such Subsidiary becoming subject to any such filing requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, on the date the Company files a registration statement with the Commission related to the Notes or on the date that we pledge Capital Stock, if later, the Collateral will include shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the outstanding Notes. As of the date of this prospectus, certain of the Subsidiaries whose Capital Stock would be required to be pledged following the occurrence of the Springing Lien Trigger Date have Capital Stock valued at or in excess of 20% of the aggregate principal amount of the outstanding Notes; accordingly, if we pledged Capital Stock and Rule 3-16 of Regulation S-X under the Securities Act were applicable to the Notes on such date, each such pledge of such stock as Collateral would be deemed to be limited to stock with a value that is less than 20% of the aggregate principal amount of the outstanding Notes pursuant to these provisions. If we pledge Capital Stock in the future (we currently do not expect to do so), we anticipate that such pledges will be subject to such limitations and will be deemed to be limited to stock with a value that is less than 20% of the aggregate principal amount of the outstanding Notes. If the applicable value of 100% of the Capital Stock of any pledged entity becomes less than 20% of the aggregate principal amount of the Notes outstanding and the pledge of such Capital Stock has been deemed limited in accordance with this paragraph prior to such date, the pledge of such Capital Stock shall automatically be deemed to be 100% thereof. Accordingly, if we pledge Capital Stock at some future date, the portion of the Capital Stock of the Subsidiary of the Issuer constituting Collateral may decrease or increase as described above.

Intercreditor Agreements

Credit Agreement Intercreditor Agreement

Overview

On the Issue Date, the Notes Collateral Agent and the collateral agent under the General Credit Facilities (the “CF Collateral Agent”) entered into a First Lien Intercreditor Agreement (as the same may be amended from time to time, the “Credit Agreement Intercreditor Agreement”) with the authorized representative of the holders of General Credit Facility Obligations (the “CF Authorized Representative”) with respect to the Shared Collateral, as such term is defined below, which may be amended from time to time without the consent of the Holders of the Notes to add other parties holding First Priority Lien Obligations (together with Obligations under the Notes, the “Additional First Priority Lien Obligations”) permitted to be incurred under the Indenture, the General Credit Facilities and the Credit Agreement Intercreditor Agreement. Generally, “Shared Collateral” means, at any time, collateral in which the holders of two or more Series of First Priority Lien Obligations (or their respective representatives) hold a valid and perfected security interest. The Credit Agreement Intercreditor Agreement provides for the priorities and other relative rights among the Holders of Notes, the holders of the obligations under the General Credit Facilities and the holders of any other First Priority Lien Obligations secured by an interest in the Shared Collateral, including, among other things, that:

(1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on the Shared Collateral, the valid and perfected Liens securing all such Indebtedness shall be of equal priority as among the parties to the Credit Agreement Intercreditor Agreement; and

(2) if an event of default has occurred and is continuing under any First Priority Lien Obligations, and the Controlling Collateral Agent or any Authorized Representative for, or holder of, such First Priority Lien Obligations is taking action to enforce rights or exercise remedies in respect of any Shared Collateral, or receives any payment with respect to the Shared Collateral under any other intercreditor agreement, or any distribution is made with respect to any Shared Collateral in any insolvency or liquidation proceeding of the Issuer or any Guarantor, then the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent, such Authorized Representative or any holder of such First Priority Lien Obligations, as the case may be, will be applied (i) first to the payment of all amounts owing to each applicable Collateral Agent (in its capacity as such) pursuant to the terms of any applicable documents governing First Priority Lien Obligations, (ii) second, on a ratable basis, to amounts owing to (a) holders of the obligations under the General Credit Facilities, (b) the Holders of Notes (for allocation in accordance with the terms of the Indenture) and (c) the holders of any other First Priority Lien Obligations and (iii) third, after payment in full of all First Priority Lien Obligations, allocated to the Company and the Guarantors or as a court of competent jurisdiction may direct (the “Application of Proceeds”).

Under the Credit Agreement Intercreditor Agreement, only the Controlling Collateral Agent will have the right to act or refrain from acting with respect to any Shared Collateral. The Controlling Collateral Agent initially is the CF Collateral Agent and will remain the CF Authorized Representative until the earlier of (1) the Discharge of General Credit Facility Obligations and (2) the Non-Controlling Authorized Representative Enforcement Date (such earlier date, the “Controlling Collateral Agent Change Date”). After the Controlling Collateral Agent Change Date, the Controlling Collateral Agent will be the Collateral Agent for that Series of First Priority Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Priority Lien Obligations (including the General Credit Facility Obligations) with respect to the Shared Collateral (the “Major Non-Controlling Authorized Representative”). Accordingly, Holders of the Notes and the Notes Collateral Agent will not have any right to take enforcement action with respect to the collateral even if the CF Collateral Agent is not diligently pursuing enforcement actions with respect thereto unless the principal amount of the Notes is greater than the amount of the General Credit Facility Obligations and each other Series of First Priority Lien Obligations.

At any time when the CF Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party shall, or shall instruct any collateral agent to, and neither the Notes Collateral Agent nor any other Authorized Representative shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral.

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the Indenture or other applicable indenture or credit facility for the applicable Series of First Priority Lien Obligations, and (b) the Controlling Collateral Agent’s, the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the applicable Series of First Priority Lien Obligations certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the Indenture or other applicable indenture or credit facility for that Series of First Priority Lien Obligations has occurred and is continuing and (ii) the First Priority Lien Obligations of that Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the Indenture or other applicable indenture or credit facility for that Series of First Priority Lien Obligations; provided that the Non-Controlling Authorized Representative Enforcement Date will be stayed and will not occur and will be deemed not to have occurred with respect to the Shared Collateral (1) at any time the Applicable Authorized Representative or the Controlling Collateral Agent

has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Issuer or the Guarantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

At any time when the CF Collateral Agent is not the Controlling Collateral Agent, the Controlling Collateral Agent will only act or refrain from acting with respect to the Shared Collateral upon the instruction of the Applicable Authorized Representative, and will not follow any instructions with respect to such Shared Collateral from any representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative), and no Authorized Representative of any Non-Controlling Secured Party or other First Lien Secured Party (other than the Applicable Authorized Representative) will be entitled to instruct the Controlling Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Shared Collateral.

Notwithstanding the equal priority of the Liens, the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative if it is not the CF Collateral Agent) may deal with the Shared Collateral as if the Controlling Collateral Agent had a senior Lien on such Collateral. No representative of any Non-Controlling Secured Party may contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, Applicable Authorized Representative or any Controlling Secured Party. Each of the First Lien Secured Parties also will agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Shared Collateral, or the provisions of the Credit Agreement Intercreditor Agreement.

If a First Lien Event of Default has occurred and is continuing and the Controlling Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made with respect to any Shared Collateral in any bankruptcy case of the Issuer or any Guarantor, or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than the Credit Agreement Intercreditor Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any other First Lien Secured Party (or received pursuant to any other intercreditor agreement) on account of such enforcement of rights or exercise of remedies, as applicable, and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the First Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied in accordance with the Credit Agreement Intercreditor Agreement.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Priority Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Priority Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or proceeds to be distributed in respect of the Series of First Priority Lien Obligations with respect to which such impairment exists.

None of the First Lien Secured Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral. In addition, none of the First Lien Secured Parties may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral. If any First Lien Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of each of the First Priority Lien Obligations, then it must hold such

Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment to the Controlling Collateral Agent to be distributed in accordance with the Credit Agreement Intercreditor Agreement.

If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of each other collateral agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to the Credit Agreement Intercreditor Agreement. Each collateral agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors set forth in the Credit Agreement Intercreditor Agreement) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in the Credit Agreement Intercreditor Agreement.

If the Issuer or any Guarantor becomes subject to any bankruptcy case, the Credit Agreement Intercreditor Agreement provides that if the Issuer or any Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Non-Controlling Secured Party will agree not to object to any such financing or to the Liens on the Shared Collateral securing the same (the “DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative if it is not the CF Collateral Agent) with respect to such Shared Collateral opposes or objects to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Priority Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the Credit Agreement Intercreditor Agreement), in each case so long as:

(A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case;

(B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in the Credit Agreement Intercreditor Agreement;

(C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Priority Lien Obligations, such amount is applied pursuant to the Credit Agreement Intercreditor Agreement; and

(D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Credit Agreement Intercreditor Agreement;

provided that the First Lien Secured Parties of each Series will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its representative that do not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

The First Lien Secured Parties acknowledge that the First Priority Lien Obligations of any Series may, subject to the limitations set forth in the other First Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Credit Agreement Intercreditor Agreement defining the relative rights of the First Lien Secured Parties of any Series.

In connection with any refinancing of First Priority Lien Obligations of any Series, or the incurrence of Additional First Priority Lien Obligations of any Series, the collateral agents and the Authorized Representatives then party to the Credit Agreement Intercreditor Agreement may enter (without the consent of any other First Lien Secured Party), at the request of any Collateral Agent, any Authorized Representative or the Issuer, into such amendments or modifications of the Credit Agreement Intercreditor Agreement as are reasonably necessary to reflect such refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative.

Certain Definitions

“Additional First Lien Secured Party” means the holders of any Additional First Priority Lien Obligations, including the Holders, and any Authorized Representative or Collateral Agent with respect thereto, including the Notes Collateral Agent.

“Applicable Authorized Representative” means, at any time from and after the time that the CF Collateral Agent ceases to be the Controlling Collateral Agent with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.

“Authorized Representative” means (i) CF Authorized Representative, (ii) in the case of the Notes or the Holders, the Notes Collateral Agent and (iii) in the case of any Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the Credit Agreement Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.

“Controlling Collateral Agent” means, (i) until the earlier of (x) the Discharge of General Credit Facility Obligations, and (y) the Non-Controlling Authorized Representative Enforcement Date, the CF Collateral Agent and (ii) from and after the earlier of (x) the Discharge of General Credit Facility Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Additional First Priority Lien Obligations for which the Applicable Authorized Representative is the Authorized Representative.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the CF Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties, and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Discharge of General Credit Facility Obligations” means, with respect to any Shared Collateral, the date on which the General Credit Facility Obligations are no longer secured by such Shared Collateral; provided that the Discharge of General Credit Facility Obligations shall not be deemed to have occurred in connection with a refinancing of such General Credit Facility Obligations with additional First Priority Lien Obligations secured by such Shared Collateral under an agreement relating to Additional First Priority Lien Obligations which has been designated in writing by the administrative agent under the General Credit Facilities so refinanced to the Notes Collateral Agent and each other Authorized Representative as the General Credit Facilities for purposes of the Credit Agreement Intercreditor Agreement.

“First Lien Documents” means the credit, guarantee and security documents governing the First Priority Lien Obligations, including, without limitation, the Indenture and the First Lien Security Documents.

“First Lien Event of Default” means an “Event of Default” under and as defined in the General Credit Facilities, the Indenture or any other First Lien Documents governing First Priority Lien Obligations.

“First Lien Secured Parties” means (a) the “Secured Parties,” as defined in the General Credit Facilities, (b) the “Secured Parties,” as defined in the Security Documents, and (c) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Priority Lien Obligations and any Additional First Priority Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the First Priority Lien Obligations.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the “Secured Parties” as defined in the General Credit Facilities (in their capacities as such), (ii) the Holders and the Notes Collateral Agent (each in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to the Credit Agreement Intercreditor Agreement that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Priority Lien Obligations, each of (i) the General Credit Facility Obligations, (ii) the Notes and (iii) the Additional First Priority Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Credit Agreement Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).

ABL Intercreditor Agreement

Overview

The ABL Collateral Agent and the CF Collateral Agent for the lenders under the General Credit Facilities (such lenders, together with the Holders of Notes, with respect to their claim on the ABL Collateral, the “Junior Lien Secured Parties”) have entered into an Intercreditor Agreement dated as of July 30, 2008. The Notes Collateral Agent (the Notes Collateral Agent, together with the CF Collateral Agent, the “Junior Lien Collateral Agents”) became a party to this agreement on the Issue Date, pursuant to an amendment. The ABL Intercreditor Agreement may be further amended from time to time without the consent of Holders of Notes to add other parties holding Obligations secured by a junior-priority lien on the ABL Collateral (all such Obligations, the “Junior Lien Obligations”). Although the Holders of Notes are not party to the ABL Intercreditor Agreement, by their acceptance of the Notes they agree to be bound thereby. The ABL Intercreditor Agreement provides for the priorities and other relative rights among the lenders under the ABL Facility (the “ABL Lenders”) and the Junior Lien Secured Parties, including, among other things, that:

(1) notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien in respect of all or any portion of the ABL Collateral held by or on behalf of any Junior Lien Collateral Agent or any Junior Lien Secured Party that secures all or any portion of the Junior Lien Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Collateral Agent and the ABL Lenders on the ABL Collateral; and

(2) any Lien in respect of all or any portion of the ABL Collateral held by or on behalf of the ABL Collateral Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Junior Lien Collateral Agent or any Junior Lien Secured Party on the ABL Collateral (together with (1), the “ABL Lien Priority”).

Waiver of Right to Contest Liens

Each Junior Lien Collateral Agent, for and on behalf of itself and the applicable Junior Lien Secured Parties, has agreed that it will not, and will waive any right to, take any action to contest or challenge (or assist or support any other person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Collateral Agent and the ABL Lenders (together with the CF Lenders, the “Secured Lenders”) in respect of ABL Collateral or the provisions of the ABL Intercreditor Agreement. Except to the extent expressly set forth in the ABL Intercreditor Agreement, each Junior Lien Collateral Agent, for and on behalf of itself and the applicable Junior Lien Secured Parties, has agreed that it will not take any action that would interfere with any exercise of Secured Creditor Remedies (as defined below) undertaken by the ABL Collateral Agent or any ABL Lender under the ABL Credit Facility and related Security Documents (collectively, the “ABL Documents”) with respect to the ABL Collateral. Except to the extent expressly set forth in the ABL Intercreditor Agreement, each Junior Lien Collateral Agent, on behalf of itself and the applicable Junior Lien Secured Party, will waive any and all rights it may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Collateral Agent or any ABL Lender seeks to enforce its Liens in any ABL Collateral.

The ABL Collateral Agent, for and on behalf of itself and the ABL Lenders, has agreed that it will not, and will waive any right to, take any action to contest or challenge (or assist or support any other person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the respective Liens of any Junior Lien Collateral Agents or Junior Lien Secured Party in respect of the ABL Collateral or the provisions of the ABL Intercreditor Agreement.

Remedies Standstill

Under the ABL Intercreditor Agreement, until the discharge of the ABL Facility Obligations, no Junior Lien Collateral Agent, on behalf of itself or any Junior Lien Secured Party, will:

(i) (A) take any action to enforce or realize upon any Lien on the ABL Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(B) exercise any right or remedy provided to a secured creditor on account of a Lien on the ABL Collateral under any Security Document, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the ABL Collateral in satisfaction of a Lien;

(C) take any action or exercise any right or remedy in respect of the collection on, set-off against, marshaling of, injunction respecting or foreclosure on (i) the ABL Collateral, (ii) the “proceeds” of such collateral (as defined in Article 9 of the Uniform Commercial Code) or (iii) whatever is recoverable or recovered when any ABL Collateral is sold, exchanged, collected, or disposed whether voluntarily or involuntarily ((ii) and (iii) together, the “Proceeds”);

(D) appoint a receiver, receiver and manager or interim receiver of all or part of the ABL Collateral;

(E) sell, lease, license, or otherwise dispose of all or any portion of the ABL Collateral by private or public sale conducted by a Junior Lien Secured Party or any other means at the direction of a Junior Lien Secured Party permissible under applicable law; or

(F) exercise any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code in respect of the ABL Collateral ((A) through (G) collectively, the “Secured Creditor Remedies”), in each case without the prior written consent of the ABL Collateral Agent; or

(ii) take, receive or accept any Proceeds of ABL Collateral.

However, the ABL Intercreditor Agreement authorizes the Junior Lien Collateral Agents, on behalf of themselves or the Junior Lien Secured Parties, to exercise such remedies without the prior written consent of the ABL Collateral Agent beginning on the date which is 180 days after the occurrence of both (i) a continuing Event of Default (under the General Credit Facilities, the Indenture or any document governing any other Junior Lien Obligation) and (ii) the ABL Collateral Agent’s receipt of a written notice delivered by a Junior Lien Collateral Agent to the ABL Collateral Agent announcing the commencement of an exercise of any Secured Creditor Remedy (the “Enforcement Date”), unless (A) the ABL Collateral Agent or the ABL Lenders have commenced and are diligently pursuing any enforcement action against the ABL Collateral, (B) any Pledgor is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding, or (C) if each Event of Default under the General Credit Facilities, the Indenture or such other document governing any other Junior Lien Obligation is waived or cured in accordance with the terms thereof.

Notwithstanding the foregoing, the ABL Intercreditor Agreement does not prevent the ABL Collateral Agent, the ABL Lenders, the Junior Lien Collateral Agents or the Junior Lien Secured Parties from (i) filing a claim or statement of interest with respect to the ABL Facility Obligations or the Junior Lien Obligations, owed to it in any Insolvency Proceeding commenced by or against any Pledgor, (ii) taking any action (not adverse to the priority status of the Liens of any of the other parties on the ABL Collateral in which such party has a priority Lien or the rights of any party to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any ABL Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any person objecting to or otherwise seeking disallowance of the claim or Lien of such ABL Collateral Agent, ABL Lender, the Junior Lien Collateral Agent or Junior Lien Secured Party, (iv) filing any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of any Pledgor arising under any Insolvency Proceeding or applicable non-bankruptcy law, (v) voting on any plan of reorganization or filing any proof of claim in any Insolvency Proceeding of any Pledgor or, or (vi) objecting to the proposed retention of collateral by, as the case may be, the ABL Collateral Agent, the ABL Lenders, the Junior Lien Collateral Agents or the Junior Lien Secured Parties, in full or partial satisfaction of any ABL Facility Obligations or the Junior Lien Obligations to, as the case may be, the ABL Collateral Agent, the ABL Lenders, the Junior Lien Collateral Agents or the Junior Lien Secured Parties, in each case (i) through (vi) above, to the extent not inconsistent with, or could not result in a resolution inconsistent with, the ABL Intercreditor Agreement.

Subject to the foregoing paragraph, (i) the Junior Lien Collateral Agents and the Junior Lien Secured Parties have agreed not to take any action that would hinder any exercise of remedies undertaken by the ABL Collateral Agent or the ABL Lenders with respect to the ABL Collateral, including any sale, lease, exchange, transfer or other disposition of ABL Collateral, whether by foreclosure or otherwise, and (ii) the Junior Lien Collateral Agents and the Junior Lien Secured Parties have waived any and all rights they may have as junior lien creditors or otherwise to object to the manner in which the ABL Collateral Agent or the ABL Lenders seek to enforce or collect the ABL Facility Obligations or the Liens granted in any of the ABL Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent or ABL Lenders is adverse to the interests of the Junior Lien Secured Parties. The General Credit Facility Collateral does not include any security interest in cash, including cash proceeds from a sale of assets that constituted General Credit Facility Collateral. The ABL Collateral includes accounts receivable or other accounts and cash, and any assets acquired with ABL Collateral or otherwise constituting proceeds of ABL Collateral. Accordingly, if assets that constitute General Credit Facility Collateral are sold, the cash proceeds and anything purchased with those proceeds may constitute both ABL Collateral and General Credit Facility Collateral. In such a case, the Holders of the Notes may not be able to take any enforcement action with respect to such collateral or to receive any proceeds from the sale of such collateral in an enforcement action until the ABL Facility Obligations are paid in full. Maximum commitments under the ABL Facility are $625.0 million, subject to a borrowing base equal to 85% of the Issuer’s and certain of its subsidiaries’ eligible accounts receivable. As of March 31, 2011, the amount of the ABL Facility Obligations was $320.7 million.

The Junior Lien Collateral Agents and the Junior Lien Secured Parties acknowledged and agreed that no covenant, agreement or restriction contained in the Indenture governing the notes will be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the ABL Lenders with respect to the ABL Collateral as set forth in the ABL Intercreditor Agreement and the ABL Documents.

Each of the Junior Lien Collateral Agents and the Junior Lien Secured Parties have agreed that unless and until the discharge of ABL Facility Obligations has occurred, it will not commence, or join with any person (other than the ABL Lenders and the ABL Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the ABL Collateral.

The standstill provisions outlined in the foregoing three paragraphs will not apply to the Junior Lien Collateral Agents or the Junior Lien Secured Parties from and after the occurrence of the Enforcement Date or the discharge of ABL Facility Obligations.

Exercise of Rights

Except as otherwise expressly set forth in the ABL Intercreditor Agreement, each of the Junior Lien Collateral Agents and the Junior Lien Secured Parties are permitted to exercise rights and remedies as an unsecured creditor and as a secured creditor with respect to any collateral that is not ABL Collateral (the “Non-ABL Collateral”) against the Issuer or any of its Subsidiaries that has guaranteed the Junior Lien Obligations in accordance with the terms of the General Credit Facilities and the Indenture and applicable laws. The ABL Intercreditor Agreement does not prohibit the receipt by the Junior Lien Collateral Agents and the Junior Lien Secured Parties of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by any of the Junior Lien Collateral Agents or the Junior Lien Secured Parties of rights or remedies as a secured creditor in respect of ABL Collateral or enforcement in contravention of the ABL Intercreditor Agreement of any lien on the ABL Collateral in respect of the Junior Lien Obligations held by any of them or in any Insolvency Proceeding. In the event that any of the Junior Lien Collateral Agents or the Junior Lien Secured Parties becomes a judgment lien creditor or other secured creditor in respect of ABL Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of the Junior Lien Obligations or otherwise, such judgment or other lien on ABL Collateral will be subordinated to the liens securing the ABL Facility Obligations on the same basis as the other liens securing the Junior Lien Obligations are so subordinated to such liens securing ABL Facility Obligations under the ABL Intercreditor Agreement. Nothing in the ABL Intercreditor Agreement impairs or otherwise adversely affects any rights or remedies the ABL Collateral Agent or the ABL Lenders may have with respect to the ABL Collateral nor, subject to the statements contained in “—Inspection and Access Rights,” restricts any right any Junior Lien Secured Party may have (secured or otherwise) in any property or asset of the Issuer or any Guarantor that does not constitute ABL Collateral.

Waiver of Marshalling

Pursuant to the ABL Intercreditor Agreement, each Junior Lien Collateral Agent, on behalf of itself and the applicable Junior Lien Secured Parties, until the discharge of the ABL Facility Obligations, has agreed not to assert and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law.

Certain Actions Permitted

Each of the ABL Collateral Agent and the Junior Lien Collateral Agents may make such demands or file such claims in respect of the ABL Facility Obligations or the Junior Lien Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Except as otherwise provided therein, the ABL Intercreditor Agreement does not prohibit the receipt by the Junior Lien Collateral Agents or the Junior Lien Secured Parties of the required payments of interest, principal and other amounts owed in respect of the Junior Lien Obligations, so long as such receipt is not the direct or indirect result of the exercise by any Junior Lien Collateral Agent or Junior Lien Secured Party of rights or remedies as a secured creditor with respect to the ABL Collateral (including set-off with respect to the ABL Collateral) or enforcement in contravention of this Agreement of any lien held by any of them on the ABL Collateral.

Agent for Perfection

The Junior Lien Collateral Agents have appointed the ABL Collateral Agent, and the ABL Collateral Agent has expressly accepted such appointment, to act as agent (the “Agent”) of the Junior Lien Collateral Agents and Junior Lien Secured Parties under each control agreement with respect to all ABL Controlled Accounts for the purpose of perfecting the respective security interests granted under the Security Documents entered into in connection with the General Credit Facilities and the Notes. None of the ABL Collateral Agent, any ABL Lender, the Junior Lien Collateral Agents or any Junior Lien Secured Party, as applicable, has any obligation whatsoever to the others to assure that the ABL Collateral is genuine or owned by the Issuer, any other Pledgor or any other person or to preserve rights or benefits of any person. Such duties or responsibilities of the ABL Collateral Agent as described above are limited solely to holding or maintaining control of the ABL Collateral as agent for the Junior Lien Secured Parties for purposes of perfecting the respective liens held by the Junior Lien Secured Parties. The ABL Collateral Agent will not be deemed to be a fiduciary of any kind for the Junior Lien Collateral Agent or the Junior Lien Secured Parties, or any other person. No Junior Lien Collateral Agent will be deemed to be a fiduciary of any kind for any other Agent or ABL Secured Party, or any other Person. Prior to the discharge of ABL Facility Obligations, in the event that the Junior Lien Collateral Agents or any Junior Lien Secured Party receives any ABL Collateral or Proceeds of ABL Collateral in violation of the terms of the ABL Intercreditor Agreement, then such Junior Lien Collateral Agent or Junior Lien Secured Party, as the case may be, will be required to promptly pay over such Proceeds or ABL Collateral to the ABL Collateral Agent in the same form as received with any necessary endorsements, for application in accordance with the procedures set forth in “—Application of Proceeds.”

Amendments

In the event that the ABL Collateral Agent or the ABL Lenders enter into any amendment, waiver or consent in respect of the security documents related to the ABL Credit Facility for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such security document or changing in any manner the rights of the ABL Collateral Agent, the ABL Lenders, the Issuer or any other Pledgor thereunder (excluding the release of any Liens in ABL Collateral except in accordance with the ABL Intercreditor Agreement), then such amendment, waiver or consent, to the extent related to ABL Collateral, shall apply automatically to any comparable provision (but only to the extent as such provision relates to ABL Collateral) of each comparable security document related to the Junior Lien Obligations without the consent of any Junior Lien Collateral Agent or Junior Lien Secured Party and without any action by any Junior Lien Collateral Agent, Junior Lien Secured Party, the Issuer or any other Pledgor; provided, however, that such amendment, waiver or consent does not materially adversely affect the rights of any Junior Lien Collateral Agent or Junior Lien Secured Party or the interests of any Junior Lien Secured Parties in the ABL Collateral in a manner materially different from that affecting the rights of the ABL Lenders thereunder or therein. The ABL Collateral Agent shall give written notice of such amendment, waiver or consent (along with a copy thereof) to each Junior Lien Collateral Agent; provided, however, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any security document related to the Junior Lien Obligations as set forth in the ABL Intercreditor Agreement. For the avoidance of doubt, no such amendment, modification or waiver shall apply to or otherwise affect (a) any non-ABL Collateral or (b) any document, agreement or instrument which neither grants nor purports to grant a Lien on, nor governs nor purports to govern any rights or remedies in respect of, ABL Collateral.

Inspection and Access Rights

In the event of any liquidation of any ABL Collateral (or any other exercise of Secured Creditor Remedies by the ABL Collateral Agent) and whether or not any Junior Lien Collateral Agent or Junior Lien Secured Parties have commenced and are continuing to exercise any Secured Creditor Remedies, the ABL Collateral Agent will have the right (a) during normal business hours on any business day, to access ABL Collateral that is stored or located in or on Non-ABL Collateral, and (b) to reasonably use the Non-ABL Collateral (including, without limitation, equipment, computers, software, intellectual property, real property and books and records) in order to inspect, copy or download information stored on, take actions to perfect its Lien on, or otherwise deal with the ABL Collateral in each case without notice to, the involvement of or interference by any Junior Lien Collateral Agent or Junior Lien Secured Party and without liability to any Junior Lien Secured Party. However, if any Junior Lien Collateral Agent takes actual possession of any Non-ABL Collateral in contemplation of a sale of such Non-ABL Collateral or is otherwise exercising a remedy with respect to Non-ABL Collateral, such Junior Lien Collateral Agent will give the ABL Collateral Agent reasonable opportunity (of reasonable duration and with reasonable advance notice) prior to the Junior Lien Collateral Agent’s sale of any such Non-ABL Collateral to access ABL Collateral as set forth in (a) and (b) above.

Insurance

Proceeds of ABL Collateral include insurance proceeds and, therefore, the ABL Lien Priority will govern the ultimate disposition of insurance proceeds to the extent such insurance insures ABL Collateral. Prior to the discharge of the ABL Facility Obligations, the ABL Collateral Agent shall have the sole and exclusive right, as against any Junior Lien Collateral Agent, to the extent permitted by the ABL Documents and subject to the rights of the Issuer and other Pledgors thereunder, to adjust settlement of insurance claims to the extent such insurance insures ABL Collateral in the event of any covered loss, theft or destruction of ABL Collateral.

Set-Off and Tracing of and Priorities in Proceeds

Each Junior Lien Collateral Agent, on behalf of itself and the applicable Junior Lien Secured Party, have agreed that, to the extent that it exercises its rights of set-off against the Issuer’s or any other Pledgor’s Deposit Accounts (as defined in the Uniform Commercial Code) or Securities Accounts (as defined in the Uniform Commercial Code) to the extent constituting or containing ABL Collateral or Proceeds thereof, the amount of such set-off shall be deemed to be ABL Collateral to be held and distributed pursuant to the provisions described in “—Application of Proceeds.” In addition, the Junior Lien Collateral Agents and the Junior Lien Secured Parties will consent to the application, of cash or other Proceeds of ABL Collateral, deposited under control agreements to the repayment of the ABL Facility Obligations pursuant to the ABL Documents, unless and until the ABL Facility Obligations are discharged.

Release of Liens

If, at any time any Pledgor or any ABL Lender delivers notice to each Junior Lien Collateral Agent with respect to any specified ABL Collateral that (a) such specified ABL Collateral is sold, transferred or otherwise disposed of by the owner of such ABL Collateral in a transaction permitted under the ABL Facility and the documents governing Junior Lien Obligations; or (b) the ABL Lenders are releasing or have released their Liens on such ABL Collateral in connection with a disposition in connection with an exercise of any Secured Creditor Remedy with respect to such ABL Collateral, then the Liens upon such ABL Collateral securing Junior Lien Obligations will automatically be released and discharged as and when, but only to the extent, such Liens on such

ABL Collateral securing ABL Facility Obligations are released and discharged (provided that any proceeds thereof not applied to repay ABL Facility Obligations shall, to the extent constituting ABL Collateral, be subject to the respective Liens securing any Junior Lien Obligations and shall be applied as described under “—Application of Proceeds”). Upon delivery to the Junior Lien Collateral Agents of a notice from the ABL Collateral Agent stating that any such release of Liens securing or supporting the ABL Facility Obligations has become effective (or shall become effective upon the Junior Lien Collateral Agents releasing each of their Liens on such ABL Collateral), the Junior Lien Collateral Agents shall, at the Issuer’s expense, promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms, which instruments, releases and termination statements shall be substantially identical to the comparable instruments, releases and termination statements executed by the ABL Collateral Agent in connection with such release. In the ABL Intercreditor Agreement, each Junior Lien Collateral Agent appoints the ABL Collateral Agent and any officer or duly authorized person of the ABL Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Lien Collateral Agent and in the name of such Junior Lien Collateral Agent or in the ABL Collateral Agent’s own name, from time to time, in the ABL Collateral Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer.

Application of Proceeds

Each Junior Lien Collateral Agent, on behalf of itself and the applicable Junior Lien Secured Party, have acknowledged and agreed that the ABL Credit Facility includes a revolving commitment, that in the ordinary course of business, the ABL Collateral Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any ABL Collateral or the release of any lien by the ABL Collateral Agent upon any portion of the ABL Collateral in connection with a permitted disposition by the Issuer or any other Pledgor under the ABL Credit Agreement shall constitute an exercise of Secured Creditor Remedies. In addition, subject to certain limitations, the amount of ABL Facility Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and the terms of the ABL Facility Obligations may be modified, extended or amended, from time to time, and the aggregate amount of the ABL Facility Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Junior Lien Secured Parties. All ABL Collateral received by the ABL Collateral Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Facility Obligations at any time. The ABL Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Facility Obligations, the Junior Lien Obligations, or any portion thereof.

The ABL Collateral Agent and the Junior Lien Collateral Agents have agreed that all ABL Collateral and all Proceeds thereof, received by any of them in connection with any exercise of Secured Creditor Remedies with respect to the ABL Collateral will be applied, first, to the payment of costs and expenses of the ABL Collateral Agent in connection with such exercise of Secured Creditor Remedies, and second, to the payment of the ABL Facility Obligations in accordance with the ABL Documents until the ABL Facility Obligations have been discharged.

Any ABL Collateral or Proceeds thereof received by any Junior Lien Collateral Agent or Junior Lien Secured Party in connection with the exercise of any right or remedy (including set-off or credit bid) or in any Insolvency Proceeding relating to the ABL Collateral prior to the discharge of the ABL Facility Obligations and not expressly permitted by the ABL Intercreditor Agreement, will be segregated and held in trust for the benefit of and forthwith paid over to the ABL Collateral Agent (and/or its designees) for the benefit of the ABL Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Intercreditor Agreement authorizes the ABL Collateral Agent to make any such endorsements as agent for each of the Junior Lien Collateral Agents and Junior Lien Secured Parties. This authorization will be coupled with an interest and irrevocable.

In exercising remedies, whether as a secured creditor or otherwise, the ABL Collateral Agent will have no obligation or liability to the Junior Lien Collateral Agents or Junior Lien Secured Parties regarding the adequacy of any Proceeds realized on any collateral or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each the parties pursuant to the terms of the ABL Intercreditor Agreement. Notwithstanding anything to the contrary contained in the ABL Intercreditor Agreement, no party will waive any claim that it may have against a Secured Party on the grounds that and sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.

Upon the discharge of the ABL Facility Obligations, the ABL Collateral Agent will (a) notify each of the Junior Lien Collateral Agents in writing of the occurrence of such discharge and (b) at the expense of the Issuer, deliver to the Junior Lien Collateral Agents or execute such documents as the Junior Lien Collateral Agents may reasonably request (including assignment of control agreements with respect to ABL Controlled Accounts) in order to affect a transfer of control to the Junior Lien Collateral Agents over any and all ABL Controlled Accounts in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Insolvency Proceedings

If the Issuer or any other Pledgor is subject to any Insolvency Proceeding at any time prior to the discharge of the ABL Facility Obligations, the Junior Lien Collateral Agents and the Junior Lien Secured Parties will agree that:

(1) If the ABL Collateral Agent or the ABL Lenders seek to provide the Issuer or any other Pledgor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Collateral under Section 363 of the Bankruptcy Code (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the ABL Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Collateral) but not any other asset or any Non-ABL Collateral, then no Junior Lien Collateral Agent, on behalf of itself or a Junior Lien Secured Party, will raise an objection or support any objection to such DIP Financing or use of cash collateral or to the liens securing the same on the grounds of a failure to provide “adequate protection” for the liens of the Junior Lien Collateral Agents securing the Junior Lien Obligations or on any other grounds, subject to certain qualifications and exceptions;

(2) All Liens granted to the ABL Collateral Agent or the Junior Lien Collateral Agents in any Insolvency Proceeding on ABL Collateral, whether as adequate protection or otherwise, will be subject to the ABL Lien Priority and the other terms and conditions of the ABL Intercreditor Agreement;

(3) No Junior Lien Collateral Agent, on behalf of itself or the applicable Junior Lien Secured Party, will agree to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Collateral without the ABL Collateral Agent’s express written consent;

(4) No Junior Lien Collateral Agent, on behalf of itself or the applicable Junior Lien Secured Party, will contest (or support any other person contesting) (x) any request by the ABL Collateral Agent or any ABL Lender for adequate protection of its interest in the ABL Collateral, (y) any objection by the ABL Collateral Agent or any ABL Lender to any motion, relief, action, or proceeding based on a claim by the ABL Collateral Agent or any ABL Lender that its interests in the ABL Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Collateral Agent as adequate protection of its interests are subject to the ABL Intercreditor Agreement or (z) any lawful exercise by the ABL Collateral Agent or any ABL Lender of the right to credit bid obligations under the ABL Credit Facility at any sale of ABL Collateral or Non-ABL Collateral; provided, however, that nothing contained in the ABL Intercreditor Agreement prohibits or restricts the Junior Lien Collateral Agents or Junior Lien Secured Parties from contesting or challenging (or support any other person contesting or challenging) any request by the ABL Collateral Agent or any ABL Lender for “adequate protection” (or the grant of any such “adequate protection”) to the extent such “adequate protection” is in the form of a Lien on any Non-ABL Collateral. Notwithstanding the foregoing, in any Insolvency Proceeding, if the ABL Lenders (or any subset thereof) are granted adequate protection with respect to ABL Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Collateral), then the ABL Collateral Agent, on behalf of itself and the ABL Lenders, agrees that each Junior Lien Collateral Agent, on behalf of itself or the applicable Junior Lien Secured Party, may seek or request (and the ABL Lenders will not oppose such request) adequate protection with respect to its interests in such ABL Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Facility Obligations on the same basis as the other Liens of the Junior Lien Collateral Agents on the ABL Collateral (it being understood that to the extent that any such additional collateral constituted Non-ABL Collateral at the time it was granted to the ABL Lenders, the Lien thereon in favor of the ABL Lenders shall be subordinate in all respects to the Liens thereon in favor of the Junior Lien Secured Parties);

(5) No Junior Lien Collateral Agent, on behalf of itself or the applicable Junior Lien Secured Party, will oppose any sale consented to by the ABL Collateral Agent of any ABL Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the Proceeds of such sale are applied in accordance with this Agreement.

After Discharge of the ABL Facility Obligations

Following the discharge of the ABL Obligations, the Junior Lien Secured Parties will retain their security interest in the ABL Collateral. A representative of the Junior Lien Secured Party (the “Authorized Representative”) determined in accordance with the Credit Agreement Intercreditor Agreement will determine time and method by which the security interests in the ABL Collateral will be enforced.

If such Authorized Representative or any Junior Lien Secured Party is taking action to enforce rights in respect of any ABL Collateral, or any distribution is made with respect to any ABL Collateral in any Insolvency Proceeding, or any Junior Lien Secured Party receives any payment pursuant to any intercreditor agreement with respect to any ABL Collateral, the Proceeds of any sale, collection or other liquidation of any such ABL Collateral by such Authorized Representative or any other Junior Lien Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and the proceeds of any such distribution to which the Junior Lien Obligations are entitled under any other intercreditor agreement shall be applied, subject to specified exceptions, among the Junior Lien Obligations to the payment in full of the Junior Lien Obligations on a ratable basis.

Certain Definitions

Set forth below are certain defined terms used in the ABL Intercreditor Agreement.

“ABL Controlled Accounts” means (i) all Deposit Accounts and all Securities Accounts (as each such term is defined in the Uniform Commercial Code) and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes, “securities entitlements” (as such terms are defined in the Uniform Commercial Code) and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition, in each case, of the Issuer or any other Pledgor and which are subject to a control agreement in favor of the ABL Collateral Agent.

“Insolvency Proceeding” means:

(1) any case commenced by or against the Issuer or another Pledgor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other Pledgor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other Pledgor or any similar case or proceeding relative to the Issuer or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes by the Issuer ranks pari passu in right of payment to all unsubordinated Indebtedness of the Issuer, including the obligations of the Issuer under the Senior Credit Facilities and the Existing Senior Notes.

The payment of any Guarantee of the Notes ranks pari passu in right of payment to all unsubordinated indebtedness of the relevant Guarantor, including, the guarantee by such Guarantor of the Senior Credit Facilities.

At March 31, 2011, after giving effect to the offering and issuance of $750 million aggregate principal amount of outstanding notes in June 2011 and the paydown we made on June 8, 2011 of all amounts outstanding under the ABL Facility, the payment of $250 million in aggregate principal amount of Legacy Notes at maturity on May 15, 2011, and any expenses related to the issuance of the outstanding notes:

(1) the Issuer and the Guarantors would have had $15.0 billion of Secured Indebtedness outstanding (excluding an additional $670.9 million of available borrowings under the Senior Credit Facilities);

(2) the Issuer and the Guarantors would have had $3.1 billion of unsecured Indebtedness outstanding (including the Existing Senior Notes); and

(3) the non-Guarantor Subsidiaries would have had $2.6 billion of Indebtedness outstanding (including $2.5 billion of senior notes issued by a subsidiary of CCO), $0.6 million of which would have been Secured Indebtedness.

Although the Indenture limits the incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness and such Indebtedness may be Secured Indebtedness or structurally senior to the Notes. See “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants in the Indenture—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries, some of which do not Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including Holders.

The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Our non-guarantor Subsidiaries accounted for approximately $8.0 billion, or 47.4%, of our total assets as of March 31, 2011. As of March 31, 2011, our non-guarantor Subsidiaries had $4.5 billion of total liabilities (including trade payables) to which the Notes were structurally subordinated.

See “Risk Factors—Risks Related to the Notes.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more Paying Agents for the Notes. The Paying Agent for the Notes is Deutsche Bank Trust Company Americas.

The Issuer will also maintain a registrar in respect of the Notes, initially Deutsche Bank Trust Company Americas. If the Issuer fails to appoint a registrar, the Trustee will act as such. The registrar for the Notes will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of the Notes on behalf of the Issuer.

The Issuer may change the Paying Agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. Any registrar or the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes.

Principal, Maturity and Interest

The Issuer issued $1,750,000,000 initial aggregate principal amount of Notes. The Notes will mature on March 1, 2021. Subject to compliance with the covenants described below under the caption “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and “—Certain Covenants in the Indenture—Liens,” the Issuer may issue additional Notes from time to time (such additional Notes, the “Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the Holders of the Notes. Unless the context requires otherwise, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to “Note” or “Notes” include any Additional Notes actually issued.

Interest accrues on the Notes from February 23, 2011, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date, on and of each year, commencing September 1, 2011. If a payment date is not on a Business Day at the place of payment, payment may be made at the place on the next succeeding Business Day and no interest will accrue for the intervening period.

Interest on the Notes accrues at a rate of 9.0% per annum and will be payable in cash. The Issuer will pay interest on overdue principal at 1% per annum in excess of the interest otherwise payable by the Issuer and will pay interest on overdue installments due from the Issuer at such higher rate to the extent lawful.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The Issuer’s office or agency will be the office of the Paying Agent maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. Under certain circumstances, we may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We and our affiliates may at any time and from time to time purchase Notes in the open market, in negotiated transactions or otherwise.

Optional Redemption

Except as set forth below, the Issuer shall not be permitted to redeem the Notes. The Notes will be payable at par in cash at maturity.

At any time prior to March 1, 2016, the Notes may be redeemed or purchased (by the Issuer or any other Person), in whole or in part, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person and may, at the Issuer’s discretion, be subject to one or more conditions precedent.

On and after March 1, 2016, the Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as described under “—Selection and Notice,” at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person and may, at the Issuer’s discretion, be subject to one or more conditions precedent. The Notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Percentage
2016	104.500%
2017	103.000%
2018	101.500%
2019 and thereafter	100.000%

In addition, until March 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the then outstanding aggregate principal amount of Notes at a redemption price equal to 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Registrar or the Paying Agent shall select the Notes to be purchased in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, the Paying Agent and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “—Repurchase at the Option of Holders—Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date a facsimile or electronic mail transmission (via pdf) or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that the Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $2,000 and an integral multiple of $1,000 in principal amount;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities do, and future credit agreements or other agreements to which the Issuer may become a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase notes upon a change of control and holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of ‘substantially all’ of our assets.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. As of the date of this prospectus, we had no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness (including Secured Indebtedness) are contained in the covenants described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants in the Indenture—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction. These limitations are subject to a number of important exceptions, baskets and qualifications.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

Except as described in clause (11) of the second paragraph under “—Amendment, Supplement and Waiver,” the provisions in the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the then outstanding Notes under the Indenture.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or Guarantees) or that are owed to the Issuer or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $300.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(3) if such Asset Sale involves the disposition of Collateral,

(a) such Asset Sale complies with the applicable provisions of the Security Documents; and

(b) to the extent required by the Security Documents, all consideration received in such Asset Sale shall be expressly made subject to Liens under the Security Documents.

Within 18 months after the receipt of any Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations constituting First Priority Lien Obligations under the General Credit Facilities (other than any General Credit Facilities that also constitute Public Debt) (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

(b) until the ABL Date, Obligations under the ABL Facility (and to correspondingly reduce commitments with respect thereto) so long as the Net Proceeds of the Asset Sale are with respect to ABL Collateral;

(c) Obligations under the (i) Notes (to the extent such purchases are at or above 100% of the principal amount thereof) or (ii) any other First Priority Lien Obligations of the Issuer or a Restricted Guarantor (and to correspondingly reduce commitments with respect thereto) if and to the extent required by the terms of such Obligations; provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest; and

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto) so long as the Net Proceeds of the Asset Sale are with respect to assets owned by such Restricted Subsidiary that is not a Guarantor and the Net Proceeds of such Asset Sale are received by such Restricted Subsidiary as a result of an Asset Sale by such Restricted Subsidiary; or

(2) to (a) make an Investment in any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) either (x) are used or useful in a Similar Business or (y) replace the businesses, properties or assets that are the subject of such Asset Sale;

provided, however, that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of 18 months after receipt of such Net Proceeds and 180 days following such commitment; provided further, however, that if such commitment is cancelled or terminated after the later of such 18 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale described in the preceding paragraph that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds,” except the amount of Excess Proceeds will be reduced by an amount equal to the difference between (x) the principal amount of the Notes offered to be purchased in a bona fide offer pursuant to clause (1)(c) above and (y) the principal amount of the Notes that were purchased pursuant to such offer. When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any other First Priority Lien Obligations, to the holder of such First Priority Lien Obligations (an “Asset Sale Offer), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such First Priority Lien Obligations that is a minimum of $2,000 or an integral multiple of $1,000 thereof (in aggregate principal amount) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if applicable) plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Excess Proceeds of $100.0 million or less.

To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such First Priority Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture and the Security Documents. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of the First Priority Lien Obligations surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds with respect to the Notes, the Registrar or the Paying Agent shall select the Notes and the Issuer or the agent for such First Priority Lien Obligations will select such other First Priority Lien Obligations to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such First Priority Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Senior Credit Facilities, or otherwise invest or apply such Net Proceeds in any manner not prohibited by the Indenture. The Notes Collateral Agent or its designated representative may not have control of, or a perfected security interest in, Net Proceeds of any Collateral, which could have the effect of diminishing the value of, and ability to collect with respect to, that Collateral.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Except as described in clause (11) of the second paragraph under “—Amendment, Supplement and Waiver,” the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Notes at any time, the Trustee or the Paying Agent will select the Notes to be redeemed (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee or the Paying Agent shall deem appropriate and in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to (x) each Holder of Notes to be redeemed at such Holder’s registered address, (y) to the Trustee and Registrar to forward to each Holder of Notes to be redeemed at such Holder’s registered address, or (z) otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants in the Indenture

Set forth below are summaries of certain of the principal covenants that are contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(a) Indebtedness permitted under clause (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or Scheduled Maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “ —Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only), (6)(c) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue

Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus

(d) 100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Issue Date; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or if such fair market value may exceed $100.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to the Issuer or any of its Restricted Subsidiaries) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer, to the extent of the cash proceeds actually contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or any of its Restricted Subsidiaries) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired and any fees and expenses incurred in connection with such purchase, redemption, defeasance, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $75.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any of the direct or indirect parent companies of the Issuer, in each case to employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, that occurs after the Issue Date, to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer (or by any direct or indirect parent company to the extent actually contributed in cash to the Issuer) or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date; provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock, following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds contributed to the capital of the Issuer from any such public Equity Offering;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $400.0 million;

(11) distributions or payments of Receivables Fees and Securitization Fees;

(12) any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto or owed to Affiliates paid substantially concurrently with the completion of the Transactions, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of the Issuer’s direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their legal existence;

(b) federal, foreign, state and local income or franchise and similar taxes; provided that, in each fiscal year, the amount of such payments shall not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year (and to the extent of any amounts actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);

(c) customary salary, bonus and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) amounts payable to the Investors pursuant to the Sponsor Management Agreement;

(f) fees and expenses other than to Affiliates of the Issuer related to (i) any equity or debt offering of such parent entity (whether or not successful) and (ii) any Investment otherwise permitted under this covenant (whether or not successful);

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent of the Issuer; and

(h) to finance Investments otherwise permitted to be made pursuant to this covenant; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment; (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment; (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture; (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph; and (E) such Investment shall be deemed to be made by the Issuer or a Restricted Subsidiary by another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided, however, that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed, acquired or retired for value;

(17) any Restricted Payments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Financing;

(18) purchase Equity Interests of CCO not owned by the Issuer or its Restricted Subsidiaries (whether by tender offer, open market purchase, merger or otherwise); and

(19) redemptions, purchases, defeasances and other payments in respect of Existing Senior Notes prior to their Scheduled Maturity in an aggregate amount not to exceed $350,000,000.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (15), (17) and (19) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Wholly-Owned Subsidiaries of the Company, other than CC Finco, LLC and Clear Channel Acquisition, LLC, were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings is not subject to the limitations set forth in the covenant described below.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “Incur” or “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Restricted Guarantors will not issue any shares of Disqualified Stock, and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Issuer and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock (other than Disqualified Stock of the Issuer), and (2) any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if, in each case, the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 7.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $750.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $16,270,638,000 outstanding at any one time, less the aggregate amount of proceeds received from the sale of any Securitization Assets made since the Reference Date;

(2) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Notes (including any Guarantee, but excluding any Additional Notes);

(3) the incurrence by the Issuer and any Restricted Guarantor of Indebtedness represented by the Exchange Notes and related guarantees of the Exchange Notes to be issued in exchange for the Notes (excluding any Additional Notes) and Guarantees pursuant to the Registration Rights Agreement;

(4) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date, including the Existing Senior Notes (other than Indebtedness described in clauses (1) and (2));

(5) Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed $150.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(6) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of ASC 460-10 or in respect of acquired contingencies and contingent consideration recorded under ASC 805-10) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, however, that any such Indebtedness (other than pursuant to the CCU Mirror Note) owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as applicable; provided further, however, that any event, including subsequent issuance or transfer of any Capital Stock, that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such Indebtedness (except to the Issuer, a Restricted Guarantor or, subject to the subordination requirements in this clause (8), a Restricted Subsidiary and except for any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary or pursuant to any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer or any Restricted Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference equal to 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof); provided, however, that any amounts in excess of 100.0% shall be Subordinated Indebtedness of the Issuer or any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes or Disqualified Stock or Preferred Stock of any Restricted Subsidiary that has a Stated Maturity that is no earlier than 90 days after the Stated Maturity of the Notes, and (b) Indebtedness or Disqualified Stock of the Issuer or a Restricted Guarantor not otherwise permitted hereunder, and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $1,000.0 million (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by (1) the Issuer or any Restricted Subsidiary of Indebtedness or the issuance of shares of Disqualified Stock by the Issuer or any Restricted Subsidiary, and (2) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(a) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (5) and (12)(a) above and clause (14) below, or

(b) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Issuer (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) in the case of any Refinancing Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock outstanding under clause (5) above, such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause (5), and not this clause (13) for purposes of determining amounts outstanding under such clauses and the dollar limitation in clause (5) shall not be breached by virtue of any Indebtedness that constitutes Refinancing Indebtedness being so classified as incurred under clause (5); and

(D) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary (in the case of Disqualified Stock or Preferred Stock, other than the Issuer) incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition or merger, either:

(i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or

(ii) the Consolidated Leverage Ratio is less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger;

provided, however, that in each case, such determination is made on a pro forma basis in accordance with the definition of Consolidated Leverage Ratio;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer;

provided that, in each case, such Restricted Subsidiary shall comply with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) $250.0 million (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18), with such automatic reclassification subject to the $750.0 million limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the $750.0 million sublimit would be exceeded);

(19) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(20) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts; and

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with this covenant and the covenant under “—Liens”:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, however, that (x) all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date and the Indebtedness in respect of the CCWH Notes will be treated as incurred under clause (1) of the preceding paragraph and the CCWH Notes and any other Indebtedness that is incurred by a Restricted Subsidiary that is not a Restricted Guarantor under such clause (1) shall not be reclassified, (y) any Secured Indebtedness being reclassified shall only be reclassified to the extent that the Lien is also permitted with respect to such Secured Indebtedness as so reclassified and (z) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification, such Restricted Subsidiary that is not a Guarantor would be permitted to incur the Indebtedness or issue the Disqualified Stock or Preferred Stock as so reclassified on the date; and

(2) at the time of incurrence or any reclassification thereafter, the Issuer will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in the first and second paragraphs above; provided, however, that (x) with respect to Secured Indebtedness, such Secured Indebtedness may only be classified or reclassified as a type of Indebtedness to the extent such Indebtedness may also be secured by a Lien under the Indenture and (y) with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under the Indenture on the date of classification or reclassification.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not (i) exceed the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

The Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Restricted Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Restricted Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Restricted Guarantor, as the case may be. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness. All Indebtedness (other than the CCU Mirror Note) owed to the Issuer by any Restricted Guarantor shall be unsecured and subordinated to the Obligations in respect of the Notes pursuant to an intercompany note.

Limitation on Modification of Existing Senior Notes

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, amend any of the Existing Senior Notes or any Existing Senior Notes Indenture, or any supplemental indenture in respect thereof, to create, incur or assume any Lien that secures any of the Existing Senior Notes other than to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date.

Liens

Holdings and the Issuer will not, and will not permit any Restricted Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness (other than a Permitted Lien) on any asset or property of Holdings, the Issuer or such Restricted Guarantor, or any income or profits therefrom or assign or convey any right to receive income therefrom.

At any time that any Restricted Subsidiary that is not a Restricted Guarantor incurs, assumes or suffers to exist any Lien that secures any First Priority Lien Obligation (other than the Obligations in respect of the Notes) on any asset or property of such Restricted Subsidiary, the Issuer shall cause such Restricted Subsidiary to secure the Obligations in respect of the Notes, on an equal and ratable basis, by the assets subject to such Liens.

The Indenture also provides that, notwithstanding the foregoing, Holdings and the Issuer will not, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (including Permitted Liens) on any asset or property of Holdings, the Issuer or such Restricted Subsidiary that secures Obligations under Indebtedness that is contractually senior in priority (without regard to control of remedies) to any security interest at any time granted to secure the Notes or the Guarantees and is also contractually junior in priority (without regard to control of remedies) to any security interest at any time granted to secure any other Indebtedness.

Impairment of Security Interest

Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuer), have the result of materially impairing the value of the security interests taken as a whole (including the lien priority with respect thereto) with respect to the Collateral for the benefit of the Notes Collateral Agent and the Holders of the Notes (including materially impairing the lien priority of the Notes with respect thereto) (it being understood that any release described under “—Security—Release of Collateral” and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

The Indenture provides that, at the direction of the Issuer and without the consent of the Holders, the Notes Collateral Agent (or its agent or designee) shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not materially adversely affect the interests of the Holders, (ii) provide for Permitted Liens, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect.

After-Pledged Property

With respect to After-Pledged Property of the Issuer or any Restricted Guarantor, the Issuer or such Restricted Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected first-priority security interest, subject only to Permitted Liens, in such After-Pledged Property and to have such After-Pledged Property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Pledged Property to the same extent and with the same force and effect.

The Indenture provides that the Issuer and the Guarantors shall, on a date that is not later than the earlier of the date on which the Lien in any Springing Lien Collateral is granted for the benefit of the General Credit Facilities or 60 days after the Springing Lien Trigger Date, execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected first-priority security interest, subject only to Permitted Liens, in such Springing Lien Collateral.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), nor may the Issuer sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to (X) any Person (other than Holdings) unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Notes and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such Consolidated Leverage Ratio immediately prior to such consolidation or merger;

(5) each Restricted Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee and security interest under the Security Documents shall apply to such Person’s obligations under the Indenture, the Guarantee, the Notes and the Security Documents; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(Y) Holdings.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Notes and the Security Documents, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) the Issuer or any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Restricted Guarantor; and

(2) the Issuer may merge with an Affiliate of the Issuer (other than Holdings) solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Restricted Guarantor will, and the Issuer will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Restricted Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the obligations of such Restricted Guarantor under the Indenture, such Restricted Guarantor’s related Guarantee and such Restricted Guarantor’s obligations related to the Security Documents, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) of the immediately preceding paragraph, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Indenture, such Restricted Guarantor’s Guarantee and such Restricted Guarantor’s obligations under the Security Documents. Notwithstanding the foregoing, any Restricted Guarantor may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Restricted Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor (which may be effected by merger so long as the survivor thereof is a Restricted Guarantor).

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, exchange or transfer (by merger or otherwise) of all or substantially all of the assets of Holdings, Holdings will not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to (X) any Person unless:

(1) (a) Holdings is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of Holdings, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than Holdings, expressly assumes all the obligations of Holdings under the Indenture, Holdings’ related Guarantee and Holding’s obligations related to the Security Documents, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction complies with clauses (1) and (2) of the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; or

(Y) the Issuer or any direct or indirect subsidiary of the Issuer.

In the case of clause (1) of the immediately preceding paragraph, the Successor Person will succeed to, and be substituted for, Holdings under the Indenture, Holdings’ Guarantee and Holdings’ obligations under the Security Documents.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(3) the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities, directly or indirectly, to the Investors, in each case pursuant to the Sponsor Management Agreement;

(4) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices paid to, and indemnities provided on behalf of, employees, officers, directors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date (other than the Sponsor Management Agreement), or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Board of Directors to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith or as otherwise permitted by the Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors in good faith; and

(14) (a) Investments by the Investors in debt securities of the Issuer or any of its Restricted Subsidiaries and any payments in respect thereof so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities, and (b) payments in respect of any Public Debt of the Issuer or any Subsidiaries outstanding as of the Issue Date or Notes, in each case, held by Affiliates.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) pay (a) dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Senior Notes and the Existing Senior Notes Indentures;

(b) (x) the Senior Credit Facilities and the related documentation and (y) the Indentures, the Notes, the Exchange Notes and the Guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Issuer permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;

(k) customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions created in connection with any Receivables Facility or Qualified Securitization Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility or Qualified Securitization Financing; and

(m) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary of the Issuer, other than a Restricted Guarantor or a Foreign Subsidiary guaranteeing not more than $50 million in aggregate principal amount of Indebtedness of the Issuer or any Guarantor, to guarantee the payment of any Indebtedness of the Issuer or any Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers (i) a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Restricted Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Restricted Guarantor’s related Guarantee, and (ii) supplements to each then existing Security Document and/or one or more additional Security Documents pursuant to which such Restricted Subsidiary shall grant to the Notes Collateral Agent a security interest in, and a Lien on, all of its title, rights and interest in, to and under assets that are of the type and kind constituting Collateral; and

(2) such Restricted Subsidiary shall within 30 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided, that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (ii) guarantees of any Qualified Securitization Financing by any Restricted Subsidiary and (iii) guarantees of Indebtedness of any Foreign Subsidiary by any other Foreign Subsidiary. The Issuer may elect, in its sole discretion, to cause any Domestic Subsidiary that is not otherwise required to be a Restricted Guarantor to become a Restricted Guarantor, in which case such Domestic Subsidiary shall not be required to comply with the 30-day periods described above.

Status as Designated Senior Indebtedness

Holdings, the Issuer and each Restricted Guarantor have designated the Guarantee of each of such Guarantor as “Designated Senior Indebtedness” for all purposes under the LBO Notes Indenture and the Trustee is the “Representative” of the Notes as such term is used in the LBO Notes Indenture.

Designation of Credit Facilities Indebtedness under the Credit Agreement Intercreditor Agreement

With respect to any Indebtedness of the Issuer or a Restricted Guarantor outstanding under Credit Facilities, or any extension, refunding, refinancing or renewal thereof, that constitutes First Priority Lien Obligations under the Credit Agreement Intercreditor Agreement but is not Public Debt, the Issuer has caused the administrative agent or similar agent or representative under such Indebtedness to designate the obligations thereunder as the “Credit Agreement” for purposes of the Credit Agreement Intercreditor Agreement.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC from and after the Issue Date no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings or any other direct or indirect parent company of the Issuer is a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

In connection with the filings with the SEC required pursuant to clauses (1) and (2) above, in connection therewith, the Issuer shall provide notice of, and host, a conference call open to the public to discuss the results for the applicable period.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement in accordance with the terms of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above and clause (9) below) contained in the Indenture, the Security Documents or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding;

(5) failure by the Issuer or any other Significant Party to pay final non-appealable judgments aggregating in excess of $100.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any other Significant Party;

(7) failure of any Person required by the terms of the Indenture to be a Guarantor as of the Issue Date to execute a supplemental indenture to the Indenture within five Business Days following the Issue Date;

(8) the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(9) the security interest in the Collateral created under any Security Document shall, at any time, cease to be in full force and effect and constitute a valid and perfected Lien with the priority required by the Indenture for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or in accordance with the terms of the Intercreditor Agreements or as provided under “—Security—Releases of Collateral” above or any security interest created under any Security Document shall be invalid or unenforceable, in each case, on any material portion of the Collateral purported to be covered thereby, or the Issuer or any Guarantor required to grant a security interest in Collateral shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and in each case such failure or such assertion shall have continued uncured or unrescinded for a period of 30 days.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes under the Indenture by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes outstanding thereunder unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes thereunder have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the then total outstanding Notes thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes issued thereunder. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture for those Notes;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to those Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option with respect to the Notes, the Guarantees of Holdings and the Restricted Guarantors will be released and each of Holdings and the Restricted Guarantors will be released from all of its obligations with respect to the Notes and the Security Documents.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Senior Credit Facility or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder and the Security Documents and pledges thereunder will be released, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee, the Registrar and the Paying Agent for the giving of notice of redemption by the Trustee, the Registrar or the Paying Agent in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any Senior Credit Facilities or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee, the Registrar and the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee, the Notes and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or any of its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or any of its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) (a) make any change to the ranking of the Notes or (b) make any change to any provisions in the Security Documents or the Intercreditor Agreements or the Indenture dealing with the application of proceeds of Collateral, in each case that would adversely affect the Holders of the Notes;

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes; or

(11) after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change or Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer and the Trustee may amend or supplement the Indenture and the Notes, the Issuer, the Trustee and the Guarantors may amend or supplement any Guarantee issued under the Indenture, and the Issuer, the other Pledgors and the Notes Collateral Agent may amend the Security Documents, in each case, without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency that does not materially adversely affect the interests of the Holders;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add a Guarantor under the Indenture or to add to, or remove a limitation on, the Collateral;

(10) to conform the text of the Indenture or the Guarantees or the Notes issued thereunder to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes, as provided in an Officer’s Certificate;

(11) to provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

(12) to release the security interests on the Excluded Stock Collateral of a Restricted Subsidiary to the extent necessary, but only to the extent necessary, for such Restricted Subsidiary to not be subject to such requirement to provide separate financial statements;

(13) to provide for Permitted Liens;

(14) (a) as described under “—Security,” “—Certain Covenants in the Indenture—Impairment of Security Interest” or “—Intercreditor Agreements” or (b) to make any other change to any Security Document that does not adversely affect the holders of the Notes in any material respect; or

(15) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

However, no amendment or supplement to the Indenture or the Notes that modifies or waives the specific rights or obligations of the Paying Agent, registrar or transfer agent may be made without the consent of such agent (it being understood that the Trustee’s execution of any such amendment or supplement will constitute such consent if the Trustee is then also acting as such agent).

The Trustee and the Notes Collateral Agent are authorized to enter into intercreditor agreements with respect to Liens with junior priority to the Liens securing the Notes so long as the terms of such intercreditor agreements are no less favorable to the Holders of the Notes than such terms are to the lenders under the General Credit Facilities. The Applicable Authorized Representative will control all decisions related to the relationship with holders of Obligations secured by such junior priority Liens at all times unless the Notes are the largest series of then-outstanding First Priority Lien Obligations and the Applicable Authorized Representative at such time is not diligently pursuing enforcement actions with respect to the assets secured by such Liens.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Security Documents provide that they and any Guarantee will be governed by and construed in accordance with the laws of the State of New York (or, to the extent required, the law of the jurisdiction in which the Collateral is located), without regard to conflicts of laws principles thereof.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Collateral” has the meaning given to such term under “—Security—ABL Collateral.”

“ABL Date” means the date on which the Issuer no longer has an asset-based revolving Credit Facility secured by a lien on accounts receivable and related assets that is senior in priority to the lien on such assets in favor of the Notes

“ABL Facility” means the asset-based revolving Credit Facility provided under the Credit Agreement, dated as of May 13, 2008, as amended and restated on the Issue Date, by and among the Issuer, the co-borrowers party thereto, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“ABL Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Issue Date, by and among Citibank, N.A., as ABL Collateral Agent, Citibank, N.A., as CF Collateral Agent, the Trustee, as Notes Collateral Agent, and each additional junior priority representative from time to time party thereto.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Pledged Property” means any property (other than property that constitutes the Collateral as of the Issue Date or is the Springing Lien Collateral) of the Issuer and any Guarantor that is subject to a Lien securing Indebtedness under General Credit Facilities or any other First Priority Lien Obligations (other than the Obligations in respect of the Notes).

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at March 1, 2016 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such Note through March 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note on such Redemption Date.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition and in the covenant under “—Repurchase at the Option of Holders—Asset Sales” as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or assets in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) (i) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants in the Indenture—Merger, Consolidation or Sale of All or Substantially All Assets” or (ii) any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants in the Indenture—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Receivables Facility or any Qualified Securitization Financing;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) sales of accounts receivable in connection with the collection or compromise thereof;

(m) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n) voluntary terminations of Hedging Obligations;

(o) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(p) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(q) the unwinding of any Hedging Obligations;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; or

(s) any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties as set forth in binding joint venture or similar agreements.

“Board of Directors” means the Board of Directors of the Issuer.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Issuer or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCO” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“CCU” has the meaning set forth in the first paragraph under “General.”

“CCU Mirror Note” means the Revolving Promissory Note dated as of November 10, 2005 between the Issuer, as maker, CCO, as payee, as amended by the first amendment dated December 23, 2009, as may be further amended, supplemented, restated or otherwise modified from time to time not in violation of the Indenture.

“CCWH Notes” means Clear Channel Worldwide Holdings, Inc.’s 9.25% Series A Senior Notes due 2017 and 9.25% Series B Senior Notes due 2017.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; or

(3) the Issuer at any time ceases to be a direct Wholly-Owned Subsidiary of Holdings.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral “ means collectively the ABL Collateral and the General Credit Facility Collateral.

“Company” has the meaning set forth in the first paragraph under “General.”

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Issuer and its Restricted Subsidiaries set forth on the Issuer’s consolidated balance sheet (excluding any letters of credit except to the extent of unreimbursed amounts drawn thereunder), plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Restricted Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Special Interest, any “special interest” with respect to other securities and any liquidated damages for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or Qualified Securitization Financing and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings, synergies or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses related thereto) or expenses and Transaction Expenses incurred within 180 days of the Issue Date shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any net after-tax effect of income (loss) from disposed or discontinued operations to the extent included in discontinued operations prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants in the Indenture—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated

Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10) any non-cash compensation charge or expense, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded; and

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence with a deduction for any amount so added back to the extent not so reimbursed within 365 days, expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Consolidated Secured Leverage Ratio Calculation Date”), then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations, in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation; provided, that no cost savings or operating expense reductions shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor” in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Pledgor or that such Pledgor otherwise has the right to license, or granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of such Pledgor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement Intercreditor Agreement” means the First-Lien Intercreditor Agreement, dated as of the Issue Date, by and among the Issuer, the other Pledgors party thereto, Citibank, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties and Authorized Representative for the Credit Agreement Secured Parties, the Notes Collateral Agent, and each additional authorized representative from time to time party thereto.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt or credit facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means (1) the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less (2) the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants in the Indenture—Limitation on Restricted Payments” covenant.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests of a Restricted Subsidiary (but excluding the Equity Interests of the Issuer)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of such Person and such Subsidiaries paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of unreimbursed value added taxes to be added back for any four consecutive quarter period shall not exceed $2.0 million; plus

(b) Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to any Equity Offering, Investment, acquisition, asset sale, disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness permitted to be incurred by the Indenture (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including the effects of expensing all transaction related expenses in accordance with ASC 805-10 and gains or losses associated with ASC 460-10)), or the offering, amendment or modification of any debt instrument, including (i) the offering, any amendment or other modification of the Notes, the Exchange Notes or the Senior Credit Facilities and any amendment or modification of the Existing Senior Notes and (ii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) (w) Transaction Expenses to the extent deducted (and not added back) in computing Consolidated Net Income, (x) the amount of any severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, (y) any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Reference Date, and (z) to the extent deducted (and not added back) in computing Consolidated Net Income, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided that the aggregate amount added back pursuant to subclause (z) of this clause (e) shall not exceed 10% of the LTM Cost Base in any four consecutive four quarter period; plus

(f) any other non-cash charges, including any (i) write-offs or write-downs, (ii) equity-based awards compensation expense, (iii) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (iv) all losses from investments recorded using the equity method and (v) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(i) the amount of cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 18 months after the Reference Date, (C) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges that are otherwise added back in computing EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus

(j) to the extent no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “—Certain Covenants in the Indenture—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus

(k) any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Restricted Guarantor or net cash proceeds of an issuance of Equity Interest of the Issuer or a Restricted Guarantor (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”;

(2) decreased by (without duplication) (a) any non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8;

(2) issuances to the Issuer or any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means new notes of the Issuer issued in exchange for the Notes pursuant to, or as contemplated by, the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clauses (3)(b) and 3(c) of the first paragraph under “—Certain Covenants in the Indenture—Limitation on Restricted Payments.”

“Existing Senior Notes” means the Issuer’s 6.25% Senior Notes Due 2011, 4.4% Senior Notes Due 2011, 5.0% Senior Notes Due 2012, 5.75% Senior Notes Due 2013, 5.5% Senior Notes Due 2014, 4.9% Senior Notes Due 2015, 5.5% Senior Notes Due 2016, 10.75% Senior Cash Pay Notes due 2016 (the “Cash Pay LBO Notes”), 11.00%/11.75% Senior Toggle Notes due 2016 (and together with the Cash Pay LBO Notes, the “LBO Notes”), 6.875% Senior Debentures Due 2018 and 7.25% Debentures Due 2027 (the Existing Senior Notes other than the LBO Notes, the “Legacy Notes”).

“Existing Senior Notes Indentures” means (a) the Legacy Notes Indenture and (b) the Indenture dated as of July 30, 2008 (the “LBO Notes Indenture”), among CCU (as successor in interest to BT Triple Crown Merger Co., Inc.), Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, as the same may have been amended or supplemented as of the Issue Date.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all licenses, permits and other authorizations issued by the FCC and held by the Issuer or any of its Restricted Subsidiaries.

“First Priority Lien Obligations” means Obligations in respect of (a) the General Credit Facilities, (b) the Notes and (c) any Series of Obligations that have been designated as “Additional First-Lien Obligations” under the Credit Agreement Intercreditor Agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer or a Restricted Subsidiary during such period; plus

(3) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date. At any time after adoption of IFRS by the Issuer for financial reporting purposes, the Issuer may elect to apply IFRS for all purposes of the Indenture, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the Issue Date; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (B) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any election to the Trustee and the Holders of Notes with 15 days of such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“General Credit Facilities” means the term and revolving credit facilities under that certain Amended and Restated Credit Agreement dated as of May 13, 2008 and amended and restated as of the Issue Date, by and among Holdings, the Issuer, the subsidiary guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“General Credit Facility Collateral” means all the property and assets, other than the assets constituting ABL Collateral, subject to Liens created under any Security Document.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guaranteed Leverage Ratio” means, as of the date of determination, the ratio of (a) Pari Passu Indebtedness of the Guarantors, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that any Guarantor (i) incurs, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Guaranteed Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Guaranteed Leverage Ratio is made (the “Guaranteed Leverage Ratio Calculation Date”), then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed Leverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Guaranteed Leverage Ratio Calculation Date shall be calculated on a pro forma basis as set forth below assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Guaranteed Leverage Ratio shall be calculated giving pro forma effect thereto in the manner set forth below for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, amalgamation, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include cost savings and operating expense reductions resulting from such Investment, acquisition, amalgamation, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided, that actions to realize such cost savings and operating expense reductions are taken within 12 months after the date of such Investment, acquisition, amalgamation, merger or consolidation.

“Guarantor” means, each Person that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Clear Channel Capital I, LLC, and any successor in interest thereto.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on the IFRS Election Date.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) liabilities accrued in the ordinary course of business and (iii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit (other than commercial letters of credit) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Facilities or any Qualified Securitization Financing.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Wells Fargo Securities, LLC.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation and all additions, improvements and accessions to, and books and records describing any of the foregoing.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Credit Agreement Intercreditor Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Thomas H. Lee Partners L.P. and Bain Capital LLC, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means February 23, 2011.

“Issuer” has the meaning set forth in the first paragraph under “General.”

“Legacy Notes” has the meaning set forth in the definition of “Existing Senior Notes”

“Legacy Notes Indenture” means the Senior Indenture dated as of October 1, 1997, between CCU and The Bank of New York, as trustee, as the same may have been amended or supplemented as of the Issue Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Pledgor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM Cost Base” means, for any consecutive four quarter period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation and amortization, of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under any First Priority Lien Obligations) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Issuer and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons).

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes any Indebtedness that ranks pari passu in right of payment with the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee;

provided, however, that the Existing Senior Notes shall not constitute Pari Passu Indebtedness for any purpose under the Indenture.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Pledgor or that any Pledgor otherwise has the right to license, is in existence, or granting to any Pledgor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Pledgor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters Patent of the United States in or to which any Pledgor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person.

“Permitted Holder” means any of the Investors and members of management of the Issuer (or its direct parent or CC Media Holdings, Inc.) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “—Repurchase at the Option of Holders—Change of Control” (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “—Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person, in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment, accounts receivable or notes receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”;

(9) Indebtedness (including any guarantee thereof) permitted under the covenant described in “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants in the Indenture—Transactions with Affiliates” (except transactions described in clauses (2), (5), (9) and (14) of such paragraph; provided, however, that payments of regularly scheduled principal and interest shall be permitted if otherwise permitted by clause (14) of such paragraph);

(11) any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $600.0 million and (y) 2.00% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value;

(13) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(14) advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of $20.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(16) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(17) Investments by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;

(18) any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any Restricted Subsidiary in compliance with the covenant described under “—Certain Covenants in the Indenture—Liens”;

(19) any purchase or repurchase of the Notes; and

(20) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, that does not exceed $200.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing obligations under Indebtedness (a) permitted to be incurred (and so incurred and so classified) pursuant to clause (1), (2), (3), (5) or (18) of the second paragraph of the covenant described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that any such Indebtedness that is incurred pursuant to such clause (1), (2), (3), (5) or (18) remains classified as incurred thereunder or under another clause permitted to be secured pursuant to this clause (6); and provided further, however, that Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (18) extend only to the assets or Equity Interests of Foreign Subsidiaries of the Issuer; and (b) permitted to be incurred (and so incurred and so classified) pursuant to clause (12(b)) of the second paragraph of the covenant described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that the maximum amount of obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to such clause (12(b)) that may be secured by Liens may not exceed $500 million at any time outstanding.

(7) Liens existing on the Issue Date;

(8) Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing obligations under Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or a Guarantor permitted to be incurred in accordance with the covenant described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be incurred under the Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on (x) accounts receivable and related assets incurred in connection with a Receivables Facility, and (y) any Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9) or in clause (33) below; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (33) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Indebtedness or other obligations which do not exceed $50.0 million in the aggregate at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing the Existing Senior Notes to the extent permitted by the Senior Credit Facilities as in effect on the Issue Date;

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Senior Credit Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33) Liens securing obligations under Indebtedness in an amount that, as of the date such Indebtedness was Incurred and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Consolidated Secured Leverage Ratio to exceed 6.75 to 1.00; provided, however, that the Notes are secured on an equal and ratable basis and with at least equal priority to the extent such Indebtedness is Pari Passu Indebtedness (or greater priority to the extent such Indebtedness constitutes Subordinated Indebtedness) by the assets subject to such Liens securing such Indebtedness and subject to intercreditor arrangements, in each case, no less favorable to the Holders of the Notes than those set forth in the Intercreditor Agreements.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Property” means each radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by the Issuer or any Subsidiary (as defined in the Legacy Notes Indenture) that is a “Principal Property” under (and as determined in accordance with) the Legacy Notes Indenture.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Qualified Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings, the Issuer or any of its Restricted Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (A) one or more Securitization Subsidiaries or (B) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of CCO or any of its Subsidiaries (other than any assets that have been transferred or contributed to CCO or its Subsidiaries by the Issuer or any other Restricted Subsidiary of the Issuer) that are customarily granted in connection with asset securitization transactions similar to the Qualified Securitization Financing entered into of a Securitization Subsidiary that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Qualified Securitization Financing (including the terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value, (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Issuer), (d) after giving pro forma effect to such Qualified Securitization Financing, (x) the Consolidated Leverage Ratio of the Issuer would be (A) less than 8.0 to 1.0 and (B) lower than the Consolidated Leverage Ratio of the Issuer immediately prior to giving pro forma effect to such Qualified Securitization Financing and (y) the Guaranteed Leverage Ratio would be (A) less than 6.5 to 1.0 and (B) lower than the Guaranteed Leverage Ratio immediately prior to giving pro forma effect to such Qualified Securitization Financing, (e) the proceeds from such sale will be used by the Issuer to permanently reduce Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto and to equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” equally and ratably purchase Obligations under the Notes in accordance with the procedures set forth under “—Selection and Notice” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or to make an offer (in a manner consistent with the procedures set forth an Asset Sale Offer) to all holders of Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, and (f) the Trustee shall have received an Officer’s Certificate of the Issuer certifying that all of the requirements of clauses (a) through (e) have been satisfied.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Date” means July 30, 2008.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Scheduled Maturity” means, when used with respect to any Indebtedness, the date specified in such Indebtedness as the date on which the principal of such Indebtedness is due and payable or the date on which such Indebtedness is required to be repurchased by the issuer thereof or borrower thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means the Trustee, the Notes Collateral Agent, the Holders of the Notes, the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under any Security Document and the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages, Intercreditor Agreements, the other intercreditor agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating security interests in the Collateral as contemplated by the Indenture

“Securitization Assets” means any properties, assets and revenue streams associated with the Americas Outdoor Advertising segment of the Issuer and its Subsidiaries, and any other assets related thereto, subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Subsidiary” means a Restricted Subsidiary or direct Wholly-Owned Subsidiary of Holdings (other than the Issuer) to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers Securitization Assets and related assets that engages in no activities other than in connection with the ownership and financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer or such other Person as provided below as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Issuer or any other Subsidiary of Holdings, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to Holdings, the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and (c) to which none of Holdings, the Issuer or any other Subsidiary of the Issuer, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Senior Credit Facilities” means (i) any ABL Facility and (ii) the General Credit Facilities.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Sponsor Management Agreement” means the management agreement between certain management companies associated with the Investors and the Issuer and/or any direct or indirect parent company, in substantially the form delivered to the Initial Purchasers prior to the Issue Date, and as amended, supplemented, amended and restated, replaced or otherwise modified from time to time; provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the holders of the Notes in any material respect than the agreement in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings (or any direct or indirect parent company of Holdings) or any of its Subsidiaries that the Issuer has determined in good faith to be customary in a securitization financing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) the Existing Senior Notes and any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and

(2) the guarantee, if any, of a Guarantor of the Existing Senior Notes and any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Pledgor or that any Pledgor otherwise has the right to license, or granting to any Pledgor any right to use any trademark now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Pledgor and (b) all goodwill connected with the use of and symbolized thereby.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with the Transactions.

“Transactions” means (1) the “Transactions” as defined in the Senior Credit Facilities as in effect on the Reference Date and (2)(i) the offering and issuance of the Notes for cash on the Issue Date, (ii) the repayment of $500.0 million of term and revolving loans under the General Credit Facilities from a portion of the proceeds of the issuance of such Notes, (iii) the amendment of the General Credit Facilities, the ABL Facility and the related documentation in connection with the issuance of the Notes and (iv) the payment of the Transaction Expenses.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2016; provided, however, that if the period from the Redemption Date to March 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, such terms shall have the meanings given to such terms in the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary” means;

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “—Certain Covenants in the Indenture—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants in the Indenture—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation;

provided, however, that in each case, such determination is made on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USPTO” means the United States Patent and Trademark Office.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons. Except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes initially will be represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Note will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the

Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of outstanding notes for exchange notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of outstanding notes who hold the outstanding notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Outstanding Notes

The exchange of your outstanding notes for exchange notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your outstanding notes for exchange notes. For example, there should be no change in your tax basis and your holding period should carry over to the exchange notes. In addition, the United States federal income tax consequences of holding and disposing of your exchange notes should be the same as those applicable to your outstanding notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging outstanding notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (and exchange notes) by employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is subject to Title I of ERISA, including (i) private U.S.-based retirement and welfare plans, (ii) plans described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code, (iii) plans (such as a governmental, church, or non-U.S. plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-U.S., or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iv) any entity of which the underlying assets are considered to include “plan assets” of such plans, accounts and arrangements under U.S. Department of Labor regulations or Section 3(42) of ERISA, as enacted by Section 611(f) of the Pension Protection Act of 2006 (each, a “Plan Investor”). This summary considers certain issues raised by ERISA and the Code as they apply to those Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings, or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release. Note in particular the representation to be made by Plan Investors as described below in connection with the purchase of the notes.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan Investor subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (and exchange notes) with assets of an ERISA Plan, a fiduciary should consider, among other matters:

•	whether the acquisition and holding of the notes (and exchange notes) is in accordance with the documents and instruments governing such ERISA Plan; and

•

whether the acquisition and holding of the notes (and exchange notes) is solely in the interest of ERISA Plan participants and beneficiaries and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA or the Code, including, in particular, any diversification, prudence and liquidity requirements.

Any insurance company proposing to invest assets of its general account in the notes (and exchange notes) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Under U.S. Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulation”), guidance is provided as to when assets of an underlying investment will be deemed to be assets of an investing Plan Investor. Additional rules have been enacted under Section 611(f) of the Pension Protection Act of 2006, which was signed into law on August 17, 2006. In general (subject to certain exceptions), where a Plan Investor holds an “equity interest” in an entity, the assets of the entity are deemed to be plan assets of the Plan Investor. “Equity interest” is defined as “any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.” While no assurances can be given, it is intended that the notes (and exchange notes) should not be treated as an “equity interest” for purposes of the Plan Asset Regulations.

Prohibited Transaction Issues

Sections 406, 407 and 408 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions, “prohibited transactions,” involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction.

The acquisition and/or holding of the notes and exchange notes by an ERISA Plan with respect to which we (the obligor with respect to the notes and exchange notes) or the Initial Purchasers or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the notes (and exchange notes), any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the notes (and exchange notes), or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the notes and exchange notes include, without limitation, the following:

•	Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, respecting investments by bank collective investment funds;

•	PTCE 84-14, respecting transactions effected by independent qualified professional asset managers;

•	PTCE 96-23, respecting transactions effected by in-house asset managers; and

•	PTCE 95-60, respecting investments by life insurance company general accounts.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the notes (and exchange notes). Any fiduciary of such a governmental, non-U.S., or church plan considering an investment in the notes (and exchange notes) should consult with its counsel before purchasing notes and exchange notes to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing plan assets of any Plan Investor unless such purchase, holding and, if applicable, conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.

Representation

Accordingly, each purchaser and subsequent transferee of the notes (and exchange notes) will represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or the exchange notes) constitutes assets of any Plan Investor or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Sections 406, 407 and 408 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

LEGAL MATTERS

Certain matters relating to the validity of the exchange notes will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital, LLC, Thomas H. Lee Partners, L.P., and some of their respective affiliates in connection with various legal matters. Certain matters under Nevada law will be passed upon by Snell & Wilmer L.L.P. Certain matters under Washington law will be passed upon by Perkins Coie LLP. Certain matters under Ohio law will be passed upon by Keating Muething & Klekamp PLL. Certain matters under Texas law will be passed upon by Cox Smith Matthews Incorporated.

EXPERTS

The consolidated balance sheets of Clear Channel Capital I, LLC as of December 31, 2010 and 2009, the related consolidated statements of operations, member’s (deficit)/shareholders’ equity, and cash flows of Clear Channel Capital I, LLC for the years ended December 31, 2010 and 2009 and for the period from July 31, 2008 through December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows of Clear Channel Communications, Inc. for the period from January 1, 2008 through July 30, 2008 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s web site at http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.clearchannel.com. The information contained in or connected to our web site is not part of this prospectus unless expressly provided otherwise herein.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

Clear Channel Communications, Inc.

Attn: Investor Relations

200 East Basse Road

San Antonio, Texas 78209

(210) 822-2828

INDEX TO FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements of Clear Channel Capital I, LLC
Condensed Consolidated Balance Sheets at March 31, 2011 and December 31, 2010	F-2
Consolidated Statements of Operations for the three month periods ended March 31, 2011 and 2010	F-3
Condensed Consolidated Statements of Cash Flows for the three month periods ended March 31, 2011 and 2010	F-4
Notes to Unaudited Consolidated Financial Statements	F-5

Audited Consolidated Financial Statements of Clear Channel Capital I, LLC
Report of Independent Registered Public Accounting Firm	F-22
Consolidated Balance Sheets at December 31, 2010 and 2009	F-23

Consolidated Statements of Operations for the year ended December  31, 2010, 2009, post-Merger period from July 31 through December 31, 2008 and the pre-Merger period from January 1 through July 30, 2008

F-24
Consolidated Statement of Changes in Shareholders’ Equity as of December 31, 2010, 2009 and 2008	F-25

Consolidated Statements of Cash Flows for the year ended December  31, 2010, 2009, post-Merger period from July 31 through December 31, 2008 and the pre-Merger period from January 1 through July 30, 2008

F-26
Notes to Consolidated Financial Statements	F-27

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011 (Unaudited)	December 31, 2010
CURRENT ASSETS
Cash and cash equivalents	$1,510,804	$1,920,926
Accounts receivable, net	1,259,912	1,373,880
Other current assets	371,913	308,367

Total Current Assets	3,142,629	3,603,173

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,996,212	2,007,399
Other property, plant and equipment, net	1,121,604	1,138,155

INTANGIBLE ASSETS
Definite-lived intangibles, net	2,219,981	2,288,149
Indefinite-lived intangibles	3,534,415	3,538,241
Goodwill	4,134,629	4,119,326

Other assets	789,175	765,939

Total Assets	$16,938,645	$17,460,382

CURRENT LIABILITIES
Accounts payable and accrued expenses	$881,121	$1,078,066
Current portion of long-term debt	404,555	867,735
Deferred income	212,803	152,778

Total Current Liabilities	1,498,479	2,098,579

Long-term debt	19,999,658	19,739,617
Deferred income taxes	2,000,313	2,050,196
Other long-term liabilities	720,627	776,676

Commitments and contingent liabilities (Note 6)

MEMBER’S DEFICIT
Noncontrolling interest	500,901	490,920
Member’s interest	2,125,496	2,128,383
Retained deficit	(9,687,005)	(9,555,173)
Accumulated other comprehensive loss	(219,824)	(268,816)

Total Member’s Deficit	(7,280,432)	(7,204,686)

Total Liabilities and Member’s Deficit	$16,938,645	$17,460,382

See Notes to Consolidated Financial Statements

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2011	2010
Revenue	$1,320,826	$1,263,778

Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	596,255	597,347
Selling, general and administrative expenses (excludes depreciation and amortization)	360,524	349,296
Corporate expenses (excludes depreciation and amortization)	52,347	64,496
Depreciation and amortization	183,711	181,334
Other operating income—net	16,714	3,772

Operating income	144,703	75,077
Interest expense	369,666	385,795
Equity in earnings of nonconsolidated affiliates	2,975	1,871
Other income (expense)—net	(2,036)	58,035

Loss before income taxes	(224,024)	(250,812)
Income tax benefit	92,661	71,185

Consolidated net loss	(131,363)	(179,627)
Less amount attributable to noncontrolling interest	469	(4,213)

Net loss attributable to the Company	$(131,832)	$(175,414)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	39,307	(39,449)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain on marketable securities	2,952	3,945
Unrealized holding income (loss) on cash flow derivatives	13,342	(3,154)
Reclassification adjustment	89	225

Comprehensive loss	(76,142)	(213,847)

Less amount attributable to noncontrolling interest	6,698	(4,668)

Comprehensive loss attributable to the Company	$(82,840)	$(209,179)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Consolidated net loss	$(131,363)	$(179,627)

Reconciling items:
Depreciation and amortization	183,711	181,334
Deferred taxes	(60,666)	(83,842)
Gain on disposal of operating assets	(16,714)	(3,772)
(Gain) loss on extinguishment of debt	5,721	(60,289)
Provision for doubtful accounts	4,717	2,918
Share-based compensation	2,291	8,115
Equity in earnings of nonconsolidated affiliates	(2,975)	(1,871)
Amortization of deferred financing charges and note discounts, net	56,858	52,704
Other reconciling items—net	4,944	3,055
Changes in operating assets and liabilities:
Decrease in accounts receivable	127,469	89,370
Increase in deferred income	59,231	49,680
Increase (decrease) in accrued expenses	(160,382)	599
Increase (decrease) in accounts payable and other liabilities	(65,334)	198
Decrease in accrued interest	(45,683)	(9,959)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(87,134)	(18,378)

Net cash provided by (used for) operating activities	(125,309)	30,235

Cash flows from investing activities:
Purchases of property, plant and equipment	(63,969)	(55,324)
Purchases of businesses and other operating assets	(11,226)	(10,389)
Proceeds from disposal of assets	42,328	8,140
Change in other—net	99	(14,087)

Net cash used for investing activities	(32,768)	(71,660)

Cash flows from financing activities:
Draws on credit facilities	10,000	75,304
Payments on credit facilities	(137,300)	(66,706)
Proceeds on long-term debt	1,001,604	—
Payments on long-term debt	(1,123,519)	(244,109)
Repurchases of long-term debt	—	(125,000)
Change in other—net	(2,830)	233

Net cash used for financing activities	(252,045)	(360,278)
Net decrease in cash and cash equivalents	(410,122)	(401,703)
Cash and cash equivalents at beginning of period	1,920,926	1,883,994

Cash and cash equivalents at end of period	$1,510,804	$1,482,291

See Notes to Consolidated Financial Statements

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1:  BASIS OF PRESENTATION AND NEW ACCOUNTING STANDARDS

Preparation of Interim Financial Statements

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the unaudited financial statements and related footnotes included in Item 1 of Part I of this Quarterly Report on Form 10-Q are those of Clear Channel Capital I, LLC (the “Company” or the “Parent Company”), the direct parent of Clear Channel Communications, Inc., a Texas corporation (“Clear Channel” or the “Subsidiary Issuer”), and contain certain footnote disclosures regarding the financial information of Clear Channel and Clear Channel’s domestic wholly-owned subsidiaries that guarantee certain of Clear Channel’s outstanding indebtedness.

The accompanying consolidated financial statements were prepared by the Company pursuant to the rules and regulations of the SEC and, in the opinion of management, include all normal and recurring adjustments necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year. The financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Clear Channel’s 2010 Annual Report on Form 10-K.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for under the equity method. All significant intercompany transactions are eliminated in the consolidation process.

Certain prior-period amounts have been reclassified to conform to the 2011 presentation.

Information Regarding the Company

The Company is a limited liability company organized under Delaware law, with all of its interests being held by Clear Channel Capital II, LLC, a direct, wholly-owned subsidiary of CC Media Holdings, Inc. (“CCMH”). CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. The acquisition (the “acquisition” or the “merger”) was consummated on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU updates Topic 805, Business Combinations, to specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments of this ASU are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the provisions of ASU 2010-29 on January 1, 2011 without material impact to the Company’s disclosures.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 2:  PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at March 31, 2011 and December 31, 2010, respectively.

(In thousands)	March 31,	December 31,
	2011	2010
Land, buildings and improvements	$652,709	$652,575
Structures	2,687,071	2,623,561
Towers, transmitters and studio equipment	380,981	397,434
Furniture and other equipment	308,247	282,385
Construction in progress	68,866	65,173

	4,097,874	4,021,128
Less: accumulated depreciation	980,058	875,574

Property, plant and equipment, net	$3,117,816	$3,145,554

Definite-lived Intangible Assets

The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at March 31, 2011 and December 31, 2010, respectively:

(In thousands)	March 31, 2011		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$804,167	$268,878	$789,867	$241,461
Customer / advertiser relationships	1,210,269	319,806	1,210,205	289,824
Talent contracts	317,352	108,658	317,352	99,050
Representation contracts	231,623	110,380	231,623	101,650
Other	554,159	89,867	551,197	80,110

Total	$3,117,570	$897,589	$3,100,244	$812,095

Total amortization expense related to definite-lived intangible assets was $79.0 million and $81.0 million for the three months ended March 31, 2011 and 2010, respectively.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2012	$296,096
2013	277,195
2014	256,209
2015	234,321
2016	212,512

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of Federal Communications Commission (“FCC”) broadcast licenses and billboard permits as follows:

(In thousands)	March 31,	December 31,
	2011	2010
FCC broadcast licenses	$2,418,986	$2,423,828
Billboard permits	1,115,429	1,114,413

Total indefinite-lived intangible assets	$3,534,415	$3,538,241

Goodwill

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.

(In thousands)	Radio	Americas Outdoor	International Outdoor	Other	Total
Balance as of December 31, 2009	$3,146,869	$585,249	$276,343	$116,544	$4,125,005
Impairment	—	—	(2,142)	—	(2,142)
Acquisitions	—	—	—	342	342
Dispositions	(5,325)	—	—	—	(5,325)
Foreign currency	—	285	3,299	—	3,584
Other	(1,346)	—	(792)	—	(2,138)

Balance as of December 31, 2010	$3,140,198	$585,534	$276,708	$116,886	$4,119,326

Acquisitions	12,246	—	—	177	12,423
Dispositions	(9,210)	—	—	—	(9,210)
Foreign currency	—	227	11,863	—	12,090

Balance as of March 31, 2011	$3,143,234	$585,761	$288,571	$117,063	$4,134,629

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 3:  DEBT

Long-term debt at March 31, 2011 and December 31, 2010 consisted of the following:

(In thousands)	March 31, 2011	December 31, 2010
Senior Secured Credit Facilities:
Term Loan Facilities(1)	$10,493,847	$10,885,447
Revolving Credit Facility Due 2014	1,780,550	1,842,500
Delayed Draw Facilities Due 2016	976,776	1,013,227
Receivables Based Facility Due 2014	320,732	384,232
Priority Guarantee Notes Due 2021	1,000,000	—
Other Secured Long-term Debt	6,687	4,692

Total Consolidated Secured Debt	14,578,592	14,130,098

Senior Cash Pay Notes	796,250	796,250
Senior Toggle Notes	829,831	829,831
Clear Channel Senior Notes	2,218,656	2,911,393
Subsidiary Senior Notes	2,500,000	2,500,000
Other long-term debt	60,207	63,115
Purchase accounting adjustments and original issue discount	(579,323)	(623,335)

	20,404,213	20,607,352
Less: current portion	404,555	867,735

Total long-term debt	$19,999,658	$19,739,617

(1)	Term Loan Facilities mature at various dates from 2014 through 2016.

Clear Channel’s weighted average interest rate at March 31, 2011 was 6.0%. The aggregate market value of Clear Channel’s debt based on market prices for which quotes were available was approximately $19.1 billion and $18.7 billion at March 31, 2011 and December 31, 2010, respectively.

Refinancing Transactions

During the first quarter of 2011, Clear Channel amended its senior secured credit facilities and its receivables based credit facility (the “Amendments”) and issued $1.0 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “Notes”). Clear Channel capitalized $39.5 million in fees and expenses associated with the offering and is amortizing them through interest expense over the life of the Notes.

Clear Channel used the proceeds of the Notes offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $1.9 billion. The prepayment resulted in the accelerated expensing of $5.7 million of loan fees recorded in “Other income (expense)—net”.

The proceeds from the offering of the Notes, along with available cash on hand, were also used to repay at maturity $692.7 million in aggregate principal amount of Clear Channel’s 6.25% senior notes, which matured during the first quarter of 2011.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Clear Channel obtained, concurrent with the offering of the Notes, amendments to its senior secured credit facilities and its receivables based credit facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for Clear Channel’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc., and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Debt Repurchases

During the first quarter of 2010, Clear Channel Investments, Inc. (“CC Investments”), an indirect wholly-owned subsidiary of the Company, repurchased $185.2 million aggregate principal amount of certain of Clear Channel’s outstanding senior toggle notes for $125.0 million through open market purchases. Notes repurchased by CC Investments are eliminated in consolidation.

Note 4:  SUPPLEMENTAL DISCLOSURES

Divestiture Trusts

The Company owns certain radio stations which, under current FCC rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in CCMH’s acquisition of Clear Channel. The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee. The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary. During the three months ended March 31, 2011, the Company’s Radio segment sold stations from the trust and recorded a gain of $6.8 million included in “Other operating income—net.”

Income Tax Benefit

The Company’s income tax benefit for the three months ended March 31, 2011 and 2010, respectively, consisted of the following components:

(In thousands)	Three Months Ended March 31,
	2011	2010
Current tax benefit (expense)	$31,995	$(12,657)
Deferred tax benefit	60,666	83,842

Income tax benefit	$92,661	$71,185

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The effective tax rate is the provision for income taxes as a percent of income before income taxes. The effective tax rate for the three months ended March 31, 2011 was 41.4%. The 2011 effective tax rate was primarily impacted by the Company’s settlement of U.S. federal and state tax examinations during the quarter. Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $10.2 million to reflect the net tax benefits of the settlements. In addition, the effective rate was impacted by the Company’s ability to benefit from certain tax loss carryforwards in foreign jurisdictions due to taxable income where the losses previously did not provide a benefit.

The effective tax rate for the three months ended March 31, 2010 was 28.4%. The 2010 effective rate was impacted primarily as a result of the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.

During the quarters ended March 31, 2011 and 2010, cash paid for interest and income taxes, net of income tax refunds of $0.5 million and $3.8 million, respectively, was as follows:

(In thousands)	Three Months Ended March 31,
	2011	2010
Interest	$345,110	$345,058
Income taxes	30,614	6,214

Note 5:  FAIR VALUE MEASUREMENTS

Marketable Equity Securities

The Company holds marketable equity securities and interest rate swaps that are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1 in accordance with ASC 820-10-35. The cost, unrealized holding gains or losses, and fair value of the Company’s investments at March 31, 2011 and December 31, 2010 are as follows:

(In thousands)	March 31, 2011				December 31, 2010
Investments	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Available-for-sale	$12,614	$—	$61,181	$73,795	$12,614	$—	$57,945	$70,559

Interest Rate Swap Agreement

The Company’s $2.5 billion notional amount interest rate swap agreement is designated as a cash flow hedge and the effective portions of the gain or loss on the swap are reported as a component of other comprehensive income. The Company entered into the swap to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. The interest rate swap agreement matures in 2013.

The swap agreement is valued using a discounted cash flow model that takes into account the present value of the future cash flows under the terms of the agreement by using market information available as of the reporting

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

date, including prevailing interest rates and credit spread. Due to the fact that the inputs are either directly or indirectly observable, the Company classified the fair value measurements of its swap agreement as Level 2 in accordance with ASC 820-10-35.

The Company continually monitors its positions with, and credit quality of, the financial institution which is counterparty to its interest rate swap. The Company may be exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap. However, the Company considers this risk to be low. If a derivative instrument no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in other comprehensive income is recognized currently in income.

In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings related to the interest rate swap.

The fair value of the Company’s interest rate swap designated as a hedging instrument and recorded in “Other long-term liabilities” was $191.8 million and $213.1 million at March 31, 2011 and December 31, 2010, respectively.

The following table details the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreement:

(In thousands)	Accumulated other comprehensive loss
Balance at January 1, 2011	$134,067
Other comprehensive income	(13,342)

Balance at March 31, 2011	$120,725

Other Comprehensive Income (Loss)

The following table discloses the amount of income tax expense allocated to each component of other comprehensive income for the three months ended March 31, 2011 and 2010, respectively:

(In thousands)	Three Months Ended March 31,
	2011	2010
Unrealized holding loss on marketable securities	$(1,129)	$(4,384)
Unrealized holding gain (loss) on cash flow derivatives	(7,964)	1,888

Income tax expense	$(9,093)	$(2,496)

Note 6:  COMMITMENTS, CONTINGENCIES AND GUARANTEES

The Company and its subsidiaries are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, the Company has accrued its estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

In 2006, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes Sao Paulo Ltda. (“Klimes”), respectively) in the Sao Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that the Company’s businesses fall within the definition of “communication services” and as such are subject to the VAT.

The Company has filed separate petitions to challenge the imposition of this tax against each of its businesses. The Company’s challenge for L&C was unsuccessful at the first administrative level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, the Company received an unfavorable ruling at this final administrative level concluding that the VAT applied to L&C and intends to appeal this ruling to the judicial level. The Company has filed a petition to have the case remanded to the second administrative level for consideration of the reasonableness of the amount of the penalty assessed against it. The amounts allegedly owed by L&C are approximately $9.6 million in taxes, approximately $19.2 million in penalties and approximately $29.4 million in interest (as of March 31, 2011 at an exchange rate of 0.60). Based on management’s review of the law in and the outcome of similar cases in other Brazilian states, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

The Company’s challenge for Klimes was unsuccessful at the first administrative level, and denied at the second administrative level on or about September 24, 2009. On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies to Klimes but reduced the penalty assessed by the taxing authority. With the penalty reduction, the amounts allegedly owed by Klimes are approximately $10.9 million in taxes, approximately $5.4 million in penalties and approximately $18.2 million in interest (as of March 31, 2011 at an exchange rate of 0.60). In mid-January 2011, the taxing authority filed an extraordinary appeal to the third administrative level, asking that it reconsider the decision to reduce the penalty assessed against Klimes. The president of the third administrative level rejected that appeal. In late February 2011, the Company filed a writ of mandamus in the 13a lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies to Klimes. On that same day, Klimes filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion in early April 2011. The Company appealed the decision to the São Paulo State Higher Court, which affirmed in late April 2011. Based on management’s review of the law in and the outcome of similar cases in other Brazilian states, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

At March 31, 2011, Clear Channel guaranteed $39.9 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines related to intraday overdraft facilities covering participants in Clear Channel’s European cash management pool. As of March 31, 2011, no amounts were outstanding under these agreements.

As of March 31, 2011, Clear Channel had outstanding commercial standby letters of credit and surety bonds of $160.7 million and $47.5 million, respectively. Letters of credit in the amount of $12.2 million are collateral in support of surety bonds and these amounts would only be drawn under the letter of credit in the event the associated surety bonds were funded and Clear Channel did not honor its reimbursement obligation to the issuers.

These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 7:  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CCMH is a party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the three months ended March 31, 2011 and 2010, the Company recognized management fees of $3.8 million in each period and reimbursable expenses of $0.1 million and $0.5 million, respectively.

Note 8:  EQUITY AND COMPREHENSIVE INCOME (LOSS)

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2011	$(7,695,606)	$490,920	$(7,204,686)
Net income (loss)	(131,832)	469	(131,363)
Foreign currency translation adjustments	32,902	6,405	39,307
Unrealized holding gain on marketable securities	2,669	283	2,952
Unrealized holding gain on cash flow derivatives	13,342	—	13,342
Reclassification adjustment	79	10	89
Other—net	(2,887)	2,814	(73)

Balances at March 31, 2011	$(7,781,333)	$500,901	$(7,280,432)

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances at January 1, 2010	$(7,300,386)	$455,648	$(6,844,738)
Net loss	(175,414)	(4,213)	(179,627)
Foreign currency translation adjustments	(35,056)	(4,393)	(39,449)
Unrealized holding gain (loss) on marketable securities	4,246	(301)	3,945
Unrealized holding loss on cash flow derivatives	(3,154)	—	(3,154)
Reclassification adjustment	199	26	225
Other—net	4,318	3,694	8,012

Balances at March 31, 2010	$(7,505,247)	$450,461	$(7,054,786)

The Company does not have any compensation plans under which it grants stock awards to employees. CCMH has granted options to purchase its Class A common stock to certain key executives. CCMH completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance vesting conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 9:  SEGMENT DATA

The Company’s reportable operating segments, which it believes best reflect how the Company is currently managed, are radio broadcasting, Americas outdoor advertising and International outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of operations primarily in the United States, Canada and Latin America. The International outdoor segment primarily includes operations in Europe, Asia and Australia. The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes the Company’s media representation firm as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s operating segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

The following table presents the Company’s operating segment results for the three months ended March 31, 2011 and 2010.

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated

Three Months Ended March 31, 2011
Revenue	$640,345	$289,314	$360,900	$51,263	$—	$(20,996)	$1,320,826
Direct operating expenses	192,108	143,491	247,889	23,888	—	(11,121)	596,255
Selling, general and administrative expenses	226,649	54,367	68,813	20,570	—	(9,875)	360,524
Depreciation and amortization	64,456	51,086	51,244	13,285	3,640	—	183,711
Corporate expenses	—	—	—	—	52,347	—	52,347
Other operating income—net	—	—	—	—	16,714	—	16,714

Operating income (loss)	$157,132	$40,370	$(7,046)	$(6,480)	$(39,273)	$—	$144,703

Intersegment revenues	$7,380	$943	$—	$12,673	$—	$—	$20,996
Capital expenditures	$16,007	$32,401	$13,960	$—	$1,601	$—	$63,969
Share-based compensation expense	$1,554	$2,168	$903	$—	$(2,334)	$—	$2,291

Three Months Ended March 31, 2010
Revenue	$623,199	$270,977	$337,791	$52,046	$—	$(20,235)	$1,263,778
Direct operating expenses	203,760	139,308	239,578	24,828	—	(10,127)	597,347
Selling, general and administrative expenses	227,097	44,477	66,880	20,950	—	(10,108)	349,296
Depreciation and amortization	63,932	49,451	52,258	13,596	2,097	—	181,334
Corporate expenses	—	—	—	—	64,496	—	64,496
Other operating income—net	—	—	—	—	3,772	—	3,772

Operating income (loss)	$128,410	$37,741	$(20,925)	$(7,328)	$(62,821)	$—	$75,077

Intersegment revenues	$6,654	$1,057	$—	$12,524	$—	$—	$20,235
Capital expenditures	$4,589	$24,705	$24,618	$—	$1,412	$—	$55,324
Share-based compensation expense	$1,749	$2,030	$603	$—	$3,733	$—	$8,115

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 10—GUARANTOR SUBSIDIARIES

The Company and certain of Clear Channel’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain of Clear Channel's outstanding indebtedness. The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

	March 31, 2011
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$1	$763,671	$747,132	$—	$1,510,804
Accounts receivable, net	—	—	546,843	713,069	—	1,259,912
Intercompany receivables(1)	24,158	6,332,438	68,980	—	(6,425,576)	—
Other current assets	4,004	45,029	82,179	387,013	(146,312)	371,913

Total Current Assets	28,162	6,377,468	1,461,673	1,847,214	(6,571,888)	3,142,629
Property, plant and equipment, net	—	—	826,007	2,291,809	—	3,117,816
Definite-lived intangibles, net	—	—	1,519,059	700,922	—	2,219,981
Indefinite-lived intangibles	—	—	2,418,986	1,115,429	—	3,534,415
Goodwill	—	—	3,256,543	878,086	—	4,134,629
Intercompany notes receivable	—	212,000	—	—	(212,000)	—
Long-term intercompany receivable	—	—	—	408,867	(408,867)	—
Investment in subsidiaries	(8,177,477)	4,660,522	2,856,131	—	660,824	—
Other assets	—	197,949	227,213	789,819	(425,806)	789,175

Total Assets	$(8,149,315)	$11,447,939	$12,565,612	$8,032,146	$(6,957,737)	$16,938,645

Accounts payable and accrued expenses	$(526)	$30,125	$275,921	$588,544	$(12,943)	$881,121
Intercompany payable(1)	—	—	6,356,596	68,980	(6,425,576)	—
Current portion of long-term debt	—	362,690	1,531	40,334	—	404,555
Deferred income	—	—	57,810	154,993	—	212,803

Total Current Liabilities	(526)	392,815	6,691,858	852,851	(6,438,519)	1,498,479
Long-term debt	—	18,388,145	4,543	2,520,486	(913,516)	19,999,658
Long-term intercompany payable	—	408,867	—	—	(408,867)	—
Intercompany long-term debt	—	—	212,000	—	(212,000)	—
Deferred income taxes	(13,115)	199,227	967,035	847,166	—	2,000,313
Other long-term liabilities	—	236,362	223,113	261,152	—	720,627
Total member’s interest (deficit)	(8,135,674)	(8,177,477)	4,467,063	3,550,491	1,015,165	(7,280,432)

Total Liabilities and Member’s Interest (Deficit)	$(8,149,315)	$11,447,939	$12,565,612	$8,032,146	$(6,957,737)	$16,938,645

(1)	The intercompany payable balance includes approximately $7.3 billion of designated amounts of borrowings under the senior secured credit facilities by certain Guarantor Subsidiaries that are Co-Borrowers and primary obligors thereunder with respect to these amounts. These amounts were incurred by the Co-Borrowers at the time of the closing of the merger, but were funded and will be repaid through accounts of the Subsidiary Issuer. The intercompany receivables balance includes the amount of such borrowings, which are required to be repaid to the lenders under the senior secured credit facilities by the Guarantor Subsidiaries as Co-Borrowers and primary obligors thereunder.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	December 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$1	$1,220,362	$700,563	$—	$1,920,926
Accounts receivable, net	—	—	636,970	736,910	—	1,373,880
Intercompany receivables(1)	28,826	6,910,565	53,162	—	(6,992,553)	—
Other current assets	1,827	42,480	77,598	358,082	(171,620)	308,367

Total Current Assets	30,653	6,953,046	1,988,092	1,795,555	(7,164,173)	3,603,173
Property, plant and equipment, net	—	—	846,459	2,299,095	—	3,145,554
Definite-lived intangibles, net	—	—	1,572,829	715,320	—	2,288,149
Indefinite-lived intangibles	—	—	2,423,828	1,114,413	—	3,538,241
Goodwill	—	—	3,253,330	865,996	—	4,119,326
Intercompany notes receivable	—	212,000	—	—	(212,000)	—
Long-term intercompany receivable	—	—	—	383,778	(383,778)	—
Investment in subsidiaries	(8,120,253)	4,515,224	2,821,678	—	783,351	—
Other assets	—	178,550	225,064	800,818	(438,493)	765,939

Total Assets	$(8,089,600)	$11,858,820	$13,131,280	$7,974,975	$(7,415,093)	$17,460,382

Accounts payable and accrued expenses	$(941)	$63,888	$400,449	$646,093	$(31,423)	$1,078,066
Intercompany payable(1)	—	—	6,939,391	53,162	(6,992,553)	—
Current portion of long-term debt	—	826,059	—	41,676	—	867,735
Deferred income	—	—	49,423	103,355	—	152,778

Total Current Liabilities	(941)	889,947	7,389,263	844,286	(7,023,976)	2,098,579
Long-term debt	—	18,172,562	4,000	2,522,133	(959,078)	19,739,617
Long-term intercompany payable	—	383,778	—	—	(383,778)	—
Intercompany long-term debt	—	—	212,000	—	(212,000)	—
Deferred income taxes	(12,665)	269,578	927,685	865,598	—	2,050,196
Other long-term liabilities	—	263,208	261,434	252,034	—	776,676
Total member’s interest (deficit)	(8,075,994)	(8,120,253)	4,336,898	3,490,924	1,163,739	(7,204,686)

Total Liabilities and Member’s Interest (Deficit)	$(8,089,600)	$11,858,820	$13,131,280	$7,974,975	$(7,415,093)	$17,460,382

(1)	The intercompany payable balance includes approximately $7.3 billion of designated amounts of borrowings under the senior secured credit facilities by certain Guarantor Subsidiaries that are Co-Borrowers and primary obligors thereunder with respect to these amounts. These amounts were incurred by the Co-Borrowers at the time of the closing of the merger, but were funded and will be repaid through accounts of the Subsidiary Issuer. The intercompany receivables balance includes the amount of such borrowings, which are required to be repaid to the lenders under the senior secured credit facilities by the Guarantor Subsidiaries as Co-Borrowers and primary obligors thereunder.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2011
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$668,528	$657,075	$(4,777)	$1,320,826
Operating expenses:
Direct operating expenses	—	—	207,645	392,444	(3,834)	596,255
Selling, general and administrative expenses	—	—	231,261	130,206	(943)	360,524
Corporate expenses	2,659	—	27,705	21,983	—	52,347
Depreciation and amortization	—	—	80,808	102,903	—	183,711
Other operating income—net	—	—	11,912	4,802	—	16,714

Operating income (loss)	(2,659)	—	133,021	14,341	—	144,703
Interest expense—net	7	344,939	(1,277)	(50)	26,047	369,666
Equity in earnings (loss) of nonconsolidated affiliates	(104,094)	111,770	(6,946)	2,960	(715)	2,975
Other income (expense)—net	—	(5,721)	(206)	3,891	—	(2,036)

Income (loss) before income taxes	(106,760)	(238,890)	127,146	21,242	(26,762)	(224,024)
Income tax benefit (expense)	975	134,796	(45,153)	2,043	—	92,661

Consolidated net income (loss)	(105,785)	(104,094)	81,993	23,285	(26,762)	(131,363)
Less amount attributable to noncontrolling interest	—	—	1,320	(851)	—	469

Net income (loss) attributable to the Company	$(105,785)	$(104,094)	$80,673	$24,136	$(26,762)	$(131,832)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(279)	39,586	—	39,307
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain on marketable securities	—	—	483	2,469	—	2,952
Unrealized holding gain on cash flow derivatives	—	13,342	—	—	—	13,342
Reclassification adjustment	—	—	—	89	—	89
Equity in subsidiary comprehensive income (loss)	48,992	35,650	39,842	—	(124,484)	—

Comprehensive income (loss)	(56,793)	(55,102)	120,719	66,280	(151,246)	(76,142)
Less amount attributable to noncontrolling interest	—	—	4,396	2,302	—	6,698

Comprehensive income (loss) attributable to the Company	$(56,793)	$(55,102)	$116,323	$63,978	$(151,246)	$(82,840)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$649,811	$615,284	$(1,317)	$1,263,778
Operating expenses:
Direct operating expenses	—	—	217,521	380,086	(260)	597,347
Selling, general and administrative expenses	—	—	234,648	115,705	(1,057)	349,296
Corporate expenses	3,008	3	40,713	20,772	—	64,496
Depreciation and amortization	—	—	79,248	102,086	—	181,334
Other operating income—net	—	—	2,754	1,018	—	3,772

Operating income (loss)	(3,008)	(3)	80,435	(2,347)	—	75,077
Interest expense—net	4	351,618	5,324	14,653	14,196	385,795
Equity in earnings (loss) of nonconsolidated affiliates	(219,600)	481	(46,285)	1,880	265,395	1,871
Other income (expense)—net	—	—	(598)	(1,656)	60,289	58,035

Income (loss) before income taxes	(222,612)	(351,140)	28,228	(16,776)	311,488	(250,812)
Income tax benefit (expense)	1,105	131,540	(56,106)	(5,354)	—	71,185

Consolidated net income (loss)	(221,507)	(219,600)	(27,878)	(22,130)	311,488	(179,627)
Less amount attributable to noncontrolling interest	—	—	(3,216)	(997)	—	(4,213)

Net income (loss) attributable to the Company	$(221,507)	$(219,600)	$(24,662)	$(21,133)	$311,488	$(175,414)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(523)	(38,926)	—	(39,449)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	—	—	6,565	(2,620)	—	3,945
Unrealized holding loss on cash flow derivatives	—	(3,154)	—	—	—	(3,154)
Reclassification adjustment	—	—	—	225	—	225
Equity in subsidiary comprehensive income (loss)	(33,765)	(30,610)	(41,478)	—	105,853	—

Comprehensive income (loss)	(255,272)	(253,364)	(60,098)	(62,454)	417,341	(213,847)
Less amount attributable to noncontrolling interest	—	—	(4,826)	158	—	(4,668)

Comprehensive income (loss) attributable to the Company	$(255,272)	$(253,364)	$(55,272)	$(62,612)	$417,341	$(209,179)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2011
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(105,785)	$(104,094)	$81,993	$23,285	$(26,762)	$(131,363)
Reconciling items:
Depreciation and amortization	—	—	80,808	102,903	—	183,711
Deferred taxes	(449)	(78,315)	38,082	(19,984)	—	(60,666)
Gain on disposal of operating assets	—	—	(11,912)	(4,802)	—	(16,714)
Loss on extinguishment of debt	—	5,721	—	—	—	5,721
Provision for doubtful accounts	—	—	2,368	2,349	—	4,717
Share-based compensation	—	—	(765)	3,056	—	2,291
Equity in (earnings) loss of nonconsolidated affiliates	104,094	(111,770)	6,946	(2,960)	715	(2,975)
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	—	66,979	(1,421)	(34,747)	26,047	56,858
Other reconciling items—net	—	—	(28)	4,972	—	4,944
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	87,632	39,837	—	127,469
Increase in deferred income	—	—	10,643	48,588	—	59,231
Decrease in accrued expenses	—	—	(100,416)	(59,966)	—	(160,382)
Decrease in accounts payable and other liabilities	—	(5,743)	(54,694)	(4,897)	—	(65,334)
Increase (decrease) in accrued interest	—	(64,859)	—	696	18,480	(45,683)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(1,763)	(7,635)	(16,206)	(43,050)	(18,480)	(87,134)

Net cash provided by (used for) operating activities	(3,903)	(299,716)	123,030	55,280	—	(125,309)
Cash flows from investing activities:
Proceeds from maturity of Clear Channel notes	—	—	—	57,263	(57,263)	—
Purchases of property, plant and equipment	—	—	(17,588)	(46,381)	—	(63,969)
Purchases of businesses and other operating assets	—	—	(537)	(10,689)	—	(11,226)
Proceeds from disposal of assets	—	—	37,563	4,765	—	42,328
Change in other—net	—	—	2	97	—	99

Net cash provided by (used for) investing activities	—	—	19,440	5,055	(57,263)	(32,768)
Cash flows from financing activities:
Draws on credit facilities	—	10,000	—	—	—	10,000
Payments on credit facilities	—	(135,449)	—	(1,851)	—	(137,300)
Intercompany funding	3,903	603,216	(600,569)	(6,550)	—	—
Proceeds on long-term debt	—	1,000,000	1,604	—	—	1,001,604
Payments on long-term debt	—	(1,178,051)	(196)	(2,535)	57,263	(1,123,519)
Change in other—net	—	—	—	(2,830)	—	(2,830)
Net cash provided by (used for) financing activities	3,903	299,716	(599,161)	(13,766)	57,263	(252,045)

Net increase (decrease) in cash and cash equivalents	—	—	(456,691)	46,569	—	(410,122)
Cash and cash equivalents at beginning of period	—	1	1,220,362	700,563	—	1,920,926

Cash and cash equivalents at end of period	$—	$1	$763,671	$747,132	$—	$1,510,804

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Three Months Ended March 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(221,507)	$(219,600)	$(27,878)	$(22,130)	$311,488	$(179,627)
Reconciling items:
Depreciation and amortization	—	—	79,248	102,086	—	181,334
Deferred taxes	252	9,096	(72,881)	(20,309)	—	(83,842)
Gain on disposal of operating assets	—	—	(2,754)	(1,018)	—	(3,772)
Gain on extinguishment of debt	—	—	—	—	(60,289)	(60,289)
Provision for doubtful accounts	—	—	2,454	464	—	2,918
Share-based compensation	—	—	5,468	2,647	—	8,115
Equity in (earnings) loss of nonconsolidated affiliates	219,600	(481)	46,285	(1,880)	(265,395)	(1,871)
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	—	61,271	1,820	(24,583)	14,196	52,704
Other reconciling items—net	—	—	(243)	3,298	—	3,055
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	57,646	31,724	—	89,370
Increase in deferred income	—	—	7,730	41,950	—	49,680
Increase (decrease) in accrued expenses	—	(25)	5,435	(4,811)	—	599
Increase (decrease) in accounts payable and other liabilities	—	686	3,918	(4,406)	—	198
Increase (decrease) in accrued interest	—	(9,470)	(926)	437	—	(9,959)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	751	252,643	(282,364)	10,592	—	(18,378)

Net cash provided by (used for) operating activities	(904)	94,120	(177,042)	114,061	—	30,235
Cash flows from investing activities:
Proceeds from maturity of Clear Channel notes	—	—	—	10,025	(10,025)	—
Investment in Clear Channel notes	—	—	(125,000)	—	125,000	—
Purchases of property, plant and equipment	—	—	(5,975)	(49,349)	—	(55,324)
Purchases of businesses and other operating assets	—	—	(10,389)	—	—	(10,389)
Proceeds from disposal of assets	—	—	6,330	1,810	—	8,140
Change in other—net	—	(93)	(3,551)	(10,443)	—	(14,087)

Net cash provided by (used for) investing activities	—	(93)	(138,585)	(47,957)	114,975	(71,660)
Cash flows from financing activities:
Draws on credit facilities	—	75,000	—	304	—	75,304
Payments on credit facilities	—	(37,000)	—	(29,706)	—	(66,706)
Intercompany funding	904	117,973	(89,951)	(28,926)	—	—
Payments on long-term debt	—	(250,000)	(2)	(4,132)	10,025	(244,109)
Repurchases of long-term debt	—	—	—	—	(125,000)	(125,000)
Change in other—net	—	—	—	233	—	233

Net cash provided by (used for) financing activities	904	(94,027)	(89,953)	(62,227)	(114,975)	(360,278)
Net increase (decrease) in cash and cash equivalents	—	—	(405,580)	3,877	—	(401,703)
Cash and cash equivalents at beginning of period	—	—	1,258,993	625,001	—	1,883,994

Cash and cash equivalents at end of period	$—	$—	$853,413	$628,878	$—	$1,482,291

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 11:  SUBSEQUENT EVENT

On April 29, 2011, Clear Channel Acquisition, LLC, our wholly-owned subsidiary, purchased the traffic business of Westwood One, Inc. (“Westwood One”) for $24.25 million through the acquisition of the stock of certain wholly-owned subsidiaries of Westwood One to increase the growth of our traffic business by adding a complementary traffic operation and to improve the Company’s traffic operations. In addition, after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed by the subsidiaries to Westwood One in the amount of $95.0 million. Clear Channel Acquisition, LLC, simultaneously entered into a Transition Services Agreement by which it will provide certain services to Westwood One.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members

Clear Channel Capital I, LLC

We have audited the accompanying consolidated balance sheets of Clear Channel Capital I, LLC (Clear Channel Capital) as of December 31, 2010 and 2009, the related consolidated statements of operations, member’s (deficit)/shareholders’ equity, and cash flows of Clear Channel Capital for the years ended December 31, 2010 and 2009 and for the period from July 31, 2008 through December 31, 2008, and the related consolidated statement of operations, shareholders’ equity, and cash flows of Clear Channel Communications, Inc. (Clear Channel) for the period from January 1, 2008 through July 30, 2008. Our audits also included the financial statement schedule listed in the index to Clear Channel’s 2010 Annual Report on Form 10-K as Item 15(a)2. These financial statements and schedule are the responsibility of Clear Channel Capital’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Capital at December 31, 2010 and 2009, the consolidated results of Clear Channel Capital’s operations and cash flows for the years ended December 31, 2010 and 2009 and for the period from July 31, 2008 through December 31, 2008, and the consolidated results of Clear Channel’s operations and cash flows for the period from January 1, 2008 through July 30, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clear Channel Capital’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Antonio, Texas

February 14, 2011

CONSOLIDATED BALANCE SHEETS OF CLEAR CHANNEL

CAPITAL I, LLC

(In thousands)

	December 31, 2010	December 31, 2009
CURRENT ASSETS
Cash and cash equivalents	$1,920,926	$1,883,994
Accounts receivable, net of allowance of $74,660 in 2010 and $71,650 in 2009	1,393,365	1,301,700
Prepaid expenses	124,114	132,118
Other current assets	184,253	341,033

Total Current Assets	3,622,658	3,658,845

PROPERTY, PLANT AND EQUIPMENT
Structures, net	2,007,399	2,143,972
Other property, plant and equipment, net	1,138,155	1,188,421

INTANGIBLE ASSETS
Definite-lived intangibles, net	2,288,149	2,599,244
Indefinite-lived intangibles—licenses	2,423,828	2,429,839
Indefinite-lived intangibles—permits	1,114,413	1,132,218
Goodwill	4,119,326	4,125,005

OTHER ASSETS
Other assets	765,939	769,557

Total Assets	$17,479,867	$18,047,101

CURRENT LIABILITIES
Accounts payable	$127,263	$132,193
Accrued expenses	849,089	726,311
Accrued interest	121,199	137,236
Current portion of long-term debt	867,735	398,779
Deferred income	152,778	149,617

Total Current Liabilities	2,118,064	1,544,136

Long-term debt	19,739,617	20,303,126
Deferred income taxes	2,050,196	2,220,023
Other long-term liabilities	776,676	824,554
Commitments and contingent liabilities (Note 10)

MEMBER’S DEFICIT
Noncontrolling interest	490,920	455,648
Member’s interest	2,128,383	2,109,007
Retained deficit	(9,555,173)	(9,076,084)
Accumulated other comprehensive loss	(268,816)	(333,309)

Total Member’s Deficit	(7,204,686)	(6,844,738)

Total Liabilities and Member’s Deficit	$17,479,867	$18,047,101

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS OF CLEAR CHANNEL

CAPITAL I, LLC

	Post-Merger			Pre-Merger
(In thousands, except per share data)	Year Ended December 31,	Year Ended December 31,	Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Revenue	$5,865,685	$5,551,909	$2,736,941	$3,951,742
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,442,167	2,583,263	1,198,345	1,706,099
Selling, general and administrative expenses (excludes depreciation and amortization)	1,509,692	1,466,593	806,787	1,022,459
Corporate expenses (excludes depreciation and amortization)	284,042	253,964	102,276	125,669
Depreciation and amortization	732,869	765,474	348,041	348,789
Merger expenses	—	—	68,085	87,684
Impairment charges	15,364	4,118,924	5,268,858	—
Other operating income (expense)—net	(16,710)	(50,837)	13,205	14,827

Operating income (loss)	864,841	(3,687,146)	(5,042,246)	675,869
Interest expense	1,533,341	1,500,866	715,768	213,210
Gain (loss) on marketable securities	(6,490)	(13,371)	(116,552)	34,262
Equity in earnings (loss) of nonconsolidated affiliates	5,702	(20,689)	5,804	94,215
Other income (expense)—net	46,455	679,716	131,505	(5,112)

Income (loss) before income taxes and discontinued operations	(622,833)	(4,542,356)	(5,737,257)	586,024
Income tax benefit (expense)	159,980	493,320	696,623	(172,583)

Income (loss) before discontinued operations	(462,853)	(4,049,036)	(5,040,634)	413,441
Income (loss) from discontinued operations, net	—	—	(1,845)	640,236

Consolidated net income (loss)	(462,853)	(4,049,036)	(5,042,479)	1,053,677
Less amount attributable to noncontrolling interest	16,236	(14,950)	(481)	17,152

Net income (loss) attributable to the Company	$(479,089)	$(4,034,086)	$(5,041,998)	$1,036,525

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	26,301	151,422	(382,760)	46,679
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	17,187	1,678	(95,669)	(52,460)
Unrealized holding gain (loss) on cash flow derivatives	15,112	(74,100)	(75,079)	—
Reclassification adjustment for realized (gain) loss on securities and derivatives included in net income	14,750	10,008	102,766	(29,791)

Comprehensive income (loss)	(405,739)	(3,945,078)	(5,492,740)	1,000,953
Less amount attributable to noncontrolling interest	8,857	20,788	(49,212)	19,210

Comprehensive income (loss) attributable to the Company	$(414,596)	$(3,965,866)	$(5,443,528)	$981,743

Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations				$0.80
Discontinued operations				1.29

Net income (loss) attributable to the Company				$2.09

Weighted average common shares outstanding				495,044
Diluted:
Income (loss) attributable to the Company before discontinued operations				$0.80
Discontinued operations				1.29

Net income (loss) attributable to the Company				$2.09

Weighted average common shares outstanding				496,519

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S (DEFICIT)/SHAREHOLDERS’ EQUITY

(In thousands, except share data)			Controlling Interest
	Common Shares Issued	Noncontrolling Interest	Common Stock	Additional Paid-in Capital/ Member’s Interest	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Pre-merger Balances at December 31, 2007	498,075,417	$464,551	$49,808	$26,858,079	$(18,489,143)	$355,507	$(4,951)	$9,233,851
Net income		17,152			1,036,525			1,053,677
Exercise of stock options and other	82,645		30	4,963			(2,024)	2,969
Amortization of deferred compensation		10,767		57,855				68,622
Other		(39,813)				33,383		(6,430)
Comprehensive income:
Currency translation adjustment		22,367				24,312		46,679
Unrealized loss on investments		(3,125)				(49,335)		(52,460)
Reclassification adjustments		(32)				(29,759)		(29,791)

Pre-merger Balances at July 30, 2008	498,158,062	471,867	49,838	26,920,897	(17,452,618)	334,108	(6,975)	10,317,117

Elimination of pre-merger equity	(498,158,062)	(471,867)	(49,838)	(26,920,897)	17,452,618	(334,108)	6,975	(10,317,117)
Post-merger Balances at July 31, 2008		471,867		2,089,347	—	—	—	2,561,214
Net loss		(481)			(5,041,998)			(5,042,479)
Amortization of deferred compensation		4,182		11,729				15,911
Other		(136)				1		(135)
Comprehensive income:
Currency translation adjustment		(50,010)				(332,750)		(382,760)
Unrealized loss on cash flow derivatives						(75,079)		(75,079)
Unrealized loss on investments		(6,856)				(88,813)		(95,669)
Reclassification adjustments		7,654				95,112		102,766

Post-merger Balances at December 31, 2008		426,220	—	2,101,076	(5,041,998)	(401,529)	—	(2,916,231)

Net loss		(14,950)			(4,034,086)			(4,049,036)
Issuance (forfeiture) of restricted stock				(180)				(180)
Amortization of deferred compensation		12,104		27,682				39,786
Other		11,486		(19,571)				(8,085)
Comprehensive income:
Currency translation adjustment		21,201				130,221		151,422
Unrealized loss on cash flow derivatives						(74,100)		(74,100)
Unrealized gain (loss) on investments		(1,140)				2,818		1,678
Reclassification adjustments		727				9,281		10,008

Post-merger Balances at December 31, 2009		$455,648	$—	$2,109,007	$(9,076,084)	$(333,309)	$—	$(6,844,738)

Net income (loss)		16,236			(479,089)			(462,853)
Issuance (forfeiture) of restricted stock		792		(1,908)				(1,116)
Amortization of deferred compensation		12,046		22,200				34,246
Other		(2,659)		(916)				(3,575)
Comprehensive income:
Currency translation adjustment		7,360				18,941		26,301
Unrealized gain on cash flow derivatives						15,112		15,112
Unrealized gain (loss) on investments		(896)				18,083		17,187
Reclassification adjustments		2,393				12,357		14,750

Post-merger Balances at December 31, 2010		$490,920	$—	$2,128,383	$(9,555,173)	$(268,816)	$—	$(7,204,686)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF CLEAR CHANNEL

CAPITAL I, LLC

	Post-Merger			Pre-Merger
(In thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(462,853)	$(4,049,036)	$(5,042,479)	$1,053,677
Less: Income (loss) from discontinued operations, net	—	—	(1,845)	640,236

Net income (loss) from continuing operations	(462,853)	(4,049,036)	(5,040,634)	413,441
Reconciling Items:
Impairment charges	15,364	4,118,924	5,268,858	—
Depreciation and amortization	732,869	765,474	348,041	348,789
Deferred taxes	(211,180)	(417,191)	(619,894)	145,303
Provision for doubtful accounts	23,118	52,498	54,603	23,216
Amortization of deferred financing charges and note discounts, net	214,950	229,464	102,859	3,530
Share-based compensation	34,246	39,786	15,911	62,723
(Gain) loss on disposal of operating and fixed assets	16,710	50,837	(13,205)	(14,827)
(Gain) loss on securities	6,490	13,371	116,552	(36,758)
Equity in loss (earnings) of nonconsolidated affiliates	(5,702)	20,689	(5,804)	(94,215)
(Gain) loss on extinguishment of debt	(60,289)	(713,034)	(116,677)	13,484
Other reconciling items, net	26,090	46,166	12,089	11,629
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(119,860)	99,225	158,142	24,529
Decrease in Federal income taxes receivable	132,309	75,939	—	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	110,508	(27,934)	(130,172)	190,834
Increase (decrease) in accrued interest	87,053	33,047	98,909	(16,572)
Increase (decrease) in deferred income	796	2,168	(54,938)	51,200
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	41,754	(159,218)	51,386	(91,048)

Net cash provided by operating activities	582,373	181,175	246,026	1,035,258
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of other investments	1,200	41,627	—	173,467
Purchases of property, plant and equipment	(241,464)	(223,792)	(190,253)	(240,202)
Proceeds from disposal of assets	28,637	48,818	16,955	72,806
Acquisition of operating assets	(16,110)	(8,300)	(23,228)	(153,836)
Cash used to purchase equity	—	—	(17,472,459)	—
Change in other—net	(12,460)	(102)	(42,718)	(268,486)

Net cash used for investing activities	(240,197)	(141,749)	(17,711,703)	(416,251)
CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	198,670	1,708,625	180,000	692,614
Payments on credit facilities	(152,595)	(202,241)	(128,551)	(872,901)
Proceeds from long-term debt	145,639	500,000	557,520	5,476
Proceeds from issuance of subsidiary senior notes	—	2,500,000	—	—
Payments on long-term debt	(369,372)	(472,419)	(554,664)	(1,282,348)
Payments on senior secured credit facilities	—	(2,000,000)	—	—
Repurchases of long-term debt	(125,000)	(343,466)	(24,425)	—
Deferred financing charges	—	(60,330)	—	—
Debt proceeds used to finance the merger	—	—	15,382,076	—
Equity contribution used to finance the merger	—	—	2,142,830	—
Dividends paid	—	—	—	(93,367)
Change in other—net	(2,586)	(25,447)	(47)	(96,415)

Net cash provided by (used for) financing activities	(305,244)	1,604,722	17,554,739	(1,646,941)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used for) operating activities	—	—	2,429	(67,751)
Net cash provided by investing activities	—	—	—	1,098,892
Net cash provided by financing activities	—	—	—	—

Net cash provided by discontinued operations	—	—	2,429	1,031,141
Net increase in cash and cash equivalents	36,932	1,644,148	91,491	3,207
Cash and cash equivalents at beginning of period	1,883,994	239,846	148,355	145,148

Cash and cash equivalents at end of period	$1,920,926	$1,883,994	$239,846	$148,355
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest	$1,235,755	$1,240,322	$527,083	$231,163
Income taxes	—	—	37,029	138,187

See Notes to Consolidated Financial Statements

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF CLEAR CHANNEL CAPITAL I, LLC

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the financial statements and related footnotes included in Item 8 of Part II of this Annual Report on Form 10-K are those of Clear Channel Capital I, LLC (the “Company” or the “Parent Company”), the direct parent of Clear Channel Communications, Inc., a Texas corporation (“Clear Channel” or “Subsidiary Issuer”), and contain certain footnote disclosures regarding the financial information of Clear Channel and Clear Channel’s domestic wholly-owned subsidiaries that guarantee certain of Clear Channel’s outstanding indebtedness.

Nature of Business

The Company is a limited liability company organized under Delaware law, with all of its interests being held by Clear Channel Capital II, LLC, a direct, wholly owned subsidiary of CC Media Holdings, Inc. (“CCMH”). CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

Clear Channel is a wholly-owned subsidiary of the Company. Upon the consummation of the merger, CCMH became a public company and Clear Channel was no longer a public company. Prior to the acquisition, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. Subsequent to the acquisition, Clear Channel became a direct, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries. As a result, all of the operations of the Company are conducted by Clear Channel.

Format of Presentation

The accompanying consolidated statements of operations, statements of cash flows and shareholders’ equity are presented for the post-merger and pre-merger periods. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The years ended December 31, 2010 and 2009, and the period from July 31 through December 31, 2008 reflect the post-merger period of the Company, including the merger of a wholly-owned subsidiary of CCMH with and into Clear Channel. Subsequent to the acquisition, Clear Channel became a direct, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.

•

The period from January 1 through July 30, 2008 reflects the pre-merger period of Clear Channel. The consolidated financial statements for the pre-merger period were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

CCMH Purchase Accounting Adjustments

Purchase accounting adjustments, including goodwill, are reflected in the financial statements of the Company and its subsidiaries.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Omission of Per Share Information for the Post-Merger Period

Net loss per share information is not presented for the post-merger period as such information is not meaningful. During the post-merger periods ended December 31, 2010, 2009 and 2008, Clear Channel Capital II, LLC is the sole member of the Company and owns 100% of the limited liability company interests. The Company does not have any publicly traded common stock or potential common stock.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for using the equity method of accounting.

Certain prior period amounts have been reclassified to conform to the 2010 presentation.

The Company owns certain radio stations which, under current FCC rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in the Company’s acquisition of Clear Channel. The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee. The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to 12 months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 20 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years

Structures - 5 to 40 years

Towers, transmitters and studio equipment - 7 to 20 years

Furniture and other equipment - 3 to 20 years

Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired outdoor advertising structures in its Americas outdoor segment by $4.0 million during 2010.

During 2009, the Company recorded a $21.0 million impairment to street furniture tangible assets in its International outdoor segment and an $11.3 million impairment of corporate assets.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are recorded at cost.

The Company tests for possible impairment of definite-lived intangible assets whenever events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

The Company impaired certain definite-lived intangible assets primarily related to a talent contract in its Radio broadcasting segment by $3.9 million during 2010.

The Company impaired definite-lived intangible assets related to certain street furniture and billboard contract intangible assets in its Americas outdoor and International outdoor segments by $55.3 million during 2009.

The Company’s indefinite-lived intangibles include Federal Communications Commission (“FCC”) broadcast licenses in its Radio broadcasting segment and billboard permits in its Americas outdoor advertising segment. The Company’s indefinite-lived intangibles are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

The Company performed its annual impairment test on its indefinite-lived intangible assets on October 1, 2010, which resulted in a non-cash impairment charge of $5.3 million related to its indefinite-lived FCC licenses and permits. See Note 4 for further discussion.

The Company performed impairment tests during 2009 and 2008, which resulted in non-cash impairment charges of $935.6 million and $1.7 billion, respectively, on its indefinite-lived FCC licenses and permits. See Note 4 for further discussion.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.

The Company performed its annual goodwill impairment test on October 1, 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International outdoor segment. See Note 4 for further discussion.

The Company performed impairment tests during 2009 and 2008, and recognized non-cash impairment charges of $3.1 billion and $3.6 billion, respectively. See Note 4 for further discussion.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

For the years ended December 31, 2010 and 2009, the Company recorded non-cash impairment charges of $8.3 million and $22.9 million, respectively, related to certain equity investments in its International outdoor segment.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ equity. In addition, the Company holds investments that do not have quoted market prices. The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2010, September 30, 2009 and December 31, 2008, and recorded non-cash impairment charges of $6.5 million, $11.3 million and $116.6 million, respectively, during each of these years. Such charges are recorded on the statement of operations in “Gain (loss) on marketable securities”.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2010 and 2009.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition

Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly. Revenue for outdoor advertising is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.

Barter transactions represent the exchange of advertising spots or display space for merchandise or services. These transactions are generally recorded at the fair market value of the advertising spots or display space or the fair value of the merchandise or services received, whichever is most readily determinable. Revenue is

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were:

	Post-Merger			Pre-Merger
(In millions)	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008

Barter and trade revenues	$67.0	$71.9	$33.7	$40.2
Barter and trade expenses	66.4	86.7	35.0	38.9

Barter and trade expenses for 2009 include $14.9 million of trade receivables written off as it was determined they no longer had value to the Company.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.

The Company does not have any equity incentive plans under which it grants stock awards to employees. Employees of subsidiaries of the Company receive equity awards from CCMH’s equity incentive plans. Prior to the merger, Clear Channel granted equity awards to its employees under its own equity incentive plans.

Derivative Instruments and Hedging Activities

The provisions of ASC 815-10 require the Company to recognize its interest rate swap agreements as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. The interest rate swaps are designated and qualify as hedging instruments, and are characterized as cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”. Foreign currency transaction gains and losses are included in operations.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses from continuing operations were $82.0 million, $67.3 million and $107.9 million for the post-merger years ended December 31, 2010 and 2009 and the combined period ended December 31, 2008, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU updates ASC Topic 350, Intangibles—Goodwill and Other, to amend the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not currently have any reporting units with zero or negative carrying values.

In August 2010, the FASB issued ASU No. 2010-22, Accounting for Various Topics—Technical Corrections to SEC Paragraphs. This ASU amends various SEC paragraphs and became effective upon issuance. The adoption of ASU No. 2010-22 did not have a material impact on the Company’s financial position or results of operations.

In August 2010, the FASB issued ASU No. 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and became effective upon issuance. The Company adopted the provisions of ASU 2010-21 upon issuance with no material impact to the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 updates ASC Topic 855, Subsequent Events. ASU 2010-09 removes the requirement to disclose the date through which an entity has evaluated subsequent events. The Company adopted the provisions of ASU 2010-09 upon issuance with no material impact to the Company’s financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for the interim and annual reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010 beginning with the first interim period. The Company adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and adopted certain other provisions on January 1, 2011.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 – BUSINESS ACQUISITIONS

2009 Purchases of Additional Equity Interests

During 2009, the Company’s Americas outdoor segment purchased the remaining 15% interest in its consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and the Company’s International outdoor segment acquired an additional 5% interest in its consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

2008 Acquisitions

CCMH completed its acquisition of Clear Channel on July 30, 2008. The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. CCMH allocated a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this allocation was recorded as goodwill. The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.

The Company also acquired assets in its operating segments in addition to the merger described above. The Company acquired FCC licenses in its radio segment for $11.7 million in cash during 2008. The Company acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. The Company’s national representation business acquired representation contracts for $68.9 million in cash during 2008.

NOTE 3 – DISCONTINUED OPERATIONS

Sale of non-core radio stations and television business

Consistent with the provisions of ASC 360-10, the Company classified radio station assets as discontinued operations during 2008.

On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC and recorded a gain of $662.9 million as a component of “Income (loss) from discontinued operations, net” in its consolidated statement of operations during the first quarter of 2008.

Summarized operating results for the year ended December 31, 2008 from these businesses classified as discontinued operations are as follows:

	Post-Merger	Pre-Merger
(In thousands)	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
Revenue	$1,364	$74,783
Income (loss) before income taxes	$(3,160)	$702,698

Included in income (loss) from discontinued operations, net is an income tax benefit of $1.3 million for the period July 31 through December 31, 2008. Included for the period from January 1 through July 30, 2008 is income tax expense of $62.4 million and a gain of $695.8 million related to the sale of Clear Channel’s television business and certain radio stations.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2010 and 2009, respectively.

(In thousands)	December 31, 2010	December 31, 2009
Land, buildings and improvements	$652,575	$633,222
Structures	2,623,561	2,514,602
Towers, transmitters and studio equipment	397,434	381,046
Furniture and other equipment	282,385	234,101
Construction in progress	65,173	88,391

	4,021,128	3,851,362
Less: accumulated depreciation	875,574	518,969

Property, plant and equipment, net	$3,145,554	$3,332,393

Definite-lived Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2010 and 2009, respectively:

(In thousands)	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other outdoor contractual rights	$789,867	$241,461	$803,297	$166,803
Customer / advertiser relationships	1,210,205	289,824	1,210,205	169,897
Talent contracts	317,352	99,050	320,854	57,825
Representation contracts	231,623	101,650	218,584	54,755
Other	551,197	80,110	550,041	54,457

Total	$3,100,244	$812,095	$3,102,981	$503,737

Total amortization expense from continuing operations related to definite-lived intangible assets was $332.3 million, $341.6 million and $208.6 million for the post-merger years ended December 31, 2010 and 2009, and the combined period ended December 31, 2008, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2011	$302,958
2012	289,694
2013	274,295
2014	253,772
2015	235,056

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill and Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”). The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived assets in the International segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived asset is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Annual Impairment Test to FCC Licenses and Billboard permits

The Company performs its annual impairment test on October 1 of each year.

The aggregate fair value of the Company’s FCC licenses on October 1, 2010 increased approximately 14% from the fair value at October 1, 2009. The increase in fair value resulted primarily from improvements to general market conditions leading to increased advertising spending, which results in higher revenues for the industry.

The aggregate fair value of the Company’s permits on October 1, 2010 increased approximately 58% from the fair value at October 1, 2009. The increase in fair value resulted primarily from improvements to general market conditions leading to increased advertising spending, which results in higher revenues for the industry.

Although the aggregate fair values of FCC licenses and billboard permits increased, certain markets experienced continuing declines. As a result, impairment charges were recorded in 2010 for FCC licenses and billboard permits of $0.5 million and $4.8 million, respectively.

Interim Impairments to FCC Licenses

The Company performed interim impairment tests on its FCC licenses as of December 31, 2008 and again on June 30, 2009 as a result of the poor economic environment during those periods. In determining the fair value of the Company’s FCC licenses, the following key assumptions were used:

(i)	Industry revenue forecast by BIA Financial Network, Inc. (“BIA”) of 1.9% and 1.8%, respectively, were used during the three year build-up period in the December 31, 2008 and June 30, 2009 impairment tests;

(ii)	Operating margin of 12.5% in the first year gradually climbs to the industry average margin in year 3 of 30% and 29%, respectively, in the December 31, 2008 and June 30, 2009 impairment tests;

(iii)	2% revenue growth was assumed beyond the discrete build-up projection period in both the December 31, 2008 and June 30, 2009 impairment tests; and

(iv)	Assumed discount rates of 10% for the 13 largest markets and 10.5% for all other markets in both the December 31, 2008 and June 30, 2009 impairment tests;

The discount rate used in the December 31, 2008 impairment model increased 150 basis points compared to the discount rate used in the preliminary purchase price allocation as of July 30, 2008 which resulted in a decline in the fair value of the Company’s licenses. As a result, the Company recognized a non-cash impairment charge at December 31, 2008 in approximately one-quarter of its markets, which totaled $936.2 million.

The BIA forecast for 2009 declined 8.7% and declined between 13.8% and 15.7% through 2013 compared to the BIA forecasts used in the 2008 impairment test. Additionally, the industry profit margin declined 100 basis points from the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the FCC licenses below their carrying value. As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in approximately one-quarter of its markets, which totaled $590.3 million.

In calculating the fair value of its FCC licenses, the Company primarily relied on the discounted cash flow models. However, the Company relied on the stick method for those markets where the discounted cash flow model resulted in a value less than the stick method indicated. Approximately 17% and 23% of the fair value of the Company’s FCC licenses at December 31, 2008 and June 30, 2009, respectively, was determined using the stick method.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Interim Impairments to Billboard Permits

The Company performed interim impairment tests on its billboard permits as of December 31, 2008 and again on June 30, 2009 as a result of the poor economic environment during those periods. In determining the fair value of the Company’s billboard permits, the following key assumptions were used:

(i)	Industry revenue growth of negative 9% and negative 16%, respectively, during the one year build-up period used in the December 31, 2008 and June 30, 2009 impairment tests;

(ii)	Cost structure reached a normalized level over a three year period and the operating margins gradually grew over that period to the industry average margins of 46% and 45%, respectively, in the December 31, 2008 and June 30, 2009 impairment tests. The margin in year three was the lower of the industry average margin or the actual margin for the market;

(iii)	Industry average revenue growth of 3% beyond the discrete build-up projection period in the December 31, 2008 and June 30, 2009 impairment tests;

(iv)	Discount rates of 9.5% and 10%, respectively, in the December 31, 2008 and June 30, 2009 impairment tests.

The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008. Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge at December 31, 2008 which totaled $722.6 million.

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in all but five of its markets in the United States and Canada, which totaled $345.4 million.

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial to assist the Company in the development of its assumptions and the Company’s determination of the fair value of its reporting units.

Each of the Company’s U.S. radio markets and outdoor advertising markets are components. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Post-Merger
Balance as of December 31, 2008	$5,579,190	$892,598	$287,543	$331,290	$7,090,621
Impairment	(2,420,897)	(390,374)	(73,764)	(211,988)	(3,097,023)
Acquisitions	4,518	2,250	110	—	6,878
Dispositions	(62,410)	—	—	(2,276)	(64,686)
Foreign currency	—	16,293	17,412	—	33,705
Purchase price adjustments - net	47,086	68,896	45,042	(482)	160,542
Other	(618)	(4,414)	—	—	(5,032)

Balance as of December 31, 2009	$3,146,869	$585,249	$276,343	$116,544	$4,125,005

Impairment	—	—	(2,142)	—	(2,142)
Acquisitions	—	—	—	342	342
Dispositions	(5,325)	—	—	—	(5,325)
Foreign currency	—	285	3,299	—	3,584
Other	(1,346)	—	(792)	—	(2,138)

Balance as of December 31, 2010	$3,140,198	$585,534	$276,708	$116,886	$4,119,326

The balance at December 31, 2008 is net of cumulative impairments of $1.1 billion, $2.3 billion, and $173.4 million in the Radio broadcasting, Americas outdoor and International outdoor segments, respectively.

The fair value of the Company’s reporting units on October 1, 2010 increased from the fair value at October 1, 2009. The increase in the fair value of the Company’s radio reporting unit was primarily the result of a 50 basis point decline in the discount rate and a $210.0 million increase related to industry projections. The increase in the fair value of the Company’s Americas outdoor reporting unit was primarily the result of a $638.6 million increase related to forecast revenues and operating margins. As a result of increase in fair value across the radio and Americas outdoor reporting units, no goodwill impairments were recognized in these segments. Within the Company’s International outdoor segment, one country experienced a decline in fair value which resulted in a $2.1 million non-cash impairment to goodwill.

Interim Impairment Tests to Goodwill

The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units as of December 31, 2008 and June 30, 2009, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units. Historically, revenues in its industries have been highly correlated to economic cycles. Based on this consideration, among others, the assumed 2008 and 2009 revenue growth rates used in the December 31, 2008 and June 30, 2009 impairment models were negative followed by assumed revenue growth with an anticipated economic recovery in 2009 and 2010, respectively. The Company also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.

The Company calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 resulting in WACCs of 11%, 12.5% and 12.5% for each of the reporting units in the Radio, Americas outdoor and International outdoor segments, respectively. As of June 30, 2009, the Company calculated WACCs of 11%, 12.5% and 13.5% for each of the reporting units in the Radio, Americas outdoor and International outdoor segments, respectively.

The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method. The three variations of the market approach indicated that the fair value determined by the Company’s discounted cash flow model was within a reasonable range of outcomes as of December 31, 2008 and June 30, 2009.

The revenue forecasts for 2009 declined 18%, 21% and 29% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of the revenues realized for the year ended December 31, 2008. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $3.6 billion at December 31, 2008.

The revenue forecasts for 2009 declined 8%, 7% and 9% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $3.1 billion at June 30, 2009.

NOTE 5 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

Grupo ACIR Comunicaciones

Clear Channel sold a portion of its investment in Grupo ACIR for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “equity in earnings of nonconsolidated affiliates” during the pre-merger period ended July 30, 2008. Effective January 30, 2009 the Company sold 57% of its remaining 20% interest in Grupo ACIR. The Company sold the remainder of its interest on July 28, 2009.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	ARN	Grupo ACIR	All Others	Total
Balance at December 31, 2008	$290,808	$41,518	$51,811	$384,137
Reclass to cost method investments and other	—	(17,469)	1,283	(16,186)
Dispositions of investments, net	—	(19,153)	(19)	(19,172)
Cash advances (repayments)	(17,263)	3	4,402	(12,858)
Equity in net earnings (loss)	15,191	(4,372)	(31,508)	(20,689)
Foreign currency transaction adjustment	(10,354)	—	—	(10,354)
Foreign currency translation adjustment	42,396	(527)	819	42,688
Fair value adjustments	—	—	(2,217)	(2,217)

Balance at December 31, 2009	$320,778	$—	$24,571	$345,349
Reclass to cost method investments and other	—	—	1,574	1,574
Dispositions of investments, net	—	—	(987)	(987)
Cash advances	—	—	2,556	2,556
Equity in net earnings (loss)	15,685	—	(9,983)	5,702
Foreign currency transaction adjustment	(6,881)	—	—	(6,881)
Foreign currency translation adjustment	21,589	—	(434)	21,155
Distributions received	(8,386)	—	(2,331)	(10,717)

Balance at December 31, 2010	$342,785	$—	$14,966	$357,751

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates”.

Other Investments

Other investments of $75.3 million and $44.7 million at December 31, 2010 and 2009, respectively, include marketable equity securities and other investments classified as follows:

(In thousands)		Gross Unrealized	Gross Unrealized	Fair
Investments	Cost	Losses	Gains	Value
2010
Available-for sale	$12,614	$—	$57,945	$70,559
Other cost investments	4,773	—	—	$4,773

Total	$17,387	$—	$57,945	$75,332

2009
Available-for sale	$19,104	$(12,237)	$32,035	$38,902
Other cost investments	5,783	—	—	5,783

Total	$24,887	$(12,237)	$32,035	$44,685

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time in 2008 and 2009. As a result, the Company considered the guidance in

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $11.3 million and $59.8 million in “Gain (loss) on marketable securities” for the years ended December 31, 2009 and 2008, respectively. The fair value of this investment has continued to decline throughout 2010 and the Company has concluded based on the guidance in ASC 320-10-S99 that such decline is other than temporary. Accordingly, the Company recorded a non-cash impairment charge of $6.5 million in 2010 to write the investment down to fair value, recorded in “Gain (loss) on marketable securities.”

In addition, the fair value of the Company’s available-for-sale security, Sirius XM Radio, Inc., was below its cost for an extended period of time in 2008. After considering ASC 320-10-S99 guidance, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $56.7 million in “Gain (loss) on marketable securities” for the year ended December 31, 2008.

Clear Channel sold its American Tower Corporation securities in the second quarter of 2008 and recorded a gain of $30.4 million on the statement of operations in “Gain (loss) on marketable securities”.

Other cost investments include various investments in companies for which there is no readily determinable market value.

NOTE 6 - ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. Asset retirement obligations are also recorded as necessary for other structures residing on leased property. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2010	2009
Beginning balance	$51,301	$55,592
Adjustment due to change in estimate of related costs	(1,839)	(6,721)
Accretion of liability	5,202	5,209
Liabilities settled	(2,565)	(2,779)

Ending balance	$52,099	$51,301

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 - LONG-TERM DEBT

Long-term debt at December 31, 2010 and 2009 consisted of the following:

(In thousands)	December 31, 2010	December 31, 2009
Senior Secured Credit Facilities:
Term loan A Facility Due 2014(1)	$1,127,657	$1,127,657
Term loan B Facility Due 2016	9,061,911	9,061,911
Term loan C - Asset Sale Facility Due 2016(1)	695,879	695,879
Revolving Credit Facility Due 2014	1,842,500	1,812,500
Delayed Draw Facilities Due 2016	1,013,227	874,432
Receivables Based Facility Due 2014	384,232	355,732
Other Secured Long-term Debt	4,692	5,225

Total Consolidated Secured Debt	14,130,098	13,933,336

Senior Cash Pay Notes	796,250	796,250
Senior Toggle Notes	829,831	915,200
Clear Channel Senior Notes:
7.65% Senior Notes Due 2010	—	116,181
4.5% Senior Notes Due 2010	—	239,975
6.25% Senior Notes Due 2011	692,737	692,737
4.4% Senior Notes Due 2011	140,241	140,241
5.0% Senior Notes Due 2012	249,851	249,851
5.75% Senior Notes Due 2013	312,109	312,109
5.5% Senior Notes Due 2014	541,455	541,455
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary Senior Notes:
9.25% Series A Senior Notes Due 2017	500,000	500,000
9.25% Series B Senior Notes Due 2017	2,000,000	2,000,000
Other long-term debt	63,115	77,657
Purchase accounting adjustments and original issue discount	(623,335)	(788,087)

	20,607,352	20,701,905
Less: current portion	867,735	398,779

Total long-term debt	$19,739,617	$20,303,126

(1)	These facilities are subject to an amortization schedule with the final payment on the Term Loan A and Term Loan C due 2014 and 2016, respectively.

The Company’s weighted average interest rate at December 31, 2010 was 5.8%. The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $18.7 billion and $17.7 billion at December 31, 2010 and 2009, respectively.

The Company and its subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or outstanding equity securities of Clear Channel Outdoor

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Holdings, Inc. (“CCOH”) or CCMH, in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company or its subsidiaries may also sell certain assets or properties and use the proceeds to reduce its indebtedness. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in its debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and

•

with respect to loans under the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.50% per annum, but subject to adjustment based on Clear Channel’s leverage ratio. The delayed draw term facilities are fully drawn, therefore there are currently no commitment fees associated with any unused commitments thereunder.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•

100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions; and

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•

100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities).

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C - asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C - asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C - asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amortization of Term Loans

Clear Channel is required to repay the loans under the term loan facilities, after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes discussed elsewhere in this MD&A, as follows:

•

The term loan A facility amortizes in quarterly installments commencing on the third interest payment date after the fourth anniversary of the closing date of the merger, in annual amounts equal to 4.7% of the original funded principal amount of such facility in year five, 10% thereafter, with the balance being payable on the final maturity date (July 2014) of such term loans;

•	The term loan B facility and the delayed draw facilities will be payable in full on the final maturity date (January 2016) of such term loans; and

•

The term loan C—asset sale facility amortizes in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date (January 2016) of such term loans.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by the Company and each of the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•

certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•

a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility are also guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

Certain Events of Default

The senior secured credit facilities contain a financial covenant that requires Clear Channel to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1). This financial covenant becomes more restrictive over time. Clear Channel’s senior secured debt consists of the senior secured facilities, the receivables based credit facility and certain other secured subsidiary debt. The Company was in compliance with this covenant as of December 31, 2010.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase Clear Channel’s capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2010, the Company had a total of $384.2 million outstanding under Clear Channel’s receivables based credit facility.

The receivables based credit facility provides revolving credit of $783.5 million, subject to a borrowing base. The borrowing base at any time equals 85% of the Company’s and certain of its subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility. The maturity of the receivables based credit facility is July 2014.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. In addition, borrowings under the receivables based credit facility, excluding the initial borrowing, are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to adjustment if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.

Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is currently 0.375% per annum, subject to adjustment based on Clear Channel’s leverage ratio.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Collateral and Guarantees

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, that is senior to the security interest of the senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, and termination provisions substantially similar to those governing the senior secured credit facilities.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2010, the Company had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by the Company and each of its existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an “applicable premium,” as described in the indenture governing such notes. Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time on or after August 1, 2012 at the redemption prices set forth in the indenture governing such notes. In addition, Clear Channel may redeem up to 40% of any series of the outstanding senior cash pay notes and senior toggle notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If Clear Channel undergoes a change of control, sells certain of the Company’s assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of the Company’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to the Company’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010. Assuming the cash interest election remains in effect for the remaining term of the notes, Clear Channel will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.

Clear Channel Senior Notes

As of December 31, 2010, Clear Channel’s senior notes and debentures represented approximately $2.9 billion of aggregate principal amount of indebtedness outstanding.

The senior notes and debentures were the obligations of Clear Channel prior to the merger. The senior notes and debentures are senior, unsecured obligations that are effectively subordinated to the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and the guarantees of such indebtedness from the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions. The senior notes and debentures rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes and debentures are not guaranteed by Clear Channel’s subsidiaries.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subsidiary Senior Notes

As of December 31, 2010, the Company had outstanding $2.5 billion aggregate principal amount of subsidiary senior notes, which consisted of $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes”). The subsidiary senior notes were issued by Clear Channel Worldwide Holdings, Inc. (“CCWH”) and are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries.

The subsidiary senior notes bear interest on a daily basis and contain customary provisions, including covenants requiring the Company to maintain certain levels of credit availability and limitations on incurring additional debt.

The subsidiary senior notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the subsidiary senior notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the subsidiary senior notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the subsidiary senior notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the subsidiary senior notes.

The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the subsidiary senior notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and

•

purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and Series B Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit CCOH’s ability to pay dividends. The Series B Notes indenture contains certain exceptions that allow CCOH to incur additional indebtedness and pay dividends, including a $500.0 million exception for the payment of dividends. CCOH was in compliance with these covenants as of December 31, 2010.

A portion of the proceeds of the subsidiary senior notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under Clear Channel’s senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the term loan A, term loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.

The balance of the proceeds is available to CCOI for general corporate purposes. In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH. In turn, CCOH could declare a dividend to its shareholders of which Clear Channel would receive its proportionate share. Payment of such dividends would not be prohibited by the terms of the subsidiary senior notes or any of the loan agreements or credit facilities of CCOI or CCOH.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Refinancing Transactions

Clear Channel announced on February 7, 2011 that it intends to offer, subject to market and customary conditions, $750 million in aggregate principal amount of priority guarantee notes due 2021 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended. Clear Channel intends to use the proceeds of the Notes together with cash on hand to repay $500 million of the indebtedness outstanding under its senior secured credit facilities, to repay at maturity $250 million in aggregate principal amount of its 6.25% senior notes due 2011, to pay fees and expenses incurred in connection with concurrent amendments to its senior secured credit facilities and its receivables based credit facility, the receipt of which is a condition to completion of the offering, and to pay fees and expenses in connection with the offering.

The concurrent amendments to its senior secured credit facilities and its receivables based credit facility would, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion provisions, provide Clear Channel with greater flexibility to incur new debt, provided that such new debt is used to pay down senior secured credit facility indebtedness, and provide greater flexibility for Clear Channel’s indirect subsidiary, CCOH, and its subsidiaries to incur new debt (provided the incurrence of that new debt is otherwise permitted to be incurred by such subsidiaries).

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This disclosure is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Debt Repurchases, Tender Offers, Maturities and Other

Between 2008 and 2010, CC Investments, Inc. (“CC Investments”), CC Finco, LLC and Clear Channel Acquisition, LLC (previously known as CC Finco II, LLC), indirect wholly-owned subsidiaries of the Company, repurchased certain of Clear Channel’s outstanding senior notes, senior cash pay notes and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below. Notes repurchased and held by CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC are eliminated in consolidation.

(In thousands)	Post-Merger Periods Ended December 31,
	2010	2009	2008
CC Investments
Principal amount of debt repurchased	$185,185	$—	$—
Deferred loan costs and other	104	—	—
Gain recorded in “Other income (expense)—net”(2)	(60,289)	—	—

Cash paid for repurchases of long-term debt	$125,000	$—	$—

CC Finco, LLC
Principal amount of debt repurchased	$—	$801,302	$102,241
Purchase accounting adjustments(1)	—	(146,314)	(24,367)
Deferred loan costs and other	—	(1,468)	—
Gain recorded in “Other income (expense)—net”(2)	—	(368,591)	(53,449)

Cash paid for repurchases of long-term debt	$—	$284,929	$24,425

Clear Channel Acquisition, LLC
Principal amount of debt repurchased(3)	$—	$433,125	$—
Deferred loan costs and other	—	(813)	—
Gain recorded in “Other income (expense)—net”(2)	—	(373,775)	—

Cash paid for repurchases of long-term debt	$—	$58,537	$—

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Investments, CC Finco, LLC and Clear Channel Acquisition, LLC, repurchased certain of Clear Channel’s senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.
(3)	Clear Channel Acquisition, LLC immediately cancelled these notes subsequent to the purchase.

During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from its delayed draw term loan facility that was specifically designated for this purpose. Also during 2010, Clear Channel repaid its remaining 4.50% senior notes upon maturity for $240.0 million with available cash on hand.

During 2009, Clear Channel repaid the remaining principal amount of its 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that was specifically designated for this purpose.

On November 24, 2008, Clear Channel announced that it commenced a cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The Company recorded an aggregate gain on the extinguishment of debt of $74.7 million in “Other income (expense)—net” during the post-merger period as a result of this tender offer.

Clear Channel repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

notes were repaid at maturity on November 1, 2008. The aggregate loss on the extinguishment of debt recorded in “Other income (expense)—net” in 2008 as a result of the tender offer for the AMFM Operating Inc. 8% senior notes was $8.0 million.

On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. Clear Channel recorded a $21.8 million loss in “Other income (expense)—net” during the pre-merger period as a result of the tender.

Clear Channel terminated its cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.

On January 15, 2008, Clear Channel repaid its 4.625% senior notes at their maturity for $500.0 million with proceeds from its bank credit facility. On June 15, 2008, Clear Channel repaid its 6.625% Senior Notes at their maturity for $125.0 million with available cash on hand.

Future maturities of long-term debt at December 31, 2010 are as follows:

(In thousands)
2011	$885,087
2012	292,819
2013	459,778
2014	3,775,159
2015	254,173
Thereafter	15,563,671

Total (1)	$21,230,687

(1)	Excludes a negative purchase accounting fair value adjustment of $623.3 million, which is amortized through interest expense over the life of the underlying debt obligations.

NOTE 8 - FINANCIAL INSTRUMENTS

Interest Rate Swaps

The Company’s $2.5 billion notional amount interest rate swap agreement is designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings. No ineffectiveness was recorded in earnings related to this interest rate swap.

The Company entered into its swap agreement to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The Company assesses at inception, and on an ongoing basis, whether its interest rate swap agreement is highly effective in offsetting changes in the interest expense of its floating rate debt. A derivative that is not a highly effective hedge does not qualify for hedge accounting.

The Company continually monitors its positions with, and credit quality of, the financial institution which is counterparty to its interest rate swap. The Company may be exposed to credit loss in the event of nonperformance by its counterparty to the interest rate swap. However, the Company considers this risk to be low. If a derivative instrument no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in other comprehensive income is recognized currently in income.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – FAIR VALUE MEASUREMENTS

The Company adopted FASB Statement No. 157, Fair Value Measurements, codified in ASC 820-10, on January 1, 2008 and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s marketable equity securities and interest rate swap are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. The fair value of these securities at December 31, 2010 and 2009 was $70.6 million and $38.9 million, respectively.

The swap agreement is valued using a discounted cash flow model that takes into account the present value of the future cash flows under the terms of the agreements by using market information available as of the reporting date, including prevailing interest rates and credit spread. Due to the fact that the inputs are either directly or indirectly observable, the Company classified the fair value measurement of the agreement as Level 2.

In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings.

The fair value of the Company’s $2.5 billion notional amount interest rate swap designated as a hedging instrument and recorded in “Other long-term liabilities” was $213.1 million at December 31, 2010.

As of December 31, 2009, the Company had an aggregate $6.0 billion notional amount of interest rate swap agreements with an aggregate fair value of $237.2 million recorded in “Other long-term liabilities”. In October of 2010, $3.5 billion notional amount of interest rate swap agreements matured.

The following table provides the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreements:

(In thousands)	Accumulated other comprehensive loss
Balance at January 1, 2009	$75,079
Other comprehensive loss	74,100

Balance at December 31, 2009	149,179
Other comprehensive income	15,112

Balance at December 31, 2010	$134,067

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company considers its non-cancelable contracts that enable it to display advertising on buses, trains, bus shelters, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-10. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2010, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments
2011	$369,012	$541,186	$48,059
2012	316,789	419,836	28,501
2013	291,769	351,403	15,486
2014	257,064	307,978	7,395
2015	249,459	281,004	4,344
Thereafter	1,325,325	624,004	3,322

Total	$2,809,418	$2,525,411	$107,107

Rent expense charged to continuing operations for the years ended December 31, 2010 and 2009 was $1.10 billion and $1.13 billion, respectively. Rent expense charged to continuing operations for the post-merger period from July 31, 2008 to December 31, 2008 and the pre-merger period from January 1, 2008 to July 30, 2008 was $526.6 million and $755.4 million, respectively.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company and its subsidiaries are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, the Company has accrued its estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In 2006, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes Sao Paulo Ltda. (“Klimes”), respectively) in the Sao Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that the Company’s businesses fall within the definition of “communication services” and as such are subject to the VAT.

The Company has filed petitions to challenge the imposition of this tax against each of its businesses, which are proceeding separately. The Company’s challenge for L&C was unsuccessful at the first administrative level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, the Company received an unfavorable ruling at this final administrative level concluding that the VAT applied to L&C and intends to appeal this ruling to the judicial level. The Company has filed a petition to have the case remanded to the second administrative level for consideration of the reasonableness of the amount of the penalty assessed against it. The amounts allegedly owed by L&C are approximately $9.3 million in taxes, approximately $18.6 million in penalties and approximately $25.8 million in interest (as of December 31, 2010 at an exchange rate of .58).

The Company’s challenge for Klimes was unsuccessful at the first administrative level, and denied at the second administrative level on or about September 24, 2009. On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies to Klimes as well but did reduce the penalty assessed by the state taxing authority. With the penalty reduction, the amounts allegedly owed by Klimes are approximately $10.5 million in taxes, approximately $5.2 million in penalties and approximately $16.1 million in interest (as of December 31, 2010 at an exchange rate of .58). In mid-January 2011, the taxing authority filed an extraordinary appeal to the third administrative level, asking that it reconsider the decision to reduce the penalty assessed against Klimes. The president of the third administrative level must decide whether to accept that appeal before it can proceed. Based on the Company’s review of the law in similar cases in other Brazilian states, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2010, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2010, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 - GUARANTEES

At December 31, 2010, the Company guaranteed $39.9 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines related to intraday overdraft facilities covering participants in the Company’s European cash management pool. As of December 31, 2010, no amounts were outstanding under these agreements.

As of December 31, 2010, the Company had outstanding commercial standby letters of credit and surety bonds of $128.4 million and $46.9 million, respectively. Letters of credit in the amount of $15.7 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.

These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

NOTE 12 - INCOME TAXES

The operations of the Company are included in a consolidated federal income tax return filed by CCMH. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Post-Merger			Pre-Merger
	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
Current - Federal	$(4,534)	$104,539	$100,578	$6,535
Current - foreign	(41,388)	(15,301)	(15,755)	(24,870)
Current - state	(5,278)	(13,109)	(8,094)	(8,945)

Total current benefit (expense)	(51,200)	76,129	76,729	(27,280)
Deferred - Federal	211,137	366,024	555,679	(145,149)
Deferred - foreign	(3,859)	30,399	17,762	12,662
Deferred - state	3,902	20,768	46,453	(12,816)

Total deferred benefit (expense)	211,180	417,191	619,894	(145,303)

Income tax benefit (expense)	$159,980	$493,320	$696,623	$(172,583)

Current tax expense of $51.2 million was recorded for 2010 as compared to current tax benefits of $76.1 million for 2009 primarily due to the Company’s ability to carry back certain net operating losses in 2009 to prior years. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law. The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in a tax year ended after December 31, 2007 and beginning before January 1, 2010 to be carried back for up to five years (such losses were previously limited to a two-year carryback). This change allowed the Company to recognize current tax benefits of $126.4 million in 2009 related to the projected Federal income tax refund available upon the carryback of its fiscal 2009 taxable losses to prior periods. The 2009 Federal income tax return and related net operating loss carryback claim was filed in 2010 and resulted in an actual refund of approximately $132.3 million, which was received in 2010.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the year ended December 31, 2010, deferred tax benefits decreased $206.0 million as compared to 2009 primarily due to larger impairment charges recorded in 2009 related to tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2009 as a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009. In addition, in 2010 the Company recorded additional deferred tax expenses related to excess tax over book depreciation resulting from the accelerated tax depreciation provisions available under the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 that was signed into law on December 17, 2010.

Current tax benefits for 2009 increased $26.7 million compared to the full year for 2008 primarily due to the Company’s ability to carry back certain net operating losses to prior years as mentioned above.

For the year ended December 31, 2009, deferred tax benefits decreased $57.4 million as compared to 2008 primarily due to larger impairment charges recorded in 2008 related to the tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2009 as a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2010 and 2009 are as follows:

(In thousands)	2010	2009
Deferred tax liabilities:
Intangibles and fixed assets	$2,202,702	$2,074,925
Long-term debt	523,846	530,519
Foreign	55,102	62,661
Investments in nonconsolidated affiliates	48,880	36,955
Other investments	7,012	18,067
Other	18,488	17,310

Total deferred tax liabilities	2,856,030	2,740,437

Deferred tax assets:
Accrued expenses	123,225	117,041
Unrealized gain in marketable securities	22,229	22,126
Net operating losses	658,352	365,208
Bad debt reserves	12,244	11,055
Deferred Income	700	717
Other	32,241	27,701

Total gross deferred tax assets	848,991	543,848
Less: Valuation allowance	17,434	3,854

Total deferred tax assets	831,557	539,994

Net deferred tax liabilities	$2,024,473	$2,200,443

Included in the Company’s net deferred tax liabilities are $25.7 million and $19.6 million of current net deferred tax assets for 2010 and 2009, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $2.0 billion and $2.2 billion of net deferred tax liabilities for 2010 and 2009, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the year ended December 31, 2009, the Company recorded certain impairment charges that are not deductible for tax purposes and resulted in a reduction of deferred tax liabilities of approximately $379.6 million. Additional decreases in net deferred tax liabilities are a result of increases in deferred tax assets associated with current period net operating losses. The Company is able to utilize those losses through either carrybacks to prior years as a result of the November 6, 2009 tax law change and expanded loss carryback provisions provided by the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) or based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back. Increases in 2009 deferred tax liabilities of approximately $338.9 million are a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness (see Note 7). These gains are allowed to be deferred for tax purposes and recognized in future periods beginning in 2014 through 2019, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009.

At December 31, 2010, net deferred tax liabilities include a deferred tax asset of $27.5 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit (expense) is:

	Post-Merger						Pre-Merger
(In thousands)	Year Ended December 31, 2010		Year Ended December 31, 2009		Period from July 31 through December 31, 2008		Period from January 1 through July 30, 2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$217,991	35%	$1,589,825	35%	$2,008,040	35%	$(205,108)	35%
State income taxes, net of Federal tax benefit	(1,376)	0%	7,660	0%	38,359	1%	(21,760)	4%
Foreign taxes	(30,967)	(5%)	(92,648)	(2%)	(95,478)	(2%)	29,606	(5%)
Nondeductible items	(3,165)	(0%)	(3,317)	(0%)	(1,591)	(0%)	(2,464)	0%
Changes in valuation allowance and other estimates	(16,263)	(3%)	54,579	1%	(53,877)	(1%)	32,256	(6%)
Impairment charge	—	0%	(1,050,535)	(23%)	(1,194,182)	(21%)	—	—
Other, net	(6,240)	(1%)	(12,244)	(0%)	(4,648)	(0%)	(5,113)	1%

	$159,980	26%	$493,320	11%	$696,623	12%	$(172,583)	29%

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A tax benefit was recorded for the year ended December 31, 2010 of 26%. Foreign income before income taxes was approximately $40.8 million for 2010. The effective tax rate for 2010 was impacted by the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. In addition, the Company recorded a valuation allowance of $13.6 million against deferred tax assets in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

A tax benefit was recorded for the year ended December 31, 2009 of 11%. The effective tax rate for the post-merger period was primarily impacted by the goodwill impairment charges which are not deductible for tax purposes (see Note 4). In addition, the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. These impacts were partially offset by the reversal of valuation allowances on certain net operating losses as a result of the Company’s ability to utilize those losses through either carrybacks to prior years or based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back.

A tax benefit was recorded for the post-merger period ended December 31, 2008 of 12% and reflects the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. The effective tax rate for the 2008 post-merger period was primarily impacted by the goodwill impairment charges which are not deductible for tax purposes (see Note 4). In addition, the Company recorded a valuation allowance on certain net operating losses generated during the post-merger period that are not able to be carried back to prior years. The effective tax rate for the 2008 pre-merger period was primarily impacted by the tax effect of the disposition of certain radio broadcasting assets and investments.

The remaining Federal net operating loss carryforwards of $1.805 billion expires in various amounts from 2020 to 2030.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2010 and 2009 was $87.5 million and $70.7 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2010 and 2009 was $312.9 million and $308.3 million, respectively, of which $269.3 million and $301.5 million is included in “Other long-term liabilities”, and $35.3 million and $6.8 million is included in “Accrued Expenses” on the Company’s consolidated balance sheets. In addition, $8.3 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2010. The total amount of unrecognized tax benefits at December 31, 2010 and 2009 that, if recognized, would impact the effective income tax rate is $312.9 million and $308.3 million, respectively.

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2010	2009
Balance at beginning of period	$237,517	$214,309
Increases for tax position taken in the current year	5,222	3,347
Increases for tax positions taken in previous years	22,990	33,892
Decreases for tax position taken in previous years	(20,705)	(4,629)
Decreases due to settlements with tax authorities	(14,462)	(203)
Decreases due to lapse of statute of limitations	(5,093)	(9,199)

Balance at end of period	$225,469	$237,517

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company and its subsidiaries file income tax returns in the United States Federal jurisdiction and various state and foreign jurisdictions. During 2010, the Company settled the Internal Revenue Service (“IRS”) exam for the tax years 2005 and 2006. As a result of the settlement the Company will pay approximately $14.3 million, inclusive of interest, to the IRS and reverse the excess liabilities related to the effectively settled tax years. In addition, the Company effectively settled several state and foreign tax audits that resulted in a decrease to the liabilities recorded. During 2009, the Company increased its unrecognized tax benefits for issues in prior years as a result of certain ongoing examinations in both the United States and certain foreign jurisdictions. In addition, the Company released certain unrecognized tax benefits in certain foreign jurisdictions as a result of the lapse of the statute of limitations for certain tax years. The IRS is currently auditing the Company’s 2007 and 2008 pre and post merger periods. The company is currently in U.S. Tax Court for the 2003 and 2004 tax years. The Company expects to settle the 2003 and 2004 U.S. tax years and certain state examinations during the next twelve months. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2000.

NOTE 13 - MEMBER’S INTEREST

In connection with the merger, CCMH issued approximately 23.6 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock. Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock. Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any matters presented to our stockholders.

Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and are identical to each other in all respects.

Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon closing of the merger. As a result, except for certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, holders of stock options received cash or, if elected, an amount of CCMH Class A common stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share. Holders of restricted stock awards received $36.00 per share in cash or a share of CCMH Class A common stock per share of Clear Channel restricted stock. Approximately $39.2 million of share-based compensation was recognized in the pre-merger period as a result of the accelerated vesting of the stock options and restricted stock awards.

Dividends

The Company has not paid cash dividends since its formation and its ability to pay dividends is subject to restrictions should it seek to do so in the future. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.

Prior to the merger, Clear Channel’s Board of Directors declared a quarterly cash dividend of $93.4 million on December 3, 2007 and paid on January 15, 2008.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Share-Based Compensation

Stock Options

The Company does not have any compensation plans under which it grants stock awards to employees. Prior to the merger, Clear Channel granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of Clear Channel’s common stock represented by each option for any change in capitalization.

CCMH has granted options to purchase its Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates. Approximately one-third of the options granted vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met. The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of the CCMH’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model. Expected volatilities were based on implied volatilities from traded options on peer companies, historical volatility on peer companies’ stock, and other factors. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. CCMH used historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of these options:

	2010	2009
Expected volatility	58%	58%
Expected life in years	5.0 – 7.0	5.5 – 7.5
Risk-free interest rate	2.03% – 2.74%	2.30% – 3.26%
Dividend yield	0%	0%

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents a summary of CCMH’s stock options outstanding at and stock option activity during the year ended December 31, 2010 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2010	6,160	$35.15
Granted(1)	520	10.00
Exercised	—	n/a
Forfeited	(319)	36.00
Expired	(41)	52.44

Outstanding, December 31, 2010(2)	6,320	32.93	7.7 years	$0

Exercisable	1,086	29.09	6.9 years	0
Expect to Vest	2,303	30.84	7.9 years	0

(1)	The weighted average grant date fair value of options granted during the year ended December 31, 2010 was $4.79 per share.
(2)	Non-cash compensation expense has not been recorded with respect to 3.4 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of CCMH’s unvested options and changes during the year ended December 31, 2010 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2010	5,352	$19.29
Granted	520	4.79
Vested	(319)	14.02
Forfeited	(319)	16.75

Unvested, December 31, 2010	5,234	18.32

Restricted Stock Awards

Prior to the merger, Clear Channel granted restricted stock awards to its employees and directors and its affiliates under its various equity incentive plans. These common shares held a legend which restricted their transferability for a term of up to five years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel prior to the lapse of the restriction. Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.

At July 30, 2008, there were 2,692,904 outstanding Clear Channel restricted stock awards held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Pursuant to the Merger Agreement, 1,876,315 of the Clear Channel restricted stock awards became fully vested and converted into the right to receive, with respect to each share of such restricted stock, a cash payment or equity in CCMH equal to the value of $36.00 per share. The remaining 816,589 shares of Clear Channel restricted stock were converted on a one-for-one basis into restricted stock of CCMH. These converted shares continue to vest in accordance with their original terms. Following the merger, Clear Channel restricted stock automatically ceased to exist and is no longer outstanding, and, following the receipt of the cash payment or equity, if any, described above, the holders thereof no longer have any rights with respect to Clear Channel restricted stock.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On July 30, 2008, CCMH granted 555,556 shares of restricted stock to each its Chief Executive Officer and Chief Financial Officer under its 2008 Incentive Plan. The aggregate fair value of these awards was $40.0 million, based on the market value of a share of the CCMH’s Class A common stock on the grant date, or $36.00 per share. These Class A common shares are subject to restrictions on their transferability, which lapse ratably over a term of five years and will be forfeited, except in certain circumstances, in the event the employee terminates his employment or relationship with CCMH prior to the lapse of the restriction. The following table presents a summary of the CCMH’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2010 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)

	Awards	Price
Outstanding January 1, 2010	1,377	$36.00
Granted	—	n/a
Vested (restriction lapsed)	(466)	36.00
Forfeited	(16)	36.00

Outstanding, December 31, 2010	895	36.00

On August 23, 2010, Mark P. Mays tendered 200,000 shares to CCMH for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its equity incentive plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates. These options vest over a period of up to five years. A portion of the options granted vest based solely on continued service over a period of up to four years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCOH’s common stock represented by each option for any change in capitalization.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCOH’s stock, historical volatility on CCOH’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCOH uses historical data to estimate option exercises and employee terminations within the valuation model. CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Post-Merger			Pre-Merger
	Years Ended December 31,		Period from July 31 through December 31,	Period from January 1 through July 30,
	2010	2009	2008	2008
Expected volatility	58%	58%	n/a	27%
Expected life in years	5.5 – 7.0	5.5 – 7.0	n/a	5.5 – 7.0
Risk-free interest rate	1.38% – 3.31%	2.31% – 3.25%	n/a	3.24% – 3.38%
Dividend yield	0%	0%	n/a	0%

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2010 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2010	9,040	$17.48
Granted (1)	2,092	9.87
Exercised (2)	(178)	5.26
Forfeited	(798)	13.03
Expired	(1,115)	23.72

Outstanding, December 31, 2010	9,041	15.55	6.2 years	$23,799

Exercisable	4,652	19.80	4.1 years	3,195
Expect to vest	3,890	11.20	8.4 years	15,867

(1)	The weighted average grant date fair value of CCOH options granted during the post-merger years ended December 31, 2010 and 2009 was $5.65 per share and $3.38 per share, respectively. The weighted average grant date fair value of CCOH options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10 per share.
(2)	Cash received from CCOH option exercises during the post-merger ended December 31, 2010 was $0.9 million. The total intrinsic value of the CCOH options exercised during the post-merger year ended December 31, 2010 was $1.1 million. No CCOH options were exercised during the post-merger year ended December 31, 2009. Cash received from CCOH option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. The total intrinsic value of CCOH options exercised during the pre-merger period from January 1, 2008 through July 30, 2008 was $0.7 million.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of CCOH’s unvested options at and changes during the year ended December 31, 2010 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2010	5,623	$5.71
Granted	2,092	5.65
Vested(1)	(2,528)	6.28
Forfeited	(798)	5.64

Unvested, December 31, 2010	4,389	5.31

(1)	The total fair value of CCOH options vested during the years ended December 31, 2010 and 2009 was $15.9 million and $9.9 million, respectively. The total fair value of CCOH options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of CCOH options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million.

Restricted Stock Awards

CCOH has also granted both restricted stock awards and restricted stock units to employees and directors of CCOH and its affiliates. The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction. Restricted stock awards and restricted stock unit awards are granted under the CCOH equity incentive plan.

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2010 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2010	365	$18.14
Granted	11	12.57
Vested (restriction lapsed)	(173)	19.89
Forfeited	(23)	22.96

Outstanding, December 31, 2010	180	15.36

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the years ended December 31, 2010 and 2009, five months ended December 31, 2008 and the seven months ended July 30, 2008:

(In thousands)	Post-Merger			Pre-Merger
	Years Ended December 31,		Five Months Ended	Seven Months Ended
	2010	2009	December 31, 2008	July 30, 2008
Direct operating expenses	$11,996	$11,361	$4,631	$21,162
Selling, general & administrative expenses	7,109	7,304	2,687	21,213
Corporate expenses	15,141	21,121	8,593	20,348

Total share based compensation expense	$34,246	$39,786	$15,911	$62,723

As of December 31, 2010, there was $40.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over two years. In addition, as of December 31, 2010, there was $59.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Additionally, the Company recorded compensation expense of $6.0 million in “Corporate expenses” related to shares tendered by Mark P. Mays to CCMH on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Earnings per Share

(In thousands, except per share data)	Pre-Merger
Period from January 1 through July 30, 2008
NUMERATOR:
Net income attributable to the Company—common shares	$1,036,525
Less: Participating securities dividends	—
Less: Income from discontinued operations, net	640,236

Income from continuing operations attributable to the Company	396,289
Less: Income from continuing operations attributable to the Company— unvested shares	2,333

Income from continuing operations attributable to the Company per common share—basic and diluted	$393,956

DENOMINATOR:
Weighted average common shares—basic	495,044

Effect of dilutive securities:
Stock options and common stock warrants(1)	1,475

Denominator for net income per common share—diluted	496,519

Net income per common share:
Basic:
Income attributable to the Company before discontinued operations	$.80
Discontinued operations	1.29

Net income attributable to the Company	$2.09

Diluted:
Income attributable to the Company before discontinued operations	$.80
Discontinued operations	1.29

Net income attributable to the Company	$2.09

(1)	7.6 million stock options were outstanding at July 30, 2008 that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 - EMPLOYEE STOCK AND SAVINGS PLANS

Clear Channel has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Under these plans, an employee can make pre-tax contributions and Clear Channel will match a portion of such an employee’s contribution. Employees vest in these Clear Channel matching contributions based upon their years of service to Clear Channel. Contributions from continuing operations to these plans of $29.8 million and $23.0 million for the years ended December 31, 2010 and 2009, respectively, $12.4 million for the post-merger period ended December 31, 2008 and $17.9 million for the pre-merger period ended July 30, 2008, were expensed. Clear Channel suspended the matching contribution as of April 30, 2009. Effective April 1, 2010, Clear Channel reinstated the matching contribution retroactive to January 1, 2010.

Clear Channel offers a non-qualified deferred compensation plan for its highly compensated executives, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company accounts for the plan in accordance with the provisions of ASC 710-10. Matching credits on amounts deferred may be made in Clear Channel’s sole discretion and Clear Channel retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any Clear Channel matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2010 was approximately $11.3 million recorded in “Other assets” and $11.3 million recorded in “Other long-term liabilities”, respectively. The asset and liability under the deferred compensation plan at December 31, 2009 was approximately $9.9 million recorded in “Other assets” and $9.9 million recorded in “Other long-term liabilities”, respectively.

NOTE 15 – OTHER INFORMATION

(In thousands)	Post-Merger			Pre-Merger
	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
“Other income (expense)—net” includes:
Foreign exchange gain (loss)	$(12,783)	$(15,298)	$21,323	$7,960
Gain (loss) on early redemption of debt, net	60,289	713,034	108,174	(13,484)
Other	(1,051)	(18,020)	2,008	412

Total other income (expense)—net	$46,455	$679,716	$131,505	$(5,112)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Post-Merger			Pre-Merger
	Year ended December 31, 2010	Year ended December 31, 2009	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008
Deferred income tax (assets) liabilities on items of other comprehensive income (loss) include:
Foreign currency translation adjustments	$5,916	$16,569	$(20,946)	$(24,894)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	14,475	$6,743	$—	$(27,047)
Unrealized gain (loss) on cash flow derivatives	9,067	$(44,350)	$(43,706)	$—

(In thousands)	As of December 31,
	2010	2009
“Other current assets” include:
Income taxes receivable	$—	$136,207
Inventory	22,517	25,838
Deferred tax asset	25,724	19,581
Deposits	30,966	20,064
Deferred loan costs	50,133	55,479
Other	54,913	83,864

Total other current assets	$184,253	$341,033

(In thousands)	As of December 31,
	2010	2009
“Other assets” include:
Investments in, and advances to, nonconsolidated affiliates	$357,751	$345,349
Other investments	75,332	44,685
Notes receivable	761	1,465
Prepaid expenses	794	988
Deferred loan costs	204,772	251,938
Deposits	13,804	11,225
Prepaid rent	79,683	87,960
Other prepayments	21,723	16,028
Non-qualified plan assets	11,319	9,919

Total other assets	$765,939	$769,557

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	As of December 31,
	2010	2009
“Other long-term liabilities” include:
Unrecognized tax benefits	$269,347	$301,496
Asset retirement obligation	52,099	51,301
Non-qualified plan liabilities	11,319	9,919
Interest rate swap	213,056	237,235
Deferred income	13,408	17,105
Other	217,447	207,498

Total other long-term liabilities	$776,676	$824,554

(In thousands)	As of December 31,
	2010	2009
“Accumulated other comprehensive income (loss)” includes:
Cumulative currency translation adjustment	$(179,639)	$(202,529)
Cumulative unrealized gain (losses) on securities	36,698	(85,995)
Reclassification adjustments and other	8,192	104,394
Cumulative unrealized gain (losses) on cash flow derivatives	(134,067)	(149,179)

Total accumulated other comprehensive income (loss)	$(268,816)	$(333,309)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16 - SEGMENT DATA

The Company’s reportable operating segments, which it believes best reflects how the Company is currently managed, are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of the Company’s operations primarily in the United States, Canada and Latin America, with approximately 89% of its 2010 revenue in this segment derived from the United States. The international outdoor segment primarily includes operations in Europe, Asia and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes the Company’s media representation firm as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Corporate includes infrastructure and support including, information technology, human resources, legal, finance and administrative functions of each of the Company’s operating segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated

Post-Merger Year Ended December 31, 2010
Revenue	$2,898,087	$1,290,014	$1,507,980	$261,461	$—	$(91,857)	$5,865,685
Direct operating expenses	820,214	588,592	971,380	105,714	—	(43,733)	2,442,167
Selling, general and administrative expenses	981,094	218,776	275,880	82,066	—	(48,124)	1,509,692
Depreciation and amortization	256,673	209,127	204,461	52,965	9,643	—	732,869
Corporate expenses	—	—	—	—	284,042	—	284,042
Impairment charges	—	—	—	—	15,364	—	15,364
Other operating expense – net	—	—	—	—	(16,710)	—	(16,710)

Operating income (loss)	$840,106	$273,519	$56,259	$20,716	$(325,759)	$—	$864,841

Intersegment revenues	$28,863	$4,173	$—	$58,821	$—	$—	$91,857
Identifiable assets	$8,411,953	$4,597,615	$2,059,892	$812,189	$1,598,218	$—	$17,479,867
Capital expenditures	$35,463	$96,720	$98,553	$—	$10,728	$—	$241,464
Share-based compensation expense	$7,152	$9,207	$2,746	$—	$15,141	$—	$34,246

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated

Post-Merger Year Ended December 31, 2009
Revenue	$2,736,404	$1,238,171	$1,459,853	$200,467	$—	$(82,986)	$5,551,909
Direct operating expenses	901,799	608,078	1,017,005	98,829	—	(42,448)	2,583,263
Selling, general and administrative expenses	933,505	202,196	282,208	89,222	—	(40,538)	1,466,593
Depreciation and amortization	261,246	210,280	229,367	56,379	8,202	—	765,474
Corporate expenses	—	—	—	—	253,964	—	253,964
Impairment charges	—	—	—	—	4,118,924	—	4,118,924
Other operating expense—net	—	—	—	—	(50,837)	—	(50,837)

Operating income (loss)	$639,854	$217,617	$(68,727)	$(43,963)	$(4,431,927)	$—	$(3,687,146)

Intersegment revenues	$31,974	$2,767	$—	$48,245	$—	$—	$82,986
Identifiable assets	$8,601,490	$4,722,975	$2,216,691	$771,346	$1,734,599	$—	$18,047,101
Capital expenditures	$41,880	$84,440	$91,513	$322	$5,637	$—	$223,792
Share-based compensation expense	$8,276	$7,977	$2,412	$—	$21,121	$—	$39,786

Post-Merger Period from July 31, 2008 through December 31, 2008
Revenue	$1,355,894	$587,427	$739,797	$97,975	$—	$(44,152)	$2,736,941
Direct operating expenses	409,090	276,602	486,102	46,193	—	(19,642)	1,198,345
Selling, general and administrative expenses	530,445	114,260	147,264	39,328	—	(24,510)	806,787
Depreciation and amortization	90,166	90,624	134,089	24,722	8,440	—	348,041
Corporate expenses	—	—	—	—	102,276	—	102,276
Merger expenses	—	—	—	—	68,085	—	68,085
Impairment charges	—	—	—	—	5,268,858	—	5,268,858
Other operating income – net	—	—	—	—	13,205	—	13,205

Operating income (loss)	$326,193	$105,941	$(27,658)	$(12,268)	$(5,434,454)	$—	$(5,042,246)

Intersegment revenues	$15,926	$3,985	$—	$24,241	$—	$—	$44,152
Identifiable assets	$11,905,689	$5,187,838	$2,409,652	$1,016,073	$606,211	$—	$21,125,463
Capital expenditures	$24,462	$93,146	$66,067	$2,567	$4,011	$—	$190,253
Share-based compensation expense	$3,399	$3,012	$797	$110	$8,593	$—	$15,911

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Pre-Merger Period from January 1, 2008 through July 30, 2008
Revenue	$1,937,980	$842,831	$1,119,232	$111,990	$—	$(60,291)	$3,951,742
Direct operating expenses	570,234	370,924	748,508	46,490	—	(30,057)	1,706,099
Selling, general and administrative expenses	652,162	138,629	206,217	55,685	—	(30,234)	1,022,459
Depreciation and amortization	62,656	117,009	130,628	28,966	9,530	—	348,789
Corporate expenses	—	—	—	—	125,669	—	125,669
Merger expenses	—	—	—	—	87,684	—	87,684
Other operating income — net	—	—	—	—	14,827	—	14,827

Operating income (loss)	$652,928	$216,269	$33,879	$(19,151)	$(208,056)	$—	$675,869

Intersegment revenues	$23,551	$4,561	$—	$32,179	$—	$—	$60,291
Identifiable assets	$11,667,570	$2,876,051	$2,704,889	$558,638	$656,616	$—	$18,463,764
Capital expenditures	$37,004	$82,672	$116,450	$1,609	$2,467	$—	$240,202
Share-based compensation expense	$34,386	$5,453	$1,370	$1,166	$20,348	$—	$62,723

Revenue of $1.7 billion, $1.6 billion, $799.8 million and $1.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2010 and 2009, the post-merger period from July 31, 2008 through December 31, 2008 and the pre-merger period January 1, 2008 through July 30, 2008, respectively. Revenue of $4.2 billion, $4.0 billion, $1.9 billion and $2.8 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2010 and 2009, the post-merger period from July 31, 2008 through December 31, 2008 and the pre-merger period January 1, 2008 through July 30, 2008, respectively.

Identifiable long-lived assets of $802.4 million, $863.8 million and $909.9 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2010, 2009 and 2008, respectively. Identifiable long-lived assets of $2.3 billion, $2.5 billion and $2.6 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2010, 2009 and 2008, respectively.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2010	2009	2010	2009	2010	2009	2010	2009
Revenue	$1,263,778	$1,207,987	$1,490,009	$1,437,865	$1,477,347	$1,393,973	$1,634,551	$1,512,084
Operating expenses:
Direct operating expenses	597,347	618,349	600,916	637,076	596,540	632,778	647,364	695,060
Selling, general and administrative expenses	349,296	377,536	376,637	360,558	365,555	337,055	418,204	391,444
Corporate expenses	64,496	47,635	64,109	50,087	80,518	79,723	74,919	76,519
Depreciation and amortization	181,334	175,559	184,178	208,246	184,079	190,189	183,278	191,480
Impairment charges	—	—	—	4,041,252	—	—	15,364	77,672
Other operating income (expense) - net	3,772	(2,894)	3,264	(31,516)	(29,559)	1,403	5,813	(17,830)

Operating income (loss)	75,077	(13,986)	267,433	(3,890,870)	221,096	155,631	301,235	62,079
Interest expense	385,795	387,053	385,579	384,625	389,197	369,314	372,770	359,874
Gain (loss) on marketable securities	—	—	—	—	—	(13,378)	(6,490)	7
Equity in earnings (loss) of nonconsolidated affiliates	1,871	(4,188)	3,747	(17,719)	2,994	1,226	(2,910)	(8)
Other income (expense) – net	58,035	(3,180)	(787)	430,629	(5,700)	222,282	(5,093)	29,985

Income (loss) before income taxes	(250,812)	(408,407)	(115,186)	(3,862,585)	(170,807)	(3,553)	(86,028)	(267,811)
Income tax (expense) benefit (1)	71,185	(19,592)	37,979	184,552	20,415	(89,118)	30,401	417,478

Consolidated net income (loss)	(179,627)	(427,999)	(77,207)	(3,678,033)	(150,392)	(92,671)	(55,627)	149,667
Amount attributable to noncontrolling interest	(4,213)	(9,782)	9,117	(4,629)	4,293	(2,816)	7,039	2,277

Net income (loss) attributable to the Company	$(175,414)	$(418,217)	$(86,324)	$(3,673,404)	$(154,685)	$(89,855)	$(62,666)	$147,390

(1)	See Note 12 for further discussion of the tax benefits recorded in the fourth quarters of 2010 and 2009.

NOTE 18 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the merger, CCMH paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses.

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel is party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses. For the years ended December 31, 2010 and 2009, the Company recognized management fees and reimbursable expenses of $17.1 million and $20.5 million, respectively. For the post-merger period ended December 31, 2008, the Company recognized management fees and reimbursable expenses of $6.3 million.

NOTE 19 – GUARANTOR SUBSIDIARIES

The Company and certain of Clear Channel’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain of Clear Channel’s outstanding indebtedness. The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

Post-merger	December 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$1	$1,220,362	$700,563	$—	$1,920,926
Accounts receivable, net of allowance	—	—	636,970	756,395	—	1,393,365
Intercompany receivables	28,826	6,910,565	53,162	—	(6,992,553)	—
Prepaid expenses	1,827	—	21,493	100,794	—	124,114
Other current assets	—	42,480	56,105	257,288	(171,620)	184,253

Total Current Assets	30,653	6,953,046	1,988,092	1,815,040	(7,164,173)	3,622,658
Property, plant and equipment, net	—	—	846,459	2,299,095	—	3,145,554
Definite-lived intangibles, net	—	—	1,572,829	715,320	—	2,288,149
Indefinite-lived intangibles – licenses	—	—	2,423,828	—	—	2,423,828
Indefinite-lived intangibles – permits	—	—	—	1,114,413	—	1,114,413
Goodwill	—	—	3,253,330	865,996	—	4,119,326
Intercompany notes receivable	—	212,000	—	—	(212,000)	—
Long-term intercompany receivable	—	—	—	383,778	(383,778)	—
Investment in subsidiaries	(8,120,253)	4,515,224	2,821,678	—	783,351	—
Other assets	—	178,550	225,064	800,818	(438,493)	765,939

Total Assets	$(8,089,600)	$11,858,820	$13,131,280	$7,994,460	$(7,415,093)	$17,479,867

Accounts payable	$—	$—	$26,550	$100,713	$—	$127,263
Accrued expenses	(941)	(87,577)	373,899	563,708	—	849,089
Accrued interest	—	151,465	—	1,157	(31,423)	121,199
Intercompany payable	—	—	6,939,391	53,162	(6,992,553)	—
Current portion of long-term debt	—	826,059	—	41,676	—	867,735
Deferred income	—	—	49,423	103,355	—	152,778

Total Current Liabilities	(941)	889,947	7,389,263	863,771	(7,023,976)	2,118,064
Long-term debt	—	18,172,562	4,000	2,522,133	(959,078)	19,739,617
Long-term intercompany payable	—	383,778	—	—	(383,778)	—
Intercompany long-term debt	—	—	212,000	—	(212,000)	—
Deferred income taxes	(12,665)	269,578	927,685	865,598	—	2,050,196
Other long-term liabilities	—	263,208	261,434	252,034	—	776,676
Total member’s interest (deficit)	(8,075,994)	(8,120,253)	4,336,898	3,490,924	1,163,739	(7,204,686)

Total Liabilities and Member’s Interest (Deficit)	$(8,089,600)	$11,858,820	$13,131,280	$7,994,460	$(7,415,093)	$17,479,867

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	December 31, 2009
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$—	$1,258,993	$625,001	$—	$1,883,994
Accounts receivable, net of allowance	—	—	569,300	732,400	—	1,301,700
Intercompany receivables	9,601	7,132,727	9,624	47,690	(7,199,642)	—
Prepaid expenses	2,098	—	12,018	118,002	—	132,118
Other current assets	4,310	441,221	(273,650)	191,632	(22,480)	341,033

Total Current Assets	16,009	7,573,948	1,576,285	1,714,725	(7,222,122)	3,658,845
Property, plant and equipment, net	—	—	890,068	2,442,325	—	3,332,393
Definite-lived intangibles, net	—	—	1,789,195	810,049	—	2,599,244
Indefinite-lived intangibles – licenses	—	—	2,429,839	—	—	2,429,839
Indefinite-lived intangibles – permits	—	—	—	1,132,218	—	1,132,218
Goodwill	—	—	3,259,659	865,346	—	4,125,005
Intercompany notes receivable	—	212,000	—	—	(212,000)	—
Long-term intercompany receivable	—	—	—	123,308	(123,308)	—
Investment in subsidiaries	(7,724,529)	4,042,305	2,903,194		779,030	—
Other assets	—	214,688	42,430	835,346	(322,907)	769,557

Total Assets	$(7,708,520)	$12,042,941	$12,890,670	$7,923,317	$(7,101,307)	$18,047,101

Accounts payable	$—	$—	$22,667	$109,526	$—	$132,193
Accrued expenses	—	25	218,852	507,434	—	726,311
Accrued interest	—	158,792	—	924	(22,480)	137,236
Intercompany payable	—	—	7,313,326	9,624	(7,322,950)	—
Current portion of long-term debt	—	351,702	4	47,073	—	398,779
Deferred income	—	—	37,189	112,428	—	149,617

Total Current Liabilities	—	510,519	7,592,038	787,009	(7,345,430)	1,544,136
Long-term debt	—	18,457,142	4,000	2,561,805	(719,821)	20,303,126
Intercompany long-term debt	—	—	212,000	—	(212,000)	—
Deferred income taxes	(11,220)	511,142	846,062	874,039	—	2,220,023
Other long-term liabilities	—	288,667	279,477	256,410	—	824,554
Total member’s interest (deficit)	(7,697,300)	(7,724,529)	3,957,093	3,444,054	1,175,944	(6,844,738)

Total Liabilities and Member’s Interest (Deficit)	$(7,708,520)	$12,042,941	$12,890,670	$7,923,317	$(7,101,307)	$18,047,101

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$3,044,866	$2,824,400	$(3,581)	$5,865,685
Operating expenses:
Direct operating expenses	—	—	878,521	1,564,515	(869)	2,442,167
Selling, general and administrative expenses	—	—	999,742	512,662	(2,712)	1,509,692
Corporate expenses	12,274	28	164,144	107,596	—	284,042
Depreciation and amortization	—	—	317,761	415,108	—	732,869
Impairment charges	—	—	3,871	11,493	—	15,364
Other operating income (expense) – net	—	—	7,043	(23,753)	—	(16,710)

Operating income (loss)	(12,274)	(28)	687,870	189,273	—	864,841
Interest expense, net	17	1,415,932	379	40,198	76,815	1,533,341
Loss on marketable securities	—	—	—	(6,490)	—	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	(454,779)	428,976	(80,040)	5,749	105,796	5,702
Other income (expense) – net	(1)	(1)	(2,496)	(11,336)	60,289	46,455

Income before income taxes	(467,071)	(986,985)	604,955	136,998	89,270	(622,833)
Income tax benefit (expense)	4,508	532,206	(283,171)	(93,563)	—	159,980

Consolidated net income (loss)	(462,563)	(454,779)	321,784	43,435	89,270	(462,853)
Less amount attributable to noncontrolling interest	—	—	5,130	11,106	—	16,236

Net income (loss) attributable to the Company	$(462,563)	$(454,779)	$316,654	$32,329	$89,270	$(479,089)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(903)	27,204	—	26,301
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	—	—	24,996	(7,809)	—	17,187
Unrealized holding gain on cash flow derivatives	—	15,112	—	—	—	15,112
Reclassification adjustment	—	—	—	14,750	—	14,750
Equity in subsidiary comprehensive income (loss)	64,493	49,381	26,528	—	(140,402)	—

Comprehensive income (loss)	(398,070)	(390,286)	367,275	66,474	(51,132)	(405,739)
Less amount attributable to noncontrolling interest	—	—	1,240	7,617	—	8,857

Comprehensive income (loss) attributable to the Company	$(398,070)	$(390,286)	$366,035	$58,857	$(51,132)	$(414,596)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2009
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$2,831,773	$2,723,840	$(3,704)	$5,551,909
Operating expenses:
Direct operating expenses	—	—	953,870	1,630,330	(937)	2,583,263
Selling, general and administrative expenses	—	—	967,683	501,677	(2,767)	1,466,593
Corporate expenses	14,690	15	174,012	65,247	—	253,964
Depreciation and amortization	—	—	324,204	441,270	—	765,474
Merger expenses	—	—	—	—	—	—
Impairment charges	—	—	3,223,941	894,983	—	4,118,924
Other operating expense – net	—	—	(42,606)	(8,231)	—	(50,837)

Operating loss	(14,690)	(15)	(2,854,543)	(817,898)	—	(3,687,146)
Interest expense, net	20	1,371,161	20,218	83,846	25,621	1,500,866
Loss on marketable securities	—	—	(273)	(13,098)	—	(13,371)
Equity in earnings (loss) of nonconsolidated affiliates	(4,367,740)	(3,770,825)	(872,212)	(20,622)	9,010,710	(20,689)
Other income (expense) – net	—	407,748	(10,642)	(85,981)	368,591	679,716

Income before income taxes	(4,382,450)	(4,734,253)	(3,757,888)	(1,021,445)	9,353,680	(4,542,356)
Income tax benefit (expense)	5,394	366,513	(25,702)	147,115	—	493,320

Consolidated net income (loss)	(4,377,056)	(4,367,740)	(3,783,590)	(874,330)	9,353,680	(4,049,036)
Less amount attributable to noncontrolling interest	—	—	(10,604)	(4,346)	—	(14,950)

Net income (loss) attributable to the Company	$(4,377,056)	$(4,367,740)	$(3,772,986)	$(869,984)	$9,353,680	$(4,034,086)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	6,457	144,965	—	151,422
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	—	—	11,649	(9,971)	—	1,678
Unrealized holding loss on cash flow derivatives	—	(74,100)	—	—	—	(74,100)
Reclassification adjustment	—	—	(4,692)	14,700	—	10,008
Equity in subsidiary comprehensive income (loss)	68,220	142,322	141,644	—	(352,186)	—

Comprehensive income (loss)	(4,308,836)	(4,299,518)	(3,617,928)	(720,290)	9,001,494	(3,945,078)
Less amount attributable to noncontrolling interest	—	—	12,738	8,050	—	20,788

Comprehensive income (loss) attributable to the Company	$(4,308,836)	$(4,299,518)	$(3,630,666)	$(728,340)	$9,001,494	$(3,965,866)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Period from July 31 through December 31, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenue	$—	$—	$1,403,440	$1,338,014	$(4,513)	$2,736,941
Operating expenses:
Direct operating expenses	—	—	438,698	760,175	(528)	1,198,345
Selling, general and administrative expenses	—	—	536,440	274,332	(3,985)	806,787
Corporate expenses	4,236	391	65,968	31,681	—	102,276
Depreciation and amortization	—	—	122,807	225,234	—	348,041
Merger expenses	—	68,085	—	—	—	68,085
Impairment charges	—	—	2,051,209	3,217,649	—	5,268,858
Other operating income – net	—	—	8,335	4,870	—	13,205

Operating loss	(4,236)	(68,476)	(1,803,347)	(3,166,187)	—	(5,042,246)
Interest (income) expense, net	9	635,731	7,756	72,767	(495)	715,768
Loss on marketable securities	—	—	(56,710)	(59,842)	—	(116,552)
Equity in earnings (loss) of nonconsolidated affiliates	(5,093,258)	(4,675,297)	(3,007,885)	5,804	12,776,440	5,804
Other income (expense) – net	(2)	52,243	3,496	22,319	53,449	131,505

Income before income taxes and discontinued operations	(5,097,505)	(5,327,261)	(4,872,202)	(3,270,673)	12,830,384	(5,737,257)
Income tax benefit (expense)	1,563	234,003	196,586	264,471	—	696,623

Income (loss) before discontinued operations	(5,095,942)	(5,093,258)	(4,675,616)	(3,006,202)	12,830,384	(5,040,634)
Loss from discontinued operations, net	—	—	(1,845)	—	—	(1,845)

Consolidated net income (loss)	(5,095,942)	(5,093,258)	(4,677,461)	(3,006,202)	12,830,384	(5,042,479)
Less amount attributable to noncontrolling interest	—	—	(2,136)	1,655	—	(481)

Net income (loss) attributable to the Company	$(5,095,942)	$(5,093,258)	$(4,675,325)	$(3,007,857)	$12,830,384	$(5,041,998)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(4,643)	(378,117)	—	(382,760)
Unrealized loss on securities and derivatives:
Unrealized holding loss on marketable securities	—	—	(35,844)	(59,825)	—	(95,669)
Unrealized holding loss on cash flow derivatives	—	(29,101)	(45,978)	—	—	(75,079)
Reclassification adjustment	—	—	42,924	59,842	—	102,766
Equity in subsidiary comprehensive income (loss)	(401,529)	(372,428)	(320,606)	—	1,094,563	—

Comprehensive income (loss)	(5,497,471)	(5,494,787)	(5,039,472)	(3,385,957)	13,924,947	(5,492,740)
Less amount attributable to noncontrolling interest	—	—	(37,696)	(11,516)	—	(49,212)

Comprehensive income (loss) attributable to the Company	$(5,497,471)	$(5,494,787)	$(5,001,776)	$(3,374,441)	$13,924,947	$(5,443,528)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pre-merger	Period from January 1 through July 30, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,978,039	$1,978,264	$(4,561)	$3,951,742
Operating expenses:
Direct operating expenses	—	—	579,094	1,127,005	—	1,706,099
Selling, general and administrative expenses	—	—	675,333	351,687	(4,561)	1,022,459
Corporate expenses	—	275	86,030	39,364	—	125,669
Depreciation and amortization	—	—	100,675	248,114	—	348,789
Merger expenses	—	87,684	—	—	—	87,684
Other operating income – net	—	—	3,849	10,978	—	14,827

Operating income (loss)	—	(87,959)	540,756	223,072	—	675,869
Interest (income) expense, net	—	(132,888)	257,445	88,653	—	213,210
Gain on marketable securities	—	—	34,262	—	—	34,262
Equity in earnings (loss) of nonconsolidated affiliates	—	744,920	185,444	94,215	(930,364)	94,215
Other income (expense) – net	—	(28)	(17,576)	12,492	—	(5,112)

Income before income taxes and discontinued operations	—	789,821	485,441	241,126	(930,364)	586,024
Income tax benefit (expense)	—	246,704	(358,541)	(60,746)	—	(172,583)

Income (loss) before discontinued operations	—	1,036,525	126,900	180,380	(930,364)	413,441
Income (loss) from discontinued operations, net	—	—	637,120	3,116	—	640,236

Consolidated net income (loss)	—	1,036,525	764,020	183,496	(930,364)	1,053,677
Less amount attributable to noncontrolling interest	—	—	19,100	(1,948)	—	17,152

Net income (loss) attributable to the Company	$—	$1,036,525	$744,920	$185,444	$(930,364)	$1,036,525

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(38,046)	84,725	—	46,679
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	—	—	(24,964)	(27,496)	—	(52,460)
Unrealized holding gain (loss) on cash flow derivatives	—	(44,337)	44,337	—	—	—
Reclassification adjustment	—	—	(32,379)	2,588		(29,791)
Equity in subsidiary comprehensive income (loss)	—	(10,445)	45,797	—	(35,352)	—

Comprehensive income (loss)		981,743	739,665	245,261	(965,716)	1,000,953
Less amount attributable to noncontrolling interest	—	—	5,191	14,019	—	19,210

Comprehensive income (loss) attributable to the Company	$—	$981,743	$734,474	$231,242	$(965,716)	$981,743

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) operating activities:
Consolidated net income (loss)	$(462,563)	$(454,779)	$321,784	$43,435	$89,270	$(462,853)

Reconciling items:
Impairment charges	—	—	3,871	11,493	—	15,364
Depreciation and amortization	—	—	317,761	415,108	—	732,869
Deferred taxes	(1,445)	(250,630)	56,272	(15,377)	—	(211,180)
Provision for doubtful accounts	—	—	14,312	8,806	—	23,118
Amortization of deferred financing charges and note discounts, net	—	251,590	(3,908)	(109,547)	76,815	214,950
Share-based compensation	—	—	22,200	12,046	—	34,246
(Gain) loss on sale of operating assets	—	—	(7,043)	23,753	—	16,710
Loss on securities	—	—	—	6,490	—	6,490
Equity in (earnings) loss of nonconsolidated affiliates	454,779	(428,976)	80,040	(5,749)	(105,796)	(5,702)
Gain on debt extinguishment	—	—	—	—	(60,289)	(60,289)
Other reconciling items - net	—	—	(149)	26,239	—	26,090
Changes in operating assets and liabilities:
Increase in accounts receivable	—	—	(73,082)	(46,778)	—	(119,860)
(Decrease) increase in Federal income taxes receivable	4,187	382,024	(304,098)	50,196	—	132,309
Increase (decrease) in accounts payable, accrued expenses and other	—	(2,704)	62,904	50,308	—	110,508
Increase (decrease) in accrued interest	—	131,055	—	243	(44,245)	87,053
Increase (decrease) in deferred income	—	—	8,024	(7,228)	—	796
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(547)	(77,131)	31,110	44,077	44,245	41,754

Net cash provided by (used for) operating activities	(5,589)	(449,551)	529,998	507,515	—	582,373
Cash flows provided by (used for) investing activities:
Investment in Clear Channel notes	—	—	(125,000)	—	125,000	—
Proceeds from maturity of Clear Channel notes	—	—	—	10,025	(10,025)	—
Proceeds from sales of other investments	—	—	—	18,700	(17,500)	1,200
Purchases of property, plant and equipment	—	—	(45,868)	(195,596)	—	(241,464)
Proceeds from disposal of assets	—	—	20,884	7,753	—	28,637
Acquisition of operating assets	—	—	(14,269)	(1,841)	—	(16,110)
Change in other – net	—	—	35,325	(12,335)	(35,450)	(12,460)

Net cash provided by (used for) investing activities	—	—	(128,928)	(173,294)	62,025	(240,197)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2010
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) financing activities:
Draws on credit facilities	—	194,000	—	4,670	—	198,670
Payments on credit facilities	—	(105,500)	—	(47,095)	—	(152,595)
Proceeds from long-term debt	—	138,795	—	6,844	—	145,639
Payments on long-term debt	—	(383,682)	(4)	(13,211)	27,525	(369,372)
Repurchases of long-term debt	—	—	—	—	(125,000)	(125,000)
Intercompany funding	2,975	605,939	(439,697)	(169,217)	—	—
Change in other - net	2,614	—	—	(40,650)	35,450	(2,586)

Net cash provided by (used for) financing activities	5,589	449,552	(439,701)	(258,659)	(62,025)	(305,244)
Net increase (decrease) in cash and cash equivalents	—	1	(38,631)	75,562	—	36,932
Cash and cash equivalents at beginning of period	—	—	1,258,993	625,001	—	1,883,994

Cash and cash equivalents at end of period	$—	$1	$1,220,362	$700,563	$—	$1,920,926

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2009
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) operating activities:
Consolidated net income (loss)	$(4,377,056)	$(4,367,740)	$(3,783,590)	$(874,330)	$9,353,680	$(4,049,036)

Reconciling items:
Impairment charges	—	—	3,223,941	894,983	—	4,118,924
Depreciation and amortization	—	—	324,204	441,270	—	765,474
Deferred taxes	1,008	216,303	(489,556)	(144,946)	—	(417,191)
Provision for doubtful accounts	—	—	34,815	17,683	—	52,498
Amortization of deferred financing charges and note discounts, net	—	249,295	—	(45,452)	25,621	229,464
Share-based compensation	—	—	27,682	12,104	—	39,786
Loss on sale of operating assets	—	—	42,606	8,231	—	50,837
Loss on securities	—	—	273	13,098	—	13,371
Equity in (earnings) loss of nonconsolidated affiliates	4,367,740	3,770,825	872,212	20,622	(9,010,710)	20,689
(Gain) loss on debt extinguishment	—	(411,267)	—	66,824	(368,591)	(713,034)
Other reconciling items - net	—	—	8,638	37,528	—	46,166
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	30,937	68,288	—	99,225
(Decrease) increase in Federal income taxes receivable	1,960	178,432	(102,673)	(1,780)	—	75,939
Increase (decrease) in accounts payable, accrued expenses and other	—	2,634	(41,835)	11,267	—	(27,934)
Increase (decrease) in accrued interest	—	58,070	(7,699)	621	(17,945)	33,047
Increase (decrease) in deferred income	—	—	4,690	(2,522)	—	2,168
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(4,935)	(422,544)	317,022	(48,761)	—	(159,218)

Net cash provided by (used for) operating activities	(11,283)	(725,992)	461,667	474,728	(17,945)	181,175

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Year Ended December 31, 2009
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) investing activities:
Decrease (increase) in intercompany notes receivable – net	—	2,500,000	—	—	(2,500,000)	—
Investment in subsidiaries	—	(318,898)	—	—	318,898	—
Investment in Clear Channel notes	—	—	—	(361,411)	361,411	—
Proceeds from maturity of Clear Channel notes	—	—	—	33,500	(33,500)	—
Proceeds from sales of other investments	—	—	810	40,817	—	41,627
Purchases of property, plant and equipment	—	—	(47,377)	(176,415)	—	(223,792)
Proceeds from disposal of assets	—	—	30,674	18,144	—	48,818
Acquisition of operating assets	—	—	(3,367)	(4,933)	—	(8,300)
Change in other – net	—	(2,914)	3,576	(764)	—	(102)

Net cash provided by (used for) investing activities	—	2,178,188	(15,684)	(451,062)	(1,853,191)	(141,749)
Cash flows provided by (used for) financing activities:
Draws on credit facilities	—	1,701,500	—	7,125	—	1,708,625
Payments on credit facilities	—	(698,877)	—	(3,364)	500,000	(202,241)
Proceeds from issuance of subsidiary senior notes	—	—	—	2,500,000	—	2,500,000
Proceeds from delayed draw term loan facility	—	500,000	—	—	—	500,000
Payments on long-term debt	—	(500,000)	(6)	(5,913)	33,500	(472,419)
Payments on senior secured credit facilities	—	(2,000,000)	—	—	—	(2,000,000)
Repayment of CCU Intercompany Note	—	—	—	(2,500,000)	2,500,000	—
Repurchases of long-term debt	—	—	—	—	(343,466)	(343,466)
Deferred financing charges	—	—	—	(60,330)	—	(60,330)
Intercompany funding	11,467	(454,819)	673,583	269,769	(500,000)	—
Proceeds from parent investment in subsidiaries	—	—	—	318,898	(318,898)	—
Change in other - net	(184)	—	—	(25,263)	—	(25,447)
Net cash provided by (used for) financing activities	11,283	(1,452,196)	673,577	500,922	1,871,136	1,604,722
Net increase in cash and cash equivalents	—	—	1,119,560	524,588	—	1,644,148
Cash and cash equivalents at beginning of period	—	—	139,433	100,413	—	239,846

Cash and cash equivalents at end of period	$—	$—	$1,258,993	$625,001	$—	$1,883,994

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Period from July 31 through December 31, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) operating activities:
Consolidated net income (loss)	$(5,095,942)	$(5,093,258)	$(4,677,461)	$(3,006,202)	$12,830,384	$(5,042,479)
Less: Income (loss) from discontinued operations, net	—	—	(1,845)	—	—	(1,845)

Net income (loss) from continuing operations	(5,095,942)	(5,093,258)	(4,675,616)	(3,006,202)	12,830,384	(5,040,634)
Reconciling items:
Impairment charges	—	—	2,051,209	3,217,649	—	5,268,858
Depreciation and amortization	—	—	122,807	225,234	—	348,041
Deferred taxes	397	(71,627)	(278,330)	(270,334)	—	(619,894)
Provision for doubtful accounts	—	—	30,363	24,240	—	54,603
Amortization of deferred financing charges and note discounts, net	—	104,687	(1,288)	—	(540)	102,859
Share-based compensation	—	—	11,728	4,183	—	15,911
Gain on sale of operating assets	—	—	(8,335)	(4,870)	—	(13,205)
Loss on securities	—	—	56,710	59,842	—	116,552
Equity in (earnings) loss of nonconsolidated affiliates	5,093,258	4,675,297	3,007,885	(5,804)	(12,776,440)	(5,804)
Gain on debt extinguishment	—	(60,690)	(2,538)	—	(53,449)	(116,677)
Other reconciling items - net	—	—	1,590	10,499	—	12,089
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	70,022	88,120	—	158,142
Increase (decrease) in accounts payable, accrued expenses and other	—	(122,571)	71,675	(79,276)	—	(130,172)
Increase (decrease) in accrued interest	—	101,907	(443)	(1,012)	(1,543)	98,909
Decrease in deferred income	—	—	(5,963)	(48,975)	—	(54,938)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(3,433)	143,573	(149,208)	60,454	—	51,386

Net cash provided by (used for) operating activities	(5,720)	(322,682)	302,268	273,748	(1,588)	246,026
Cash flows provided by (used for) investing activities:
Purchases of property, plant and equipment	—	—	(30,536)	(159,717)	—	(190,253)
Proceeds from disposal of assets	—	—	14,038	2,917	—	16,955
Acquisition of operating assets	—	(26,042)	(11,551)	(11,677)	26,042	(23,228)
Decrease (increase) in other - net	—	67,335	(96,254)	(39,841)	26,042	(42,718)
Cash used to purchase equity	(2,142,830)	(15,329,629)	—	—	—	(17,472,459)

Net cash provided by (used for) investing activities	(2,142,830)	(15,288,336)	(124,303)	(208,318)	52,084	(17,711,703)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Post-merger	Period from July 31 through December 31, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) financing activities:
Draws on credit facilities	—	150,000	—	30,000	—	180,000
Payments on credit facilities	—	(127,891)	—	(660)	—	(128,551)
Proceeds from long-term debt	—	532,500	—	25,020	—	557,520
Payments on long-term debt	—	(513,392)	(4,098)	(37,145)	(29)	(554,664)
Repurchases of long-term debt	—	—	—	—	(24,425)	(24,425)
Intercompany funding	5,720	187,725	(107,451)	(85,994)	—	—
Debt proceeds used to finance the merger	—	15,382,076	—	—	—	15,382,076
Equity proceeds used to finance the merger	2,142,830	—	—	—	—	2,142,830
Change in other - net	—	—	—	25,995	(26,042)	(47)

Net cash provided by (used for) financing activities	2,148,550	15,611,018	(111,549)	(42,784)	(50,496)	17,554,739
Cash flows provided by (used for) discontinued operations:
Net cash provided by operating activities	—	—	2,429	—	—	2,429
Net cash provided by investing activities	—	—	—	—	—	—
Net cash provided by financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	2,429	—	—	2,429
Net increase in cash and cash equivalents	—	—	68,845	22,646	—	91,491
Cash and cash equivalents at beginning of period	—	—	70,588	77,767	—	148,355
Cash and cash equivalents at end of period	$—	$—	$139,433	$100,413	$—	$239,846

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pre-merger	Period from January 1 through July 30, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) operating activities:
Consolidated net income (loss)	$—	$1,036,525	$764,020	$183,496	$(930,364)	$1,053,677
Less: Income (loss) from discontinued operations, net	—	—	637,120	3,116	—	640,236

Net income (loss) from continuing operations	—	1,036,525	126,900	180,380	(930,364)	413,441
Reconciling items:
Depreciation and amortization	—	—	100,675	248,114	—	348,789
Deferred taxes	—	54,276	67,172	23,855	—	145,303
Provision for doubtful accounts	—	—	14,601	8,615	—	23,216
Amortization of deferred financing charges and note discounts, net	—	4,499	(969)	—	—	3,530
Share-based compensation	—	—	56,218	6,505	—	62,723
Gain on disposal of assets	—	—	(3,849)	(10,978)	—	(14,827)
Gain on trading securities	—	—	(36,758)	—	—	(36,758)
Equity in (earnings) loss of nonconsolidated affiliates	—	(744,920)	(185,444)	(94,215)	930,364	(94,215)
Loss on debt extinguishment	—	—	13,484	—	—	13,484
Other reconciling items - net	—	72	7,124	4,433	—	11,629
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	18,100	6,429	—	24,529
Increase (decrease) in accounts payable, accrued expenses and other	—	118,654	98,456	(26,276)	—	190,834
Increase (decrease) in accrued interest	—	(8,374)	(8,405)	207	—	(16,572)
Increase in deferred income	—	—	17,068	34,132	—	51,200
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	—	(353,648)	312,572	(49,972)	—	(91,048)

Net cash provided by operating activities	—	107,084	596,945	331,229	—	1,035,258
Cash flows provided by (used for) investing activities:
Proceeds from sales of other investments	—	—	125,700	47,767	—	173,467
Purchases of property, plant and equipment	—	—	(40,642)	(199,560)	—	(240,202)
Proceeds from disposal of assets	—	—	34,176	38,630	—	72,806
Acquisition of operating assets	—	—	(69,015)	(84,821)	—	(153,836)
Change in other - net	—	(239,733)	(56,314)	27,561	—	(268,486)

Net cash used for investing activities	—	(239,733)	(6,095)	(170,423)	—	(416,251)

CLEAR CHANNEL CAPITAL I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pre-merger	Period from January 1 through July 30, 2008
(In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used for) financing activities:
Draws on credit facilities	—	620,464	—	72,150	—	692,614
Payments on credit facilities	—	(715,127)	—	(157,774)	—	(872,901)
Proceeds from long term debt	—	—	—	5,476	—	5,476
Payments on long-term debt	—	(625,000)	(652,686)	(4,662)	—	(1,282,348)
Intercompany funding	—	935,681	(789,261)	(146,420)	—	—
Dividends paid	—	(93,367)	—	—	—	(93,367)
Change in other - net	—	9,998	(110,410)	3,997	—	(96,415)

Net cash provided by (used for) financing activities	—	132,649	(1,552,357)	(227,233)	—	(1,646,941)
Cash flows provided by (used for) discontinued operations:
Net cash provided by (used for) operating activities	—	—	(68,770)	1,019	—	(67,751)
Net cash provided by investing activities	—	—	1,095,892	3,000	—	1,098,892
Net cash provided by financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	1,027,122	4,019	—	1,031,141
Net (decrease) increase in cash and cash equivalents	—	—	65,615	(62,408)	—	3,207
Cash and cash equivalents at beginning of period	—	—	4,973	140,175	—	145,148

Cash and cash equivalents at end of period	$—	$—	$70,588	$77,767	$—	$148,355

CLEAR CHANNEL COMMUNICATIONS, INC.

Exchange Offer for

$1,750,000,000 9.0% Priority Guarantee Notes due 2021

PROSPECTUS

JULY 7, 2011

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MAY NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CAN NOT LEGALLY BE OFFERED THE SECURITIES.

THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT, NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.